As filed with the Securities and Exchange Commission on December 23, 1996
                                                      Registration No. 333-13753


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 2
                                       to
                                    FORM S-4
                             Registration Statement
                        Under The Securities Act of 1933


                              THE JUDGE GROUP, INC.
             (Exact name of registrant as specified in its charter)


         Pennsylvania                     6710                  23-1726661
(State or Other Jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of Incorporation or         Classification Code Number)    Identification
       Organization)                                               Number)


   Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004, (610) 667-7700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Martin E. Judge, Jr., Chief Executive Officer, The Judge Group, Inc.
   Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004, (610) 667-7700 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             Robert H. Strouse, Esq.
                             Drinker Biddle & Reath
                         1000 Westlakes Drive, Suite 300
                           Berwyn, Pennsylvania 19312
                                 (610) 993-2200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and concurrent with the Public Offering by Judge Group as described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



================================================================================

                             THE JUDGE GROUP, INC.

                             Cross-Reference Sheet
                                      for
               Registration Statement on Form S-4 and Prospectus

    (Pursuant to Item 501(b) of Regulation S-K showing the location in the Prospectus of the responses to the Items of Part I of Form S-4)

     Registration Statement Item          Location or Caption in Prospectus
     ---------------------------          ---------------------------------

A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of the Registration         Facing Page of Registration Statement;
     Statement and Outside Front Cover    Cross Reference Sheet; Outside Front
     Page of Prospectus                   Cover Page of Prospectus

2.   Inside Front and Outside Back        Inside Front Cover Page; Table of
     Cover Pages of Prospectus            Contents; Available Information

3.   Risk Factors, Ratio of Earnings      Prospectus Summary; Risk Factors;
     to Fixed Charges and Other           Selected Consolidated Financial Data;
     Information                          Introduction; Pro Forma Financial
                                          Information; Management's Discussion
                                          and Analysis of Financial Condition
                                          and Results of Operations of Judge
                                          Group; Management's Discussion and
                                          Analysis of Financial Condition and
                                          Results of Operations of JIS

4.   Terms of the Transaction             Prospectus Summary; Introduction; The
                                          Merger; Description of Judge Group
                                          Capital Stock; Comparison of
                                          Shareholders Rights

5.   Pro Forma Financial Information      Pro Forma Condensed

6.   Material Contracts with the          Business of JIS - Certain
     Company Being Acquired               Transactions; Notes to Financial
                                          Statements and Business of Judge Group

7.   Additional Information Required      Not applicable
     for Reoffering by Persons and
     Parties Deemed to be Underwriters

8.   Interests of Named Experts and       Not applicable
     Counsel

B.   INFORMATION ABOUT THE REGISTRANT

9.   Disclosure of Commission Position    Not applicable
     on Indemnification for Securities
     Act Liabilities

10.  Information with Respect to S-3      Not applicable
     Registrants

11.  Incorporation of Certain             Not applicable
     Information by Reference

12.  Information with Respect to S-2      Not applicable
     or S-3 Registrants

13.  Incorporation of Certain             Not applicable
     Information by Reference

14.  Information with Respect to          Prospectus Summary; Business of Judge
     Registrants Other than S-2 or S-3    Group; Management's Discussion and
                                          Analysis of Financial Condition and
                                          Results of Operations of Judge Group;
                                          Selected Financial Data of Judge
                                          Group; Market Prices of Securities

C.   INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED

15.  Information with Respect to S-3      Not applicable
     Companies

16.  Information with Respect to S-2      Not applicable
     or S-3 Companies

17.  Information with Respect to          Prospectus Summary; Business of JIS;
     Companies other than S-2 or S-3      Management's Discussion and Analysis
     Companies                            of Financial Condition and Results of
                                          Operations of JIS; Selected Financial
                                          Data of JIS; Market Prices of
                                          Securities; Information Concerning
                                          Independent Public Accountants of JIS

D.   VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents     Prospectus Summary; Introduction; The
     or Authorizations are to be          Merger; Business of Judge Group;
     Solicited                            Business of JIS; Principal
                                          Shareholders of JIS; Comparison of
                                          Shareholder Rights

19.  Information if Proxies, Consents     Not applicable
     or Authorizations are not to be
     Solicited or in an Exchange Offer

                          JUDGE IMAGING SYSTEMS, INC.
                           Two Bala Plaza, Suite 800
                             Bala Cynwyd, PA 19004
                                 (610) 667-7700



Dear Judge Imaging Systems, Inc. Stockholder:

     You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of Judge Imaging Systems, Inc. ("JIS") to be held on January 17, 1997, at 10:00 a.m., local time, at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004. Official notice of the Special Meeting, a Proxy Statement/Prospectus and a proxy card are enclosed with this letter. All holders of Common Stock and Series A Preferred Stock of JIS as of November 21, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting.


     At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of October 4, 1996 (the "Merger Agreement"), among JIS, The Judge Group, Inc. ("Judge Group"), and Judge Group's wholly-owned subsidiary, Judge Acquisition, Inc. ("Acquisition"), pursuant to which (i) JIS will be merged with and into Acquisition (the "Merger"); (ii) Acquisition will amend its Certificate of Incorporation to change its name to "Judge Imaging Systems, Inc."; (iii) each outstanding share of JIS Common Stock and JIS Series A Preferred Stock, other than shares already owned by Judge Group, or those as to which statutory dissenters' rights of appraisal are exercised, will be converted into the right to receive that number of common shares of Judge Group ("Judge Group Common Shares") equal to $2.50 divided by the offering price to the public of the shares issued and sold by Judge Group in the initial public offering of Judge Group Common Shares to be completed concurrently with the Merger; and (iv) each share of JIS Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled at the Effective Time of the Merger.


     Consummation of the Merger is subject to certain conditions, including the successful completion by Judge Group of an initial public offering of its common shares.

     Details of the Merger and other important information concerning JIS and Judge Group are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read.

     The Board of Directors of JIS has carefully considered the terms and conditions of the Merger and believes that the Merger is in the best interests of JIS and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     The Board of Directors believes that the Merger will provide JIS stockholders with a continuing equity interest in a combined larger enterprise which will be better positioned to pursue growth opportunities in a competitive information technologies environment.

     YOUR VOTE IS EXTREMELY IMPORTANT. You are urged to sign, date and mail the enclosed proxy card promptly in the postage-prepaid envelope provided. If you attend the Special Meeting, you may vote in person even if you have already mailed your proxy card.

     On behalf of the Board of Directors, I wish to thank you for your support.

                                    Sincerely yours,



                                    /s/ Katharine A. Wiercinski
                                    ------------------------------
                                    Katharine A. Wiercinski
                                    Secretary

                          JUDGE IMAGING SYSTEMS, INC.
                           Two Bala Plaza, Suite 800
                             Bala Cynwyd, PA 19004
                                 (610) 667-7700



                                    NOTICE OF
                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 17, 1997


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Judge Imaging Systems, Inc. ("JIS") will be held at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004, on January 17, 1997 at 10:00 a.m. (local time), for the purpose of considering and voting on the following matters:

     o A proposal to approve and adopt the Agreement and Plan of Merger dated as of October 1, 1996 among JIS, The Judge Group, Inc. ("Judge Group") and Judge Acquisition, Inc. ("Acquisition"), which agreement provides that: (i) JIS will be merged with and into Acquisition, a wholly-owned subsidiary of Judge Group; (ii) Acquisition will amend its Certificate of Incorporation to change its name to "Judge Imaging Systems, Inc.;"
          (iii) each outstanding share of JIS Common Stock and JIS Series A Preferred Stock, other than shares already owned by Judge Group, or those to which statutory dissenters' rights of appraisal are exercised, will be converted into the right to receive that number of Judge Group Common Shares equal to $2.50 divided by the offering price to the public of the shares issued and sold by Judge Group in the initial public offering of Judge Group Common Shares to be completed concurrently with the Merger; and (iv) each share of JIS Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled at the Effective Time of the Merger.

     o Such other and further business as may properly come before the meeting or any postponement or adjournment thereof.

     A description of the Merger Proposal to be considered is contained in the Proxy Statement/Prospectus that accompanies this Notice.

     Pursuant to the By-Laws of JIS, the Board of Directors has fixed November 21, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. Only record holders of outstanding shares of JIS Common Stock and JIS Series A Preferred Stock as of the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof. A complete alphabetical list of stockholders entitled to vote at the Special Meeting shall be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for 10 days prior to the meeting, at the principal office of JIS, as set forth above.

                                    By order of the Board of Directors

                                    /s/ Katharine A. Wiercinski
                                    -------------------------------------
                                    Katharine A. Wiercinski
                                    Secretary


Bala Cynwyd, Pennsylvania
December 23, 1996


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY, THEREFORE, WHETHER YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING OR NOT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE SELF-ADDRESSED POSTAGE-PAID ENVELOPE.


THE BOARD OF DIRECTORS OF JIS RECOMMENDS THAT ITS STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER.

        JUDGE IMAGING SYSTEMS, INC.               THE JUDGE GROUP, INC.
              TWO BALA PLAZA                         TWO BALA PLAZA
                 SUITE 800                              SUITE 800
          BALA CYNWYD, PA  19004                 BALA CYNWYD, PA  19004
              (610) 667-7700                         (610) 667-7700

                          PROXY STATEMENT/PROSPECTUS

        Up to 1,123,747 Shares of Common Stock, par value $.01 per share,
                     Issuable in Connection with the Merger

     This Proxy Statement/Prospectus is being furnished to the holders of outstanding shares of common stock of Judge Imaging Systems, Inc., a Delaware corporation ("JIS"), par value $.01 per share ("JIS Common Stock") and the holders of the outstanding shares of Series A Preferred Stock of JIS, par value $.01 per share ("JIS Series A Preferred Stock"), in connection with the solicitation of proxies by the Board of Directors of JIS (the "JIS Board") for use at the special meeting of stockholders of JIS (the "JIS Meeting") to be held on January 17, 1996, at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004 at, 10:00 a.m. local time, and any adjournment thereof.

     The stockholders of JIS will be asked to consider and act upon a proposal (the "Merger Proposal") to approve an Agreement and Plan of Merger, dated as of October 1, 1996, among The Judge Group, Inc., a Pennsylvania corporation ("Judge Group"), Judge Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Judge Group ("Acquisition"), and JIS (the "Merger Agreement"). Pursuant to the Merger Agreement, JIS will merge into Acquisition (the "Merger"), the separate existence of JIS will cease and Acquisition will continue as the surviving corporation under Delaware law using the corporate name "Judge Imaging Systems, Inc.". After the Effective Time of the Merger, the stockholders of JIS will be shareholders of Judge Group and their rights as shareholders of Judge Group will be governed by Pennsylvania law.

     The affirmative votes of (i) a majority of the outstanding shares of JIS Common Stock and JIS Series A Preferred Stock, voting together as a class and
(ii) a majority of the outstanding shares of JIS Series A Preferred Stock voting as a class, are required to approve the Merger Proposal. Consummation of the Merger is subject to the satisfaction of various conditions, including, among other things, the completion by Judge Group of an initial public offering (the "Public Offering") of shares of its common stock ("Judge Group Common Shares"), pursuant to the Securities Act of 1933, as amended (the "Securities Act").

     Immediately after the Merger and the Public Offering (assuming the sale by Judge Group of 3,000,000 shares at $10.00 per share, in the Public Offering), the current holders of shares of JIS Common Stock and JIS Series A Preferred Stock, other than Judge Group, in the aggregate, will own approximately 6.9% of the then outstanding Judge Group Common Shares (approximately 6.7% on a fully-diluted basis, calculated before the exercise of the Underwriters' over-allotment option, assuming the exercise of then outstanding options and warrants). If Judge Group sells a greater or lesser number of shares, and/or the offering price of the shares sold in the Public Offering is greater or less than $10.00 per share, the percentage ownership of the current holders of shares of JIS Common and Series A Preferred Stock will also change.


     In evaluating the Merger, JIS stockholders should carefully consider the factors described on page 19 under "Risk Factors."


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this Proxy Statement/Prospectus is December 23, 1996.

     Holders of shares of JIS Common Stock and JIS Series A Preferred Stock will have dissenters' rights of appraisal in connection with the Merger. See "The Merger -- Dissenters' Rights." In order to exercise such dissenters' rights of appraisal properly, a dissenting JIS stockholder must refrain from voting by proxy or in person in favor of the Merger Proposal. The shares of any stockholder of JIS who executes and returns an unmarked proxy will be voted "for" the Merger Proposal and, as a consequence thereof, such JIS stockholder will be foreclosed from exercising the rights of a dissenting stockholder.


     The Merger Agreement provides that the issued and outstanding shares of JIS Series B Preferred Stock, all of which are held by Judge Technical Services, Inc. ("Judge Technical"), a wholly-owned subsidiary of Judge Group, will be cancelled and cease to exist at the effective time of the Merger without the payment of any consideration therefor.


     This Proxy Statement/Prospectus constitutes a prospectus of Judge Group included as part of a Registration Statement (defined below) filed with the Securities and Exchange Commission (the "SEC") with respect to the Judge Group Common Shares to be issued to stockholders of JIS pursuant to the terms of the Merger Agreement described herein and attached hereto as Appendix A. Under the terms of the Merger Agreement, (i) JIS will be merged with and into Acquisition, a wholly-owned subsidiary of Judge Group; (ii) Acquisition will amend its Certificate of Incorporation to change its name to "Judge Imaging Systems, Inc."; (iii) each outstanding share of JIS Common Stock and JIS Series A Preferred Stock, other than shares already owned by Judge Group or those to which statutory dissenters' rights of appraisal are exercised, will be converted into the right to receive that number of Judge Group Common Shares equal to $2.50 divided by the offering price to the public of the shares issued and sold by Judge Group in the initial public offering of Judge Group Common Shares to be completed concurrently with the Merger; and (iv) each share of JIS Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled at the Effective Time of the Merger.

     The shares of JIS Common Stock are not included on the NASDAQ Stock Market or traded on any stock exchange; its shares are presently very thinly traded in the over-the-counter market, with quotations appearing in the "pink sheets." The range of bid and asked prices of JIS Common Stock as of October 3, 1996, the date preceding the public announcement of the Merger, was $1.00 (bid) and $1.00 (asked). As Judge Group is a privately-held company, there is no public trading market for its Common Shares.


     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the stockholders of JIS on or about December 26, 1996.


     No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by Judge Group or JIS. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities covered by this Proxy Statement/Prospectus, or the solicitation of a proxy to or from any person in any jurisdiction where it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstance, create any implication that there has been no change in the information about Judge Group, Acquisition or JIS contained in this Proxy Statement/Prospectus since the date hereof.

                              AVAILABLE INFORMATION

     JIS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or from the SEC's Web site (http://www.sec.gov), at prescribed rates. In addition, such materials and other information concerning JIS can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Judge Group has filed with the SEC under the Securities Act a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to Judge Group Common Shares issuable pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                               TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION......................................................  2

SUMMARY....................................................................  4
The Parties................................................................  4
JIS Meeting................................................................  5
Risk Factors...............................................................  6
The Merger.................................................................  6
Effective Time.............................................................  6
Public Offering............................................................  6
Conversion of Shares; Exchange Ratio.......................................  7
Recommendation of the JIS Board of Directors...............................  8
JIS Fairness Opinion.......................................................  8
The Merger Agreement.......................................................  8
JIS Treasury Stock.........................................................  8
JIS Stock Options and Warrants.............................................  9
JIS Common Stock Owned by Judge Group......................................  9
Exchange of Stock Certificates.............................................  9
Fractional Shares..........................................................  9
Interests of Certain Persons in Merger.....................................  9
Operations After the Merger................................................ 10
Management After the Merger................................................ 10
Absence of Regulatory Filings and Approvals................................ 11
Accounting Treatment....................................................... 11
Material Federal Income Tax Consequences................................... 11
Agreements of Certain Judge Group Shareholders............................. 11
Dissenters' Rights......................................................... 11
Comparative Per Share Data................................................. 11

RISK FACTORS............................................................... 15
Dependence on Availability of Qualified Technical Consultants.............. 15
Acquisition Risks.......................................................... 15
Ability to Manage Growth................................................... 15
History of Operating Losses in Imaging and Network Services Business....... 16
Dependence on Contract Placement Business.................................. 16
Technological Obsolescence................................................. 17
Competition................................................................ 17
Dependence on Key Customers and Geographic Concentration................... 18
Employment Liability Risks................................................. 18
Dependence on Key Personnel................................................ 18
Control of Judge Group..................................................... 18
Fluctuations in Operating Results; Seasonality and General
 Economic Conditions ...................................................... 18
Broad Discretion in Use of Proceeds........................................ 19
Risks Related to Tax Status of Technical Consultants....................... 19
Shares Eligible for Future Sale; Registration Rights....................... 19
Absence of Public Market; Possible Volatility of Stock Price............... 20
Absence of Dividends....................................................... 20
Potential Effect of Anti-Takeover Provisions............................... 20
Certain Anti-Takeover Effects of the Pennsylvania Business
 Corporation Law .......................................................... 21

INTRODUCTION............................................................... 22

General.................................................................... 22
Purpose of the JIS Meeting................................................. 22
The Merger................................................................. 22
Voting Rights.............................................................. 23
Solicitation and Revocation of Proxies..................................... 23

THE MERGER................................................................. 24
General.................................................................... 24
Effective Time............................................................. 24
Conversion of Shares; Exchange Ratio....................................... 24
Background of the Merger................................................... 25
Reasons for and Effects of the Merger...................................... 26
JIS Fairness Opinion....................................................... 27
The Merger Agreement....................................................... 31
Listing of Merger Shares................................................... 33
Interests of Certain Persons in the Merger................................. 33
JIS Treasury Stock......................................................... 33
JIS Series B Preferred Stock............................................... 34
JIS Stock Options and Warrants............................................. 34
JIS Common Stock Owned by Judge Group...................................... 34
Exchange of Stock Certificates............................................. 34
Fractional Shares.......................................................... 35
Charter and By-Laws of Surviving Corporation............................... 35
Management After the Merger................................................ 35
Absence of Regulatory Filings and Approvals................................ 35
Accounting Treatment....................................................... 35
Material Federal Income Tax Consequences................................... 36
Agreements of Certain Judge Group Shareholders............................. 37
Consequences Under Federal Securities Laws................................. 37
Dissenters' Rights......................................................... 38

DESCRIPTION OF JUDGE GROUP CAPITAL STOCK................................... 41
General.................................................................... 41
Common Shares.............................................................. 41
Preferred Shares........................................................... 41
Transfer Agent and Registrar............................................... 41

COMPARISON OF SHAREHOLDER RIGHTS........................................... 42
Removal of Directors; Filling Vacancies on the Board of Directors.......... 42
Quorum of Shareholders..................................................... 42
Adjournment and Notice of Shareholder Meetings............................. 42
Call of Special Shareholder Meetings....................................... 43
Shareholder Consent in Lieu of Meeting..................................... 43
Dissenters' Rights......................................................... 43
Dividends and Distributions................................................ 44
Director Qualifications and Number......................................... 44
Indemnification of Officers and Directors.................................. 44
Director Liability......................................................... 45
Amendment to Articles of Incorporation and Bylaws.......................... 45
Vote Required for Extraordinary Corporate Transactions..................... 46
Interested Shareholder Transactions........................................ 46
Fiduciary Duty............................................................. 47

MARKET PRICES OF SECURITIES................................................ 47

SELECTED CONSOLIDATED FINANCIAL DATA OF JUDGE GROUP........................ 49

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF JUDGE GROUP...................... 51
Overview................................................................... 51
Results Of Operations...................................................... 53
Income Taxes............................................................... 56
Seasonality and Quarterly Results of Operations............................ 57
Liquidity and Capital Resources............................................ 58
Inflation.................................................................. 59

SELECTED CONSOLIDATED FINANCIAL DATA OF JUDGE IMAGING SYSTEMS, INC......... 60

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF JIS.............................. 62
Overview................................................................... 62
Results of Operations...................................................... 63
Liquidity and Capital Resources............................................ 65
Inflation.................................................................. 65

BUSINESS OF JUDGE GROUP.................................................... 66
Introduction............................................................... 66
Industry Overview.......................................................... 66
Business Strategy.......................................................... 67
Services................................................................... 68
Customers.................................................................. 71
Technical Personnel........................................................ 72
Sales and Marketing........................................................ 73
Competition................................................................ 73
Regulation................................................................. 74
Employees.................................................................. 74
Pre-Offering Transactions:  Corporate Reorganization and Recent
 Acquisitions ............................................................. 75
Facilities................................................................. 75
Legal Proceedings.......................................................... 75

MANAGEMENT AND CERTAIN TRANSACTIONS OF JUDGE GROUP......................... 76
Executive Officers and Directors........................................... 76
Directors' Compensation.................................................... 77
Executive Compensation..................................................... 77
Employment Agreements...................................................... 77
Stock Plans................................................................ 77
Compensation Committee Interlocks and Insider Participation................ 80
Certain Transactions....................................................... 80

PRINCIPAL AND SELLING SHAREHOLDERS OF JUDGE GROUP.......................... 82

BUSINESS OF JIS............................................................ 84
Introduction............................................................... 84
Industry Overview.......................................................... 84
Business Strategy.......................................................... 85
Services................................................................... 85
Competition................................................................ 86
Customers.................................................................. 86
Sales and Marketing........................................................ 87
Employees.................................................................. 87
Facilities................................................................. 87

MANAGEMENT AND CERTAIN TRANSACTIONS OF JIS................................. 88

Executive Officers and Directors........................................... 88
Compensation of Directors.................................................. 89
Executive Compensation..................................................... 89
Employment Agreements...................................................... 89
Certain Transactions....................................................... 89

PRINCIPAL STOCKHOLDERS OF JIS.............................................. 91

INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS OF JIS............... 92

OTHER MATTERS.............................................................. 93

LEGAL OPINION.............................................................. 93

EXPERTS.................................................................... 93

STOCKHOLDER PROPOSALS...................................................... 93



Appendix A  Agreement and Plan of Merger dated as of October 4, 1996, by and among Judge Imaging Systems, Inc., The Judge Group, Inc. and Judge Acquisition, Inc.

Appendix B  Fairness Opinion of Janney Montgomery Scott Inc.

Appendix C  Section 262 Of The Delaware General Corporation Law

                                 SUMMARY


     The following is a summary of certain significant matters discussed elsewhere in this Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and the Appendices hereto. Shareholders are urged to read the entire Proxy Statement/Prospectus, including the Appendices. Certain terms used in this Summary and elsewhere in this Proxy Statement/Prospectus are used as defined in the Summary or elsewhere in this Proxy Statement/Prospectus. Unless otherwise indicated, the information contained in this Proxy Statement/Prospectus (i) gives effect to the completion of the Public Offering by Judge Group in which it is assumed that Judge Group will sell 3,000,000 shares at $10.00 per share; (ii) gives effect to the sale by certain selling shareholders of Judge Group (the "Selling Shareholders") of 650,000 shares at $10.00 per share; and (iii) assumes the Underwriters' over-allotment option is not exercised. The terms of the Public Offering could change and Judge Group may sell more or less shares in the Public Offering at a price more or less than $10.00 per share. Furthermore, unless otherwise indicated, the information contained in this Proxy Statement/Prospectus relating to ownership of the outstanding shares of JIS Common Stock as of a given date is calculated on a fully-diluted basis, to give effect to (i) the conversion of 822,628 shares of JIS Series A Preferred Stock, presently convertible, into 822,628 shares of JIS Common Stock, and (ii) the exercise, on a "cashless" basis for 11,700 shares of JIS Common Stock, of an option held by Raymond Sozzi to purchase 25,000 shares of JIS Common Stock at $1.33 per share.


                                   The Parties

Introduction

     At the date of this Proxy Statement/Prospectus, Judge Group and Martin E. Judge, Jr., the Chairman, Chief Executive Officer and principal shareholder of Judge Group, own collectively approximately 57.0% of the fully-diluted outstanding shares of JIS Common Stock. Because of this common ownership and control, the historical consolidated financial statements and historical consolidated selected financial data of Judge Group appearing elsewhere herein include the accounts of JIS. For the same reason, the Management's Discussion and Analysis of Financial Condition and Results of Operation of Judge Group appearing elsewhere herein includes a discussion of the Imaging and Network Services business of JIS.

     For convenience of presentation and to assist the reader in distinguishing between the businesses of Judge Group (other than the Imaging and Network Services business of JIS) and JIS's Imaging and Network Services business, the description of Judge Group's businesses appearing under "Business of Judge Group" is limited to a discussion of the personnel placement and information technology ("IT") training businesses of Judge Group. A separate discussion of JIS's Imaging and Network Services business may be found in the "Business of JIS" section of this Proxy Statement/Prospectus.

Judge Group


     Judge Group services the IT and engineering needs of its clients through its four complementary operating units. Judge Technical provides IT and engineering personnel on a contract basis; Judge, Inc. provides IT and engineering personnel on a permanent basis; and The Berkeley Associates Corp. ("Berkeley") provides standard and customized IT training on established and emerging software applications. The final operating unit, JIS, which is partially-owned by Judge Group, provides computer networking, imaging, document management, workflow and related consulting services.

JIS


     The Imaging and Network Services business of JIS offers advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process re-engineering through its MENTOR(TM) Consulting Program, project management and advanced application development. JIS is a value-added reseller and service facility for personal computer ("PC") and network hardware, software and related peripherals manufactured by Compaq Computer Corporation ("Compaq"), ACER Incorporated ("ACER"), IBM Corporation ("IBM"), Apple Computer, Inc. ("Apple"), Okidata, a division of OKI America, Inc. ("Okidata"), Tricord Systems, Inc. ("Tricord"), Hewlett-Packard Company ("HP") and others. JIS has installed more than 110 imaging systems, is an authorized value-added reseller of the imaging software of Optika Imaging Systems, Inc. ("Optika"), FileNet Corporation ("FileNet"), Saros(C), Watermark Corporation ("Watermark"), Keyfile Corporation ("Keyfile"), Optical Technology Group, Inc. ("OTG") and Lotus Corporation ("Lotus"), and integrates its imaging solutions on a variety of operating systems, including Banyan, OS/2 and Windows NT(TM).


     JIS is the surviving entity of a merger, effective February 29, 1996, by and between Judge Computer Corporation ("Judge Computer"), a former subsidiary of Judge Group, and DataImage, Inc. ("DataImage"). Following this merger, the separate existence of Judge Computer ceased and DataImage continued as the surviving corporation under Delaware law using the name "Judge Imaging Systems, Inc." As a result of the merger, Judge Group holds, as of the date of this Proxy Statement/ Prospectus, approximately 25.6% of the shares of JIS's Common Stock, on a fully-diluted basis, and Martin E. Judge, Jr. owns an additional 31.4% of the shares of JIS's Common Stock, on a fully-diluted basis. Following such merger, JIS continued to be a public reporting company under the Exchange Act.

Acquisition

     Acquisition is a Delaware corporation and a wholly-owned subsidiary of Judge Group organized solely for the purpose of facilitating the Merger. Upon consummation of the Merger and the transactions associated therewith, JIS will merge with and into Acquisition, which will continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation will be a wholly-owned subsidiary of Judge Group using the name Judge Imaging Systems, Inc. The mailing address of Acquisition's principal executive office is Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                               JIS Meeting

     The JIS Meeting will be held on January 17, 1997, at 10:00 a.m., local time, at Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004. At the JIS Meeting, stockholders will be asked to consider and act upon a proposal to approve the Merger Agreement providing for the Merger of JIS with and into Acquisition and the transactions contemplated thereby. The affirmative votes of (i) a majority of the outstanding shares of JIS Common Stock and JIS Series A Preferred Stock, voting together as a class, and (ii) a majority of the outstanding shares of JIS Series A Preferred Stock, voting as a class, are required to approve the Merger Agreement.

     Holders of record of JIS Common Stock as of the close of business on November 21, 1996 (the "JIS Record Date") will be entitled to cast one vote for each share of JIS Common Stock held as of such date. Holders of record of JIS Series A Preferred Stock as of the close of business on the JIS Record Date will be entitled to cast the number of votes equal to the number of shares of JIS Common Stock into which each such share of JIS Series A Preferred Stock could be converted on the JIS Record Date. At the JIS Record Date, each outstanding share of JIS Series A Preferred Stock was convertible into one share of JIS Common Stock; consequently, each share of JIS Series A Preferred Stock will be entitled to cast one vote. At the JIS Record Date, there were 3,991,841 shares of JIS Common Stock outstanding and entitled to vote, and 822,628 shares of JIS Series A Preferred Stock outstanding and entitled to vote, for a total of 4,814,469 voting shares (the "JIS Voting Shares"). See "The Merger -- Conversion of Shares; Exchange Ratio."


     The directors and executive officers of JIS and its affiliates, including Martin E. Judge, Jr. and Judge Group, who, in the aggregate, held or otherwise controlled approximately 73.4% of the JIS Voting Shares as of the JIS Record Date, and who, in the aggregate, held or otherwise controlled approximately 13.4% of the outstanding shares of JIS Series A Preferred Stock, presently exercisable, as of the JIS Record Date, have advised JIS that they presently intend to vote their shares in favor of the Merger Proposal.


                              Risk Factors

     Stockholders of JIS should carefully consider certain risk factors in evaluating the Merger. See "Risk Factors."

                               The Merger

     Upon consummation of the Merger, Acquisition will be the Surviving Corporation and will be renamed "Judge Imaging Systems, Inc." The Surviving Corporation will be a wholly-owned subsidiary of Judge Group. See "The Merger - General." Since Judge Group is a Pennsylvania corporation, from and after the Effective Time (defined below) of the Merger, Pennsylvania law will govern the rights of the former JIS stockholders rather than Delaware law, except with respect to dissenters' rights relating to the Merger, which are governed by Delaware law even after the Effective Time of the Merger. In all transactions subsequent to the Merger, however, Pennsylvania law will govern the dissenters' rights of appraisal of the former JIS stockholders. See "The Merger -- Dissenters' Rights" and "Comparison of Shareholders Rights."

                             Effective Time


     As soon as practicable following the satisfaction or waiver of all conditions to the Merger, the Merger will be consummated upon the filing of the Certificate of Merger and all other necessary documents with the Secretary of State of the State of Delaware (the "Effective Time"). One of the principal conditions to the Merger is the successful completion by Judge Group of the Public Offering prior to, or simultaneous with, the Merger. The successful completion of the Public Offering is a nonwaivable condition to the Merger. See "The Merger -- Effective Time."


                             Public Offering


     Judge Group intends to make a Public Offering of its Judge Group Common Shares, underwritten on a firm-commitment basis by an underwriting syndicate of which Janney Montgomery Scott Inc. will serve as a Representative (the "Underwriters"). In furtherance thereof, Judge Group filed a Registration Statement on Form S-1 under the Securities Act with the SEC on September 30, 1996 to register the shares that it proposes to sell in the Public Offering. It is proposed that 3,000,000 Common Shares will be sold by Judge Group and an additional 650,000 shares will be sold by certain Selling Shareholders in the Public Offering, at a price estimated to be between $9.00 and $11.00 per share (the "IPO Price"). In the event that the Public Offering is not consummated prior to, or simultaneously with, the Effective Time, at a price and on terms that are satisfactory, in the sole discretion of Judge Group, the Merger will be abandoned without any action on the part of Judge Group, Acquisition or JIS.

     Judge Group and the Selling Shareholders have granted to the Underwriters an option, exercisable for thirty days from the date of the Public Offering, to purchase up to an aggregate of 547,500 shares at the IPO Price, less underwriting discounts and commissions, solely to cover over-allotments, if any, with the first 250,000 shares being sold by the Selling Shareholders and the remaining 297,500 shares being sold by Judge Group.


     The net proceeds to Judge Group from the sale of 3,000,000 Common Shares in the Public Offering at an estimated public offering price of $10.00 per share, after deducting expenses and underwriting discounts and commissions, are estimated to be approximately $26.8 million (approximately $29.6 million if the Underwriters' over-allotment option is exercised in full). Judge Group intends to use a portion of the estimated net proceeds to pay down its working capital line of credit, which bears interest at the prime rate plus 1% and is due on May 31, 1998, the balance of which was $7.1 million as of September 30, 1996. Judge Group intends to use approximately $1.6 million to pay certain portions of the purchase prices relating to the Berkeley and Systems Automation, Inc. ("Systems Automation") acquisitions. Judge Group intends to use approximately $1.8 million for the retirement of other short-term and long-term indebtedness, principally equipment leases. The remaining net proceeds of approximately $16.3 million will be used for working capital and general corporate purposes, including establishment of a corporate level sales force, and for possible future acquisitions. In addition, should any JIS stockholders dissent to the Merger and perfect their appraisal rights, a portion of the proceeds may be used to pay the fair value of the shares.


                      Conversion of Shares; Exchange Ratio


     Pursuant to the provisions of the Merger Agreement, each issued and outstanding share of JIS Common Stock and JIS Series A Preferred Stock, excluding JIS Common Stock and JIS Series A Preferred Stock held by dissenting stockholders and JIS Common Stock already owned by Judge Group, will be converted into the right to receive that number of Judge Group Common Shares equal to $2.50 divided by the offering price to the public of the shares issued and sold by Judge Group in the Public Offering of Judge Group Common Shares to be completed concurrently with the Merger (the "Merger Shares"), with cash paid in lieu of any resulting fractional shares. At the date of this Proxy Statement/Prospectus, Judge Group estimates that the initial Public Offering price will be between $9.00 and $11.00 per share. Assuming a Public Offering price of $10.00 per share, each JIS share would be converted into 0.25 Judge Group Common Shares in the Merger. The IPO Price will not be known until immediately before the commencement of the Public Offering and may be within, above or below the estimated $9.00 to $11.00 range. If the IPO Price were to be greater or less than $10.00 per share, each share of JIS Common and Series A Preferred Stock would receive a greater or lesser number of shares of Judge Group Common Shares in the Merger than the 0.25 shares assumed in this Proxy Statement/Prospectus. A vote in favor of the Merger Proposal constitutes approval of the Merger Proposal even if the IPO Price is outside the $9.00 to $11.00 range.


     If all JIS Common and Series A Preferred stockholders waive their dissenters' rights of appraisal and elect to receive Merger Shares, immediately after the Merger and Public Offering (assuming the IPO Price is $10.00 and Judge Group sells 3,000,000 shares in the Public Offering), the current holders of JIS Common Stock and JIS Series A Preferred Stock will own approximately 6.9% of the then outstanding Judge Group Common Shares (approximately 6.7% on a fully-diluted basis, calculated before the exercise of the Underwriters' over-allotment option, assuming the exercise of then outstanding options and warrants). All Judge Group Common Shares outstanding as of the consummation of the Merger will remain issued and outstanding. See "The Merger -- Conversion of Shares; Exchange Ratio."

                  Recommendation of the JIS Board of Directors

     The JIS Board of Directors (the "JIS Board") has approved the Merger Agreement and determined that the terms of the proposed Merger are fair to, and in the best interests of, its stockholders. The Merger Agreement was approved by unanimous vote of the directors other than Martin E. Judge, Jr. and Michael A. Dunn, who abstained from the vote. The JIS Board recommends to its stockholders that they vote FOR the Merger Proposal. See "The Merger -- Background of the Merger" and "The Merger -- Reasons for and Effects of the Merger."

     The JIS Board has determined that the Merger was the optimal decision to maximize long-term stockholder value and recommends that its stockholders vote in favor of the Merger Proposal. In reaching this decision, the JIS Board considered many factors, including, but not limited to, (i) the ability of a post-Merger JIS to pursue a more ambitious growth strategy in 1997 than would otherwise be possible; (ii) the greater probability that the combined entities could more expeditiously, and at a greater valuation, complete a public offering; (iii) the decreased cost structure and enhanced operating efficiencies likely to result from the Merger; (iv) increased sales that may result if each operating unit of Judge Group were to market all of the services and products of the combined entities, rather than those of an individual unit; and (v) the ability of the post-Merger entities to market themselves to large business organizations as a single-source provider of a full-range of information technology services.

                              JIS Fairness Opinion

     Janney Montgomery Scott Inc. ("Janney") has rendered its opinion to the JIS Board that the consideration to be received by the JIS stockholders is fair from a financial point of view. See "The Merger -- JIS Fairness Opinion" and Appendix
B. Pursuant to a letter agreement dated August 16, 1996, JIS agreed to pay Janney a fee of $40,000, $5,000 payable upon the execution of the letter agreement, and $35,000 on the date Janney initially rendered its opinion to the JIS Board. Additionally, JIS agreed to reimburse Janney for expenses, including attorneys' fees and disbursements, in the amount of $10,000 incurred in connection with the preparation of the opinion. Janney will serve as a Representative for the syndicate which will underwrite the Public Offering of the Judge Group Common Shares. See "The Merger -- JIS Fairness Opinion."

     The Judge Group Board did not seek or obtain a fairness opinion regarding the Merger.

                              The Merger Agreement

     The Merger Agreement sets forth the principal terms on which the Merger will be consummated and the rights of holders of JIS Common Stock and JIS Series A Preferred Stock to receive Judge Group Common Shares. The Merger Agreement contains representations, warranties and agreements of the parties and provides specific conditions to the consummation of the Merger and terms under which the Merger may be terminated or abandoned. See "The Merger -- Merger Agreement."

                               JIS Treasury Stock

     The Merger Agreement provides that each share of JIS Common Stock, JIS Series A Preferred Stock and JIS Series B Preferred Stock held in the treasury of JIS prior to the Effective Time, if any, will be cancelled and will cease to exist at and after the Effective Time of the Merger without the payment of any consideration therefor. See: "The Merger -- JIS Treasury Stock."

                         JIS Stock Options and Warrants


     Prior to the Effective Time, JIS will accelerate the vesting of any options that are not yet vested and all holders of outstanding options and warrants to purchase shares of JIS Common Stock will have the opportunity to exercise such options or warrants. In addition, Raymond Sozzi will have exercised on a "cashless" basis for 11,700 shares of JIS Common Stock an option to purchase 25,000 shares of JIS Common Stock at an exercise price of $1.33 per share. See "The Merger Conversion of Shares; Exchange Ratio." The Merger Agreement provides that all options and warrants to purchase JIS Common Stock which are outstanding immediately prior to the Effective Time (i.e., which have not been exercised for shares of JIS Common Stock) will be cancelled and will cease to exist at and after the Effective Time and no capital stock of Judge Group or the Surviving Corporation, cash or other consideration will be paid or delivered in exchange therefor in connection with the Merger. Assuming the holders of outstanding options and warrants to purchase JIS Common Stock exercise such options or warrants prior to the Effective Time, they will be entitled to receive a portion of the Merger Shares based on the exchange ratio described herein. See "The Merger -- JIS Stock Options and Warrants."


                      JIS Common Stock Owned by Judge Group

     Each share of JIS Common Stock owned by Judge Group immediately prior to the Effective Time shall be cancelled and shall cease to exist at and after the Effective Time without payment of any consideration therefor. See "The Merger -- JIS Common Stock Owned by Judge Group."

                         Exchange of Stock Certificates

     As of the Effective Time of the Merger, each JIS stockholder whose shares are converted into Merger Shares will be entitled to receive, upon surrender of the certificate(s) formerly representing shares of JIS Common Stock or JIS Series A Preferred Stock, certificates representing the Judge Group Common Shares to which such holder is entitled in respect of the conversion of such shares. Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be forwarded to the former JIS stockholders as promptly as practicable after the Effective Time of the Merger. Each stockholder should only surrender such certificates with an accompanying letter of transmittal. See "The Merger -- Exchange of Stock Certificates."

                                Fractional Shares

     No fractional Judge Group Common Shares will be issued as a result of the Merger. Each holder of a fractional interest in Judge Group Common Shares will be entitled to receive a cash amount in lieu of such fractional interest equal to such fraction multiplied by the IPO Price. See "The Merger -- Fractional Shares."

                     Interests of Certain Persons in Merger

     Martin E. Judge, Jr. is Chairman of the Board and Chief Executive Officer of both JIS and the Judge Group. Mr. Judge beneficially owns 1,486,021 shares of JIS Common Stock indirectly through Takema Ltd., L.P., a Delaware Limited Partnership ("Takema") of which he is the General Partner and, as the controlling shareholder of Judge Group, may be deemed to be a beneficial holder of an additional 1,231,778 shares of JIS owned directly by Judge Group. Mr. Judge also beneficially owns 27,628 shares of JIS Series A Preferred Stock indirectly through Takema. Mr. Judge's beneficial ownership of the fully-diluted Common Stock of JIS at the date of this Proxy Statement/Prospectus is approximately 57.0%.

     Michael A. Dunn, a director of JIS and a director and Executive Vice President of Judge Group and the President of the Permanent Placement business of Judge Group has a dispositive power over 176,290 shares of JIS Common Stock held by the Michael A. Dunn Descendants' Trust, established by Mr. Dunn for the benefit of his family members.


     Wendy Greenberg-Marcelli is a director and the President of JIS and a Vice President of Judge Group. Ms. Greenberg-Marcelli owns 73,058 shares of JIS Common Stock and 7,500 shares of JIS Series A Preferred Stock directly. Marvin Demchick and Robert Keith, Jr., directors of JIS, each own 12,268 shares of JIS Common Stock and 37,500 shares of JIS Series A Preferred Stock. In addition, Messrs. Demchick and Keith own 52,600 and 26,300 Judge Group Common Shares, respectively. Mr. Keith is also a principal shareholder of The Gemstone Group, Inc. ("Gemstone"), which owns 171,739 Judge Group Common Shares.


     It is anticipated that Messrs. Judge and Dunn will sell 270,000 and 150,000 Judge Group Common Shares, respectively, in the Public Offering (300,000 and 170,000 shares, respectively, if the Underwriters' over-allotment option is fully exercised). Messrs. Keith and Demchick currently propose to sell 8,000 and 16,000 of their Judge Group Common Shares, respectively, in the Public Offering (15,550 and 31,111 Judge Group Common Shares, respectively, if the Underwriters' over-allotment option is fully exercised).


                           Operations After the Merger

     As a result of the Merger, JIS will be merged with and into Acquisition, Acquisition will be the surviving corporation, which will be renamed Judge Imaging Systems, Inc., and Judge Group will own all of the outstanding shares of JIS. The stockholders of JIS Common and Series A Preferred Stock prior to the effective time will become shareholders of Judge Group and their rights as shareholders of Judge Group will be governed by Pennsylvania law.

     After the Merger, Judge Group will own all of the Imaging and Network Services business of JIS. In addition to JIS, Judge Group will have three other wholly-owned subsidiaries: the technical IT contract placement business of Judge Technical, the technical permanent placement business of Judge, Inc., and the technical training business of Berkeley.

                           Management After the Merger

     After the Merger and the Public Offering, the board of directors of Judge Group will consist of the following persons: Martin E. Judge, Jr., Richard T. Furlano and Michael A. Dunn. Judge Group expects to expand its Board of Directors from three to five members, including two new directors who are not affiliated with Judge Group or its current principal shareholders. Of these individuals, Messrs. Judge and Dunn have served as directors of both JIS and Judge Group prior to the Merger.

     After the Merger and the Public Offering, the executive officers of Judge Group will be as follows: Martin E. Judge, Jr. - Chairman of the Board and Chief Executive Officer; Richard T. Furlano - President and President of Contract Placement; Michael A. Dunn - Executive Vice President and President of Permanent Placement; Jeffrey J. Andrews - Chief Financial Officer and Treasurer; Katharine
A. Wiercinski - Secretary and Vice President of Human Resources; and Wendy Greenberg-Marcelli - Vice President and President of Imaging and Network Services. Of these individuals, Messrs. Judge and Dunn and Ms. Wiercinski and Greenberg-Marcelli have served as officers of both JIS and Judge Group prior to the Merger. See "The Merger -- Management After the Merger."

                   Absence of Regulatory Filings and Approvals

     Other than certain filings and approvals which may be required under certain state securities or "blue sky" laws, there are no federal or state regulatory requirements that must be complied with or approvals obtained in connection with the Merger. See "The Merger -- Absence of Regulatory Filings and Approvals."

                          Accounting Treatment


     For financial reporting purposes, Judge Group's acquisition in the Merger of the majority of the shares of JIS, which are owned by Martin E. Judge, Jr., Judge Group, or other owners of Judge Group securities, will be accounted for as a corporate reorganization of entities under common control, similar to pooling accounting. Judge Group's acquisition in the Merger of the remaining JIS shares will be accounted for in accordance with "purchase accounting" principles. See "The Merger -- Accounting Treatment."


                    Material Federal Income Tax Consequences

     Judge Group and JIS intend that the Merger qualify as a tax-free reorganization. Drinker Biddle & Reath, counsel to Judge Group, has rendered a tax opinion to Judge Group in connection with the Merger that, for federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;
(ii) no gain or loss will be recognized by JIS stockholders upon receipt of Judge Group Common Shares in exchange for shares of JIS Common Stock and/or JIS Series A Preferred Stock pursuant to the Merger; and (iii) JIS stockholders in the Merger will include the holding period for the JIS Common Stock and/or JIS Series A Preferred Stock in their holding period of Judge Group Common Shares received in the Merger. The tax opinion is subject to various assumptions and qualifications and is not binding on the Internal Revenue Service. See "The Merger -- Material Federal Income Tax Consequences."

                 Agreements of Certain Judge Group Shareholders

     The holders of the Convertible Senior Subordinated Promissory Notes of Judge Group (the "Convertible Notes"), which are outstanding in the principal amount of $500,000, have agreed to convert their debt into 526,000 Judge Group Common Shares at the time of the Public Offering (the "Noteholders"). Judge Group has agreed to include 160,000 of the Common Shares owned by the Noteholders in the Public Offering (300,000 if the Underwriters' over-allotment option is exercised in full). In addition, pursuant to a 10% Convertible Senior Subordinated Note Purchase Agreement executed in July 1994, Judge Group will, from time-to-time after the Public Offering, register shares of Judge Group held by the Noteholders that are not sold in the Public Offering. See "The Merger
-- Agreements of Certain Judge Group Shareholders."

                               Dissenters' Rights

     Holders of shares of JIS Common Stock and JIS Series A Preferred Stock will have dissenters' rights of appraisal in connection with the Merger. See "The Merger -- Dissenters' Rights."

                           Comparative Per Share Data
                                   (Unaudited)

     The following table sets forth certain unaudited selected financial information on a pro forma and pro forma equivalent basis per common share and is derived from, should be read in conjunction with, and is qualified in its entirety by, reference to the historical and pro forma consolidated financial information of Judge Group and JIS that is included elsewhere in this Proxy Statement/Prospectus. The historical net income (loss) per common share of Judge Group includes the results of JIS on a consolidated basis. The equivalent pro forma consolidated income (loss) per common share for JIS, as an independent entity, is also provided. The pro forma consolidated income (loss) per common share and pro forma consolidated book value per common share of Judge Group as of and for the year ended December 31, 1995 and the nine months ended September 30, 1996, reflect certain transactions in addition to the Merger, including the Public Offering and other equity transactions all as more fully described in this Proxy Statement/Prospectus. The information presented in this table is for informational purposes only and is not necessarily indicative of future consolidated earnings or financial position or of consolidated earnings or financial position that would have been reported had the Merger been completed at the beginning of the period or as of the date for which such unaudited pro forma information is presented.




                                                   As of and for
                                                    Nine Months
                                                       Ended       Year Ended
                                                   September 30,  December 31,
                                                       1996           1995
                                                   -------------  ------------

Judge Group

Historical net income (loss) per common share          $0.08          $0.06
Pro forma consolidated income (loss) per common
 share                                                ($0.01)         $0.02
Historical book value per common share (1)             $0.11          $0.04
Pro forma consolidated book value per common share     $2.37            n/a
Historical cash dividends per common share               n/a            n/a
Pro forma consolidated cash dividends per common
 share                                                   n/a            n/a

JIS

Historical net (loss) per common share                ($0.26)        ($0.12)
Equivalent pro forma consolidated income (loss)
 per common share (3)                                ($0.003)        $0.005
Historical book (deficit) per common share (2)        ($0.38)        ($0.16)
Equivalent pro forma consolidated book value per
 common share (3)                                      $0.59            n/a
Historical cash dividends per common share               n/a            n/a
Equivalent pro forma consolidated cash dividends
 per common share                                        n/a            n/a

----------
(1) Assumes conversion of outstanding warrants and the 10% Convertible Senior Subordinated Notes (the "Convertible Notes").
(2)  Assumes conversion of preferred stock at the end of each period presented
(3) Calculations assume exchange ratio of four JIS shares for each Judge Group share, equivalent pro forma consolidated net income per common share and equivalent pro forma consolidated book value per common share are derived by dividing Judge Group pro forma consolidated book value per share by four.

Earnings per share:

Judge Group


     Historical net income per common share on a fully diluted basis is computed based on the weighted average number of shares actually outstanding on a split adjusted basis (52.6 for 1), assuming the exercise of common stock warrants (assumed for 1995; occurred in the nine months ended September 30, 1996), which are considered common stock equivalents, and the conversion of the Convertible Notes into 526,000 common shares. The number of shares used in the computation were 9,113,739 for the year ended December 31, 1995 and the nine months ended September 30, 1996.

     Pro forma consolidated income (loss) per common share amounts are computed based on the weighted average number of shares actually outstanding on a split adjusted basis plus the shares that would be outstanding assuming the successful completion of the Public Offering, the conversion of common stock warrants (assumed for 1995; occurred in the nine months ended September 30, 1996) which are considered common stock equivalents, the conversion of the Convertible Notes, the exercise of outstanding stock options, and the completion of the Merger. The number of shares used in the computation was 13,039,412 in the year ended December 31, 1995 and the nine months ended September 30, 1996.


JIS

     Historical net loss per common share (after deduction for preferred dividends earned) is computed based on the weighted average number of shares actually outstanding during the periods presented. The assumed conversion of certain convertible preferred stock has not been considered in the calculations of loss per share since such conversion would be anti-dilutive. The number of shares used in the computation were 2,328,000 in 1995 and 3,637,000 at September 30, 1996.


     Equivalent pro forma consolidated income (loss) per common share assumes an exchange ratio of four JIS shares for each Judge Group share (based on an assumed IPO Price of $10 per each Judge Group Common Share) and is calculated by dividing Judge Group pro forma consolidated income per common share by four.



Book deficit per common share:

JIS

Historical book value (deficit) per common share is computed as follows:

                              September 30, 1996  December 31, 1995
                              ------------------  -----------------

Common shares outstanding           3,980,141        6,900,577
Convertible preferred shares          822,628        3,665,770
                                  -----------      -----------
Total shares outstanding            4,802,769       10,566,347

Stockholders equity (deficit)     ($1,817,455)     ($1,716,510)

Book deficit per common share           ($.38)           ($.16)

Note: Preferred stock is convertible into Common Stock on a one for one basis and will be exchanged for Judge Group Common Shares in the merger.


Equivalent pro forma consolidated book value per common share is computed by dividing pro forma consolidated book value per common share of Judge Group by four, representing the exchange ratio of JIS shares for each Judge Group Common Share.

                                 RISK FACTORS


     If the Merger Proposal is approved, JIS stockholders will receive Judge Group Common Shares in exchange for their shares of JIS Common and Series A Preferred Stock. Accordingly, JIS stockholders should consider the risks that are involved in making an investment in Judge Group. The following are certain risk factors and other investment considerations that should be carefully considered by stockholders of JIS in evaluating the Merger, in addition to the risks and other information described elsewhere in this Proxy Statement/Prospectus. The risk factors relating to Judge Group's business discussed below include, where appropriate, a discussion of the risks associated with the operation of the Imaging and Network Services business of JIS.

Dependence on Availability of Qualified Technical Consultants

     Judge Group is dependent upon its ability to attract and retain technical consultants who possess the skills and experience necessary to meet the staffing requirements of its clients. To keep pace with rapidly evolving information technologies and changing client needs, Judge Group must continually evaluate and upgrade its database of available qualified technical consultants. Competition for individuals with proven technical skills is intense and, as is currently customary in the industry, Judge Group does not have any exclusive contract with its consultants. Judge Group competes for such individuals with other providers of technical staffing services, systems integrators, providers of outsourcing services, computer systems consultants, clients and temporary personnel agencies. Factors influencing such competition include compensation, benefits, growth opportunities and pre-existing relationships with other companies, particularly specialty staffing companies. As Judge Group expands into new geographical areas, it may experience difficulty in attracting qualified technical consultants who have a prior relationship or familiarity with more established specialty staffing companies in such areas. There can be no assurance that qualified technical consultants will continue to be available to Judge Group in sufficient numbers to meet Judge Group's current and anticipated growth requirements. See "Business of Judge Group -- Technical Personnel" and "Business of Judge Group Competition."

Acquisition Risks

     A principal component of Judge Group's growth strategy is the acquisition of companies that will complement and expand its existing businesses, principally in new geographic markets. The successful implementation of this strategy is dependent on Judge Group's ability to identify suitable acquisition candidates, acquire such companies on suitable terms and integrate their operations with those of Judge Group. There can be no assurance that Judge Group will be able to identify suitable acquisition candidates or that, if identified, Judge Group will be able to acquire such companies on suitable terms. As the specialty staffing industry is relatively mature, acquisitions in this industry are likely to be at higher relative prices than for other industries, due to competition from other staffing companies for acquisition candidates. Acquisitions also involve a number of special risks, including: (i) adverse effects on Judge Group's reported operating results, including increased goodwill amortization and interest expense: (ii) diversion of management attention; (iii) risks associated with unanticipated problems, liabilities or contingencies; and (iv) difficulties related to the integration of the acquired business. The occurrence of some or all of the events described in these risks could have a material adverse effect on Judge Group's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Judge Group -- Liquidity and Capital Resources" and "Business of Judge Group -- Strategy."

Ability to Manage Growth

     Sustained or significant growth, if achieved, will subject Judge Group to risks by placing a substantial strain on Judge Group's available managerial, financial and other resources. Specifically, such growth will require Judge Group to: (i) hire, integrate and retain qualified managers in existing markets as well as markets in which Judge Group has no prior operating experience, (ii) develop and maintain relationships with an increasingly large number of highly qualified technical consultants, and (iii) apply its management practices to a significantly larger organization. Expansion beyond the geographic areas where Judge Group's offices are presently located will further increase demands on its management. Judge Group's ability to manage its staff and facilities growth effectively will require it to continue to expand its operational, financial and other internal systems. There can be no assurance that Judge Group's systems, procedures and controls will be successfully implemented or sufficiently adequate to support Judge Group's expanded operations. Furthermore, an element of Judge Group's business strategy is to cross-sell the existing services of its four businesses to new and existing clients. Historically, these businesses have operated independently, producing only occasional referrals, and there can be no assurance that Judge Group will successfully market such services on an integrated basis. See "Business of Judge Group -- Strategy" and "Management and Certain Transactions of Judge Group."

History of Operating Losses in Imaging and Network Services Business

     Judge Group's Imaging and Network Services business has had a loss from operations since its commencement in 1988, experienced a net operating loss of approximately $709,000 for the nine months ended September 30, 1996, and at such date had an accumulated deficit of $3.5 million. The losses have resulted from high marketing and general and administrative costs associated with building the division's imaging and document management infrastructure and capabilities, combined with historically low profit margins related to the hardware component of the networking business and a slower emergence of the imaging and document management market than had been anticipated by the Judge Group. Specifically, the costs associated with this division's imaging and document management capabilities have included the hiring of sales and technical personnel, the opening of a new office and the costs associated with the acquisition and integration of two imaging and document management companies. Judge Group is currently focusing on achieving profitability in its Imaging and Network Services business and expanding it through internal growth, new service offerings and acquisitions, but cannot provide any assurances as to when it will achieve profitability, if at all. Typically, the decision by a prospective customer to install a network or to implement a document management system requires Judge Group to engage in a lengthy and complex sales cycle and involves a significant commitment of resources by the customer over an extended period of time. For these and other reasons, the sales and implementation cycles are subject to a number of significant delays over which Judge Group has little or no control. Even if it increases sales, there can be no assurance that the Imaging and Network Services business will achieve a pricing and cost structure that will generate profits, or that Judge Group will be able to identify and acquire appropriate acquisition candidates on favorable terms. Failure of the Imaging and Network Services business to grow through internal expansion and favorable acquisitions or to achieve profitability would have a material adverse effect on Judge Group's business, financial condition and results of operations. In addition, if the Imaging and Network Services business is unable to achieve profitability, it will not realize the federal tax benefit of its $2.4 million operating loss carryforward which will expire between 2002 and 2010.

Dependence on Contract Placement Business


     Judge Group's Contract Placement business was responsible for 75.8%, 80.3% and 84.4% of total Judge Group revenues for the nine months ending September 30, 1996 and in 1995 and 1994, respectively. In addition, in the nine months ended September 30, 1996 and in 1995, one customer of the Contract Placement business, Merck & Co., Inc. ("Merck"), accounted for approximately 8.2% and 8.0% of total Contract Placement revenues, respectively, and 6.2% and 6.4% of total Judge Group revenues, respectively. There can be no assurance that Judge Group will be able to retain this level of revenue from Merck. The ability of Judge Group to sustain or increase revenues in the Contract Placement business is subject to various factors, including its ability to attract and retain qualified technical consultants, to hire, integrate and retain qualified managers in existing and new markets, and to apply its management practices to a significantly larger organization. There can be no assurance that Judge Group will be able to sustain or increase its current Contract Placement revenues. Furthermore, a decline in the level of Contract Placement revenues would have a material adverse effect on Judge Group.

Technological Obsolescence


     The market for Imaging and Network Services is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. Judge Group's future performance will depend in part on its ability to respond effectively to these developments and to develop expertise in, and form relationships with vendors of, products that gain market acceptance and popularity. The introduction of products and services embodying new technologies and the emergence of new industry standards can render existing products obsolete, unmarketable or noncompetitive. Judge Group is unable to predict the future impact of new products on Judge Group's services. Furthermore, the life cycles of the systems and products with respect to which Judge Group has developed expertise are difficult to estimate. The Imaging and Network Services business future performance will depend on the ability of software and hardware vendors to develop and introduce new products that respond to evolving customer requirements and on Judge Group's ability to stay abreast of, and enhance its expertise with respect to, new products and systems. The inability of the Imaging and Network Services business to enhance its expertise and capabilities in response to changing customer requirements, technological change or emerging industry standards would have a material adverse effect on Judge Group's business, financial condition and results of operations. Furthermore, to the extent the vendors of the hardware or software components of document management systems experience delays in the development and shipments of new products, Judge Group's ability to sell document management systems could be materially adversely affected.


     Continuing rapid developments in the IT industry in general also have substantial impact on Judge Group's other businesses. Judge Group must identify and become proficient in emerging technologies in order to remain competitive and achieve the higher margin business associated with emerging technologies. There can be no assurance the Contract and Permanent Placement businesses will be successful in continually upgrading their databases to contain professionals proficient in such technologies. Furthermore, there can be no assurance the IT training business will recognize the emergence of new technologies or successfully integrate them into its operations in a timely manner. Failure of Judge Group to recognize emerging technologies and to integrate them into its marketing efforts and service offerings in a timely manner would have a material adverse impact on its business, financial condition and results of operations.

Competition

     The IT professional services industry is highly competitive. Judge Group competes for both clients and qualified technical personnel with a variety of companies, including other specialty staffing companies, national and regional consulting firms, systems integrators, IT outsourcing firms and independent contractors. Judge Group also competes for technical consultants with the information technology staffs of its clients and potential clients. In addition, several traditional staffing companies that historically emphasized the placement of clerical and other less highly skilled personnel on short-term assignments have begun to provide services competitive with those provided by Judge Group. Several of Judge Group's competitors in each of the businesses in which it provides services are substantially larger than Judge Group and have greater financial and other resources. Several of such competitors have also been in business much longer than Judge Group and have significantly greater name recognition throughout the United States, including the geographic areas in which Judge Group operates and into which it intends to expand. In addition, such companies are able to meet a broader range of their clients' temporary personnel needs and serve a broader geographic range than Judge Group, which permits such companies to better serve national accounts. There can be no assurance that Judge Group will be able to compete successfully with its existing and future competitors. Also, to the extent that Judge Group offers fixed-price contracts to clients in the future, which it may do for competitive reasons, Judge Group will be responsible for cost overruns and may experience revenue streams that vary from those generated by the provision of time and material services.

Dependence on Key Customers and Geographic Concentration

     Judge Group's business is dependent in part on the economic strength of its clients. While Judge Group serves a large number of clients in a range of industry groups, approximately 6.4% and 6.2% of Judge Group's revenues in fiscal 1995 and in the nine months ended September 30, 1996, respectively, were derived from Merck, the only customer responsible for more than 5% of Judge Group's revenues in such periods. Similarly, a substantial portion of Judge Group's revenues are currently derived from services provided to clients in the Mid-Atlantic region of the United States. A deterioration in general economic conditions in that region could adversely affect Judge Group.

Employment Liability Risks

     Judge Group provides staffing services in the workplaces of other businesses. Risks inherent in such activity include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. While Judge Group has not historically experienced any material claims of these types, there can be no assurance that it will not experience such claims in the future.

Dependence on Key Personnel

     Judge Group's future success may depend to a significant extent upon the performance of a number of Judge Group's key personnel, including Martin E. Judge, Jr., Chairman of the Board and Chief Executive Officer, Richard T. Furlano, President, and Michael A. Dunn, Executive Vice President. The loss of any of these key management personnel or the failure to recruit and retain experienced personnel could have a material adverse effect on Judge Group's business. Typically, Judge Group does not enter into contracts with these individuals providing for continued employment. See "Management and Certain Transactions of Judge Group Employment Agreements."

Control of Judge Group


     Immediately after the effective date of the Merger and the Public Offering (assuming Judge Group sells 3,000,000 shares at $10.00 per share in the Public Offering), Martin E. Judge, Jr. and Michael A. Dunn will own approximately 45.9% and 14.2% of the outstanding Common Shares, respectively (44.7% and 3.7% if the Underwriters' over-allotment option is exercised in full). As a result, Mr. Judge and Mr. Dunn will have the ability to determine the election of all of Judge Group's directors and control the outcome of substantially all issues submitted to Judge Group's shareholders. While no voting agreement between Mr. Judge and Mr. Dunn exists, such concentration of ownership could have the effect of making it more difficult for a third party to acquire control of Judge Group and may discourage third parties from attempting to do so. See "Principal and Selling Shareholders of Judge Group" and "Description of Judge Group Capital Stock."


Fluctuations in Operating Results; Seasonality and General Economic Conditions

     Because Judge Group only derives revenue in its Contract Placement business when its consultants are actually working, its operating results are adversely affected when client facilities close due to holidays or inclement weather. In particular, Judge Group generally experiences a certain amount of reduction in revenues in its Contract Placement business in its fourth fiscal quarter due to the number of holidays in that quarter. Further, Judge Group's Contract Placement business generally incurs additional expense in its first fiscal quarter due in part to the timing of certain payroll and related employment tax costs.

     Demand for IT professional services is significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of permanent or contract technical consultants and may postpone or cancel plans to implement document management systems or to implement training programs. Judge Group is unable to predict the level of economic activity at any particular time and fluctuations in the general economy could adversely affect Judge Group's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Judge Group."

Broad Discretion in Use of Proceeds

     Judge Group intends to use approximately $10.5 million of the net proceeds from the Public Offering to repay certain outstanding indebtedness and to pay portions of the purchase prices of recently completed acquisitions. It will have broad discretion in using the remaining proceeds from the Public Offering. Judge Group presently intends to use the approximately $16.3 million in remaining net proceeds (approximately $19.1 million if the Underwriters' over-allotment is exercised in full) for working capital and general corporate purposes, including establishment of a corporate level sales force and possible acquisitions. Judge Group currently has no understandings, commitments or agreements with respect to any possible acquisitions. Consequently, there can be no assurance as to when or how the remaining net proceeds from the Public Offering will be used. If Judge Group is unable to invest such proceeds in acquisitions or to otherwise use such proceeds in operating its business, the returns realized from holding such proceeds may be substantially less than the returns which could be realized if such proceeds were successfully invested in the business.

Risks Related to Tax Status of Technical Consultants

     Generally, Judge Group treats its technical consultants as employees for federal and state tax purposes and pays all requisite Social Security taxes
(FICA), payroll taxes, unemployment taxes, workers compensation insurance premiums and other employee taxes and similar costs. In certain cases, however, technical consultants desire to be treated as independent contractors for federal and state tax purposes with respect to their assignments. In such cases, Judge Group reviews the relevant facts and the applicable statutes and regulations, and, if appropriate, the consultant is treated as an independent contractor for tax purposes. Of the technical consultants on assignment as of December 31, 1994 and 1995 and September 30, 1996, approximately 12%, 15% and 10%, respectively, were treated as independent contractors for federal and state tax purposes. The determination of whether a technical consultant can be treated as an independent contractor for tax purposes is dependent on the facts and circumstances of each case and as a result is subject to some uncertainty. The Internal Revenue Service recently has announced various worker reclassification compliance projects designed to ensure that personnel classified as independent contractors are properly classified. Judge Group believes that it is in material compliance with all applicable tax regulations concerning the classification of its technical consultants and has not to date been the subject of any attempt by any federal or state authority to reclassify any of the consultants it has treated as independent contractors. There can be no assurance, however, that federal and state taxing authorities will not challenge Judge Group's classification of technical consultants as independent contractors in the future. If successful, such a challenge could result in the imposition of back taxes, interest and penalties, the amount of which could be material to Judge Group's financial statements.


Shares Eligible for Future Sale

     Sales of Judge Group's Common Shares in the public market after the Public Offering could adversely affect the market price of Judge Group's Common Shares and could impair Judge Group's future ability to raise capital through the sale of equity securities. Upon completion of the Public Offering, assuming an IPO Price of $10.00 per share, Judge Group will have 13,039,412 Common Shares outstanding (13,336,912 Common Shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 3,650,000 Common Shares sold in the Public Offering will be tradeable without restriction, unless they are purchased by affiliates of Judge Group. All Common Shares received by holders of JIS stock pursuant to the Merger will be tradeable without restriction, except those shares held by affiliates. The holders of 289,539 shares (229,539 if the Underwriters' over-allotment option is exercised in full) are subject to a two-year holding period that commenced in September 1996. Of the remaining shares, 8,204,200 (7,954,200 if the Underwriters' over-allotment option is exercised in full) are "restricted securities" under the Securities Act and may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act. The holders of 3,178,482 shares and 5,986,462 shares (2,958,482 and 5,956,462, respectively, if the Underwriters' over-allotment option is exercised in full) have agreed not to sell, otherwise dispose of, or pledge any of Judge Group's Common Shares for 180 days and one year, respectively, after the date of this Proxy Statement/Prospectus without the prior written consent of Janney Montgomery Scott Inc. All of the Judge Group directors, executive officers and certain other shareholders are subject to the 180-day lock-up, other than Mr. Judge, who is subject to the one year lock-up. In addition, Judge Group intends, as soon as practicable after the consummation of this Public Offering, to register approximately 1,500,000 Common Shares which are issuable to its employees, directors, consultants and advisors under Judge Group's 1996 Incentive Stock Option and Non-Qualified Stock Option Plan (the "Plan"). As of the closing of the Public Offering, options to purchase 613,500 Common Shares at an exercise price equal to the IPO Price will be outstanding under the Plan. None of these options will have been exercisable, however, or will become so in the next sixty days thereafter. See "Management and Certain Transactions of Judge Group -- 1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee Directors" and "Description of Judge Group Capital Stock."


Absence of Public Market; Possible Volatility of Stock Price


     There has been no prior public market for Judge Group's Common Shares. Although the Common Shares have been approved for inclusion in the Nasdaq Stock Market, subject to notice of issuance, there can be no assurance that a viable public market for the Common Shares will develop or be sustained after the Merger and the Public Offering or that purchasers of the Common Shares will be able to resell their Common Shares at prices equal to or greater than the IPO Price. The IPO Price has been determined by negotiations among Judge Group, the Selling Shareholders and the representatives of the Underwriters and may not be indicative of the prices that may prevail in the public market after the Public Offering is completed. Numerous factors, including announcements of fluctuations in Judge Group's or its competitors' operating results and market conditions for staffing services industry stocks in general, could have a significant impact on the future price of the Common Shares. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Shares. See "Description of Judge Group Capital Stock."


Absence of Dividends

     Judge Group has never paid any cash dividends on the Common Shares and does not anticipate paying any cash dividends on the Common Shares in the foreseeable future. In addition, Judge Group is prohibited under the terms of its revolving line of credit and subordinated debt agreements from paying dividends without the consent of the lenders. Future dividends, if any, will depend, among other things, on Judge Group's results of operations, capital requirements and financial condition, and on such other factors as Judge Group's Board of Directors may, in its discretion, consider relevant. See "Description of Judge Group Capital Stock -- Dividends."

Potential Effect of Anti-Takeover Provisions


     Certain provisions of Judge Group's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and By-Laws may have anti-takeover effects that may delay, deter or prevent a takeover attempt that shareholders might consider in their best interest. These provisions include (i) the authority of the Board of Directors to issue up to 10,000,000 preferred shares in one or more series with such rights, obligations and preferences as the Board of Directors may determine, (ii) authorization for only the Board of Directors, President, Chief Executive Officer or Secretary to call special meetings of the shareholders and (iii) certain advance notice procedures for shareholder nomination of candidates for election as directors and for certain shareholder proposals. See "Description of Judge Group Capital Stock."


     Judge Group's Articles of Incorporation permit the Board of Directors to establish the rights, preferences, privileges and restrictions of, and to issue, up to 10,000,000 Preferred Shares without any further vote or action by Judge Group's shareholders. The issuance of Preferred Shares could adversely affect the holders of Common Shares and could have the effect of delaying, deferring or preventing a change in control of Judge Group. Judge Group has no present plans to issue any Preferred Shares. See "Description of Judge Group Capital Stock -- Preferred Stock."

Certain Anti-Takeover Effects of the Pennsylvania Business Corporation Law

     The "business combination" provisions under the Pennsylvania Business Corporation Law ("PBCL") prohibit Judge Group from engaging in certain "business combinations" with "interested shareholders" without certain director or shareholder approval. The "business combination" provisions potentially could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of Judge Group's officers and directors to retain their positions. The PBCL expressly (i) permits directors of a corporation to consider the interests of constituencies other than shareholders in discharging their duties,
(ii) provides that they need not, in considering the best interests of the corporation, consider any particular constituency's interests (including the interests of shareholders) as the dominant or controlling interest and (iii) provides that directors do not violate their fiduciary duty by relying on shareholders' rights plans and other anti-takeover provisions of the PBCL. See "Description of Judge Group Capital Stock and "Comparison of Shareholder Rights."

                                 INTRODUCTION

General

     This Proxy Statement/Prospectus is being furnished to holders of shares of JIS Common Stock and JIS Series A Preferred Stock in connection with the solicitation of proxies by the JIS Board for use at the JIS Meeting to be held on January 17, 1997, at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004 at 10:00 a.m., local time, and any adjournment thereof, respectively.


     This Proxy Statement/Prospectus, the Notices of Meeting and the accompanying forms of proxies are first being mailed to shareholders of JIS on or about December 26, 1996.


Purpose of the JIS Meeting

     At the JIS Meeting, stockholders of JIS will be asked to consider and act upon a proposal to approve the Merger Agreement, providing for the Merger of JIS with and into Acquisition, and the transactions contemplated thereby.

The Merger

     From and after the Effective Time of the Merger, Acquisition will continue as the Surviving Corporation, will be renamed "Judge Imaging Systems, Inc." and will be a wholly-owned subsidiary of Judge Group. As a result of the Merger, each outstanding share of JIS Common Stock and JIS Series A Preferred Stock, other than shares held by Judge Group and dissenting stockholders, will be converted into the right to receive that number of Judge Group Common Shares equal to $2.50 divided by the offering price to the public of the shares issued and sold by Judge Group in the initial public offering of Judge Group Common Shares to be completed concurrently with the Merger, with cash paid in lieu of any resulting fractional shares. At the date of this Proxy Statement/Prospectus, Judge Group estimates that the IPO Price will be between $9.00 and $11.00 per share. Assuming an IPO Price of $10.00 per share, each JIS share would be converted into 0.25 Judge Group Common Shares in the Merger. The IPO Price will not be known until immediately before the commencement of the Public Offering and may be within, above or below the estimated $9.00 to $11.00 range. If the IPO Price is greater or less than $10.00 per share, each share of JIS Common and Series A Preferred Stock will receive a lesser or greater number of shares of Judge Group Common Shares in the Merger than the 0.25 shares assumed in this Proxy Statement/Prospectus.

     None of the currently outstanding Judge Group Common Shares will be converted or otherwise changed as a result of the Merger. Consummation of the Merger is subject to the satisfaction of various conditions, including, without limitation, (1) that the holders of shares of JIS Common Stock and Series A Preferred Stock who elect to exercise dissenters' rights of appraisal not hold, in the aggregate, 10% or more of the shares of JIS Common Stock and JIS Series A Preferred Stock outstanding immediately prior to the Effective Time; and (2) that the Public Offering by Judge Group be completed prior to or simultaneously with the Effective Time of the Merger.

     Immediately after the Merger and the Public Offering (assuming Judge Group sells 3,000,000 shares at $10.00 per share in the Public Offering), the current holders of shares of JIS Common Stock and JIS Series A Preferred Stock other than Judge Group, in the aggregate, will own approximately 6.9% of the then outstanding Judge Group Common Shares (approximately 6.7% on a fully-diluted basis, calculated before the exercise of the underwriters' overallotment option, assuming the exercise of then outstanding options and warrants).

     This Proxy Statement/Prospectus and its contents have been approved and its distribution authorized by the JIS Board.

     THE JIS BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER PROPOSAL.

Voting Rights

     The JIS Board has fixed November 21, 1996 as the record date for the determination of JIS stockholders entitled to notice of and to vote at the JIS Meeting. Accordingly, only holders of record of shares of JIS Common Stock and JIS Series A Preferred Stock at the close of business on the JIS Record Date will be entitled to vote at the JIS Meeting. At the close of business on the JIS Record Date, there were 3,991,841 shares of JIS Common Stock outstanding, each of which is entitled to one vote on (i) the proposal to approve the Merger and
(ii) any other matter properly submitted to vote at the JIS Meeting. At the close of business on the JIS Record Date, there were 822,628 shares of JIS Series A Preferred Stock outstanding, each of which, subject to the voting requirements described below, is entitled to one vote on (i) the proposal to approve the Merger and (ii) any other matter properly submitted to a vote at the JIS Meeting. The affirmative vote of (i) a majority of the outstanding shares of JIS Common Stock and JIS Series A Preferred Stock entitled to vote, voting together as a class, and (ii) a majority of the outstanding shares of JIS Series A Preferred Stock, voting as a class, are required to approve the Merger Agreement. Because the Merger Proposal requires the approval of a majority of the outstanding shares of JIS Common Stock and JIS Series A Preferred Stock entitled to vote, voting together as a class, as well as a majority of the outstanding shares of JIS Series A Preferred Stock, voting as a class, abstentions and broker non-votes will have the effect of a negative vote.


     The directors and executive officers of JIS and their affiliates, including Martin E. Judge, Jr. and Judge Group, who, in the aggregate, held or otherwise controlled approximately 73.4% of the JIS Voting Shares as of the JIS Record Date and who, in the aggregate, held or otherwise controlled approximately 13.4% of the outstanding shares of JIS Series A Preferred Stock, presently exercisable, as of the JIS Record Date, have advised JIS that they presently intend to vote their shares in favor of the Merger Proposal.


     Each stockholder can vote personally or by proxy; a person acting as a proxy need not be a stockholder.

Solicitation and Revocation of Proxies

     The JIS Board is making the solicitation of proxies from its stockholders hereby. All shares represented by properly executed proxies will be voted in accordance with the directions on the proxies, unless such proxies are revoked prior to the vote. PROPERLY EXECUTED PROXIES CONTAINING NO INSTRUCTIONS REGARDING ANY PARTICULAR MATTER SPECIFIED THEREIN WILL BE VOTED FOR THE APPROVAL OF SUCH MATTER. The JIS Board does not know of any other matters which may come before the meeting of its stockholders. If any other matters are properly presented for action at the JIS Meeting, the named proxies will vote in accordance with their best judgment on such matters. JIS will bear the cost of solicitation of proxies for the JIS Meeting. In addition to the use of the mails, proxies may be solicited by telephone by directors, officers and employees of JIS who will not be specially compensated for such services. Any proxy solicitation firm or organization engaged by JIS, if any, will be reimbursed by JIS for reasonable expenses and receive customary fees for its services. JIS will request that this Proxy Statement/Prospectus, the proxy and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling such matters.

     A stockholder of JIS who executes and returns a proxy has the power to revoke it at any time before it is voted. The giving of a proxy does not affect a stockholder's right to attend and vote in person at the JIS Meeting. A stockholder's presence at a meeting, however, will not in itself revoke the stockholder's proxy. A JIS stockholder giving a proxy pursuant to this solicitation may revoke such proxy by delivering a written revocation to the Secretary of JIS at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004. No revocation by written notice, however, will be effective unless and until such notice is received by the Secretary of JIS prior to the date of the applicable meeting or by the inspector of election at the applicable meeting prior to the closing of the polls. Further, a stockholder who has given a proxy may not revoke such proxy solely by voting in person at the applicable meeting. In order to vote in person at the meeting, such stockholder must first comply with the proxy revocation procedure described in this paragraph.

                                   THE MERGER

General

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. Stockholders are urged to read the Merger Agreement carefully.

     Pursuant to the Merger Agreement, JIS will merge with and into Acquisition. Following the Merger, Acquisition, as the Surviving Corporation, will be renamed "Judge Imaging Systems, Inc." and will continue in existence as a Delaware corporation, all of whose issued and outstanding shares will be owned by Judge Group. The separate corporate existence of JIS will cease. The stockholders of JIS immediately prior to the Effective Time will become shareholders of Judge Group and their rights as shareholders of Judge Group will be governed by Pennsylvania law.

Effective Time

     Acquisition and JIS anticipate filing a Certificate of Merger and all other documents required to effect the Merger with the Secretary of State of the State of Delaware promptly after the adoption of the matters to be considered at the JIS Meeting and the satisfaction, or waiver, of the conditions contained in the Merger Agreement. The Merger shall become effective at the time of the filing of the Certificate of Merger or at such later time as may be specified in the filing.

     One of the principal conditions to the Merger is the successful completion by Judge Group of its proposed Public Offering prior to, or simultaneously with, the Merger. The successful completion of the proposed Public Offering is a non-waivable condition to the Merger. See "The Merger -- The Merger Agreement -- Conditions to the Merger."

Conversion of Shares; Exchange Ratio

     The Merger Agreement provides that, upon the Effective Time of the Merger, other than shares held by Judge Group or dissenting stockholders, (i) each outstanding share of JIS Common Stock shall be converted into the right to receive such number of Judge Group Common Shares as equals $2.50 divided by the IPO Price and (ii) each share of JIS Series A Preferred Stock shall be converted into the right to receive such number of Judge Group Common Shares obtained by
(A) dividing $2.50 by the IPO Price, and (B) multiplying the quotient so obtained by the number of shares of JIS Common Stock issuable upon the conversion of such shares of JIS Series A Preferred Stock immediately prior to the Effective Time (as of the date of the Merger Agreement such conversion ratio was one share of JIS Common Stock per share of JIS Series A Preferred Stock), with cash paid in lieu of any resulting fractional shares. Assuming none of the JIS stockholders duly elects dissenters' rights of appraisal under Delaware law and 3,000,000 shares are sold in the Public Offering by Judge Group at $10.00 per share, JIS stockholders will be entitled to receive in the aggregate 895,673 Merger Shares at the Effective Time of the Merger. Immediately after the Merger and the Public Offering, the current holders of shares of JIS Common Stock and JIS Series A Preferred Stock, other than Judge Group, will own, in the aggregate, approximately 6.9% of the then outstanding Judge Group Common Shares (approximately 6.7% on a fully-diluted basis).

     The Judge Group Common Shares outstanding at the Effective Time will not be changed as a result of the Merger. All such Judge Group Common Shares will remain issued and outstanding.

Background of the Merger


     Prior to February 1996, a company called Judge Computer Corporation ("Judge Computer") was engaged in the document management, imaging and workflow business. Judge Computer, founded in 1984, first entered the imaging business in 1988. Judge Computer was approximately 33% owned by Judge Group and approximately 47% owned by Martin E. Judge, Jr. and, consequently, was an affiliate of Judge Group under Mr. Judge's control. As part of Mr. Judge's strategy to expand the imaging business through acquisitions, Judge Computer entered into a merger agreement, dated December 1, 1995, with DataImage, Inc., a Delaware corporation ("DataImage"). DataImage was a publicly-held company engaged in the imaging business which had a history of unprofitable operations and which needed to either merge with another company or obtain financing in order to continue operations. Pursuant to the merger agreement, on February 29, 1996, Judge Computer merged into DataImage, with DataImage being the surviving corporation in the merger. In the merger, DataImage's name was changed to Judge Imaging Systems, Inc. ("JIS") and the officers and directors of Judge Computer became officers and directors of JIS. Immediately after the merger, the former stockholders of DataImage owned approximately 5% of JIS's fully diluted outstanding common stock, certain investors that provided approximately $888,000 of financing to the combined entity at the time of the completion of the merger acquired approximately 17% of JIS's fully-diluted outstanding common stock and the remaining approximately 78% of the fully-diluted outstanding common stock of JIS was acquired in the merger by the former stockholders of Judge Computer. As a result of the merger, Judge Group owned approximately 25.6% and Mr. Judge owned an additional 31.4% of JIS's fully diluted common stock.


     At the time of the completion of the merger, management of JIS realized that additional funding would be needed by the combined company to execute its plan to expand its imaging business. Consequently, beginning in March 1996, Mr. Judge, in his capacity as Chairman of JIS, began discussions with the financial community regarding the feasibility of raising a significant amount of equity capital for JIS through either a public offering or private placement of its securities. In the course of those discussions, Mr. Judge also inquired about the possibility of the Judge Group making its own public offering of shares of its common stock for the purpose of raising the additional equity capital needed to pursue its own growth and expansion plans. During this time, Mr. Judge also discussed with an information technology industry consulting firm retained by Judge Group the advantages of combining the two companies. In May 1996, based on these discussions and inquiries, Mr. Judge concluded that if the Judge Group were to combine its operations with those of Judge Imaging, the resulting company might be a more attractive vehicle for a public offering than if JIS and Judge Group were each to complete an offering on its own. Further, absent such a combination, it appeared to Mr. Judge that, because of his perception that JIS would need to report several consecutive quarters of positive net income before undertaking a public offering, it would not be possible for JIS to complete a public offering until at least sometime during the second half of 1997. In addition, based in part upon his discussions with the industry consultants, Mr. Judge concluded that the combination of the two companies would better position them for future growth and expansion and achievement of their business plan.

     Pursuant to Mr. Judge's determination to proceed both with the combination of Judge Group and JIS and a public offering, the following events occurred:

     o During May 1996, Mr. Judge formulated the terms of the Merger to be presented to the Board of Directors of Judge Group and JIS, including that Judge Group pay $2.00 of value in Judge Group Common Shares as consideration for each share of JIS Common Stock or JIS Series A Preferred Stock outstanding at the time of the Merger.

     o On or about June 12, 1996, Judge Group entered into a letter of intent with Janney Montgomery Scott Inc. ("Janney") pursuant to which Janney expressed its intention to act as the managing underwriter of a public offering of common stock of Judge Group that would be completed at the time of Judge Group's acquisition of JIS.


     o During May through August, 1996, Mr. Judge had informal discussions with the other members of the Board of Directors of JIS regarding his proposal that JIS be acquired by Judge Group, that JIS shares should be valued in the Merger at $2.00 per share, that immediately after the Merger Judge Group complete a public offering of its common stock, and that the Merger be conditioned upon the successful completion of the Public Offering.


     o On August 16, 1996, Janney was retained by JIS to provide an opinion to JIS's Board of Directors as to whether the consideration to be received by the stockholders of JIS is fair from a financial point of view.


     o On September 4, 1996, the Board of Directors of JIS met to consider and vote upon the Merger and Merger Agreement. At the meeting, the merger consideration was increased from $2.00 to $2.50 of value, payable in Judge Group Common Shares, valued at the IPO Price, and Janney rendered its oral opinion to the Board that the consideration to be paid in the Merger was fair from a financial point of view to the stockholders of JIS. The Board of Directors, with Messrs. Judge and Dunn abstaining, approved the Merger and the Merger Agreement as being in the best interest of the stockholders of JIS and directed that the Merger proposal be submitted to the stockholders of JIS for their approval.

     o On September 4, 1996, the Board of Directors of Judge Group approved Judge Group's acquisition of JIS by its Merger with Acquisition and approved the terms of the Merger Agreement.

     o On September 30, 1996, Judge Group filed a registration statement with the SEC registering the shares it proposes to sell in the Public Offering.

                                     * * *

Reasons for and Effects of the Merger

     The Board of Directors of JIS approved the combination of JIS with Judge Group for a number of reasons, including:

     o The belief that the combination would allow JIS to pursue a more ambitious growth strategy in 1997 than would otherwise be possible in view of its limited financial resources and the possibility that it could not complete a public offering for at least a year.

     o The belief that the Merger will increase the probability that a public offering could be completed, and at a higher valuation, than if either company were to attempt to complete a public offering alone.

     o The belief that the Merger will eliminate conflicts of interest that might otherwise arise if the two companies were to continue to operate under common control, with different minority stockholder groups.

     o The belief that the combination of the two businesses may result in a lower cost structure and greater operating efficiencies than would be the case if each company were to operate independently, by, among other things, reducing overhead through the elimination of duplicative employee positions in finance and operations.

     o The belief that the combination of the companies, together with the implementation of appropriate sales incentives, would result in the sales personnel of each operating unit selling all of the services and product offerings of the combined companies to their customers, rather than only those offerings of their business unit.

     o The belief that the combination of the two companies would position the combined company to market itself as a single source provider to large business organizations of their information technology needs in the areas of staffing, consulting, document management, imaging and workflow, and training.

JIS Fairness Opinion

     The JIS Board retained Janney as its financial advisor to review the Merger and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by JIS stockholders in connection with the Merger.

     Janney rendered its opinion to the JIS Board on September 4, 1996 and subsequently confirmed in writing that, as of such date, the consideration to be received by JIS stockholders in connection with the Merger, taken as a whole, is fair to such stockholders from a financial point of view. Janney was not requested to, and did not, make any recommendations to the JIS Board as to the form or amount of consideration to be received by JIS stockholders, that being determined by negotiation between JIS and Judge Group. No limitations were imposed on Janney by the JIS Board with respect to the investigations made or the procedures followed by it in rendering its opinions.

     The description of Janney's opinion, as set forth below, is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this Proxy Statement/Prospectus. JIS stockholders are urged to read carefully the full text of the opinion for a description of the assumptions made, factors considered and limitations on the review undertaken by Janney. Janney's opinion does not constitute a recommendation to any JIS stockholder as to how such stockholder should vote at the JIS Meeting.

     Information and Materials Considered. In advising the JIS Board and rendering its opinion, Janney reviewed, among other things: (a) the draft Definitive Merger Agreement dated August 27, 1996 between Judge Group and JIS;
(b) Annual Report to Stockholders and Annual Report on Form 10-KSB of DataImage for the fiscal year ended December 31, 1995; (c) Quarterly Report on Form 10-QSB of JIS for the quarter ended March 31, 1996 and initial Quarterly Report on Form 10-QSB of JIS for the quarter ended June 30, 1996 (the "Initial 10-QSB"); (d) Form 8-K for JIS dated February 29, 1996; (e) Form 8-K/A for JIS dated March 15, 1996; (f) closing bible for the merger of Judge Computer Corporation and DataImage, Inc. dated February 28, 1996; (g) certain internal, unaudited financial statements, operating data, and other information for JIS furnished by management of JIS; (h) certain budgets and financial projections for JIS prepared by the management of JIS; (i) financial reports, operating data and other information furnished by JIS or which were publicly available; (j) the reported historical market prices, trading volume and market for the equity securities of JIS; and (k) certain financial and stock market information for certain other publicly traded companies in lines of business similar to JIS. In addition, Janney held discussions with the management of JIS regarding its business, operating results, financial condition, prospects and the Merger, and undertook other analyses, studies and investigations as it considered appropriate. Subsequent to the delivery of its opinion to the Board of JIS, JIS filed an amended quarterly report on Form 10-QSB for the quarter ended June 30, 1996. The amended report reflected revenues for the three months ended June 30, 1996 of $3,685,156 as opposed to $3,687,180 in the Initial 10-QSB, and a net loss before preferred dividends of ($128,874) as opposed to net income before preferred dividends of $1,726 in the Initial 10-QSB. Janney did not update its analysis to take these differences into account.

     In connection with its review, Janney assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion. Janney also relied upon the assessments of the management of JIS regarding its business, prospects and the Merger and also assumed that the budgets and financial projections of JIS were reasonably prepared by its management on bases reflecting the best currently available estimates and good faith judgements of the future financial performance of JIS. Janney did not undertake any independent valuations or appraisals of the real properties, assets or liabilities of JIS, nor was it furnished with any such valuations or appraisals. In rendering its opinion, Janney also assumed that regulatory approvals required to complete the Merger will not include any conditions that will have a material adverse effect on the operations and prospects of JIS. Janney's opinion was necessarily based upon economic, market and other conditions as they existed and could have been evaluated on the date of its opinion.

     Limitations of Analyses. The following summarizes the material analyses performed by Janney for purposes of rendering its opinion. This summary does not purport to be a complete description of the analyses performed or the matters considered by Janney in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis. Janney believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered, without considering all factors and analyses, could lead to inappropriate conclusions. In performing its analyses, Janney made numerous estimates and assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of JIS, Judge Group or Janney. Since such estimates are inherently subject to uncertainty, neither Janney, JIS nor any other person assume any responsibility for their accuracy. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold.

     Overview of Analyses. In rendering its opinion, Janney performed separate analyses for JIS using several standard valuation methodologies to derive a range of implied equity values of JIS. The analyses performed with respect to JIS included: (i) comparisons of the financial performance of JIS to the financial performance and stock trading multiples of publicly traded companies that Janney considered comparable, for purposes of this analysis and after discussions with the management of JIS; (ii) discounted cash flow analyses;
(iii) comparisons of mergers, acquisitions and other business combinations of companies that Janney considered comparable to JIS, for purposes of this analysis and after discussions with the management of JIS; (iv) a comparison of the aggregate consideration to be received by JIS stockholders in the Merger to the historical public market value of the Common Stock of JIS.

     Janney prepared two sets of projections for the years 1996 through 2000 for JIS based on 1996, 1997 and 1998 financial projections prepared by, and after discussions with, the management of JIS. Scenario 1 gave consideration to potential synergistic benefits that may result in JIS as a result of the merger with Judge Group, and Scenario 2 did not give consideration to such synergistic benefits. The major assumptions underlying Scenario 1 included: i) compound annual revenue growth from 1996 to 2000 of 44.0%; ii) gross margins of 26.2% in 1996, 31.2% in 1997, and 32% in 1998, 1999 and 2000; and iii) operating profit margins of 1.6% in 1996, 11.5% in 1997, and 12.3% in 1998, 1999 and 2000. The
major assumptions underlying Scenario 2 included: i) compound annual revenue growth from 1996 to 2000 of 29.4%; ii) gross margins of 26.2% in 1996 and 27.0% in 1997 through 2000; and iii) operating profit margins of 1.6% in 1996 and 5.0% in 1997 through 2000.

     In performing the discounted cash flow analyses, Janney discounted the projected unlevered free cash flows and exit terminal value of JIS to their present value. The projected unlevered free cash flows of JIS from 1997 through 2000 and an estimated range of terminal exit values at the end of 2000 were discounted to present values using a range of discount rates determined by Janney. 2000 terminal exit values were derived primarily based on multiples of projected operating profit and net income.

     To calculate implied values on a per share basis, Janney assumed that the number of shares of JIS Common Stock outstanding was equal to the total of (i) the 3,980,141 shares of JIS Common Stock currently outstanding; (ii) the conversion of the shares of the Series A Preferred Stock into 822,628 shares of JIS Common Stock; and (iii) the issuance of 25,000 shares of JIS Common Stock upon the exercise of outstanding stock options.

     Analysis of JIS. Janney compared the financial performance of JIS to the financial performance and stock market trading publicly traded document management hardware, software and service companies: Cornerstone Imaging, Inc., Excalibur Technologies Corp., Filenet, Inc., F.Y.I., Inc., Information Management Technology Corp., Innodate Corp., Optika Imaging Systems, Inc., Scan Optics, Inc., Scan-Graphics, Inc., and Visioneer, Inc.; and eleven publicly traded information technology systems and service providers: Affiliated Computer Services Inc., AmeriData Technologies, Inc., Analysis & Technology, Inc., Broadway & Seymour, Inc., CACI International, Inc., Cambridge Technology Partners, Inc., Computer Horizons Corp., Network Imaging Corp., Keane, Inc., MAI Systems Corp., and Techforce Corp. This analysis revealed that JIS's revenues grew 130.6% and, based on the Initial 10-QSB, 31.9%, respectively, from 1994 to 1995 and from 1995 to the second quarter of 1996, compared to growth rates in revenues of (16.0)% to 60.2% and (29.9)% to 47.4% for the comparable public companies, respectively. JIS's latest twelve month operating profit margin was, based on the Initial 10-QSB, (1.0)%, compared to low, mean and high operating margins of (28.9)%, (1.1)%, and 16.3%, respectively, for the comparable public companies. JIS's earnings were projected to grow between 1,500% (Scenario 2) to 4,200% (Scenario 1) in 1997, compared to average earnings growth for the comparable public companies of 133%, based on consensus earnings estimates from Zacks Wall Street Forecasts. Janney noted that stock price multiples for the public comparables ranged from 0.2 to 9.4 times latest twelve month revenues,
4.9 to 54.1 times latest twelve month operating profit, 6.8 to 111.4 times 1996 estimated earnings and 4.6 to 49.6 times 1997 estimated earnings. Enterprise value multiples (total stock market capitalization adjusted for debt and cash) ranged from 0.3 to 8.7 times latest twelve months revenues, 3.4 to 44.7 times latest twelve months operating cash flow and 4.2 to 53.2 latest twelve months operating profits. The range of stock price and enterprise value multiples to operating performance are quite broad and, therefore, subject to interpretation. Janney concluded that the appropriate range of implied equity values was between $2.42 and $3.70.

     Janney also compared the financial performance of JIS to the financial performance and valuation multiples of mergers, acquisitions and other business combinations within the last 24 months of 37 public and 17 private companies with latest twelve month revenues of less than $200 million and engaged in one or more of the following businesses: computer service programming, prepackaged software, data preparation services, information retrieval services, computer repair, computer related services and engineering services. With respect to the public companies, this analysis revealed purchase price multiples ranging from
0.2 to 19.6 times latest twelve months revenues, 1.8 to 144.9 times latest twelve months operating cash flow, (230.1) to 215.1 latest twelve months operating profits, (0.6) to (201.2) times latest twelve month earnings per share times book value. In addition, this analysis revealed four-week purchase price premiums (purchase price per share premium over market price of common stock of target four weeks prior to announcement of the merger or acquisition) ranging from (69.7)% to 125.9%, and one week purchase price premiums ranging from (21.3)% to 80.0%. Data with respect to the transactions involving private companies was generally less available than those involving public companies; however, this analysis revealed purchase price multiples ranging from 1.0 to 2.6 times latest twelve months revenues. The range purchase price multiples to operating performance are quite broad and, therefore, subject to interpretation. Janney concluded that the appropriate range of implied equity values was between $1.44 and $2.89.

     Janney also performed a discounted cash flow analysis for JIS. The unlevered free cash flows of JIS in Scenario 1 were derived from: i) compound annual revenue growth of 44.0% from 1996 to 2000; ii) operating profit margin of 12.3% in 1998 through 2000; iii) net income margin of 7.7% in 1998, 7.9% in 1999 and 8.0% in 2000; and iv) capital expenditures of approximately $500,000 annually. The unlevered free cash flows of JIS in Scenario 2 were derived from:
i) compound annual revenue growth of 29.4% from 1996 to 2000; ii) operating profit margin of 5.0% in 1998 through 2000; iii) net income margin of 3.0% in 1998 and 1999 and

3.1% in 2000; and iv) capital expenditures of approximately $250,000 annually. Unlevered free cash flows for JIS were not significant in any year in either Scenario due to the expectation that significant increases in working capital would be necessary to fund anticipated revenue growth. Janney considered a range of terminal exit values from $57 million to $113 million in Scenario 1, which represented enterprise values of 0.7 to 1.5 and 5.3 to 11.6 times 2000 projected revenues and operating cash flows, respectively, and 10.0 to 20.0 times 2000 projected net income. Janney considered a range of terminal exit values of $15 million to $29 million in Scenario 2, which represented enterprise values of 0.3 to 0.6 and 5.4 to 11.2 times 2000 projected revenues and operating cash flows, respectively, and 10.0 to 20.0 times 2000 projected net income. Janney discounted the unlevered free cash flows for the four year period and terminal exit values to a present value using a range of discount rates from 20.0% to 30.0%, which Janney estimated to be JIS's weighted average cost of capital, to derive a range of implied equity values per share of $2.35 and $5.23.

     Janney also compared the consideration to be received by JIS stockholders in the Merger to historical market values of JIS Common Stock. The bid and ask price on August 30, 1996 for JIS's Common Stock was $1.00 and $3.00, respectively; the bid has ranged from a high of $1.00 to a low of $0.03 over the past 25 week period, while the ask has ranged from a high of $3.00 to a low of $0.03 over the same period.

     Based on the above analyses, Janney concluded that the range of implied values per share of JIS was between $2.42 and $3.70.

     Comparison of Merger Consideration to Implied Value of JIS. Janney compared the consideration to be received by JIS stockholders in the Merger (the fraction of a Judge Group Common Share equal to $2.50 per share of JIS Common Stock) with the range of implied equity values of JIS, which represented a premium of 3.3% at the low end of the implied valuation range to a discount of 32.4% at the high end of the implied valuation range.

     Qualitative Considerations. In rendering its opinion, Janney noted that Judge Group has become a significant provider of IT professional services in the last three years and that industry analysts believe the IT professional services industry, especially technical temporary staffing, is experiencing a period of rapid growth and expect the trend to continue for several years. Janney also noted the stock price trading history and liquidity of JIS Common Stock, compared to the anticipated liquidity of Judge Group Common Shares. JIS has approximately 4.8 million fully-diluted shares of Common Stock outstanding, of which 250,000 are in the public float, and has a nominal average daily trading volume. It is anticipated that Judge Group will offer to the public approximately 3.65 million shares, not including the underwriters over-allotment option, and that shareholders of JIS will own approximately 900,000 Judge Group Common Shares after the Merger.

     The JIS Board selected Janney based upon its experience, expertise and reputation as investment bankers and professionals in the securities industry. Janney is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. Janney has not provided investment banking or financial advisory services to JIS in the past.

     Pursuant to a letter agreement dated August 16, 1996 between Janney and JIS, JIS agreed to pay Janney a financial advisory fee of $40,000, $5,000 payable upon the execution of the letter agreement and $35,000 on the date Janney initially rendered its opinion to the JIS Board. Additionally, JIS has agreed to reimburse Janney for expenses in the amount of $10,000, including attorneys' fees and disbursements, incurred in connection with preparation of this opinion. The obligation of JIS to pay such fees was not contingent on the opinion expressed by Janney.

     JIS also agreed to indemnify Janney for expenses reasonably incurred by it in connection with its engagement, including the fees of its legal counsel, and to indemnify Janney and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain claims, liabilities, losses, damages and expenses, including liabilities that may arise under federal securities laws, related to or arising from its engagement.

     Pursuant to a letter agreement dated June 12, 1996 between Janney and Judge Group, Judge Group retained Janney to serve as a manager in an initial public offering of Common Stock by Judge Group, the anticipated occurrence of which would be contingent upon the successful merger of JIS into Acquisition.

The Merger Agreement

     Representations and Warranties. The Merger Agreement contains representations and warranties by each of Judge Group, Acquisition and JIS, relating to, among other things, (a) the proper organization of each corporation and of their respective subsidiaries and similar matters; (b) the respective capital of each corporation; (c) other than specified agreements, the absence of options, warrants or similar agreements relating to securities, equity interests and dividends of each corporation; (d) the issued and outstanding securities of their respective subsidiaries and the absence of liens or agreements relating thereto; (e) the authorization, performance and enforceability of the Merger Agreement; (f) the validity of the Merger and the transactions contemplated thereby, including no contravention of applicable laws, the absence of governmental authorizations or permits required to effect the Merger and the identification of required third party approvals; (g) corporate records; (h) financial statements and reports; (i) books of account; (j) tax returns and taxes; (k) absence of undisclosed liabilities; (l) title to assets; (m) intellectual property; (n) contracts; (o) compliance with applicable laws and court orders; (p) environmental matters; (q) absence of litigation and claims;
(r) insurance coverage; (s) employee benefit plans; (t) absence of false or misleading statements in the Registration Statement and compliance thereof with applicable provisions of the securities laws; (u) absence of certain events subsequent to June 30, 1996; and (v) absence of any broker's or finder's fees arising from the Merger Agreement.

     The Merger Agreement contains further representations and warranties of Judge Group concerning the due authorization, valid issuance, full payment and nonassessability of the Merger Shares at the time of issuance.


     The Merger Agreement contains further representations and warranties of JIS concerning (a) ownership of shares of JIS Common Stock and JIS Series A and Series B Preferred Stock (the "JIS Preferred Stock"); (b) receipt of a fairness opinion from Janney; and (c) non-applicability of Section 203 of the DGCL.


     The Merger Agreement provides that the representations and warranties set forth therein will not survive the consummation of the Merger.

     Conduct of Business Prior to Merger. Judge Group and JIS have each agreed, except as otherwise approved by the parties in writing or provided in the Merger Agreement and, except for the acquisition of Berkeley and Systems Automation by Judge Group prior to the Merger, it will operate its business only in the ordinary course and in substantially the same manner as it has been operated in the past.

     Certain Covenants. Pursuant to the Merger Agreement, Judge Group and JIS have each agreed that it will, among other things, (a) prepare and file the Registration Statement and the Proxy Statement/Prospectus with the SEC; (b) cause a meeting of its stockholders to be duly called and held; (c) obtain all approvals, consents and permits required in connection with the consummation of the Merger; (d) give the other party full access to all of its assets, records, contracts and other documents relating to its business as the other party may reasonably request, subject to the parties holding such information in confidence as specified in the Merger Agreement; (e) cooperate with each other in releasing information concerning the Merger Agreement and the actions contemplated thereby, including press releases; and (f) notify the other party of certain events related to the Merger Agreement and the transactions contemplated thereby.


     The Merger Agreement contains further covenants by JIS that it shall (i) not solicit or participate in discussions with, or provide nonpublic information to, any third person concerning the sale of assets (other than in the ordinary course of business consistent with past practice) or shares of capital stock, or any merger, consolidation, recapitalization, liquidation or similar transaction, except as may be reasonably required to satisfy the fiduciary duties of its board of directors; (ii) identify all persons who may be deemed to be an affiliate of JIS within the meaning of the Securities Act at the time of the JIS Meeting; and (iii) obtain executed Affiliate Agreements, as provided in the Merger Agreement, from all Rule 145 Affiliates (as defined below).

     Conditions to the Merger. The obligations of each of Judge Group, Acquisition and JIS to consummate the Merger are subject to, among other matters, satisfaction of the following conditions (unless waived when permissible): (a) approval of the Merger by the stockholders of JIS, with dissenters holding, in the aggregate, not more than ten percent of the outstanding shares of JIS Common Stock and JIS Series A Preferred Stock immediately prior to the Effective Time; (b) the representations and warranties of the other party shall be true and correct in all material respects on the closing date of the Merger Agreement; (c) performance and satisfaction of all agreements and conditions required by the Merger Agreement to be performed or satisfied by it prior to the closing date; (d) provision by each party of the certificate of its chief executive and chief financial officer, as of the closing date, certifying that the conditions specified in (b) and (c) of this paragraph have been satisfied; (e) a tax opinion in form and substance satisfactory to each party that the Merger will qualify as a reorganization under Section 368(a) of the Code; (f) no court order shall have been issued or entered which would be violated by the completion of the Merger and no person who or which is not a party to the Merger Agreement shall have commenced any litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, the Merger Agreement or the transactions contemplated thereby, which, in each case, would or is reasonably likely to result in a material adverse effect to a party; (g) no party to the Merger Agreement shall have suffered a material adverse effect and there shall be no conditions existing or that might reasonably be expected to have an adverse effect on such party; (h) the Registration Statement shall have been declared effective, the information contained therein shall be true and correct in all material respects as of the date that the approval of the stockholders of JIS is obtained as provided in (a) of this paragraph and no stop order shall have been issued suspending such effectiveness and all approvals, consents, permits, licenses or qualifications from state securities authorities shall have been obtained and be effective; (i) Judge Group shall have received from each Rule 145 Affiliate an executed Affiliate Agreement; (j) the Convertible Senior Subordinated Promissory Notes of Judge (the "Notes"), issued by Judge pursuant to a 10% Convertible Senior Subordinated Note Purchase Agreement, dated July 1994, which Notes are convertible into Judge Group Common Shares, shall be converted into Judge Group Common Shares; (k) an option held by Raymond Sozzi (the "Sozzi Option") to purchase 25,000 shares of JIS Common Stock at an exercise price of $1.33 per share, shall be exercised on a "cashless" basis for 11,700 shares of JIS Common Stock; (l) the managing underwriter of the Public Offering shall have advised the parties that the Public Offering will be completed immediately following the Effective Time of the Merger; (m) Judge Group shall have applied for the listing of the Merger Shares on the Nasdaq Stock Market; (n) all approvals and consents required in connection with the Merger shall have been obtained; and (o) Judge Group shall have successfully completed an initial public offering of the Judge Group Common Shares.


     Indemnification. If the Merger is completed, all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers and directors of JIS, with respect to actions taken in their capacities as directors or officers of JIS prior to the Effective Time, as provided in the Certificate of Incorporation of JIS, the Bylaws of JIS or any indemnification agreements, prior to the Effective Time, shall survive the Merger and continue in full force and effect as obligations of the Surviving Corporation, the performance of which Judge Group guarantees.

     Amendments; Waiver; Termination. The Merger Agreement may be amended by written agreement of each of the parties. In addition, each party may at any time in writing (signed on behalf of such party by a duly authorized officer) waive the other party's compliance with certain terms and conditions of the Merger Agreement. (The successful completion of the proposed Public Offering is a non-waivable condition to the Merger.) The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual agreement of the Judge Group Board and the JIS Board; (b) by action of the Judge Group Board or the JIS Board if (i) the Merger is not consummated on or before March 31, 1997, or such later date mutually agreed to by the parties, provided that the party seeking to terminate the Merger Agreement is not otherwise in breach in any material respect of any of its obligations thereunder; or (ii) any court of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; or (c) by action of either the Judge Group Board or the JIS Board if (i) the other party has failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, or (ii) the respective board of directors does not recommend to its stockholders the approval of the Merger or withdraws or modifies, in a manner adverse to the other party, its approval or recommendation of the Merger, or takes any other action to facilitate a similar transaction with any third party.

Listing of Merger Shares


     Judge Group has been approved for listing of the Merger Shares on the Nasdaq Stock Market upon consummation of the Merger and the Public Offering. The NASD By-Laws require Judge Group to maintain certain quantitative standards for continued listing on the Nasdaq Stock Market. There can be no assurance, however, that Judge Group will continue to meet the NASD's maintenance criteria.


Interests of Certain Persons in the Merger

     In considering the recommendations of the Judge Group and JIS Boards with respect to the Merger, stockholders should be aware that certain directors, officers and employees of Judge Group and JIS have an interest in the consummation of the Merger, as described below.


     Martin E. Judge, Jr. is Chairman of the Board and Chief Executive Officer of both JIS and the Judge Group. Mr. Judge owns 1,486,021 shares of JIS Common Stock indirectly through Takema Ltd., L.P., a Delaware Limited Partnership ("Takema") of which he is the General Partner and, as the controlling shareholder of Judge Group, may be deemed to be a beneficial holder of an additional 1,231,778 shares of JIS owned directly by Judge Group. Mr. Judge also owns 27,628 shares of JIS Series A Preferred Stock indirectly through Takema. Mr. Judge's beneficial ownership of the fully-diluted Common Stock of JIS at the date of this Proxy Statement/Prospectus is approximately 57.0%. Michael A. Dunn, a director of JIS and a director and President - Contract Placement, of Judge Group, and has disposition authority over 176,290 shares of JIS Common Stock held by the Michael A. Dunn Descendants' Trust. It is anticipated that Messrs. Judge and Dunn will sell 270,000 and 150,000 shares of Judge Group Common Shares, respectively, in the Public Offering (300,000 and 170,000 shares, respectively, if the underwriters' over-allotment option is fully exercised). Wendy Greenberg-Marcelli is a director and the President of JIS and the Vice President of Judge Group. Ms. Greenberg-Marcelli owns 73,058 shares of JIS Common Stock and 7,500 shares of Series A Preferred Stock directly. Marvin N. Demchick and Robert E. Keith, Jr., directors of JIS, each own 12,268 shares of JIS Common Stock and 37,500 shares of JIS Series A Preferred Stock. In addition, Messrs. Demchick and Keith own 52,600 and 26,300 shares of Judge Group Common Shares, respectively. Mr. Keith is also a principal shareholder of The Gemstone Group, Inc. ("Gemstone"), which owns 171,739 Judge Group Common Shares. Messrs. Keith and Demchick, currently propose to sell 8,000 and 16,000 of their Judge Group Common Shares, respectively, in the Public Offering (15,550 and 31,111 Judge Group Common Shares, respectively, if the Underwriters' over-allotment option is exercised in full).


JIS Treasury Stock

     The Merger Agreement provides that each share of JIS Common Stock and each share of any class or series of JIS Preferred Stock held in the treasury of JIS prior to the Effective Time, if any, will be cancelled and will cease to exist at and after the Effective Time of the Merger without the payment of any consideration therefor.

JIS Series B Preferred Stock

     The Merger Agreement provides that each share of JIS Series B Preferred Stock will be cancelled and will cease to exist at and after the Effective Time of the Merger without the payment of any consideration therefor. All such shares currently outstanding are owned by Judge Technical, a wholly-owned subsidiary of Judge Group.

JIS Stock Options and Warrants


     Prior to the Effective Time, JIS will accelerate the vesting of any options that are not yet vested and all holders of outstanding options and warrants to purchase shares of JIS Common Stock will have the opportunity to exercise such options or warrants prior to the Effective Time of the Merger. In addition, Raymond Sozzi will have exercised, on a "cashless" basis for 11,700 shares of JIS Common Stock, an option to purchase 25,000 shares of JIS Common Stock at an exercise price of $1.33 per share. The Merger Agreement provides that all options and warrants to purchase JIS Common Shares which are outstanding immediately prior to the Effective Time (i.e., which have not been exercised for shares of JIS Common Stock) will be cancelled and will cease to exist at and after the Effective Time, and no capital stock of Judge Group or the Surviving Corporation, cash or other consideration will be paid or delivered in exchange therefor in connection with the Merger. Assuming the holders of outstanding options and warrants to purchase shares of JIS Common Stock exercise such options or warrants prior to the Effective Time, they will be entitled to receive a portion of the Merger Shares based on the exchange ratio described above. See "The Merger -- Conversion of Shares; Exchange Ratio."


JIS Common Stock Owned by Judge Group

     The Merger Agreement provides that each share of JIS Common Stock owned by Judge Group immediately prior to the Effective Time shall be cancelled and shall cease to exist at and after the Effective Time without payment of any consideration therefor.

Exchange of Stock Certificates

     As of the Effective Time, each certificate formerly representing shares of JIS Common Stock or JIS Series A Preferred Stock (the "JIS Certificates") shall be deemed for all purposes to evidence ownership of the right to receive the Merger Shares until surrendered to the exchange agent. The exchange agent for the JIS Common and Series A Preferred Stock is Registrar and Transfer Company, Cranford, New Jersey. Its telephone number is (908) 272-0260 (the "Exchange Agent").

     As promptly as practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal and instructions to each holder of record of JIS Certificates to be used by such holder in forwarding JIS Certificates to the Exchange Agent. Each stockholder will be required to return a properly completed transmittal letter, together with any JIS Certificates listed on the transmittal letter, to the Exchange Agent in order to receive such whole number of Judge Group Common Shares. STOCKHOLDERS OF JIS SHOULD NOT SEND JIS CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A TRANSMITTAL LETTER. Any JIS Certificate which prior to the Effective Time represented shares of outstanding JIS Common Stock or JIS Series A Preferred Stock (other than shares with respect to which dissenters' rights of appraisal have been duly exercised) will, after the Effective Time and prior to surrender, be deemed to evidence ownership of the right to receive the Merger Shares which the holder of such JIS Certificate would be entitled to receive (subject to the provisions governing fractional shares) upon surrender of the JIS Certificate.

Fractional Shares

     No fractional Judge Group Common Shares will be issued as a result of the Merger. Each holder of a fractional interest in a Judge Group Common Share will be entitled to receive a cash amount in lieu of such fractional interest equal to such fractional interest multiplied by the IPO Price.

Charter and By-Laws of Surviving Corporation

     After the Effective Time, the holders of JIS Common and Series A Preferred Stock will be shareholders of Judge Group, a Pennsylvania corporation, and will be subject to Pennsylvania law. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions therein and as provided by the Delaware General Corporation Law, as amended (the "DGCL"), except that as of the Effective Time, the following provision of the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as follows:

     "1. The name of the corporation is Judge Imaging Systems, Inc."

     The By-Laws of the Surviving Corporation shall be the By-Laws of Acquisition as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions therein and the Certificate of Incorporation and as provided by the DGCL.

Management After the Merger

     The Merger Agreement provides that the directors and officers of JIS immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation.


     After the Merger and the Public Offering, the Board of Directors of Judge Group will consist of the following persons: Martin E. Judge, Jr., Richard Furlano and Michael A. Dunn. In addition, within 90 days after the effective date of the registration statement, Judge Group will increase its Board by two directors, both of whom will be independent.


     After the Merger and the Public Offering, the officers of Judge Group will be as follows: Martin E. Judge, Jr. - Chairman of the Board and Chief Executive Officer; Richard T. Furlano - President; Michael A. Dunn - Executive Vice President; Jeffrey J. Andrews - Chief Financial Officer and Treasurer; Katharine
A. Wiercinski - Secretary and Vice President - Human Resources; and Wendy Greenberg-Marcelli - Vice President.

Absence of Regulatory Filings and Approvals

     The Merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which provide that certain merger transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. Other than certain filings and approvals which may be required under certain state securities or "blue sky" laws, there are no federal or state regulatory requirements that must be complied with or approval obtained in connection with the Merger.

Accounting Treatment


     As a result of the Merger, JIS will become a wholly-owned subsidiary of Judge Group at the time of the Public Offering. In accordance with Accounting Principles Board Opinion No. 16 and related literature, Judge Group's acquisition in the Merger of the majority of the shares of JIS, which are owned by Judge Group, Martin E. Judge, Jr., or other owners of Judge

Group securities, will be accounted for as a corporate reorganization of entities under common control, similar to pooling accounting. However, Judge Group's acquisition in the Merger of the remaining JIS shares (the "Minority Interest Shares") will be accounted for in accordance with "purchase accounting" principles, whereby the pro rata portion of JIS' assets and liabilities as of September 30, 1996 will be recorded at their fair values. The excess of the value of the Judge Group shares issued in exchange for the Minority Interest Shares over the fair value of the net assets attributable to the minority interest will be recorded as goodwill.


Material Federal Income Tax Consequences

     Set forth below is a discussion which summarizes the intended material federal income tax consequences of the Merger to holders of JIS Common Stock and JIS Series A Preferred Stock under the Internal Revenue Code of 1986, as amended (the "Code"), and the tax opinion of Drinker Biddle & Reath, counsel to Judge Group, which has been rendered in connection with the Merger (the "Tax Opinion"). Neither the discussion nor the Tax Opinion deals with (i) all federal income tax considerations of the Merger, such as the tax consequences to Judge Group or JIS, (ii) all of the tax considerations that may be relevant to particular stockholders of JIS such as stockholders who are dealers in securities, foreign persons, tax-exempt entities or stockholders who received their stock in JIS in connection with JIS stock option plans, (iii) the impact of the alternative minimum tax (except to the limited discussion herein presented regarding alternative minimum tax) or (iv) the impact of any "parachute payments." In addition, neither the discussion nor the Tax Opinion addresses any state, local or foreign tax considerations or any federal estate, gift, employment, excise or other non-income tax considerations. The following discussion and the Tax Opinion are based upon provisions of the Code, regulations, administrative filings and judicial decisions presently in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

ALL JIS STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     No ruling from the Internal Revenue Service ("IRS") has been or will be sought with respect to the tax consequences of the Merger. Drinker Biddle & Reath, counsel to Judge Group, has rendered a Tax Opinion to Judge Group, summarized below, with respect to certain federal income tax consequences of the Merger to the holders of JIS Common Stock and JIS Preferred Stock in connection with the Merger. In rendering the tax opinion, Drinker Biddle & Reath relied on the representations of officers of Judge Group and JIS as to certain relevant matters. The Tax Opinion is not binding on the IRS, and it will not preclude the IRS from taking a contrary position. In the Tax Opinion, Drinker Biddle & Reath has opined as follows:

          (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

          (2) No gain or loss will be recognized to JIS stockholders upon receipt of Judge Group Common Shares in exchange for their shares of JIS Common Stock and/or JIS Series A Preferred Stock pursuant to the Merger;

          (3) To the extent that they hold their shares of JIS Common Stock and/or JIS Series A Preferred Stock as capital assets, JIS stockholders receiving cash (i) as a result of the exercise of dissenters' rights or
     (ii) in lieu of fractional shares of JIS Common Stock and/or JIS Series A Preferred Stock will recognize capital gain, if any, on the exchange to the extent that the cash so received exceeds the basis allocable to such shares (provided that the receipt of cash is not "substantially equivalent to a dividend" by reason of such stockholders' pre-existing direct or constructive ownership of Judge Group Common Shares, if any);

          (4) Each JIS stockholder's basis in shares of Judge Group Common Stock received in the Merger will equal his basis in shares of JIS Common Stock and/or JIS Series A Preferred Stock exchanged therefor; and

          (5) To the extent that they hold their shares of JIS Common Stock and/or JIS Series A Preferred Stock as capital assets, JIS stockholders will include the holding period for the shares of JIS Common Stock and/or JIS Series A Preferred Stock surrendered in the Merger in their holding period of Judge Group Common Shares received in the Merger.

     Regardless of the qualification of the Merger as a "reorganization," a recipient of the Judge Group Common Shares would recognize income to the extent such shares were considered to be received in exchange for services or property (other than solely JIS Common Stock or JIS Series A Preferred Stock). All or a portion of such income may be taxable as ordinary income. Gain would also be recognized to the extent a JIS stockholder was treated as receiving (directly or indirectly) consideration other than Judge Group Common Shares in exchange for such stockholder's shares of JIS Common Stock and/or JIS Series A Preferred Stock.

     A stockholder of JIS who receives cash pursuant to the Merger in lieu of fractional share interests will be treated as having received such fractional Judge Group Common Shares pursuant to the Merger and then as having received such cash in redemption of such fractional share interests subject to the provisions of Section 302 of the Code. The circumstances under which cash is being issued pursuant to the Merger in lieu of a fractional share interest appear to satisfy the guidelines under which the IRS will generally issue a ruling that the receipt of such cash will qualify for capital gain or loss treatment (provided such fractional interest is held as a capital asset at the time of such exchange). No such advance ruling will be sought from the IRS, nor is the receipt of such a ruling a condition to the consummation of the Merger.

Agreements of Certain Judge Group Shareholders

     The holders of the Convertible Notes of Judge Group, which are outstanding in the principal amount of $500,000, have agreed to convert their debt into 526,000 Judge Group Common Shares at the time of the Public Offering. Judge Group has agreed to include 160,000 of the Common Shares owned by the Noteholders in the Public Offering (300,000 if the Underwriters' over-allotment option is exercised in full). In addition, pursuant to a 10% Convertible Senior Subordinated Note Purchase Agreement executed in July 1994, Judge Group will, from time-to-time after the Public Offering, register shares of Judge Group held by the Noteholders that are not sold in the Public Offering.

Consequences Under Federal Securities Laws

     The Judge Group Common Shares issuable in connection with the Merger have been registered under the Securities Act. Accordingly, there will be no federal securities law restrictions upon the resale or transfer of such shares by JIS stockholders except for those stockholders who are deemed "affiliates" of JIS, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act (the "Rule 145 Affiliates").


     Under the Merger Agreement, each Rule 145 Affiliate is required to enter into an Affiliate Agreement pursuant to which such Rule 145 Affiliate agrees to abide by Rule 145. Accordingly, a Rule 145 Affiliate may resell his or her Merger Shares: (i) in restricted amounts in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144, if the Rule 145 Affiliate is an affiliate of Judge Group; (ii) without restriction as to amount, if the Rule 145 Affiliate is not an affiliate of Judge Group, a period of at least two years (as determined in accordance with paragraph (d) of Rule 144) has elapsed since the date the Merger Shares were acquired from Judge Group, and Judge Group meets the Current Public Information requirements of paragraph (c) of Rule 144; or (iii) without restriction as to amount if the Rule 145 Affiliate is not, and has not been for at least three months, an affiliate of Judge Group and a period of at least three years (as determined in accordance with paragraph (d) of Rule 144) has elapsed since the date the Merger Shares were acquired from Judge Group.

     This Proxy Statement/Prospectus is not intended for use by the Rule 145 Affiliates for resales of shares registered in the Registration Statement.

Dissenters' Rights


     Pursuant to the Merger Agreement and the DGCL, the owners of shares of JIS Common Stock and JIS Series A Preferred Stock as of the Record Date for the JIS Meeting (collectively, the "Eligible Shares") will have dissenters' rights of appraisal in connection with the Merger under Section 262 of the DGCL ("Section 262"), a copy of which is attached to this Proxy Statement/Prospectus as Appendix C, and may object to the Merger Agreement and demand of JIS in writing an appraisal of any or all such Eligible Shares. The Merger is conditioned upon the holders of not more than 10% of the Eligible Shares electing dissenters' rights of appraisal.


     FAILURE BY ANY DISSENTING STOCKHOLDER TO COMPLY WITH ANY PROCEDURE REQUIRED BY SECTION 262 MAY CAUSE A TERMINATION OF SUCH STOCKHOLDER'S DISSENTERS' RIGHTS OF APPRAISAL. JIS WILL NOT GIVE ANY NOTICE OF THE FOLLOWING REQUIREMENTS OTHER THAN AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND AS REQUIRED BY THE DGCL.


     Section 262 entitles a holder of Eligible Shares to exercise his dissenters' rights of appraisal in connection with the Merger only if the holder complies with the requirements of Section 262. A holder of Eligible Shares wishing to exercise appraisal rights must (1) make a written demand for appraisal of such Eligible Shares, (2) hold such Eligible Shares continuously through the Effective Time of the Merger, (3) not vote in favor of the Merger and (4) comply with any other applicable provisions of Section 262. A holder of Eligible Shares who complies with these requirements will be entitled to an appraisal by the Delaware Court of Chancery (the "Chancery Court") of the fair value of such Eligible Shares. Pursuant to Section 262, JIS must, not less than 20 days prior to the JIS Meeting, notify the holders of the Eligible Shares that appraisal rights are available for the Eligible Shares and include in such notice a copy of Section 262.


     Holders of the Eligible Shares may perfect their appraisal rights as follows:

     o EACH HOLDER OF ELIGIBLE SHARES ELECTING TO DEMAND THE APPRAISAL OF SUCH SHARES MUST DELIVER TO JIS, BEFORE THE TAKING OF THE VOTE ON THE MERGER AT THE JIS MEETING, A WRITTEN DEMAND FOR APPRAISAL OF SUCH SHARES. Such demand will be sufficient if it reasonably informs JIS of the identity of the holder of the Eligible Shares and that the holder intends thereby to demand the appraisal of such shares. Failure to present such written demand will result in the loss of the holder's dissenters' rights. A PROXY OR VOTE AGAINST THE MERGER WILL NOT CONSTITUTE SUCH A DEMAND. A holder of Eligible Shares electing appraisal rights must do so by a separate written demand as described above. A holder electing to demand the appraisal of such Eligible Shares must not vote in favor of the Merger in order to perfect such appraisal rights. Within 10 days after the Effective Time of the Merger, the Surviving Corporation will notify each holder of Eligible Shares who has complied with the procedures for a written demand for appraisal and who has not voted in favor of the Merger that the Merger has become effective.


     Within 120 days after the Effective Time of the Merger, the Surviving Corporation or any holder of Eligible Shares who has complied with the provisions of Section 262 described above and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the value of the Eligible Shares of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any stockholder may withdraw his demand for appraisal and may accept the terms offered pursuant to the Merger Agreement. Within 120 days after the Effective Time, any stockholder who has perfected appraisal rights, upon written request, will be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such written request for such a statement is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.


     Upon filing of any petition in the Chancery Court by a holder of Eligible Shares, service of a copy thereof must be made upon the Surviving Corporation, which shall within 20 days after such service file in the office of the Register in the Chancery Court in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their Eligible Shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. If the petition is filed by the Surviving Corporation, it will be accompanied by such a duly verified list. The Chancery Court may order that notice of the time and place fixed for the hearing of the petition be given by the Register by registered or certified mail to the Surviving Corporation and to the stockholders shown on the list at the addresses therein stated. Notice of the hearing will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Chancery Court deems advisable. The forms of the notices by mail and by publication will be approved by the Chancery Court and the costs will be borne by the Surviving Corporation.


     At the hearing on the petition, the Chancery Court will determine the stockholders who have complied with the provisions of Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the stockholders who have demanded an appraisal for their Eligible Shares and who hold stock represented by certificates to submit their certificates to the Register of the Chancery Court for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with such direction, the Chancery Court may dismiss the appraisal proceedings as to such stockholder.

     After determining the stockholders entitled to an appraisal, the Chancery Court will appraise their Eligible Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Chancery Court may consider all relevant factors, including the rate of interest which the Surviving Corporation would have had to pay to borrow money during the pendency of the proceeding.


     In Weinberger v. UPO, Inc., et al. (decided February 1, 1993), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding, and that "fair price obviously requires consideration of all relevant factors involving the value of a company. . . ." The Delaware Supreme
Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."


     Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Chancery Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Surviving Corporation as described above and who has submitted his certificates of stock to the Register of the Chancery Court, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under
Section 262.

     The Chancery Court will direct the payment of the fair value of the Eligible Shares, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Chancery Court may direct. Payment must be made by the Surviving Corporation to each such stockholder upon the surrender to the Surviving Corporation of the certificates representing such Eligible Shares.

     The Chancery Court may determine the costs of the appraisal proceeding, and may allocate the costs upon the parties as the Chancery Court deems equitable in the circumstances. Upon application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the Eligible Shares entitled to an appraisal.

     From and after the Effective Time of the Merger, no holder of Eligible Shares who has demanded appraisal rights under Section 262 will be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time), provided, however, that if no petition for an appraisal is filed within the time period specified in Section 262 or if such stockholder has delivered to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease.

     The foregoing description of the rights of appraisal under Section 262 of the DGCL should be read in conjunction with Appendix C to this Proxy Statement/Prospectus and is qualified in its entirety by the provisions of
Section 262.

                   DESCRIPTION OF JUDGE GROUP CAPITAL STOCK

General

     The authorized capital stock of Judge Group consists of (i) 50,000,000 shares of common stock par value $.01 per share (the "Common Shares"), and (ii) 10,000,000 preferred shares, par value $.01 per share (the "Preferred Shares"). Upon the closing of the Public Offering, 13,039,412 Common Shares will be outstanding (assuming 3,000,000 Judge Group Common Shares are sold in the Public Offering at $10.00 per share). There are no Preferred Shares outstanding.

     The following summary description relating to Judge Group's capital stock sets forth the material terms of the capital stock, but does not purport to be complete. A description of Judge Group's capital stock is contained in the Amended and Restated Articles of Incorporation, which is filed as an Exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. Reference is made to such exhibit for a detailed description of the provisions thereof summarized below.

Common Shares


     The holders of the Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of the Common Shares do not have the right to cumulate their votes in the election of directors. The holders of the Common Shares have no preemptive right or rights to convert Common Shares into any other securities and are not subject to future calls or assessments by Judge Group. All of the outstanding Common Shares are, and, when issued, the Merger Shares will be, validly issued, fully paid and nonassessable by Judge Group.

     Each Common Share is entitled to receive dividends, if, as and when declared by the Board of Directors of the Company out of funds legally available therefor. Judge Group does not anticipate paying cash dividends on the Common Shares in the foreseeable future.


     In the event of a merger or consolidation to which Judge Group is a party, each Common Share will be entitled to receive the same consideration.


     Shareholders of Judge Group have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Preferred Shares, all holders of Common Shares are entitled to share equally on a share for share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of Judge Group. No Common Shares are subject to redemption or a sinking fund.

Preferred Shares

     Judge Group has authorized 10,000,000 Preferred Shares, par value $.01 per share. No Preferred Shares have been issued and Judge Group does not presently contemplate the issuance of such shares. The Board of Directors is empowered by the Judge Group Articles of Incorporation to designate and issue from time to time one or more classes or series of Preferred Shares without any action of the shareholders and may fix and determine the relative rights, preferences and limitations of each class or series so authorized. Such action could adversely affect the voting power of the holders of the Common Shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of Judge Group.


Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Judge Group Common Shares is StockTrans, Inc., Ardmore, Pennsylvania. Its telephone number is (610) 649-7300.

                       COMPARISON OF SHAREHOLDER RIGHTS

     At the Effective Time, the stockholders of JIS, a Delaware corporation, will become shareholders of Judge Group, a Pennsylvania corporation, and Pennsylvania law will govern shareholder rights after the Merger, except with respect to dissenters' rights relating to the Merger, which are governed by Delaware law even after the Effective Time. (In all transactions subsequent to the Merger, however, Pennsylvania law will govern the dissenters' rights of appraisal of the former JIS stockholders.) See "The Merger -- Dissenters' Rights." Differences between the Delaware General Corporation Law (the "DGCL") and the Pennsylvania Business Corporation Law (the "BCL") and between JIS's existing Second Restated Certificate of Incorporation, as amended, and Bylaws, as amended (respectively, the "JIS Certificate" and "JIS Bylaws"), and Judge Group's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws (respectively, the "Judge Group Articles" and "Judge Group Bylaws") will result in various changes in the rights of shareholders of JIS.

     The following is a summary of certain material differences between the rights of Judge Group shareholders under the Pennsylvania law and the Judge Group Articles and Judge Group Bylaws, as compared with those of JIS stockholders under Delaware law and the JIS Certificate and JIS Bylaws. This summary does not purport to be a complete description of the provisions discussed and is qualified in its entirety by the BCL, DGCL, JIS Certificate, JIS Bylaws, Judge Group Articles and Judge Group Bylaws, to which JIS stockholders are referred.

Removal of Directors; Filling Vacancies on the Board of Directors

     Under the BCL, unless otherwise provided in a bylaw adopted by the shareholders, the entire board of directors, or any individual director, may be removed from office without assigning any cause by a vote of shareholders entitled to elect directors. The shareholders of Judge Group have not adopted any bylaw that would limit their ability to remove the company's directors. Under the DGCL, directors generally may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The JIS Bylaws provide that any director may be removed with or without cause, by the vote of at least 85% of the shares entitled to vote at an election of directors, or by a unanimous vote of the other directors then in office.

     The BCL and the DGCL provide that vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, may be filed by a majority of the remaining directors, although less than a quorum, or by a sole remaining director, and each person so selected shall serve until the next election of the class for which such director has been chosen, and until a successor has been selected and qualified. The JIS Bylaws and the Judge Group Bylaws contain similar provisions with respect to the filling of vacancies generally.

Quorum of Shareholders

     The BCL provides that a quorum for a meeting of shareholders consists of the presence of shareholders, in person or represented by proxy, entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Under the DGCL, a quorum consists of a majority of the shares entitled to vote, present in person or represented by proxy, unless otherwise provided in the charter or bylaws, but in no event can the quorum be less than one-third of the outstanding shares entitled to vote. A quorum for a meeting of JIS stockholders under the JIS Bylaws consists of the holders of a majority of the stock issued and outstanding which are entitled to vote thereat, present in person or represented by proxy.

Adjournment and Notice of Shareholder Meetings

     The DGCL and the JIS Bylaws provide that a meeting of shareholders may be adjourned for up to 30 days without giving notice of the adjourned meeting other than by announcement at the time and place of the meeting at which the adjournment is taken. The Judge Group Bylaws contain no provision regarding adjournment and notice. However, the BCL provides that if a quorum is not represented at a shareholder meeting, those shareholders present may adjourn the meeting to such time and place as they may determine, but any meeting at which directors are to be elected shall be adjourned only from day to day, or for such longer periods not to exceed fifteen days each. The BCL further provides that those shareholders entitled to vote who attend a meeting of shareholders at which directors are to be elected that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

     The Judge Group Bylaws require written notice of every meeting of shareholders be given to each shareholder of record entitled to receipt thereof, at least five days prior to the day named for the meeting, unless a greater period of notice is required by law in a particular case. Under the BCL, notice of shareholder meetings must be given ten days prior to any meeting called to consider a fundamental corporate change or five days prior to the meeting in any other case. Under the DGCL and the JIS Bylaws, notice of shareholder meetings must be given not less than ten nor more than sixty days before the meeting.

Call of Special Shareholder Meetings

     Shareholders of a Pennsylvania corporation do not have a right to call special meetings unless it is conferred in the corporation's articles of incorporation or bylaws. The Judge Group Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or by the Chairman of the Board, if any, the Chief Executive Officer, if any, or by the President or Secretary of the Corporation. Consequently, the shareholders of Judge Group cannot call a special meeting.

     The DGCL provides that special meetings of stockholders may be called by the Board of Directors or by a person authorized by the charter or bylaws. The JIS bylaws provide that special meetings of stockholders may be called by the President and shall be called by the President or Secretary upon the written request of a majority of the Board of Directors or upon the written request of the majority of the shares of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Shareholder Consent in Lieu of Meeting


     The BCL permits and the Judge Group Bylaws provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting if there is written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all the shareholders entitled to vote are present and voted. The BCL provides further that prompt notice of the action must be given to those shareholders entitled to vote thereon who have not consented. The DGCL permits and the JIS Bylaws provide that action by stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The DGCL also requires that prompt notice of the action be given to those stockholders entitled to consent thereon who have not consented.


Dissenters' Rights


     Under the BCL, shareholders may perfect dissenters' rights with regard to corporate actions involving certain mergers, consolidations, the sale, lease or exchange of substantially all the assets of the corporation (under limited circumstances), or the elimination of cumulative voting. However, under the BCL, dissenters' rights generally are denied when a corporation's shares are listed on a national securities exchange or held of record by more than 2,000 persons.


     The DGCL generally entitles a stockholder to exercise its appraisal rights upon a merger or consolidation of the corporation effected pursuant to the DGCL if the holder complies with the requirements of

Section 262 thereof. The DGCL, however, does not provide (unless required by a charter provision) appraisal rights for shareholders of a corporation that engages in (1) a sale of substantially all of its assets; (2) an amendment to its certificate of incorporation; or (3) in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange or held of record by more than 2,000 shareholders. See "The Merger -- Dissenters' Rights;" and Appendix C.

Dividends and Distributions

     Subject to any restrictions in its bylaws, the BCL generally provides that a corporation may make distributions to its shareholders unless, after giving effect thereto, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of shareholders having superior preferential rights to those shareholders receiving the distribution.

     Subject to any restrictions contained in a corporation's charter, the DGCL generally provides that a corporation may declare and pay dividends out of surplus (defined as the excess, if any, of net assets over stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the stated capital of the corporation is less than the amount of stated capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Director Qualifications and Number

     The BCL provides that directors need not be state residents or shareholders of the corporation to qualify to serve unless the bylaws so require. Further, the bylaws may prescribe other qualifications for directors. The Judge Group Articles and the Judge Group Bylaws do not impose more restrictive qualifications for directors. Under the DGCL, a director need not be a state resident or a stockholder of the corporation to qualify to serve unless so required by the charter or bylaws. The JIS Bylaws contain no such requirement. Accordingly, there is no meaningful difference between Judge Group and JIS regarding director qualifications.

     The DGCL and the BCL provide that the number of directors of a corporation shall be fixed by, or in the manner provided in, the bylaws, unless the charter or certificate of incorporation fixes the number of directors. If the charter or the certificate of incorporation fixes the number of directors, it may only be changed by an amendment of the charter or the certificate.

     The Judge Group Bylaws provide that the board of directors shall consist of such number of directors as shall be designated from time to time by the Board of Directors, which number shall initially be three. The JIS Certificate provides that the JIS Board shall consist of not less than three, nor more than nine, directors.

Indemnification of Officers and Directors

     Both the DGCL and the BCL permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed or proceeding (other, in the case of a Delaware corporation, than an action by or in the right of the corporation (a "derivative action")), and permit such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Furthermore, both states' laws provide that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

     In both states the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights (or under a bylaw or vote of shareholders or disinterested directors), to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under the BCL, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. The BCL permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Both the DGCL and the BCL permit a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability.


     The By-laws of Judge Group provide for indemnification of the officers and directors of Judge Group to the fullest extent permitted by applicable law. The JIS Certificate provides that directors, officers, agents and employees of JIS are indemnified to the fullest extent permitted by the DGCL.


Director Liability

     The bylaws of a Pennsylvania corporation may include a provision limiting the personal liability of directors for monetary damages for actions taken as a director, except to the extent that the director has breached or failed to perform his or her duties to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Judge Group Bylaws state that a director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action as a director, except to the extent that a director's liability for monetary damages may not be limited by law. The charter of a Delaware corporation may include a provision which limits or eliminates the liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including intentional misconduct and breach of the duty of loyalty. The JIS Certificate does contain such a provision limiting the liability of its directors.

Amendment to Articles of Incorporation and Bylaws

     The BCL provides that unless the articles require a greater vote, a proposed amendment of the articles shall be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Shareholder approval is not required, however, for certain non-material amendments, such as a change in the corporate name, a provision for perpetual existence or, if the corporation has only one class of shares outstanding, to increase the number and par value of the authorized shares to effect a stock split.

     Under Pennsylvania law the power to adopt, amend or repeal bylaws may be vested by the bylaws in the directors, with certain statutory exceptions for certain actions and subject to the power of shareholders to change such action. Pennsylvania law provides that unless the articles of incorporation otherwise provide, the board of directors does not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by statute. The Judge Group Bylaws provide that, except as provided by law, the authority to adopt, amend and repeal the bylaw is expressly vested in the Board of Directors, subject to the power of the shareholders to change such action.

     The DGCL requires the approval of the holders of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless such level of approval is increased by the certificate of incorporation. The DGCL provides shareholders with the right to amend the bylaws, and a corporation is permitted in its charter to give this right to the directors as well, subject to any director action being amended or repealed by shareholders. The JIS Certificate gives the board of directors the power to make, alter or repeal the JIS Bylaws.

Vote Required for Extraordinary Corporate Transactions

     Under the BCL generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Neither the Judge Group Articles nor the Judge Group Bylaws contains a provision relating to the approval of mergers, consolidations,, dissolutions or sales of assets.

     Under the DGCL, a merger, consolidation, dissolution or sale or other disposition of substantially all of a corporation's assets must be approved by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon. Additionally, the DGCL provides that no vote of the shareholders of the surviving corporation is required, unless the certificate of incorporation provides otherwise, to approve a merger if (1) the agreement of merger does not amend in any respect the corporation's certificate of incorporation, (2) each share of the corporation's stock outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger and (3) either (i) no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issuable as a result of the merger or (ii) the increase in the outstanding shares as a result of the merger does not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the effective date of the merger.

Interested Shareholder Transactions

     The DGCL prohibits a "business combination" between the corporation and an "interested shareholder" within three years of the shareholder becoming an "interested shareholder." An "interested shareholder" is one who, directly or indirectly, controls 15% or more of the outstanding voting stock. A "business combination" includes a merger, consolidation, sale or, other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation. This provision does not apply where (1) the business combination is approved by the corporation's board of directors prior to the date the interested shareholder acquired its shares, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested shareholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares held (i) by persons who are directors and also officers and (ii) by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, (3) the business combination is approved by the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting, (4) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held by more than 2,000 shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder, or (5) the corporation has opted out of this provision. Based on the limitation described above in number (4), JIS is not governed by the DGCL provisions relating to interested shareholder transactions.

     The "business combination" provisions under the BCL prohibit Judge Group from engaging in certain "business combinations" with "interested shareholders" without certain director or shareholder approval. The "business combination" provisions potentially could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of Judge Group's officers and directors to retain their positions.

Fiduciary Duty

     Under Pennsylvania law a director may, in considering the best interests of a corporation, consider (1) the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located,
(2) the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation, (3) the resources, intent and conduct of any person seeking to take control of the corporation, and (4) all other pertinent factors. Delaware law contains no similar provision.

                          MARKET PRICES OF SECURITIES

     The shares of JIS Common Stock are not included on the NASDAQ Stock Market or traded on any other stock exchange; its shares are presently very thinly traded in the over-the-counter market, with quotations appearing in the "pink sheets." As Judge Group is a privately-held company, there is no public trading market for its Common Shares.

     The following table set forth the high and low bid prices for JIS Common Stock during the first three calendar quarters of 1996 and for DataImage, Inc., the predecessor to JIS, for the four calendar quarters of 1994 and 1995, based on the over-the-counter market quotations that reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The merger between Judge Computer Corporation and DataImage was consummated February 29, 1996.


1996                                      HIGH        LOW
                                          ----        ---

      First Quarter.................      $0.75       $0.25
      Second Quarter................      $2.25       $1.25
      Third Quarter
        (through September 30, 1996)      $1.00       $1.00

1995                                      HIGH        LOW
                                          ----        ---

      First Quarter.................      $0.06       $0.03
      Second Quarter................      $0.03       $0.03
      Third Quarter.................      $0.03       $0.03
      Fourth Quarter................      $0.03       $0.03

1994                                      HIGH        LOW
                                          ----        ---

      First Quarter.................      $0.50       $0.18
      Second Quarter................      $0.18       $0.12
      Third Quarter.................      $0.12       $0.06
      Fourth Quarter................      $0.12       $0.06

     On October 3, 1996, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing quotation for each share of JIS Common Stock was $1.00 (asked). On December 9, 1996, the most recent date for which it was practicable to obtain market price information prior to the printing of this Proxy Statement/Prospectus, the closing bid quotation for each share of JIS Common Stock was $0.25.


     Judge Group is a privately held corporation with no public trading market for its securities. As of December 10, 1996, there were eight holders of Common Shares of Judge Group.

              SELECTED CONSOLIDATED FINANCIAL DATA OF JUDGE GROUP

     The following table sets forth selected consolidated operating statement and balance sheet data for the periods indicated. The selected consolidated operating statement and balance sheet data at and for each of the five fiscal years presented below are derived from Judge Group's Consolidated Financial Statements, of which the years ended December 31, 1995, 1994 and 1993 have been audited by Rudolph, Palitz LLP, independent accountants. The selected statement of operations and balance sheet data for the years ended December 31, 1992 and 1991 and the nine month periods ended September 30, 1995 and 1996, are derived from the unaudited Consolidated Financial Statements of Judge Group, which include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the data for such periods. This data should be read in conjunction with the Consolidated Financial Statements, related notes, and other financial information included elsewhere in this Proxy Statement/Prospectus.

                                        NINE MONTHS
                                            ENDED
                                          SEPT. 30                           YEAR ENDED DECEMBER 31,
                                      ----------------       ------------------------------------------------------
                                      1996        1995       1995         1994       1993       1992       1991
                                      ----        ----       ----         ----       ----       ----       ----
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues ....................   $ 58,914    $ 46,876    $ 63,299    $ 45,253   $ 35,069    $ 26,722  $ 22,438
Cost of sales (Exclusive of items
  shown separately below)........     43,232      35,273      47,550      34,146     26,070      20,104     1,616(1)
Selling and operating ...........     10,023       6,842       9,798       6,509      5,853       4,950    18,655
General and administrative ......      4,310       3,199       4,187       3,155      2,525       2,171     1,600
                                    --------    --------    --------    --------   --------    --------  --------
Total costs and expenses ........     57,565      45,314      61,535      43,810     34,448      27,225    21,871
                                    --------    --------    --------    --------   --------    --------  --------


Income (loss) from operations ...      1,349       1,562       1,764       1,443        621        (503)      567
Interest expense ................        600         517         670         427        338         238       222
Other income (expense) ..........          0         (28)        (27)          7          4          (6)       31
                                    --------    --------    --------    --------   --------    --------  --------


Income (loss) before income taxes        749       1,017       1,067       1,023        287        (747)      376
Income taxes ....................        615         498         588         680        228          41       294
Minority interest (income) ......       (617)          0          (7)          0          0        (126)      161
Cumulative effect change ........          0           0           0           0         42           0         0
                                    --------    --------    --------    --------   --------    --------  --------
Net income (loss) ...............   $    751    $    519    $    486    $    343   $    101    $   (662) $    (79)
                                    ========    ========    ========    ========   ========    ========  ========

Fully diluted net income (loss)
  per Common Share(2)(3):
Income before cumulative
  effect adjustment .............   $   0.08    $   0.06    $   0.06    $   0.04   $   0.01    $  (0.08) $  (0.01)
Cumulative effect adjustment ....       0.00        0.00        0.00        0.00       0.00        0.00      0.00
                                    --------    --------    --------    --------   --------    --------  --------
                                    $   0.08    $   0.06    $   0.06    $   0.04   $   0.01    $  (0.08) $  (0.01)
                                    ========    ========    ========    ========   ========    ========  ========

Fully-diluted weighted
  average shares(2)(3) ..........   $  9,114       9,114       9,114       8,847      8,500       8,416     8,416
                                    --------    --------    --------    --------   --------    --------  --------

                                          SEPT. 30, 1996                     DECEMBER 31,
                                          --------------   -----------------------------------------------
                                                           1995       1994       1993       1992      1991
                                                           ----       ----       ----       ----      ----

BALANCE SHEET DATA:
Working capital (deficiency)                 $ 5,957     $ 5,567    $   329    $  (608)  $  (615)  $   367
Total assets                                  21,188      11,632      8,017      5,687     4,539     3,398
Notes payable, including current portion(4)    8,146       5,368      2,749      2,499     1,977     1,299
Other long-term obligations,
  including current portion                    3,850       1,755      2,030        961     1,236       412
Shareholders' equity (deficit)                   966         391        (95)      (438)     (539)      123


(1) Does not reflect reclassification between cost of sales and selling and operating expense principally related to the cost of consultants.
(2) All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred in September 1996.
(3) Fully-diluted shares include Common Stock equivalents and 526,000 Common Shares issuable upon conversion of Judge Group's Convertible Notes.
(4)  Includes line of credit and term loan.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF JUDGE GROUP

     The following discussion should be read in conjunction with the consolidated financial statements of Judge Group and related notes thereto appearing elsewhere in this Proxy Statement/Prospectus. As noted elsewhere herein, this discussion and analysis of the financial condition and results of operations of Judge Group includes all of the businesses of Judge Group, including the Imaging and Network Services business of JIS, whose accounts are included in the historical consolidated financial statements of Judge Group.

Overview


     Judge Group derives its revenues from the provision of contract and permanent IT and engineering personnel, networking, imaging, document management and workflow services and IT training. Components of cost of sales differ depending on the type of service or product supplied, and may include salaries, as well as hardware and software costs, but does not include depreciation and amortization expenses. Selling and operating expenses consist primarily of salaries and fringe benefits for selling representatives and also include marketing expenditures and bad debt charges. General and administrative expenses consist of management and administrative salaries and related fringe benefits, as well as other overhead, such as rent and depreciation. In the Imaging and Network Services business in fiscal years 1995, 1994 and 1993, general and administrative expenses also included $46,631, $56,915 and 48,255, respectively, of payroll costs for advanced development programmers. During fiscal 1996, Judge Group included $215,680 of payroll costs related to consultants and advanced development programmers in general and administrative expenses.


     Revenue in Judge Group's Contract Placement business is derived from professional service activities, primarily the placement of skilled IT and engineering personnel whose work is billed at an hourly rate. Engagements of Judge Group's technical consultants typically last from six to twelve months and Judge Group bills clients and recognizes revenue on a weekly basis. Revenues are directly related to the total number of hours billed to clients and the associated hourly billing rates. Hourly billing rates are established for each technical consultant based on the technical consultant's skills, experience and the type of work performed. Revenues in Judge Group's Contract Placement business have increased from $27.5 million in 1993 to $50.8 million in 1995, or approximately 35.8% per year on average. Revenues for the nine months ended September 30, 1996 were $44.6 million, compared to $37.9 million for the prior year period, an increase of 17.7%. Revenue growth has been derived primarily from increases in the number of technical consultants placed with existing and new clients and increases in average billing rates. Judge Group believes that the recent increase in the average billing rates for its technical consultants has resulted from improved economic conditions and increased demand for skilled and experienced technical consultants. Total hours billed in 1995 were 1,303,412, with a weighted average billing rate of $38.99. For the nine months ended September 30, 1996, total hours billed were 1,115,488, with a weighted average billing rate of $40.00, compared to total hours billed of 1,038,516 with an average billing rate of $36.48 for the prior year period. Cost of sales in the Contract Placement business consists primarily of the compensation expenses related to the consultants, such as salaries, fringe benefits and payroll taxes.

     Revenue in Judge Group's Permanent Placement business is generated from one time fees received upon successful placements of engineering or IT professionals with clients. The standard fee arrangement is 1% of each thousand dollars of salary, up to a maximum of 33% of the professional's first year salary. Revenue is recognized upon commencement of the employment, subject to reversal if employment terminates during a 30 to 90 day guarantee period. The Permanent Placement business placed 396 professionals with an average placement fee of $10,800 in 1995. For the nine months ended September 30, 1996, 436 professionals were placed, with an average placement fee of $9,614, compared to 348 professionals placed with an average placement fee of $9,034 for the prior year. No cost of sales is recorded in the Permanent Placement business.

     Revenue in Judge Group's Imaging and Network Services business is derived from the provision of networking, imaging and document management services and related sales of hardware and software. Revenues are recorded in the period in which services are rendered and merchandise is shipped; however, when installation is significant to the completion of the contract, revenue is recognized on a percentage of completion basis. Cost of sales consists of computer hardware, software and related licensing fees, salaries and fringe benefits for design, installation and maintenance personnel, and overhead expenditures allocated to imaging and networking activities.


     Judge Group's Imaging and Network Services business was originally formed to provide networking services to educational markets, primarily network design, installation and maintenance utilizing Judge Group's private-label PC products, and its networking operations were later expanded to include additional platforms and peripherals. Due to relatively low operating margins on hardware and software sales, which has accounted for a substantial portion of networking revenues, this business has historically generated operating losses. Beginning in 1988, Judge Group anticipated the emergence of a market for networking systems incorporating imaging and document management technology. It entered this market first as a reseller of Optika software, and later decided to expand its product line to include both high production, high end systems such as Filenet and low end workflow imaging systems such as Watermark, Keyfile and Lotus Notes. More recently, Judge Group has devoted substantial resources to expand the infrastructure of its imaging and document management business to support anticipated sales growth, including the hiring of numerous consulting, engineering, sales and administrative personnel since the beginning of 1994.


     Revenue attributable to imaging and document management systems and services has grown from $2.3 million in 1995 to $3.9 million in the nine months ended September 30, 1996, representing approximately 28.0% and 38.9% of the Imaging and Network Services business total revenue in those periods, respectively. However, Judge Group's imaging activities have generated operating losses to date due to slower than expected market expansion combined with the substantial investment in infrastructure development. Specifically, imaging and document management systems and services generated operating losses of $477,000 and $672,000 in 1995 and for the nine months ended September 30, 1996, respectively, representing 90.6% and 94.7% of the total operating losses experienced by the Imaging and Network Services business as a whole, respectively.

     Judge Group currently is focusing on achieving profitability in its Imaging and Network business and expanding it through internal growth and new service offerings such as its MENTOR(TM) Consulting Program and a help desk practice. In 1996, Judge Group increased the number of locations from which it offers its Imaging and Network Services from three to six, and hired 12 new salespeople, eight consultants/advanced development personnel and 22 engineers/technical support personnel in this business. As a result, selling, operating and general and administrative costs for the Imaging and Network Services business increased by 128.1%, or $1.8 million, for the nine months ended September 30, 1996 as compared to the prior period, while selling, operating and general and administrative costs for Judge Group as a whole increased 42.8%, or $4.3 million, over this same period. Revenues for the Imaging and Network Services business increased by 72.9%, or $4.2 million, for the nine months ended September 30, 1996 as compared to the prior period, and Judge Group believes that its investment in infrastructure and personnel should generate further increases in revenues in this business in the future. Even if it increases sales, however, there can be no assurance that the Imaging and Network Services business will achieve a pricing and cost structure that will generate profits. While Judge Group expects that such increases in revenues will ultimately achieve profitability, it cannot predict the timing of profitability, should it occur at all, and expects to continue to incur operating losses in this business at least through the first fiscal quarter of 1997.

     The following table presents the net revenue (net of intercompany eliminations) and the income (loss) from operations attributable to each of Judge Group's businesses, in dollars and as a percentage of consolidated net revenues, for the periods indicated. Except for consolidated net revenues and consolidated income (loss) from operations for 1993, 1994, and 1995, all of such financial information is unaudited:


                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,                              YEAR ENDED DECEMBER 31,
                                   --------------------------------    -------------------------------------------------------
                                         1996             1995                1995               1994               1993
                                         ----             ----                ----               ----               ----
                                               (UNAUDITED)                               (DOLLARS IN THOUSANDS)
Net revenues:
Permanent Placement ..........    $  4,265    7.2%  $  3,187   6.8%    $  4,275     6.7%   $  3,294     7.3%  $  3,131    8.9%
Contract Placement ...........      44,622   75.8     37,890   80.8      50,804    80.3      38,186    84.4     27,537   78.5
Imaging and Network Services .      10,027   17.0      5,800   12.4       8,220    13.0       3,773     8.3      4,401   12.6
                                  --------  -----   --------  -----    --------   -----    --------   -----   --------  -----

Consolidated net revenues ....    $ 58,914  100.0   $ 46,877  100.0%   $ 63,299   100.0%   $ 45,253   100.0%  $ 35,069  100.0%
                                  ========  =====   ========  =====    ========   =====    ========   =====   ========  =====

Income (loss) from operations:

Permanent Placement ..........    $    499    0.8%  $    376    0.8%   $    287     0.4%   $    258     0.6%  $    722    2.1%
Contract Placement ...........       2,635    4.5      2,167    4.6       2,939     4.7       2,392     5.2        732    2.1
Imaging and Network Services .        (709)  (1.2)      (270)  (0.6)       (526)  (0.8)       (466)   (1.0)      (137)  (0.4)
Corporate overhead expense ...      (1,076)  (1.8)      (711)  (1.5)       (936)  (1.5)       (741)   (1.6)      (696)  (2.0)
                                  --------  -----   --------  -----    --------   -----    --------   -----   --------  -----
Consolidated income (loss)
  from operations ............    $  1,349    2.3%  $  1,562    3.3%   $  1,764     2.8%   $  1,443     3.2%  $    621   1.8%
                                  ========  =====   ========  =====    ========   =====    ========   =====   ========  =====

     Included in corporate overhead expense are salaries, benefits and related costs for Judge Group's founder and chief executive officer, Martin E. Judge, Jr., and for corporate level financial, human resources, management information systems and marketing personnel. The number of personnel included in corporate overhead has increased from 5 at December 31, 1993, to 16 at September 30, 1996. Founder's compensation of $357,000, $390,000, $495,000, 453,000 and $371,000 was
charged to the Permanent Placement business in 1993, the Imaging and Network Services business in 1994 and the Contract Placement business in 1995 and the nine months ended September 30, 1996 and 1995, respectively. Future corporate overhead expense will be allocated according to the number of full-time employees in each of Judge Group's businesses.

     Early in 1995 Judge Group began to implement a strategy to accelerate its growth through the addition of new services, geographic expansion and strategic acquisitions. As part of this strategy, Judge Group added sales, marketing, engineering and operational personnel in its existing four regional offices and in its National Division in Foxborough, Massachusetts, and opened a fifth branch office in Edison, New Jersey. In addition, in September 1996, Judge Group completed the acquisitions of Berkeley and Systems Automation.

     Berkeley, now Judge Group's IT Training business, provides training on a variety of computer network and software applications through offices located in Bala Cynwyd, Pennsylvania; Alexandria, Virginia; and Baltimore, Maryland. Besides expanding Judge Group's range of technical service offerings, the IT Training business will assist Judge Group in identifying emerging technologies and integrating such technologies into its organization through the training of its technical consultants and in-house personnel. Judge Group's IT Training business generated revenues of $2.3 million and $2.0 million for 1995 and the first nine months of 1996, respectively.

     Systems Automation, located in Wakefield, Massachusetts, provides imaging and document management systems and services and establishes a presence for the Imaging and Network Services business in the Boston metropolitan area. Systems Automation generated revenues of $1.2 million and $867,000 for 1995 and the first nine months of 1996, respectively.

Results Of Operations

     The following table sets forth certain statement of operations data as a percentage of consolidated net revenues for each of the periods indicated:

                                    NINE MONTHS ENDED
                                       SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                    -----------------  -----------------------
                                      1996     1995    1995     1994     1993
                                      ----     ----    ----     ----     ----
                                       (Unaudited)

Net revenues ......................   100.0%   100.0% 100.0%   100.0%   100.0%
Cost of sales (Exclusive of items
  shown separately below)..........    73.4     75.2   75.1     75.4     74.3
Selling and operating .............    17.0     14.7   15.5     14.4     16.7
General and administrative ........     7.3      6.8    6.6      7.0      7.2
                                      -----    -----  -----    -----    -----

Total costs and expenses. .........    97.7     96.7   97.2     96.8     98.2
Income from operations ............     2.3      3.3    2.8      3.2      1.8
Interest and other, net ...........     1.0      1.2    1.1      0.9      1.0
                                      -----    -----  -----    -----    -----

Income before income taxes ........     1.3%     2.1%   1.7%     2.3%     0.8%
                                      =====    =====  =====    =====    =====

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Net Revenues. Consolidated net revenues increased by 25.7%, or $12.0 million, for the nine months ended September 30, 1996, compared to the prior year period. Revenue for the Contract Placement business increased by 17.8%, or $6.7 million, for the nine months ended September 30, 1996, compared to the prior year period. Contributing to this increase was revenue of $2.1 million attributable to the Edison, New Jersey office, which opened in April 1995, and revenue of $1.6 million attributable to Judge Group's National Division in Foxborough, Massachusetts. Revenue for the Permanent Placement business increased by 33.8%, or $1.1 million, for the nine months ended September 30, 1996 compared to the prior year period. Contributing to this increase was revenue of $750,000 attributable to the Bala Cynwyd, Pennsylvania office and revenue of $378,000 attributable to the Edison, New Jersey office. Revenue for the Imaging and Network Services business increased by 72.9%, or $4.2 million, for the nine months ended September 30, 1996 compared to the prior year period. Of this increase, $2.1 million was attributable to networking systems and services and $2.1 million was attributable to imaging and document management systems and services.

     Cost of Sales. Consolidated cost of sales increased by 22.6%, or $8.0 million, for the nine months ended September 30, 1996 compared to the prior year period. Cost of sales as a percentage of consolidated net revenues decreased to 73.4% from 75.2%. In to Judge Group's Imaging and Network Services business, cost of sales as a percentage of revenue decreased to 75.5% from 80.7%, primarily as a result of the realization of economies of scale and an increased focus on providing services that yield higher margins than traditional hardware and software sales. In Judge Group's Contract Placement business, cost of sales as a percentage of revenue decreased slightly to 80.0% from 80.7% at September 30, 1995. The decline in cost of sales as a percentage of consolidated net revenues was also attributable to an increase in revenue for the Permanent Placement business, which has no cost of sales.

     Selling and Operating. Consolidated selling and operating expenses increased by 46.5%, or $3.2 million, for the nine months ended September 30, 1996, compared to the prior year period. Contributing to this increase was an increase in selling and operating expenses of 113.9%, or $1.1 million, in the Imaging and Network Services business. Selling and operating expenses as a percentage of consolidated net revenues for the nine months ended September 30, 1996 increased to 17.0% from 14.7% in the prior year period, due primarily to a 44.3% increase in payroll costs associated with Judge Group's hiring of sales and marketing personnel in all of its businesses and a $207,000 increase in bad debt charges resulting principally from the bankruptcy of one of Judge Group's Contract Placement customers.

     General and Administrative. Consolidated general and administrative expenses increased 34.7%, or $1.1 million, for the period ending September 30, 1996, compared to the prior year period. Contributing to this increase was an increase in general and administrative expenses of 160.1%, or $682,000, in the Imaging and Network Services business. General and administrative expenses as a percentage of consolidated net revenues increased to 7.3% for the period ending September 30, 1996, compared to 6.8% for the prior year period, primarily as a result of increased payroll costs associated with consulting and engineering personnel in the Imaging and Network Services business and the expansion of Judge Group's corporate staff, specifically the hiring of additional management information systems personnel, human resources personnel and a financial analyst. In addition, rent expense increased by $237,000 as a result of the opening of Judge Group's Edison, New Jersey office and the expansion of the Bala Cynwyd, Pennsylvania office.

     Interest. Interest expense increased by $60,000, or 11.1%, for the nine months ended September 30, 1996, compared to the prior year period. This increase was due to increased borrowing under Judge Group's line of credit.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Revenues. Consolidated net revenues increased by 39.9%, or $18.0 million, in 1995 compared to 1994. Revenue for the Contract Placement business increased by 33.0%, or $12.6 million, in 1995 compared to 1994. Contributing to this increase was revenue of $1.6 million attributable to the Edison, New Jersey office, which opened in April, 1995. Revenue for the Permanent Placement business increased by 29.8%, or $981,000, in 1995 compared to 1994. Contributing to this increase was revenue of $81,000 attributable to the Edison, New Jersey office. Revenue for the Imaging and Network Services business increased by 117.8%, or $4.4 million, in 1995 compared to 1994. Contributing to this increase was revenue of approximately $2.0 million attributable to the addition of a major networking systems contract with the State of New Jersey.

     Cost of Sales. Consolidated cost of sales increased by 39.3%, or $13.4 million, in 1995 compared to 1994. Cost of sales as a percentage of consolidated net revenues decreased slightly to 75.1% in 1995 from 75.4% in 1994. This decrease is attributable to an increase in Permanent Placement revenue which has no cost of sale, and a decrease in cost of sales as a percentage of revenue for the Contract Placement business, partially offset by an increase in cost of sales as a percentage of net revenue for the Imaging and Network Services business.

     Selling and Operating. Consolidated selling and operating expenses increased by 50.5%, or $3.3 million, in 1995 compared to 1994, and increased to 15.5% of consolidated net revenues in 1995 compared to 14.4% in 1994. Contributing to this increase was an increase in selling and operating expenses of 87.6% or $729,000 in the Imaging and Network Services business. This increase primarily resulted from an increase in salaries and related fringe benefits incurred as a result of an increase in sales personnel in each of Judge Group's businesses. In addition, Judge Group realized a bad debt charge of $300,000 in 1995 compared to $72,000 in 1994, principally attributable to the bankruptcy of a Contract Placement customer.

     General and Administrative. Consolidated general and administrative expenses increased 32.7%, or $1.0 million, in 1995 compared to 1994. Contributing to this increase was an increase in general and administrative expenses of 13.5% or $56,000, in the Imaging and Network Services business. This increase was primarily attributable to an increase in administrative staffing levels in the Edison, New Jersey, Bala Cynwyd, Pennsylvania and Foxborough, Massachusetts offices and increased rent expense of $168,000 associated with the new Edison office and the expansion of the Bala Cynwyd office. The increase in general and administrative expenses was also attributable to tax penalties of $237,000 pursuant to a settlement with the IRS. General and administrative expenses as a percentage of consolidated net revenues decreased marginally from 7.0% in 1994 to 6.6% in 1995.

     Interest. Interest expense increased by 56.9%, or $243,000, in 1995 compared to 1994. This increase was attributable to the increased borrowing under Judge Group's line of credit.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net Revenues. Consolidated net revenues increased by 29.0%, or $10.2 million, in 1994 compared to 1993. Revenue from the Contract Placement business increased by 38.7%, or $10.6 million, due to increased marketing efforts in all of Judge Group's offices, and a $1.0 million increase in revenue in Judge Group's National Division. Revenue for the Permanent Placement business increased by 5.2%, or $163,000, from 1993 to 1994. Revenue for the Imaging and Network Services business decreased by 14.3%, or $628,000, in 1993, due principally to a vacancy in the office of president for all of 1994 and the loss of a networking systems contract with the State of New Jersey that had generated $2.0 million in revenue in 1993.

     Cost of Sales. Consolidated cost of sales increased by 31.0%, or $8.1 million, in 1994 compared to 1993. Cost of sales as a percentage of consolidated net revenues increased to 75.5% in 1994 compared to 74.3% in 1993. This increase is primarily attributable to the cost of sales in the Imaging and Network Services business, which increased as a percentage of its revenue from 74.8% in 1993 to 80.5% in 1994, due in large part to the loss of the $2.0 million contract with the State of New Jersey. Cost of sales for the Contract Placement business decreased slightly as a percentage of its revenue.

     Selling and Operating. Consolidated selling and operating expenses increased by 11.2%, or $656,000, in 1994 compared to 1993. Contributing to this increase was an increase in selling and operating expenses of 14.6%, or $85,000, in the Imaging and Network Services business. Selling and operating expenses decreased as a percentage of consolidated net revenues to 14.4% in 1994 compared to 16.7% in 1993, primarily as a result of the increased volume of business and a decrease in medical and workmen's compensation insurance expense in all of Judge Group's businesses.

     General and Administrative. Consolidated general and administrative expenses increased 25.0%, or $630,000, in 1994 compared to 1993, primarily due to an increase in salaries and related fringe benefits associated with the hiring of management information systems and accounting personnel in the Contract Placement business. Offsetting this increase was a decrease in general and administative expenses of 16.5%, or $82,000, in the Imaging and Network Services business. General and administrative expenses also increased as a result of higher rent expense for Judge Group's Bala Cynwyd office and an increase in accounting fees. General and administrative expenses as a percentage of consolidated net revenues remained constant at approximately 7.0% in 1994 and 1993.

     Interest. Interest expense increased by 26.3%, or $89,000, in 1994, compared to 1993. This increase was attributable to increased borrowing under Judge Group's line of credit.

Income Taxes

     Judge Group adopted the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993 by determining the cumulative effect on prior years of the change in method of accounting for income taxes. The effective tax rates for 1995, 1994 and 1993 are higher than the applicable statutory tax rate of 34%, due to certain non-deductible expenses related to Judge Group's repurchase of equity interests held in Judge Group by a former employee, a Federal and state provision at the maximum rates for the Contract Placement business and net operating losses for the Imaging and Network Services business, which are consolidated for financial but not for tax reporting purposes. In addition, if the Imaging and Network Services business is unable to achieve profitability, it will not realize the federal tax benefit of its $2.4 million operating loss carryforward which will expire between 2002 and 2010 (See Note 10 of Notes to the Consolidated Financial Statements for the nine months ended September 30, 1996). The effective tax rate was 79.3%, 66.4%, 55.1%, 49.0% and 82.1% for fiscal years 1993, 1994, 1995, the nine months ended September 30, 1995 and the nine months ended September 30, 1996, respectively.

Seasonality and Quarterly Results of Operations

     The following table presents certain unaudited quarterly statements of operations data for each of Judge Group's last seven fiscal quarters. In the opinion of Judge Group's management, this quarterly information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Proxy Statement/Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. Judge Group's quarterly results have in the past been subject to fluctuations, and thus, the operating results for any quarter are not necessarily indicative of results for any future period.

                                          Three Months Ended
                 ---------------------------------------------------------------------
                  Mar 31,   Jun 30,   Sep 30,   Dec 31,   Mar 31,    Jun 30,   Sep 30,
                   1995      1995      1995      1995      1996       1996      1996
                   ----      ----      ----      ----      ----       ----      ----
                                          (in thousands)
Net revenues     $ 14,131  $ 15,268  $ 17,478  $ 16,422  $ 16,435   $ 20,892  $ 21,588

Cost of sales
 (Exclusive of
  items shown
  separately
  below)           10,859    11,432    12,982    12,277    12,528     15,060    15,645

Selling and
operating           2,124     2,439     2,279     2,956     2,654      3,710     3,659

General and
administrative        976     1,062     1,161       988     1,398      1,450     1,462
                 --------  --------  --------  --------  --------   --------  --------

Total costs and
expenses           13,959    14,933    16,422    16,221    16,580     20,220    20,766

Income from
operations            172       335     1,056       201      (145)       672       822

Interest
expense and
other, net            131       186       228       152       181        191       228
                 --------  --------  --------  --------  --------   --------  --------

Income (loss)
before income
taxes            $     41  $    149  $    828  $     49  $   (326)  $    481  $    594
                 ========  ========  ========  ========  ========   ========  ========

     Because Judge Group only derives revenue in its Contract Placement business when its consultants are actually working, its revenues and operating results are adversely affected when its clients' facilities close due to holidays or inclement weather. Judge Group also incurs additional expenses in its first fiscal quarter, in part as a result of higher employment and related payroll taxes. During the quarter ended December 31, 1995, the number of holidays and vacation days marginally affected revenues in the Contract Placement business. In the quarter ended March 31, 1996, severe weather negatively affected revenues in all of Judge Group's operating businesses, particularly the Contract Placement business.

Liquidity and Capital Resources

     Judge Group's need for working capital has increased as its sales have grown over the last three years. In each of the last three fiscal years and in the nine months ending September 30, 1996, Judge Group has used cash in operations. This is primarily attributable to the nature of Judge Group's Contract Placement business and to losses in the Imaging and Network Services business. As is customary in the staffing industry, Judge Group pays its technical consultants on a weekly basis for hours billed, but invoices its clients for those services approximately one week later, with the invoices payable from 30 to 60 days after issuance. Certain large customers of the Contract Placement business may receive even more favorable payment terms. Similarly, as a result of the project-oriented nature of Judge Group's Imaging and Network Services business, Judge Group pays its personnel semi-monthly, while payment for the services performed are often received over a six to nine month period, depending on the nature of the installation and the amount of advanced development and/or consulting services that are requested by the customer. In addition, Judge Group has used cash in each of the last three fiscal years and in the nine months ending September 30, 1996 to fund its investment in the infrastructure of its Imaging and Network Services business. Judge Group expects to continue to use cash in its operations for the foreseeable future.

     Judge Group has funded its working capital and capital expenditure needs primarily through borrowings under its credit facility. Judge Group typically maintains minimal cash balances, and at September 30, 1996 had approximately $154,000 in cash.

     Judge Group used approximately $87,000, $896,000, $2.3 million, $2.4 million and $2.2 million of cash in operations in 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively. Judge Group's primary uses of cash have been to fund increases in accounts receivable, to purchase fixed assets and to repay long-term debt. Judge Group's net accounts receivable have increased from $4.3 million at December 31, 1993 to $13.0 million at September 30, 1996, principally due to the growth in revenue in its Contract Placement business. Purchases of fixed assets in 1993, 1994, 1995 and the nine months ended September 30, 1995 and 1996 were $91,000, $480,000, $637,000, $331,000 and $874,000, respectively.


     Cash provided from financing activities, principally bank borrowings, was approximately $203,000, $1.3 million, $2.6 million, $2.6 million and $2.6 million in 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively. During 1994, Judge Group raised $500,000 from a group of investors through the sale of Convertible Notes. These notes mature in July 1997 and therefore are classified as current in the balance sheet as of September
30, 1996. The Noteholders have agreed to convert their notes into 526,000 Common Shares concurrently with the Public Offering. Effective September 30, 1996, Judge Group received waivers from the Noteholders regarding certain violations to covenants relating to limitations on annual capital expenditures and the issuance of unsecured notes. (See Note 7 of Notes to Consolidated Financial Statements). In addition, in February 1996, Judge Group received cash proceeds of $888,000 from a private placement of Series A Preferred Shares by its Imaging and Network Services business.


     At various times during prior periods, Judge Group borrowed amounts under its then existing credit facility in excess of the amounts permitted to be borrowed under the facility, thus requiring the Bank to waive the lending limitation. In order to provide Judge Group with a credit facility suitable for its needs, effective September 30, 1996, Judge Group amended and restated its credit facility to increase the amounts that Judge Group may borrow under the line and modified various covenants. In addition, the Bank amended the loan agreement to include the transactions related to Judge Group's reorganization and the acquisitions of Berkeley and Systems Automation and redefined certain financial ratios to accommodate the acquisitions.

     Judge Group's bank borrowings currently consist of a $10.0 million revolving advance facility with PNC Bank, N.A. (successor to Midlantic Bank, N.A.) ("the Line of Credit") and a $1.0 million term loan. The Line of Credit expires on May 31, 1998 and carries an interest rate of prime plus 1.0%, which interest rate will revert to prime upon the successful completion of the Public Offering. This facility allows Judge Group to borrow the lesser of 80% of eligible receivables or $10.0 million. Based on eligible receivables of $10.8 million at September 30, 1996, the maximum amount that Judge Group can borrow under the Line of Credit is $8.7 million. The Line of Credit also requires Judge Group to meet certain financial ratios and transactional covenants. Judge Group intends to use a portion of the estimated net proceeds to pay down the Line of Credit, the balance of which was $7.1 million as of September 30, 1996, although Judge Group does intend to draw on the line as needed in the future. The Line of Credit is secured by substantially all of Judge Group's assets and contains customary restrictive covenants, including limitations on amounts of loans Judge Group may extend to officers and employees, the incurrence of additional debt and the payment of dividends on Judge Group's common or preferred shares. The term loan, which carries an interest rate of prime plus 1 1/2%, is payable in 60 monthly installments, with the balance due upon consummation of the Public Offering. At September 30, 1996, there was $1.0 million outstanding under the term loan. In addition, at September 30, 1996, Judge Group had approximately $834,000 of additional short-term and long-term debt outstanding, principally equipment leases, which it intends to repay with a portion of the proceeds from the Public Offering. In connection with the acquisitions of Berkeley and Systems Automation, Judge Group issued unsecured notes in the aggregate principal amount of $2.5 million for the stock of Berkeley and the net assets of Systems Automation, $1.6 million of which will be paid with proceeds of the Public Offering.


     Judge Group anticipates that its primary uses of capital in future periods will be for acquisitions, funding of increases in accounts receivables and the development of its corporate level sales force. Judge Group believes that the proceeds from the Public Offering and borrowings under the Line of Credit, or other credit facilities which may be available to Judge Group in the future, will be sufficient to meet Judge Group's capital needs for at least the next twelve months.


Inflation

     Judge Group does not believe that the rates of inflation prevailing in the United States in recent years have had a significant effect on its operations.

                   SELECTED CONSOLIDATED FINANCIAL DATA OF JIS



     The following table summarizes certain historical unaudited selected consolidated financial data with respect to JIS for the five years ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995, and give effect to the business combination (which occurred on February 29, 1996) between DataImage, Inc. ("DataImage") and Judge Computer Corporation ("Judge Computer"), in which DataImage was the surviving corporation, renamed Judge Imaging Systems, Inc. This data should be read in conjunction with the financial statements of Judge Computer (considered the acquiring corporation for accounting purposes in the business combination), certain of which are included in the Proxy Statement/Prospectus.



                                     Nine Months
                                   Ended Sept. 30,                      Year Ended December 31,
                                 -------------------    -----------------------------------------------------
                                   1996       1995        1995       1994       1993       1992        1991
                                   ----       ----        ----       ----       ----       ----        ----
                                                    (In thousands, except per share data)
Statement of Operations Data:
Net revenues                     $ 10,071   $  6,160    $  8,700   $  3,773   $  4,401   $  2,626    $  2,244
                                 --------   --------    --------   --------   --------   --------    --------

Cost of sales (Exclusive of
  items shown separately below)     7,566      4,681       6,713      3,039      3,293      2,215       1,616
Selling and operating               2,063        964       1,561        832        746        561         330
General and administrative          1,107        426         472        416        498        482         324
                                 --------   --------    --------   --------   --------   --------    --------

Total costs and expenses           10,736      6,071       8,746      4,287      4,537      3,258       2,270
                                 --------   --------    --------   --------   --------   --------    --------

Loss from operations                 (665)        89         (46)      (514)      (136)      (632)        (26)
Interest expense                     (148)      (170)       (191)      (153)       (84)       (59)       (116)
Other income (expense)                  0          0         (35)         0          0          0           0
                                 --------   --------    --------   --------   --------   --------    --------

Loss before income taxes             (813)       (81)       (272)      (667)      (220)      (691)       (142)
                                 --------   --------    --------   --------   --------   --------    --------

Income tax expense                      0          0           0          0          0          0           0
                                 --------   --------    --------   --------   --------   --------    --------

Loss before Preferred dividends  $   (813)  $    (81)   $   (272)  $   (667)  $   (220)  $   (691)   $   (142)
                                 --------   --------    --------   --------   --------   --------    --------

Preferred dividends earned           (132)       (14)        (18)       (18)       (18)       (18)          0
                                 --------   --------    --------   --------   --------   --------    --------

Net loss attributable
  to common shareholders         $   (945)  $    (95)   $   (290)  $   (685)  $   (238)  $   (709)   $   (142)
                                 --------   --------    --------   --------   --------   --------    --------

Fully diluted loss per
  Common Share:                  $  (0.26)  $  (0.04)   $  (0.12)  $  (0.30)  $  (0.10)  $  (0.31)   $  (0.13)
                                 --------   --------    --------   --------   --------   --------    --------

Fully diluted weighted
  average shares:                   3,637      2,333       2,328      2,305      2,291      2,291       1,059
                                 --------   --------    --------   --------   --------   --------    --------

                                Nine Months
                                   Ended
                                 Sept. 30,                 Year Ended December 31,
                                -----------    ----------------------------------------------
                                   1996          1995     1994      1993      1992      1991
                                   ----          ----     ----      ----      ----      ----
Balance Sheet Data:
Working capital (deficiency)    $ 1,821        $ 1,117   $    60   $   225   $   (92)  $   208
Total assets                      4,616          2,531     1,050     1,023       640       690
Notes payable, bank               2,586          1,538       249         0         0         0
Other long-term obligations,
  including current portion         153          1,519     1,344     1,106       578       175
Shareholders' equity (deficit)   (1,817)        (1,717)   (1,451)     (785)     (564)      126

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF JIS

     The following discussion of JIS's financial condition and results of operations should be read in conjunction with the financial statements of JIS and related notes thereto appearing elsewhere in this Proxy
Statement/Prospectus.

Overview

     JIS is the surviving corporation of the merger of Judge Computer into DataImage completed on February 29, 1996. In the merger, DataImage changed its name to Judge Imaging Systems, Inc. ("JIS"), the former directors and officers of Judge Computer became directors and officers of JIS, and the holders of shares of Judge Computer capital stock were issued shares of JIS capital stock representing approximately 95% of the voting stock of JIS outstanding after the merger. At the time of the merger, Judge Computer was engaged in the network services and imaging business and was owned approximately 33% by Judge Group and approximately 47% by Martin E. Judge. DataImage was a publicly held, SEC reporting company engaged in the development and marketing of software products and systems for the mass storage, electronic management and retrieval of information.

     The merger of Judge Computer and DataImage was accounted for as a "reverse acquisition" of DataImage by Judge Computer. Consequently, the financial statements of JIS for periods prior to February 29, 1996 consist solely of the operations of Judge Computer; for periods from and after February 29, 1996, the financial statements reflect the combined operations of Judge Computer and DataImage.

     Revenue for JIS is derived from the provision of networking, imaging and document management services and related sales of hardware and software. Revenues are recorded in the period in which services are rendered and merchandise is shipped; however, when installation is significant to the completion of the contract, revenue is recognized on a percentage of completion basis. Cost of sales consists of computer hardware, software and related licensing fees, salaries and fringe benefits for design, installation and maintenance personnel, and overhead expenditures allocated to imaging and networking activities. Selling expenses consist primarily of salaries and fringe benefits for selling representatives and also include marketing expenditures and bad debt charges. General and administrative expenses consist of management and administrative salaries and related fringe benefits, as well as related overhead, such as rent and depreciation. In the Imaging and Network Services business in fiscal years 1993, 1994 and 1995, general and administrative expenses also included payroll costs for consultants and advanced development programmers. During fiscal 1996, JIS began including such payroll costs in cost of sales.

     JIS was originally formed to provide networking services to educational markets, primarily network design, installation and maintenance utilizing JIS's private-label PC products, and its networking operations were later expanded to include additional platforms and peripherals. Due to relatively low operating margins on hardware and software sales, which accounted for a substantial portion of networking revenues, this business has historically generated operating losses. Beginning in 1988, JIS anticipated the emergence of a market for networking systems incorporating imaging and document management technology. It entered this market first as an exclusive reseller of Optika software and later expanded its product line to include both high production, high end systems such as Filenet, and low end workflow imaging systems such as Watermark, Keyfile and Lotus Notes. More recently, JIS has devoted substantial resources to expand the infrastructure of its imaging and network service business to support anticipated sales growth, including the hiring of numerous consulting, engineering, sales and administrative personnel since the beginning of 1994.

     Revenue attributable to imaging and document management systems and services has grown from $2.3 million in 1995 to $3.9 million in the nine months ended September 30, 1996, representing approximately 28.0% and 38.9% of JIS total revenue in those periods, respectively. However, JIS's imaging activities have generated operating losses to date due to slower than expected market expansion combined with the substantial investment in infrastructure development. Specifically, imaging and document management systems and services generated operating losses of $477,000 and $672,000 in 1995 and for the nine months ended September 30, 1996, respectively, representing 90.6% and 94.7% of the total operating losses experienced by JIS as a whole, respectively.

     JIS is currently focusing on achieving profitability through internal growth and new service offerings such as the MENTOR(TM) Consulting Program and a help desk practice. In addition, in 1996 JIS increased the number of locations from which it offers its services from three to six and hired 12 new salespeople, 8 consultants/advanced development personnel and 22 engineers/technical support personnel. As a result, selling, operating and general and administrative costs increased by 128.1%, or $1.8 million, for the nine months ended September 30, 1996 as compared to the prior period. Revenues for JIS increased by 72.9%, or $4.2 million, for the nine months ended September 30, 1996 as compared to the prior period; JIS believes that its investment in infrastructure and personnel should generate further increases in revenues in this business in the future. Even if it increases sales, however, there can be no assurance that JIS will achieve a pricing and cost structure that will generate profits. While JIS expects that such increases in revenues will ultimately achieve profitability, it cannot predict the timing of profitability, should it occur at all, and expects to continue to incur operating losses in this business at least through the first fiscal quarter of 1997.

     On September 30, 1996, Judge Group, Inc. acquired Systems Automation, located in Wakefield, Massachusetts, which provides imaging and document management systems and services. This acquisition establishes a presence for the Imaging and Network Services business in the Boston metropolitan area. Systems Automation generated revenue of $1.2 million and $867,000 for 1995 and the first nine months of 1996, respectively. At the time of the Merger of JIS into Acquisition, the Judge Group plans to contribute this business to JIS.

Results of Operations


     The following table summarizes JIS' significant operating results as a percentage of revenue for each of the periods indicated.


                                        Nine Months
                                   Ended September 30,   Year Ended December 31,
--------------------------------------------------------------------------------
                                    1996         1995        1995     1994
--------------------------------------------------------------------------------
Net revenue                        100.0%       100.0%       100.0%  100.0%
Cost of revenues (Exclusive of
  items shown separately below)     75.1         76.0         77.2    80.5
Selling and operating               20.5         15.7         17.9    22.1
General and administrative          11.0          6.9          5.4    11.0
                                   -----        -----        -----   -----

Total costs and expenses           106.6         98.6        100.5   113.6
(Loss) from operations              (6.6)         1.4         (0.5)  (13.6)
Interest and other expenses, net     1.5          2.8          2.6     4.1
                                   -----        -----        -----   -----

Net loss                            (8.1%)      (1.4%)       (3.1%) (17.7%)
                                   =====       =====        =====   =====


Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995



     Net Revenues. Net revenues increased by 63.5%, or $3.9 million, for the nine months ended September 30, 1996 as compared to the prior year period. Included in revenues were revenues from related parties (Judge Group) of $360,000 and $44,500 for the nine months ended September 1996 and 1995 respectively. This increase in revenues was mainly attributable to JIS' increased marketing efforts. Of this increase, $2.1 million was attributable to networking systems and services and $1.8 million was attributable to imaging and document management systems and services.


     Cost of Revenues. Cost of revenues increased by 62.0% or $2.9 million, for the nine months ended September 30, 1996 compared to the prior year period. Cost of sales as a percentage of net revenues decreased to 75.0% from 76.0%. This decrease was primarily the realization of economies of scale and an increased focus on providing services that yield higher margins than traditional hardware and software sales at lower margins.

     Selling and Operating Expenses. Selling and operating expenses were $2,063,387 and $964,478 for the nine months ended September 30, 1996 and 1995 respectively. Selling and operating expenses as a percent of net revenues were 20.5% and 15.7% for the nine months ended September 30, 1996 and 1995, respectively. This increase was mainly attributable to the hiring of additional marketing and selling staff, including the consultants for the MENTOR(TM) program.


     General and Administrative Expenses. General and administrative expenses were $1,107,283 and $425,779 for the nine months ended September 30, 1996 and 1995, respectively. These expenses increased 155%, or $681,504 for the period ending September 30, 1996, compared to the prior year period. General and administrative expenses as a percentage of net revenues increased to 11.0% for the period ending September 30, 1996, compared to 6.9% for the prior year period, primarily as a result of increased staffing levels, professional fees and increases in rent expense associated with the opening of new offices.


     Interest Expense. Interest expense decreased by $22,180 or 13.0%, for the nine month period ending September 30, 1996, compared to the prior year period. This decrease was due to lower borrowings.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Revenues. Net revenues for JIS increased 130.6%, or $4.9 million, in 1995 compared to 1994. Included in net revenues are revenues from related parties (the Judge Group) of $480,000 for 1995. Contributing to this increase was revenue of approximately $2.0 million attributable to the addition of a major network systems contract with the State of New Jersey.

     Cost of Revenues. Cost of revenues increased by 120.9%, or $3.7 million, for 1995, as compared to 1994. Cost of revenues as a percentage of revenues was 77.2% for 1995, as compared to 80.5% for 1994. This decrease was mainly attributable to increased profit margins derived from network and services revenues. The profit margin increase was attributable to the hiring of a new sales and marketing manager, who placed more emphasis on network services rather than hardware sales.

     Selling and Operating Expenses. Selling and operating expenses increased by 87.7%, or $.7 million in 1995, compared to 1994, and decreased to 17.9% of net revenues in 1995 compared to 22.1% in 1994. This decrease in selling expenses as a percent of sales was the direct result of increased revenues with approximately the same selling staff levels.

     General and Administrative Expenses. General and administrative expenses increased 13.5% or $56,259 for 1995 as compared to 1994. This increase was primarily attributable to an increase in administrative staffing levels and increased rent due to the opening of the new office in Edison, New Jersey and the expansion of the Bala Cynwyd office. Reducing general and administrative expenses for 1994 was a management charge of $402,000 (10.6% of net revenue) to the Judge Group. Consequently, JIS's loss for 1994 has been reduced by $402,000.

     Interest. Interest expense increased by 25%, or $38,500 in 1995 compared to 1994. This increase was attributable to the increased borrowing under the line of credit.

     Income Taxes. JIS adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on January 1, 1993.

     As a result of operating losses, no provision for income taxes was required in 1996, 1995 or 1994.

     For income tax reporting purposes, as of December 31, 1995, JIS had an unused operating loss carryforward of approximately $2,355,000, which will begin expiring in 2002, and which may be applied against future taxable income of JIS.

Liquidity and Capital Resources

     In each of the last three fiscal years and in the nine months ending September 30, 1996, JIS has used cash in operations. As a result of the project-oriented nature of the imaging and network services business, JIS pays its personnel semi-monthly, while payment for the services performed are often received over a six to nine month period, depending on the nature of the installation and the amount of advanced development and/or consulting services that are requested by the customer. In addition, JIS has used cash in each of the last three fiscal years and in the nine months ending September 30, 1996 to fund its investment in infrastructure. JIS expects to continue to use cash in its operations for the foreseeable future.

     JIS experienced negative cash flow from operations of approximately $402,236, $1,194,392 and $2,259,606 in 1994, 1995, and the nine months ended
September 30, 1996, respectively. JIS's primary uses of cash have been to fund losses from operations, increases in accounts receivables, to purchase fixed assets and to repay long-term debt. JIS's net accounts receivables have increased from $.7 million at January 1, 1995 to $2.9 million at September 30, 1996, principally due to the growth in revenue. Purchases of fixed assets in 1994 and 1995 and the nine months ended September 30, 1996 were $22,756, $162,677 and $292,866.

     JIS has funded its needs for cash primarily through advances by the Judge Group, borrowings under the credit facility described below and the proceeds of a private placement. At February 29, 1996, Judge Group had outstanding advances to JIS of approximately $1.5 million which were converted into JIS Series B Preferred Stock at the time of the merger of Judge Computer into DataImage. Cash provided from bank borrowings was approximately $249,255, $1.3 million, and $1.5 million in 1994 and 1995 and the nine months ended September 30, 1996, respectively. In addition, JIS received net cash proceeds of $888,000 from a private placement of Series A Preferred shares in February 1996 at the time of the Judge Computer/DataImage merger.


     Judge Group and JIS have entered into a credit agreement with PNC Bank, N.A. ("PNC Bank")(successor to Midlantic Bank, N.A.) pursuant to which PNC Bank has agreed to provide Judge Group and JIS with a $10.0 million revolving advance facility (the "Line of Credit") and a $1.0 million term loan. The Line of Credit expires on May 31, 1998 and carries an interest rate of prime plus 1.0%. This facility allows JIS and the Judge Group to borrow in the aggregate the lesser of 80% of eligible receivables or $10.0 million. As of September 30, 1996, Judge Group's borrowings under the Line of Credit were $2.6 million. Judge Group and JIS are severally and jointly liable to repay all sums advanced under the credit facility, which is secured by a lien on all accounts receivables, inventory and other assets of Judge Group and JIS. The Line of Credit contains customary restrictive covenants, including limitations on the incurrence of additional debt and the payment of dividends on Judge Group's and JIS's common or preferred shares. The term loan, which carries an interest rate of prime plus 1-1/2%, is payable in 60 monthly installments. JIS has not received any proceeds of borrowings under the term loan.


     At September 30, 1996, December 31, 1995 and December 31, 1994, Judge Group was in violation of certain financial and transactional covenants under the Line of Credit, which PNC Bank permanently waived or reset, effective at such dates. At September 30, 1996, certain financial ratios were reset or redefined, and have since been incorporated into the loan agreement. At that date, PNC Bank redefined tangible net worth, thereby enabling Judge Group to conform to certain financial ratios regarding tangible net worth coverage, and reset the target ratio of liabilities coverage. At September 30, 1996, PNC Bank permanently waived a series of restructuring, acquisition, merger, liquidation, dissolution and related transactional events specifically related to the Public Offering. At December 31, 1995, Judge Group was in violation of the following financial covenants, which PNC Bank waived or reset as of December 31, 1995: tangible net worth; total liabilities to tangible net worth; total allowable capital expenditures by Judge Group; allowable liens in addition to that of PNC Bank; and the requirement to report audited financial results to PNC Bank within 120 days after the end of the fiscal year. At December 31, 1994, Judge Group was in violation of certain financial covenants which PNC Bank waived or reset and incorporated into an Amended Loan and Security Agreement. The following financial covenants were reset: tangible net worth; total liabilities to tangible net worth; and limitation on capital expenditures.




Inflation

     JIS does not believe that the rates of inflation prevailing in the United States in recent years have had a significant effect on its operations.

                             BUSINESS OF JUDGE GROUP

Introduction

     In addition to the Imaging and Services business of JIS (described elsewhere herein), Judge Group services the IT and engineering needs of its clients by offering contract and permanent IT and engineering personnel and IT training. Judge Group provides these services through the following complementary operating units:

     o   Contract Placement  -  Provides IT and engineering personnel
                                ("technical consultants") on a contract basis;

     o   Permanent Placement -  Provides IT and engineering personnel on a permanent basis; and

     o   IT Training         -  Provides standard and customized IT training on
                                established and emerging software applications.

     Judge Group's Contract Placement business provides technical consultants skilled in a variety of fields, such as applications programming and development, client/server technology, legacy systems conversion, software architecture and design, data communications, systems engineering, Internet/Web-Site design, project consulting and Help Desk management. Judge Group provides technical consultants in the MidAtlantic and New England regions of the United States through three branch offices, and on a nationwide basis through its National Division. Judge Group maintains a database of over 100,000 technical consultants and in 1995 provided over 1,700 technical consultants to more than 800 clients.

     Judge Group's Permanent Placement business provides medium to high-level IT and engineering professionals on a permanent basis to clients nationwide. Judge Group maintains a database of over 70,000 IT and engineering professionals and in 1995 placed 396 candidates with more than 240 clients.

     Judge Group's IT Training business, acquired in September 1996, provides training on a range of software and network applications to corporate, governmental and individual clients. The IT Training business currently offers 3 licensed diploma courses, 6 certificate courses, and over 180 open-enrollment courses, either in its own computer labs or at client locations. Besides expanding Judge Group's range of technical service offerings, the IT Training business will assist Judge Group in identifying emerging technologies and integrating such technologies into its organization through the training of its technical consultants and in-house personnel.

     Judge Group serves its clients through offices located in Bala Cynwyd, Pennsylvania; Foxborough, Massachusetts; Edison, New Jersey; Tampa, Florida; Baltimore, Maryland; and Alexandria, Virginia. Judge Group's client base includes various Fortune 500 companies and governmental agencies, including Merck, Bell Atlantic NYNEX Mobile, Texas Instruments, Compaq, Intel and the City of Philadelphia. Judge Group believes that its complementary businesses afford it a competitive advantage over IT service providers that have fewer service offerings and position it to benefit from the anticipated growth in the technical staffing and IT training industry. Judge Group has recently adopted an integrated marketing and service approach aimed at both new and existing customers which seeks to take advantage of its ability to offer a comprehensive, cost-effective and convenient means to meet a wide variety of technical requirements.

Industry Overview

     Judge Group operates within the Technical Personnel Placement and Training segment of the IT professional services industry, which is highly fragmented and characterized by a large number of local and regional service providers.

     Technical Personnel Placement and IT Training. To address the demands created by an increasing shortage of technical personnel and expertise in the workplace, organizations need to (i) permanently hire qualified personnel, (ii) temporarily engage qualified technical personnel, or (iii) train their existing personnel. In order to more effectively identify and understand technical professional skills and gain access to a broader range of professionals, many organizations are turning to permanent placement providers. According to Staffing Industry Report, revenues from permanent placement provides are estimated to have grown from $1.2 billion in 1993 to $1.7 billion in 1995 and are expected to grow to $1.8 billion in 1996, representing a 14.5% compound annual growth rate.

     Organizations desiring variable cost solutions to their staffing needs are increasingly using contract service providers to supplement or outsource in-house technical personnel requirements. By relying on technical consultants, organizations can reduce the costs associated with recruiting, training and relocating employees as technical needs change. According to Staffing Industry Report, revenues from technical/computer temporary staffing are estimated to have grown from $5.7 billion in 1993 to $9.2 billion in 1995, and are expected to grow to $11.4 billion in 1996, representing a 26.0% compound annual growth rate. Furthermore, since technical consultants are often able to maintain compensation levels comparable to or higher than those of similarly skilled full-time employees, the number of individuals with technical skills who work independently for one or more contract service providers has increased in recent years.

     In many industries, organizations are training increasing proportions of their workforces on certain relevant applications in order to achieve maximum productivity with their IT systems. In addition, many individuals, including those already employed as technical consultants, seek training to acquire or improve technical skills in order to advance professionally. The Updata Group, Inc. estimates that revenues from IT training services will grow from $2.9 billion in 1995 to $5.6 billion by the year 2000, representing a 14.8% compound annual growth rate.

Business Strategy

     Judge Group's objective is to become a leading nationwide provider of IT and engineering professional technical services. Key elements of Judge Group's business strategy includes:

     Offer a Single Source of Technical Solutions. Judge Group provides its clients with a wide range of technical staffing and training services. By integrating multiple IT and engineering services, Judge Group is able to provide clients with a comprehensive, cost-effective and convenient means to meet their technical requirements, reducing the time and expense associated with selecting multiple, qualified vendors. Judge Group intends to continue to develop complementary new services in order to enhance its capabilities as a single-source provider of technical solutions.

     Aggressively Marketing a Broad Range of Services. Judge Group's marketing programs seek to emphasize its competitive advantage over IT service providers which have fewer service offerings. Judge Group has recently established several incentive sales programs to increase business from existing clients by encouraging the cross-selling of the services of each of its operating units. Furthermore, Judge Group plans to establish a corporate-level sales force to identify opportunities where it can provide integrated solutions to new clients and then market such solutions in conjunction with the sales professionals of the relevant operating businesses.

     Developing a National Presence. Judge Group believes that many organizations with multiple geographic locations prefer to utilize technical service providers that can offer high quality services on a nationwide basis. Judge Group has provided engineering personnel on a contract basis nationwide through its National Division in Foxborough, Massachusetts since 1991 and has recently expanded its national efforts to include IT personnel. In addition, Judge Group has begun targeting longer-term national projects as well as those projects utilizing more highly skilled personnel. Judge Group believes that it has several national accounts with which it has a large enough base of business to warrant establishing local Contract Placement offices and intends to leverage select national accounts to expand into new geographic areas.

     Capitalizing on IT Training Resources. Judge Group intends to leverage its recently acquired IT Training business to assist it in identifying emerging technologies and integrating such technologies into its organization in order to expand its service offerings and maintain its competitive position. Judge Group intends to employ its instructors to train its technical consultants in leading-edge technologies and believes this will enhance its ability to attract, retain and increase the marketability and job satisfaction of such consultants. By training its in-house personnel, Judge Group will enhance its ability to stay current on new technologies and to position itself as a provider of leading-edge technical solutions.

     Pursuing Strategic Acquisitions. The IT professional services industry is highly fragmented and contains a number of local and regional technical service providers that market one or more of Judge Group's service offerings and have established customer bases and access to qualified technical personnel. In order to facilitate its expansion into new geographic markets and strengthen its position in existing markets, Judge Group intends to acquire certain of these providers through which it can then market its full range of complementary service offerings and expand its databases of technical consultants and permanent placement professionals. Judge Group will seek to make such acquisitions in major metropolitan areas that have a significant concentration of companies with a need for IT services and in which Judge Group believes it can secure a sufficient market share to warrant opening a new office.

Services

Contract Placement

     Judge Group provides IT and engineering technical consultants on a contract basis regionally through its offices in Bala Cynwyd, Pennsylvania; Foxborough, Massachusetts; and Edison, New Jersey, and nationally through its National Division in Foxborough. Judge Group maintains a database of over 100,000 technical consultants and in 1995 placed over 1,700 consultants with more than 800 clients. Typical engagements range in duration from six to twelve months, though some of Judge Group's technical consultants have been performing services for several of its clients for a period of more than five years. Judge Group's technical consultants and independent contractors often work jointly with a clients' in-house IT personnel and are generally placed with clients on an hourly basis at billing rates ranging from $10 to $150 and averaging $40 as of September 30, 1996. Judge Group's Contract Placement business, founded in 1986, generated revenue of $50.8 million in fiscal 1995 and $44.6 million for the nine months ending September 30, 1996, representing 80.3% and 75.8% of Judge Group's consolidated net company revenues in those periods, respectively.

     The majority of Judge Group's Contract Placement business is derived from providing technical consultants skilled in IT and software engineering. In addition to staff augmentation, Judge Group has recently begun to provide project consulting services, which can include project management, workflow analysis, database design, custom applications and systems integration. In a project management engagement, which is usually priced on a fixed fee basis, Judge Group will typically oversee an entire IT project from inception to completion, utilizing technical consultants with specialty skills in the relevant technologies.

     The following chart illustrates some of the wide range capabilities of Judge Group's technical consultants.

                               Information Systems

Position/Title                     Skills
--------------                     ------

Client/Server Developer     Visual Basic; GUI Access; Powerbuilder

Database Developer          Foxpro; Paradox Dbase

Database Manager            DB2 DBA; Oracle DBA; Maintenance of Database

Software Engineer           Unix; C++; Realtime; Embedded Systems; QA; OOP; OOD;
                            Visual C++; MFC

Internet/Web-Site Design    HTML; Java; Shell Script; Shockwave; CGI Unix;
                            TCP/IP; Perl

IBM Mainframe Programmer    Cobol; CICS; DB2; IMS; DMS

Network Engineer            Novell or Windows NT; CNE Certificate; MCSE

Help Desk Consultant        Support of MS Office/Lotus Suite; Windows; Trouble
                            shooting hardware/software

                                   Engineering
Position/Title                       Skills
--------------                       ------

Engineer ASIC Chip Design; Embedded Microprocessor Design Engineer; Autolisp Programming; Pharmaceutical Validation

Designer Piping Design; Mechanical Design; Unigraphics Design; Semiconductor Machine Design; Liquid Crystal Display Systems; Micro-station Design; 3-D Pro Engineering Design; Chilled Water Piping Design; Electro-Mechanical Packaging Design

     Judge Group, as part of its strategy of being a single source provider of technical solutions, seeks to develop new service offerings. Since many IT systems currently are incapable of recognizing dates subsequent to 1999, the Company has designed several approaches to assist clients in re-engineering their IT systems and databases to accommodate the year 2000 and beyond. Judge Group is also currently developing a Help Desk practice to assist clients in staffing and training personnel to implement and maintain their in-house help desks. Alternatively, clients will be able to outsource this function to Judge Group under a monthly fee arrangement. Judge Group is also developing an Asset Management service whereby it will monitor and service a client's mobile computing inventory, such as a network of laptop or notebook computers utilized by pharmaceutical representatives. In addition, Judge Group has recently expanded the type of skilled personnel its Contract Placement business is capable of providing to such diverse areas as finance, life sciences, desktop publishing, PC support and help desk, and human resources. Furthermore, as it has in the past, Judge Group will continue to leverage its Contract Placement capabilities by providing technical consultants to assist in the implementation and operation of systems installed by its Imaging and Network Services business.

     Judge Group believes that many organizations with multiple geographic locations prefer to utilize technical service providers that can offer high quality services on a nationwide basis. Judge Group established its National Division in Foxborough, Massachusetts in 1991 to provide engineering personnel on a contract basis nationwide and Judge Group currently serves national clients in such locations as Portland, Oregon and Houston, Texas. Judge Group has recently expanded its national efforts to include placement of IT as well as engineering professionals and to begin longer term projects requiring more highly skilled personnel. Revenue attributable to the National Division was $8.9 million and $8.0 million in 1995 and the first nine months of 1996, respectively.

     Permanent Placement

     Judge Group's Permanent Placement business provides medium to high-level IT and engineering professionals nationwide through its regional offices in Bala Cynwyd, Pennsylvania; Tampa, Florida; and Edison, New Jersey. A significant portion of Judge Group's engineering placements are in food related industries. Judge Group maintains a database of over 70,000 engineering and IT applicants and in 1995, Judge Group placed 396 professionals with more than 240 clients. Over the course of Judge Group's twenty-six year history in the technical permanent placement industry, it has forged long-term relationships with many individuals with hiring authority, which have resulted in significant repeat business. Of the 240 clients serviced in 1995, 16% were clients of the business in 1990. As compensation for its services, Judge Group receives a fee based on a percentage of each placed professional's first year salary, subject to forfeitures if the placed professional leaves such position during a specified guarantee period of thirty to ninety days. The Permanent Placement business, founded in 1970, generated revenues of $4.3 million in 1995 and $4.3 million for the nine months ending September 30, 1996, representing 6.7% and 7.2% of total Judge Group revenues for those periods, respectively.

     Training

     Judge Group's IT Training business, acquired in September 1996, has provided training to over 3,000 client companies and trainees in a variety of software and network applications since its founding in 1986. The IT Training business provides these services at its facilities in Bala Cynwyd, Pennsylvania; Baltimore, Maryland; Alexandria, Virginia, and at various off-site locations. Judge Group is an authorized training center for many major software manufacturers, including Microsoft, Adobe Systems Incorporated, Quark, Inc., Corel Corporation and Claris Corporation, and is also an approved Apple Training Alliance Center, Microsoft Solutions Provider and Microsoft Advanced Technical Education Center. Judge Group's diploma programs in Desktop Publishing, Business Software and Multimedia and Internet are licensed and accredited by the Pennsylvania Board of Private Licensed Schools and are approved for veteran's education by the U.S. Veteran's Administration. Judge Group also offers six certificate programs, often geared toward retraining mid-career workers in new technology applications, and 180 open enrollment courses. Judge Group's job search assistance program achieved a 92% placement rate for Judge Group's graduates in 1995. Judge Group maintains twelve computer labs in its Bala Cynwyd, Pennsylvania facility and eight computer labs in its Alexandria, Virginia facility. In addition, Judge Group frequently conducts its courses at the in-house facilities of its corporate clients and has the ability to provide the necessary computer equipment at conference centers, hotels and other off-site locations as requested by its clients. Prices for a single, open enrollment training course range from $99 to $900, with an average of $385, and prices for a diploma course range from $3,900 to $7,400, with an average of $6,300. The chart below sets forth many of the training programs offered by Judge Group:

Subject                              Applications
-------                              ------------

Operating Systems/Networking         Microsoft Windows for Workgroups, Windows
                                     95, Microsoft Windows NT(TM), Microsoft
                                     Windows NT(TM) Server, Macintosh, Novell

Windows/Advanced Macintosh
Business Software                    Lotus 1-2-3, Lotus Notes, Microsoft Excel,
                                     Microsoft PowerPoint, Microsoft Project,
                                     Microsoft Word, Microsoft Works, PageMaker,
                                     Persuasion, Quattro Pro, QuickBooks,
                                     Quicken, WordPerfect for Windows, WordPro,
                                     ClarisWorks, Filemaker Pro, Fox Pro

Desktop Publishing                   Quark XPress, PageMaker, FrameMaker,
                                     Interleaf, Multi-Ad Creator

Electronic Design Prepress/Advanced  Publishing Photoshop, Presswise, Trapwise,
                                     Scanning

Multimedia/Presentation Graphics     Macromedia Director PowerPoint, Authorware,
                                     Persuasion

Internet/WorldWide Web               HTML, HotMetal Pro, Premiere, Hot Dog,
                                     PageMill, SiteMill, Netscape, Java

Customers

     The primary industries served by Judge Group include financial services, manufacturing, software/computers telecommunications, healthcare, government and pharmaceutical. In fiscal 1995, approximately 24% of Judge Group's revenue was derived from its top 10 customers and Merck accounted for more than 6.4% of revenues.

     The following table sets forth a list of the largest clients, by revenues, for which each of Judge Group's operating units provided services in 1995:


Telecommunications            Pharmaceutical                          Software/Computers
------------------            --------------                          ------------------

Bell Atlantic NYNEX Mobile,   Merck & Co., Inc.(1)                    Texas Instruments, Inc.(1)
Inc.(3)

                              Rhone Poulenc Rorer                     Compaq Computer Corporation(1)
                              Pharmaceuticals, Inc.(1)


                              Wyeth-Ayerst International Inc.(2)      Intel Corporation(1)



Manufacturing                 Financial Services                      Governmental
-------------                 ------------------                      ------------

Ciba Corning Diagnostics      The Vanguard Group, Inc.(1)             City of Philadelphia(3)
Corporation(1)

Tandem Computer, Inc.(1)      Reliance Insurance Company (2)

Nestle Incorporated(2)                                                Healthcare
                                                                      ----------
                                                                      Aetna US Healthcare(1)(3)

(1)  Client of Contract Placement unit
(2)  Client of Permanent Placement unit
(3)  Client of IT Training unit

Technical Personnel

     Judge Group believes its applicant and technical consultant sourcing and retention practices are, and will continue to be, a significant factor in its continued growth and competitiveness. Judge Group maintains a proprietary database in each of its Permanent and Contract Placement businesses specifically designed to identify and match these individuals with clients' needs. Judge Group's Permanent and Contract Placement databases currently contain the resumes of approximately 70,000 and 100,000 technical personnel, respectively. All of Judge Group's technical recruiters who place applicants and consultants have on-line access to the appropriate database.

     Judge Group identifies applicants and recruits technical consultants through advertisements in local media and trade journals, industry specific job fairs and referrals by current and past applicants. In addition, Judge Group has developed a World Wide Web site on the Internet that provides information about Judge Group and enables individuals to submit their resumes. Judge Group also actively searches the Internet to identify potential technical consultants, often downloading resumes and proactively recruiting such individuals. The resumes of technical professionals are entered into the appropriate database, thus giving technical recruiters in all offices immediate access to the professionals. Once a professional is identified for a particular position, the technical recruiter institutes screening procedures designed to ensure a good match for the client and professional. These procedures include personal interviews, reference checks and review of work product. Once a technical consultant is placed with a client, Judge Group routinely interviews the client and technical consultant to make sure a proper fit exists, thereby ensuring both customer and technical consultant satisfaction.

     Judge Group recognizes the need to differentiate itself from other technical personnel providers and has adopted a number of policies to enhance its attractiveness to technical consultants, such as paid vacation, participation in a 401(k) Plan, access to group medical coverage and on-going professional training. In addition, Judge Group seeks to secure new engagements for its technical consultants before their current engagements end to keep them continuously employed and to eliminate downtime. Judge Group believes that its ability to offer a variety of assignments nationwide through its National Division is also a factor in retaining technical consultants.

Sales and Marketing

     Judge Group's Contract Placement and IT Training businesses each market their respective services through direct sales forces. In the Permanent Placement business, recruiters are responsible for both originating and maintaining client contacts, and updating the database with new applicants.

     Account Managers constitute the sales force in Judge Group's Contract Placement business, operating out of offices in Bala Cynwyd, Pennsylvania, Edison, New Jersey, and Foxborough, Massachusetts. The responsibilities of the Account Managers include identification of new staffing requirements, coordination of client/consultant interviews, monitoring existing projects, interaction with technical consultants, expanding services to additional areas within the client's organization and coordination with Judge Group's corporate office to facilitate the billing and purchasing cycle. Account Managers receive a base salary plus individual incentives tied to gross margins. Judge Group generates new business leads through a combination of telemarketing programs, media advertising and local trade shows. In addition, Judge Group receives sales leads from its other operating units.

     Judge Group markets its IT training services through print advertising in trade publications, telemarketing, trade shows, direct mail and on local radio. Judge Group utilizes media demographics and industry psychographic profiles to identify potential client firms and individuals who will benefit from training. Targeted efforts are then concentrated toward these markets by an executive sales force located in Bala Cynwyd, Pennsylvania. Judge Group believes that approximately 45% of its 1995 IT Training sales were generated by either repeat business or client referrals.

     Judge Group's Bala Cynwyd, Pennsylvania location is the prototype sales office out of which the full range of its services are offered. Judge Group believes that its complementary businesses afford it a competitive advantage over IT service providers that have fewer service offerings and intends to eventually offer all of its services at each of its locations. The Edison, New Jersey office, which currently offers Contract Placement and Permanent Placement Services, is scheduled to begin offering IT Training by the end of 1997, becoming Judge Group's second full-service location.

     Judge Group has recently adopted a new marketing and service delivery approach which seeks to take advantage of its ability to offer comprehensive, cost-effective and convenient means to meet a wide variety of technical requirements. In addition, Judge Group plans to develop a corporate level sales force which will identify opportunities where it can provide integrated solutions to new and existing clients and then market such solutions in conjunction with the existing sales professionals in Judge Group's three operating businesses.

Competition

     The IT professional services industry is highly competitive and fragmented on the local, regional and national levels. Although Judge Group is not aware of any competitors that offer a full range of technical staffing and training services, many companies offer one or two of Judge Group's services in all of the geographical markets in which Judge Group currently operates. Many of Judge Group's competitors have significantly greater name recognition and financial, technical and other resources and generate greater revenues than Judge Group.

     Contract and Permanent Placement. Within any given geographical or technical specialty market, Judge Group competes for clients with other IT and engineering professional services providers, outsourcing and consulting companies, systems integrators and, to a lesser extent, temporary personnel agencies. The majority of the competition is made up of smaller local and regional firms with a strong presence in their local markets and occasionally with a nationally franchised firm. The principal competitive factors for obtaining and retaining clients include: the ability to match consultant skills and personality with the client's requirements and culture, expertise of its technical consultants, price, client satisfaction and overall responsiveness to client needs. Judge Group competes for technical consultants with other professional services providers, outsourcing and consulting companies, systems integrators, temporary personnel agencies and client companies. The principal competitive factors for recruiting and retaining technical consultants include compensation, availability and quality of benefits, consistent flow of high quality, varied assignments and an understanding of consultant skills and work preferences. Judge Group's principal competitors in the Contract Placement business include a range of companies such as The Registry, Inc., Techaid Corporation, Volt Information Services, Inc., H.L. Yoh & Company, Additional Tech Support and CompuData, Inc.

     IT Training. Within the IT training industry, there is competition among the available training methods, such as instructor-led training versus computer-based training. Within the instructor-led training segments, some of the major software and equipment manufacturers maintain their own training programs for both internal training and public training. Judge Group believes its established library of courses and proprietary course materials that can be updated (or customized for a particular customer) provide it with a competitive advantage. Moreover, Judge Group believes that the diversity of its course offerings, the quality of its personnel, its multiple training locations, its flexibility in the locations at which it provides its services and its ability to recognize emerging technologies and develop the requisite courses responsive thereto, permit it to remain competitive with others in the marketplace. Judge Group competes in the IT training business on the basis of its pricing, perceived quality and breadth of course offerings. Judge Group's principal competitors in the IT Training business include Chubb Computer Services, a division of Chubb Corporation, Computer Learning Centers, ExecuTrain Corporation, and Catapult, Inc.


Regulation

     Judge Group's operations, as currently conducted, are subject to governmental regulation in the State of New Jersey, where its Permanent Placement business is a licensed employment agency, and its Contract Placement business has registered with the Temporary Help Service Section of the Bureau of Employment and Personnel Services, a component of the Division of Consumer Affairs of the Department of Law and Public Safety. Compliance with such New Jersey regulations has not and is not expected to have a material effect on Judge Group's business. Judge Group is unaware of any other jurisdictions in which its operations are subject to material governmental regulation.

     All the jurisdictions in which Judge Group operates its training centers regulate and license certain kinds of vocational, trade, technical or other post-secondary education. Judge Group believes that employerfunded or reimbursed IT training is exempt from such requirements in many of these states. Judge Group is licensed in each jurisdiction in which it operates training centers.

     If Judge Group were found to be in violation of a state's licensing or other regulatory requirements, it could be subject to civil or criminal sanctions, including monetary penalties. No state educational or regulatory authority has cited Judge Group or commenced any proceeding against it for the violation of any licensing or other vocational educational requirement.

Employees


     As of October 31, 1996, Judge Group had 325 employees, of which 6 were staff IT consultants, 71 were either Technical Recruiters or Recruiting Coordinators, 66 served in sales or marketing capacities, 81 were working in engineering and technical support, and 101 were employed in managerial and administrative capacities. On that date, there were also approximately 965 IT consultants (including the 5 staff IT consultants) working on full-time assignments for Judge Group's clients. Judge Group is not a party to any collective bargaining agreements and considers its relationships with its employees to be good.

     Approximately 85% of the technical consultants placed by Judge Group during 1995 were treated as employees of Judge Group for federal and state tax purposes. For such employees, Judge Group pays Social Security Taxes (FICA), federal and state unemployment taxes, workers' compensation insurance premiums and other employee costs. The remainder of the technical consultants were treated as independent contractors for federal and state tax purposes. Judge Group believes that these consultants meet the requirements for such treatment under applicable law. See "Risk Factors -- Risks Related to Tax Status of Technical Consultants."

Pre-Offering Transactions:  Corporate Reorganization and Recent Acquisitions

     Judge Group recently completed a corporate reorganization (the "Reorganization") and acquired Berkeley and Systems Automation.

     Reorganization. In the Reorganization, completed in October 1996, Judge Group became a holding company for its operating subsidiaries, effected a 52.6 for 1.0 stock split, and amended and restated its Articles of Incorporation and by-laws.

     The Berkeley Associates Corp. In September 1996, Judge Group acquired Berkeley for cash, notes and stock consideration of approximately $2.2 million. Berkeley, founded in 1980, is a provider of IT training services to corporate, governmental and individual clients. Judge Group intends to expand the IT training services of Berkeley in its other locations, as well as to use Berkeley's materials and expertise to train its internal staff and to enhance the capabilities of Judge Group's technical consultants.

     Systems Automation Inc. In September 1996, Judge Group acquired Systems Automation for consideration consisting of cash and a note totaling approximately $547,252.

Facilities

     Judge Group has leased offices in the following locations:

                             Square    Lease             Services Offered
Office                       Feet      Expiration        as of September 1, 1996
------                       ----      ----------        -----------------------

Bala Cynwyd, Pennsylvania    32,000   June 30, 2000      Contract Placement,
                                                         Permanent Placement,
                                                         IT Training

Foxborough, Massachusetts     7,100   March 1, 2000      Contract Placement

Edison, New Jersey            4,700   March 1, 2000      Contract Placement,
                                                         Permanent Placement

Tampa, Florida                2,500   April 30, 1998     Permanent Placement

Alexandria, Virginia          4,700   December 31, 2000  IT Training

Legal Proceedings

     Judge Group is involved in legal proceedings from time to time in the ordinary course of business. As of the date of this Proxy Statement/Prospectus, there are no material legal proceedings pending against Judge Group.

               MANAGEMENT AND CERTAIN TRANSACTIONS OF JUDGE GROUP

Executive Officers and Directors

     Set forth below is certain information concerning the executive officers and directors of Judge Group.

Name                          Age   Position
----                          ---   --------

Martin E. Judge, Jr.........  52    Chairman of the Board and Chief Executive
                                    Officer

Richard T. Furlano..........  46    President and Director; President - Contract
                                    Placement

Michael A. Dunn.............  48    Executive Vice President and Director;
                                    President - Permanent Placement

Jeffrey J. Andrews..........  45    Chief Financial Officer and Treasurer

Katharine A. Wiercinski.....  35    Secretary; Vice-President - Human Resources

Wendy Greenberg-Marcelli....  30    Vice President

     Martin E. Judge, Jr., founded Judge Group in 1970 and has been the Chief Executive Officer and Chairman of the Board since that time. Mr. Judge is the brother-in-law of Mr. Furlano.

     Richard T. Furlano has served as President of Judge Group's Contract Placement business since April 1992. From 1990 to 1992, Mr. Furlano was a Regional Sales Manager for Yorkship Business Supplies and from 1980 to 1990 he was a partner of The Furst Group, a reseller of telecommunications services. He is the President of Judge Group and currently serves on its Board of Directors. Mr. Furlano is the brother-in-law of Mr. Judge.

     Michael A. Dunn has served as the President of Judge Group's Permanent Placement business since 1990. Mr. Dunn served as Executive Vice President of the Permanent Placement business from 1980 to 1990, and has also held various recruiting and managerial positions in that business since joining Judge Group in 1973. Mr. Dunn is an Executive Vice President of Judge Group and serves on Judge Group's Board of Directors.

     Jeffrey J. Andrews has served as JIS's Chief Financial Officer since joining JIS in May 1996. Mr. Andrews was an independent financial advisory consultant from September 1995 until May 1996, and served as Controller for Godwin Pumps of America (a manufacturer of industrial pumps) from September 1994 to August 1995. From April 1993 to August 1994, Mr. Andrews was a Manager for Ernst & Young and, prior to that time, was the President and sole shareholder of Andrews Associates, an investment banking firm.

     Katharine A. Wiercinski has served as the Vice President of Human Resources for Judge Group and each of its subsidiaries since 1990 and as Secretary of Judge Group since 1990. Ms. Wiercinski has also held various administrative and managerial positions since joining Judge Group in 1981.


     Wendy Greenberg-Marcelli has been the Vice President of Judge Group since July 1993 and President at JIS since July 1995. From July 1994 to July 1995, Ms. Greenberg-Marcelli served as Executive Vice President of JIS and from January 1991 to July 1994 served as its Operations Manager. Ms. Greenberg-Marcelli joined the Judge Group in its Customer Support Division in 1989.

     In order to comply with the requirements of the Nasdaq Stock Market and the Company's agreement with the Underwriters, within 90 days after the effective date of the Registration Statement of which this Proxy Statement/Prospectus is a part, Judge Group will increase its Board by two directors, both of whom will be independent.

Directors' Compensation

     In fiscal years 1994 and 1995, Judge Group's directors, and the directors of each of Judge Group's subsidiaries, did not receive any compensation for their services.

Executive Compensation

     The following table summarizes the compensation paid for fiscal year 1995 to the Chief Executive Officer and to each of Judge Group's most highly compensated officers whose total annual salary and bonus for the fiscal year ended December 31, 1995 exceeded $100,000.


                           Summary Compensation Table


                                 Fiscal      Salary        Bonus       Other
  Name and Principal Position     Year         ($)          ($)     Compensation
  ---------------------------    ------       -----        -----    ------------

Martin E. Judge, Jr.
  Chairman of the Board and
  Chief Executive Officer         1995       404,000      78,000       11,500

Richard T. Furlano
  President.....................  1995       185,133      65,127        2,311

Michael A. Dunn
  Executive Vice President......  1995       190,017        -0-        11,640

Wendy Greenberg-Marcelli
  Vice President................  1995       100,000      26,971          0


Employment Agreements

     The Judge Group has employment agreements with Wendy Greenberg-Marcelli and Jeffrey J. Andrews and requires that all key employees execute confidentiality and one-year post-termination non-competition agreements.


     Ms. Greenberg-Marcelli's agreement, dated as of October 1, 1995, provides for a term of four years with automatic renewal periods of one year thereafter, unless prior written notice is given by Judge Group. The agreement provides that Ms. Greenberg-Marcelli may be terminated only for cause. In addition to providing an annual base salary of $100,000 and certain other benefits, Ms. Greenberg-Marcelli was granted 70,604 shares of Judge Computer (now JIS) stock.


     Mr. Andrew's agreement, dated May 1, 1996, provides for a two-year term of employment with one year automatic renewals thereafter, unless Judge Group provides prior written notice. The agreement provides a base salary of $75,000 and certain other benefits.

Stock Plans

     Judge Group's 1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee Directors (the "Plan") was adopted in September of 1996, subject to shareholder approval, to provide a means whereby Judge Group could, through the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"), and non-qualified stock options

("NQSOs") to purchase Common Shares of Judge Group to officers and other key employees ("Key Employees"), attract and retain such Key Employees and motivate such Key Employees to exercise their best efforts on behalf of Judge Group and of any related corporation ("Related Corporation"). Moreover, Judge Group may, through the grant of NQSOs to non-employee directors ("Non-Employee Directors") under a formula, attract and retain Non-Employee Directors and motivate such Non-Employee Directors to exercise their best efforts on behalf of Judge Group and any Related Corporation.

     ISOs and NQSOs (collectively, "Options") may be granted under the Plan to purchase up to a maximum of one million five hundred thousand (1,500,000) of Judge Group Common Shares, par value $.01 per share, subject to certain adjustments and provided that no Key Employee shall receive Options for more than 50,000 Common Shares over any one (1) year period.

     The Plan shall be administered by Judge Group's Stock Option Committee (the "Committee"), which shall consist of two (2) directors of Judge Group who shall be appointed by, and shall serve at the pleasure of, Judge Group's Board of Directors (the "Board") and each of whom shall be an "outside director" within the meaning of Treasury Regulation ss.1.162-27(e)(3) and within the period of time described in Treasury Regulation ss.1.162-27(f)(2). Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of Judge Group.

     The exercise price of each Option shall be the fair market value (110% of fair market value in the case of an ISO granted to a more than 10% shareholder) of the Common Shares on the date of the grant. The term of each Option shall be not more than ten (10) years (five (5) years in the case of an ISO granted to a shareholder who owns more than ten percent (10%) of the Judge Group's Common Shares) from the date of grant and the Options shall be exercisable in such installments and on such dates, not less than six (6) months from the date of grant, as the Committee may specify. The Option price shall be payable in cash or its equivalent or, in the Committee's discretion, in the Judge Group Common Shares. In the event the Option price is paid, in whole or in part, with Common Shares, the portion of the Option price so paid shall be equal to the "fair market value" of such shares on the date of exercise of the Option.

     The aggregate fair market value of the Common Shares with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under this Plan and any other ISO plan of Judge Group or a Related Corporation) shall not exceed one hundred thousand dollars ($100,000). The annual limit set forth above for ISOs shall not apply to NQSOs.

     If a Key Employee's employment by Judge Group or a Related Corporation is terminated by either party prior to the expiration date fixed for his or her Option for any reason other than death or disability, such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of (i) the expiration date specified in such Option or (ii) an accelerated termination date determined by the Committee, which date, in the case of ISOs, shall not be later than three (3) months after the date of such termination of employment.


     If a Key Employee shall become disabled (within the meaning of section 22(e)(3) of the Code) during his or her employment and, prior to the expiration date fixed for his or her Option and his or her employment is terminated as a consequence of such disability, such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of (i) the expiration date specified in such Option or (ii) an accelerated termination date determined by the Committee, which date, in the case of ISOs, shall not be later than one
(1) year after the date of such termination of employment.


     If a Key Employee shall die during his or her employment and prior to the expiration date fixed for his or her Option, or if a Key Employee shall die following termination of employment but prior to the earliest of (i) the expiration date fixed for his or her Option; (ii) the accelerated expiration date determined by the

Committee (as described above); or (iii) in the case of an ISO, three (3) months following termination of employment; then such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, by the Key Employee's estate, personal representative or beneficiary, at any time prior to the earlier of (A) the expiration date specified in such Option or (B) an accelerated termination date determined by the Committee, which date shall not be earlier than one (1) year nor later than three (3) years after the date of death.

     No ISO and, except as otherwise provided in any Option agreement, no NQSO granted pursuant to the Plan shall be assignable or transferable by the Key Employee or Non-Employee Director otherwise than by will or by the laws of descent and distribution, and, during the lifetime of the Key Employee, the ISO shall be exercisable only by him or by his or her guardian or legal representative.

     Pursuant to the Plan, each Non-Employee Director will receive an initial grant of an NQSO to purchase 2,500 Common Shares at the time of the grant, on the date of this Offering, and any person subsequently elected as a Non-Employee Director will receive an initial grant of an NQSO to purchase 2,500 Common Shares on the first business day immediately following the date he or she is elected a director. In addition, on the first business day immediately following each of the dates on which an incumbent Non-Employee Director is re-elected, he or she will receive an additional grant of an NQSO to purchase 2,500 additional Common Shares. The grant of NQSOs to Non-Employee Directors pursuant to the Plan shall be automatic and neither the Committee or the Board shall have any discretionary authority with respect thereto. NQSOs granted pursuant to the Plan to Non-Employee Directors will become exercisable twelve months after the date of their grant however, NQSOs granted on the date of this Offering shall be exercisable as of the earlier of twelve months from the date of grant or six months after the Plan is approved by the shareholders of Judge Group. The NQSOs to be outstanding at the time of the completion of this Offering will have an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus.


     The exercise price of NQSOs granted pursuant to the Plan will be the fair market value of the Common Shares at the time of the grant. NQSOs granted on the date of this Offering will have an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. The Option exercise price may be paid in full in cash or, unless in the opinion of counsel to the Company that to do so may result in a possible violation of law, in whole or in part through the transfer of Common Shares previously acquired by the Non-Employee Director, provided the Common Shares so transferred have been held by the Non-Employee Director for more than 12 months on the date of exercise at the time an NQSO is exercised.


     An NQSO granted under the Plan to a Non-Employee Director will expire on the earliest of (i) ten years from the date of grant, (ii) one year from the date the grantee ceases to be a director by reason of death or disability or
(iii) three months from the date the grantee ceases to be a director for any reason other than death or disability.

     NQSOs granted to Non-Employee Directors shall be exercisable in three equal annual installments commencing with the first anniversary of the grant date, but only if the Non-Employee Director has attended at least seventy-five (75) percent of the Board meetings during the twelve (12) month period immediately preceding the date the annual installment first becomes exercisable. In the event the Non-Employee Director fails to attend at least seventy-five (75) percent of the Board meetings during the twelve (12) month period immediately preceding the date the annual installment first becomes exercisable, the Options otherwise exercisable in that installment shall not be exercisable but shall be cancelled and shall be available for other grants under the Plan. Notwithstanding the foregoing, the first annual installment of Options granted on the date of this Public Offering shall be exercisable as of the earlier of twelve months from the date of grant or six months after the Plan is approved by the Shareholders of Judge Group.

     Effective, upon the completion of the Public Offering, options to purchase up to 613,500 Common Shares will be granted under the Plan to officers and employees of Judge Group. Of these options, Messrs.

Dunn and Furlano and Ms. Greenberg Marcelli each will be granted options to purchase up to 26,000 Common Shares; Ms. Wiercinski will be granted options to purchase up to 16,000 Common Shares and Mr. Andrews will be granted options to purchase up to 15,000 Common Shares. The remaining options will be awarded to various other employees. The options to be granted at the time of the completion of the Public Offering will have an exercise price equal to the IPO Price. The options will become exercisable in equal annual installments over a four year period, and the options will have a term of ten years and will be subject to the other terms and conditions of the Plan.

     The Plan provides that certain adjustments will be made to the exercise price and number of shares subject to options granted thereunder in the event of a stock split, stock dividend, combination or reclassification. In the event of certain other corporate transactions, outstanding Options may terminate. Subject to certain limitations, the Board of Directors may amend or discontinue the Plan as it deems necessary, but no amendment may adversely affect the rights of a grantee with respect to an outstanding Option without his or her consent.

Compensation Committee Interlocks and Insider Participation

     Currently, the Compensation Committee members are Martin E. Judge, Jr. and Richard T. Furlano. As soon as practicable these members will be replaced with outside directors within the meaning of the Code.

     Decisions concerning compensation of executive officers were made by the Judge Group Board of Directors, which included Mr. Judge, the Chairman of the Board and Chief Executive Officer of Judge Group.

Certain Transactions

     Effective upon the date of the Public Offering, any transactions between Judge Group and related parties will be subject to the review and approval of its Audit Committee or a comparable committee consisting of a majority of disinterested parties.

     As of September 3, 1996, each of Mr. Judge and Mr. Dunn and his wife executed personal guaranties of Judge Group's obligations under the Line of Credit with Midlantic Bank, N.A., to enable Judge Group to obtain the Line of Credit. The amount outstanding under the Line of Credit at October 31, 1996 was $7,345,623. Upon the completion of the Public Offering, Mr. Judge and Mr. and Mrs. Dunn will be released from these guaranties, subject to certain qualifications.


     As of October 31, 1996, Judge Group owed an aggregate of approximately $73,000 to Martin E. Judge, Jr. These loans are unsecured and due upon demand and bear interest at various rates (from prime plus 1% to a fixed rate of 12%). Judge Group pays the interest related to these loans directly to commercial banks from which Mr. Judge borrowed the funds on behalf of Judge Group. As of October 31, 1996, Mr. Judge owed Judge Group $345,884. This loan, which represents advances for personal expenditures paid by Judge Group, is due upon demand, unsecured and non-interest bearing, will be repaid at or prior to the completion of the Public Offering.

     As of October 31, 1996, Judge Group had advanced $133,350 to Judge Financial Group, a personal financial advisory company, which is owned by Dennis Judge, Martin E. Judge, Jr.'s brother. This advance, which was made for working capital purposes, does not bear interest, is unsecured and due upon demand and will be repaid at or prior to the completion of the Public Offering.


     In connection with Merger, Martin E. Judge, Jr., Michael A. Dunn, Arthur Kania and Wendy Greenberg-Marcelli will acquire 378,412, 44,072, 107,469 and 20,139 Common Shares of Judge Group, respectively, in exchange for shares of JIS Common Stock and/or JIS Series A Preferred Stock that they presently hold. See "Business of Judge Group -- Pre-Offering Transaction: Corporate Reorganization, Merger and Recent Acquisitions."

     Takema, a Delaware limited partnership, has entered into an agreement to purchase an existing office building in Moorestown, New Jersey. Mr. Judge is the general partner of Takema and its limited partners are Mr. Judge and three trusts established for the benefit of his children. Following the acquisition of the office building, Judge Group has agreed to enter into a one year, triple net lease with Takema, pursuant to which Judge Group will lease the office building for use as the executive offices and production and warehouse facilities of its Imaging and Network Services business. The lease will provide for an annual base rent of $6.50 per square foot per year. The building has approximately 32,000 square feet of leasable space and Judge Group anticipates that it will be able to occupy the building in March 1997.

                PRINCIPAL AND SELLING SHAREHOLDERS OF JUDGE GROUP



      The following table sets forth certain information with respect to the beneficial ownership of Judge Group's Common Shares as of December 10, 1996,
(1) by each person known by Judge Group to own beneficially 5% or more of the outstanding Common Shares, (2) by each director, executive officer and certain other officers of Judge Group and (3) by all directors and officers as a group, and (4) by the Selling Shareholders.



                                      Beneficial Ownership                                  Beneficial Ownership
                                      Prior to the Merger            Number of              After the Merger and
                                    and the Public Offering         Shares to be            Public Offering(1)(2)
                                    -----------------------         Sole in the             ---------------------
Name and Address                    Shares       Percentage      Public Offering(2)       Shares(3)       Percentage
--------------------------------------------------------------------------------------------------------------------

Martin E. Judge, Jr.(4)            5,878,050(5)     64.5%             270,000           5,986,462(5)        45.9%

Michael A. Dunn                    1,959,350(6)     21.5%             150,000           1,853,423(6)(7)     14.2%

Katharine A. Wiercinski               52,600           *                    0              52,600              *

Jeffrey J. Andrews                         0           *                    0                   0              *

Richard T. Furlano                    52,600           *                    0              52,600              *

Wendy Greenberg-Marcelli                   0           *                    0              20,139              *

Arthur Kania(4)                      420,800         4.6%              30,000             498,269            3.8%

Lawrence Chimerine(8)                 26,300           *                8,000              30,742              *

Marvin N. Demchick(8)                 52,600(9)        *               16,000              49,042(9)           *

DGA Investments(8)(10)                26,300           *                8,000              24,521              *

Edwin T. Johnson(8)                   26,300           *                8,000              24,521              *

Robert and Margot Keith(8)           198,039(11)     2.4%               8,000             181,132(12)          *

Max H. Kraus(8)                       26,300           *                8,000              18,300              *

Ira Lubert(8)                        224,339(13)     2.5%              16,000             199,482(12)          *

Edward H. and Evelyn
  B. Rosen(8)                        105,200         1.2%              32,000              85,642              *

Trust Under Will of
  Maurice L. Strauss for
  Thomas S. Rosen(8)                  52,600           *               16,000              49,042              *

Ernest Scheller, Jr.(8)               26,300           *                8,000              24,521              *

A. Richard Sloane(8)                  52,600           *               16,000              36,600              *

Milton S. Stearns, Jr.(8)             36,820           *               11,200              31,841              *

Milton S. Stearns, Jr. Trustee(8)
  U/D/T 12/10/88                      15,780           *                4,800              10,980              *


                                      -82-


The Gemstone Group, Inc.             171,739(14)     1.9%              40,000             150,390            1.2%

All Directors and Executive
  Officers as a group
  (five persons)                   7,942,600        87.1%             420,000           7,965,222           61.1%


----------

* Less than 1% of the outstanding Common Shares of Judge Group


(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.
(2) In the event the Underwriters' overallotment option of up to 547,500 shares is exercised in full, the Selling Shareholders will sell additional shares, allocated among them as follows: Mr. Judge - 30,000 shares; Mr. Dunn - 20,000 shares; Mr. Chimerine - 7,556 shares; Mr. Demchick - 15,111 shares; DGA Investments - 7,554 shares; Mr. Johnson - 7,556 shares; Mr. Keith - 7,556 shares; Mr. Kraus - 7,556 shares; Mr. Lubert - 15,111 shares; Mr. Rosen - 30,222 shares; Trust Under Will of Maurice L. Strauss FBO Thomas S. Rosen - 4,000 shares; Mr. Scheller - 7,556 shares; Mr. Sloane - 15,111 shares; Mr. Stearns - 10,578 shares; Milton S. Stearns, Jr. Trustee U/D/T 12/20/88 - 4,533 shares; The Gemstone Group, Inc. - 60,000 shares. The remaining 297,500 shares will be sold by Judge Group.
(3) Includes Common Shares received in exchange for shares of JIS Common and Series A Preferred Stock pursuant to the Merger.
(4) The mailing address of such beneficial owner is Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004.
(5) Includes 378,412 shares held by Takema Ltd., L.P., a Delaware limited partnership ("Takema") of which Mr. Judge is the General Partner.
(6) Includes 202,247 Common Shares held by the Michael A. Dunn Descendants' Trust. Mr. Dunn has sole dispositive power over the shares held by the Trust.
(7) Includes 44,072 Common Shares held by the Michael A. Dunn Descendants' Trust. Mr. Dunn has sole dispositive power over the shares held by the Trust.
(8) Such Selling Shareholders acquired their Common Shares through the conversion, immediately prior to the Public Offering, of their Convertible Notes purchased from the Company in July 1994.
(9)  Mr. Demchick is a director of JIS.
(10) David Kleiman and Gary Kleiman, each a General Partner of DGA Investments, may each be deemed to own beneficially the 26,300 shares owned by DGA Investments. David Kleiman will also receive 6,221 Common Shares in exchange for his shares of JIS Common and Series A Preferred Stock as a result of the Merger. See footnote 14.
(11) Includes 171,739 shares held by The Gemstone Group, Inc. ("Gemstone") of which Mr. Keith is a principal and shareholder. Mr. Keith is a director of JIS.
(12) Includes 150,390 Common Shares held by Gemstone.
(13) Includes 171,739 shares held by Gemstone, of which Mr. Lubert is a principal and a shareholder.
(14) Consists entirely of shares acquired through the exercise of a warrant on September 6, 1996 issued by Judge Group in July 1993 in connection with Gemstone's engagement as Judge Group's financial advisor. Gary Kleiman is a principal and shareholder of Gemstone and may be considered to own beneficially the 171,739 shares owned by Gemstone.


Selling Security Holders


     The Gemstone Group, Inc. ("Gemstone"), an investment and merchant banking firm, has been engaged as Judge Group's and JIS's financial advisor since June 1993. Pursuant to an agreement dated July 8, 1996 between Gemstone, Judge Group, JIS and Judge Technical (the "Advisory Agreement"), Gemstone is entitled to receive a monthly advisory fee of $2,500 during the period beginning July 1, 1996 and ending on the earlier of the completion of (i) a public offering by Judge Group, (ii) the date on which all of the Convertible Notes of Judge Group in the original aggregate principal amount of $500,000 have been repaid in full and/or converted into Common Shares, or (iii) July 31, 1997. The Advisors Agreement also entitles Gemstone to reasonable out-of-pocket expenses and a fee upon the completion of the Public Offering in the amount of 1% of the gross proceeds to Judge Group therefrom if such offering is consummated on or before July 31, 1997. The monthly fee of $2,500 is an advance against the 1% of gross proceeds fee due upon a successful offering. In February 1996, Gemstone acted as financial advisor to JIS in connection with the private placement of JIS Series A Preferred Stock to several investors for a total purchase price of $1,096,000. In July 1994, Gemstone acted as financial advisor in connection with the purchase by certain investors of the Convertible Notes, for which it received an additional financial fee of $25,000. See Note 8 of Notes to the Consolidated Financial Statements for the nine months ended September 30, 1996. The holders of these Convertible Notes will convert their Convertible Notes into Common Shares immediately prior to the Public Offering. Common Shares so received are represented in the table under the caption "Principal and Selling Shareholders of Judge Group" which is footnoted to indicate each Noteholder and the amount of Common Shares such holder is selling in the Public Offering.


     Mr. Kania was a director of Judge Group from January 1989 to June 1996.

     Mr. Keith has been a director of JIS since July 1996. He is also a principal and shareholder of Gemstone.

     Mr. Ira Lubert is a principal and shareholder of Gemstone.

     Mr. Demchick has been a director of JIS since July 1996.

                                 BUSINESS OF JIS

Introduction

     JIS's Imaging and Network Services business offers advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process redesign through its MENTOR(TM) Consulting Program, project management, and advanced applications development. JIS is a value-added reseller and service facility for PC and network hardware, software and related peripherals manufactured by Compaq, ACER, IBM, Apple, Okidata, Tricord, HP and others. JIS has installed more than 110 imaging systems, is an authorized value-added reseller of Optika, Filenet, Saros(C), Watermark, Keyfile, OTP and Lotus Notes imaging software and integrates its imaging solutions on a variety of operating systems, including Banyan, OS/2 and Windows NT(TM).

Industry Overview

     Imaging, Document Management and Network Services. During the early to mid-1980's, many organizations began to migrate from mainframe-based computer operations to platforms based on PC client/server networks utilizing multi-vendor and multi-protocol technologies. While IT networks provide many competitive benefits, including increased computing power, ease of use and flexibility, they also have placed increased pressures on clients' in-house IT personnel, as well as on software and hardware vendors, to support and manage the networks in an environment of rapidly changing technology. As a result, organizations must increasingly rely on independent service providers with the technical expertise to design and configure complex IT networks, integrate and support a variety of protocols, applications and equipment and manage and upgrade the networks on an ongoing basis.

     One type of IT network system that has grown in prevalence in recent years is the imaging and document management system. Historically, information has been stored, manipulated and retrieved through the use of paper based filing systems, microfilm and microfiche. Each of these methods suffer one or more of the disadvantages of being relatively costly, slow in providing information exchange, subject to human error and not simultaneously accessible to multiple users. The document management industry has evolved as a result of the need to store, manipulate and retrieve large quantities of information in an efficient and cost-effective manner.

     An imaging system uses software and high speed input scanners to convert paper documents into digitized images and store them on optical or magnetic disks. Documents that have been converted to a digital format, as well as other computerized text and data, can be indexed, stored, retrieved and routed from one worker or department to another by using a document management system. Workflow, a feature of a document management system, automates routine work processes by automatically, rather than manually, routing digital information (such as invoices or insurance claims) from one workstation to another. For paper intensive industries, document management systems offer several advantages over paper or microfilm, including faster, easier and more reliable digital file access by multiple users in various locations and a reduction in the overall cost of document storage, including related time and labor.

     The increasing implementation of client/server computing systems, the decreasing cost of such systems and the desire of businesses to increase productivity are sources of growth for the document management and network services markets. In addition, paper intensive industries, such as healthcare, insurance, financial services and retailing, are seeking cost-effective document management solutions to take advantage of the full capabilities of their existing IT systems. According to a study prepared for the Association for the Information and Image Management International ("AIIM"), electronic imaging revenues, including hardware, software, services and support, grew approximately 18.2% in 1995, from $2.2 billion in 1994 to $2.6 billion in 1995. JIS believes that document management service providers, such as JIS, will benefit from the anticipated growth in the market to a greater degree than software or hardware vendors, due to the declining prices of hardware and software and the increasing number of installations, which are expected to result in the need for new applications and maintenance.

Business Strategy

     JIS's objective is to become a leading nationwide provider of imaging and network services. A key element of JIS's business strategy is the expansion of its Imaging and Network Services business. JIS began developing its imaging, document management and workflow service capabilities and infrastructure in 1988. JIS has since installed more than 110 imaging and document management systems and currently has more than 110 people committed to imaging projects, including personnel specializing in high-volume backfile conversion, an Advanced Development Group, and the MENTOR(TM) Consulting Group. JIS believes that many organizations are evaluating the implementation or expansion of imaging technologies, and will continue to invest resources to develop this business in order to benefit from the projected growth in the imaging and document management market.

Services

     Imaging and Network Services. JIS provides various networking, imaging, document management, workflow and related consulting services through regional offices in Bala Cynwyd, Pennsylvania; Moorestown, New Jersey; Hartford, Connecticut; Tampa, Florida; and Wakefield, Massachusetts. The Imaging and Network Services business, which began operations in 1988, generated revenues of $8.2 million and $10.0 million in fiscal 1995 and the nine months ended September 30, 1996, respectively.

     JIS is a value-added reseller and service facility for PC and network hardware, software and related peripherals for a variety of manufacturers, including Compaq, ACER, IBM, Apple, Okidata, Tricord and HP and provides a full range of installation, training, maintenance, repair and network integration services. In addition, JIS assembles, sells and services its own private-label PC products.

     JIS sells and installs high-end, mid-range and low-end imaging systems, complementary software and database products and the technical engineering services necessary to deliver a "turn key" imaging system. JIS has installed more than 120 imaging and document management systems, and offers its customers hardware and software maintenance, support and training. JIS implements Optika software in Banyan, OS/2(R) and Windows NT(TM) environments and is currently a value-added reseller of a variety of imaging software systems, including Filenet, Saros(C), Watermark, Keyfile, OTG and Lotus Notes. In addition, certain JIS personnel have been certified by the Document Imaging Association, the only certification available in the document management industry. JIS integrates its imaging software solutions on hardware manufactured by IBM, Compaq, HP and Sun Microsystems, Inc. operating under Windows NT(TM), OS/2(R) and Unix operating systems.

     JIS seeks to provide its clients with networking and document management solutions to improve their operations through work process re-engineering and enabling technology implementation. JIS believes that a thorough understanding of a client's existing IT system and work processes is necessary to the design of an optimal document management system. In 1996, JIS introduced its MENTOR(TM) Consulting Program, a Methodology for Evaluating New Technology and Organizational Redesign ("MENTOR"), to provide clients with a framework for selecting such a system. Under the MENTOR program, JIS assigns senior level, multiple disciplinary study teams to evaluate the client's operations from technology, financial and overall business perspectives. This analysis includes a review of the architecture, security and limitations of the client's current IT system as well as the client's personnel and culture. Upon completion of this analysis, JIS presents the client with a detailed set of technological and work process recommendations.

     JIS assists clients in designing a technology infrastructure that will support the interrelated strategic business objectives and IT needs identified in the previous stage. Design services include selection of viable systems components, creation of migration plans from the existing to the proposed system and integration of systems, networks, applications and databases. In those instances where the imaging software solution selected by the client does not completely meet its application requirements, JIS's Advanced Development Group provides custom application development.

     JIS is capable of providing the necessary technical personnel to implement each networking or document management solution, often drawing on the technical consultant resources of Judge Group's Contract Placement business. JIS's internal staff of network engineers is certified by Novell, Banyan(R) and Microsoft to perform installation, maintenance and training in their network operating system platforms. JIS also can provide backfile conversion of paper, microfilm and microfiche files as part of the integrated new document management system or as a stand alone service.

     JIS is also authorized to service all of the hardware products it sells. JIS typically enters into maintenance contracts in connection with the installation of networking and document management systems. JIS also offers training on all of the networking and imaging products it sells, as well as on the use and administration of all network operating systems it installs.

Competition


     The imaging, document management and network services market is intensely competitive and subject to rapid technological change. In order to compete effectively, JIS needs to continually enhance its current product and service offerings and expand its professional services capabilities. JIS currently competes principally on the basis of its reputation, the breadth of its product line and services, including the ability to sell document management solutions responsive to each client's applications needs and budgetary constraints, provide consulting and conversion services, and the quality, ease of use, reliability and performance of the systems it offers. As there are relatively low barriers to entering the imaging marketplace, JIS expects additional competition from emerging companies as the market expands. In addition, the market includes participants in a variety of market segments, including systems consulting and integration firms, professional services companies, applications software firms, temporary employment agencies, the professional service groups of companies such as Unisys Corporation and Digital Equipment Corporation, facilities management and MIS outsourcing companies, certain Big Six accounting firms, and general management consulting firms. JIS's principal competitors include a range of companies such as Andersen Consulting, a division of Arthur Andersen, L.L.P., Technology Solutions Corporation, Cambridge Technology Partners, Inc., Universal Systems, Inc., and Viewstar Corporation.


Customers

     The primary industries served by JIS include telecommunications, pharmaceuticals and city, state and federal governmental divisions, and in 1995 included Bell Atlantic NYNEX Mobile, Inc., Hoffman La Roche, Inc., the Bordentown (NJ) Board of Education and the City of Philadelphia.

Sales and Marketing

     JIS has two direct technical sales teams through which it markets its Imaging and Network Services business, one that concentrates on imaging and document management systems and services, and one that focuses on more traditional network systems and services. Technical sales personnel are located in Bala Cynwyd, Pennsylvania; Morrestown and Edison, New Jersey; and Tampa, Florida. JIS generates leads through a combination of telemarketing programs, seminars, local trade shows and media advertising. JIS also receives sales leads from its software vendors.

Employees

     As of September 30, 1996, JIS had 85 employees. JIS is not a party to any collective bargaining agreements and considers its relationships with its employees to be good.

Facilities

     JIS has leased offices in the following locations:

     Office                              Lease Expiration
     ------                              ----------------

     Bala Cynwyd, Pennsylvania           June 30, 2000
     Moorestown, New Jersey              January 1, 1997
     Edison, New Jersey                  March 1, 2000
     Wakefield, Massachusetts            Month-to-Month
     Hartford, Connecticut               June 30, 2000
     Tampa, Florida                      April 30, 1988

                   MANAGEMENT AND CERTAIN TRANSACTIONS OF JIS

Executive Officers and Directors

     Set forth below is certain information concerning the executive officers and directors of JIS.

Name                            Age   Position
----                            ---   --------

Martin E. Judge, Jr...........  52    Chief Executive Officer and Director

Wendy Greenberg-Marcelli......  30    President and Director

Michael A. Dunn...............  47    Director

Jeffrey J. Andrews............  45    Chief Financial Officer

Katharine A. Wiercinski.......  35    Secretary and Controller; Vice President -
                                      Human Resources

Robert E. Keith, Jr...........  54    Director

Marvin N.  Demchick...........  72    Director

     Martin E. Judge, Jr., the founder of JIS, has served as Chief Executive Officer and Chairman of the Board of JIS since its formation in 1984. Mr. Judge is a Director and the Chairman of each company. Mr. Judge received his BS in Marketing from Villanova University.



     Katharine A. Wiercinski has been Vice President of Human Resources and Secretary for JIS since 1992. She currently is also the Vice President of Human Resources for Judge, Inc., Judge Group and Judge Technical. Ms. Wiercinski also serves as Secretary for Judge, Inc. and Judge Technical.

     Michael A. Dunn is director of Judge Group. He is also currently the President of Judge, Inc. Prior to becoming President in 1990, Mr. Dunn served as an Executive Vice President and Divisional Manager for Judge, Inc. Mr. Dunn has been employed by Judge, Inc. since 1973. Mr. Dunn also currently serves on the Board of Directors of Judge Technical.

     Jeffrey J. Andrews has served as JIS's Chief Financial Officer since May 1, 1996. Mr. Andrews was an independent financial advisory consultant from September 1995 until May 1996, and served as Controller for Godwin Pumps of America (a manufacturer of industrial pumps) from September 1994 to August 1995. From April 1993 to August 1994, Mr. Andrews was a Manager for Ernst & Young and, prior to that time, was the President and sole shareholder of Andrews Associates, an investment banking firm.

     Robert E. Keith, Jr. has served as a Director of Judge Group since August 1996. Mr. Keith has served as a Managing Director of Radnor Venture Management Company, a venture capital partnership, since 1989. Mr. Keith has been the Chief Executive Officer since 1991 and a General Partner since 1995, of Technologies Leaders Management, L.P., and a Managing Director and General Partner of Technology Leaders II Management, L.P., since 1994. Mr. Keith serves on the Board of Directors of Cambridge Technology

Partners, Gandolph Technologies, Inc. and Wave Technologies. Mr. Keith is also an officer and director of The Gemstone Group, Inc.


     Marvin N. Demchick has served as a Director of Judge Group since August 1996. Mr. Demchick is a self-employed investor.


Compensation of Directors


     Under the JIS Bylaws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the Board of Directors. JIS currently reimburses its directors for reasonable travel and other out-of-pocket expenses incurred in connection with their services as directors. In addition, the Company has agreed to pay Messrs. Keith and Demchick, the outside directors of JIS, directors' fees of $5,000 each.



Executive Compensation

                           Summary Compensation Table

                                  Fiscal   Salary    Bonus           Other
  Name and Principal Position(1)   Year      ($)      ($)       Compensation ($)

Wendy Greenberg-Marcelli           1995    100,000   26,971          9,640
President

(1) The compensation of Martin E. Judge, Jr., the Chairman and Chief Executive Officer of JIS, was charged to Judge Group.

Employment Agreements

     JIS has employment agreements with Wendy Greenberg-Marcelli and Jeffrey Andrews and requires that all key employees execute confidentiality and one-year post-termination non-competition agreements.


     Ms. Greenberg-Marcelli's agreement, dated as of October 1, 1995, provides for a term of four years with automatic renewal periods of one year thereafter, unless prior written notice is given by Judge Group. The agreement provides that Ms. Greenberg-Marcelli may only be terminated for cause. In addition to providing an annual base salary of $100,000 and certain other benefits, Ms. Greenberg-Marcelli was granted 70,604 shares of Judge Computer (now JIS) stock.


     Mr. Andrews' agreement, dated May 1, 1996, provides for a two year term of employment with one year automatic renewals thereafter, unless Judge Group provides prior written notice. The agreement provides a base salary of $75,000 and certain other benefits.

                              Certain Transactions


     During 1995, JIS provided approximately $480,000 of networking and consulting services to the Contract Business and Permanent Placement business of Judge Group. During the same period, JIS sold approximately $199,400 worth of computer equipment to these businesses.


     During the nine months ended September 30, 1996, JIS sold $455,000 worth of computer equipment to the Contract Business and Permanent Placement businesses of Judge Group.

     As of September 3, 1996, each of Mr. Judge and Mr. Dunn and his wife executed personal guaranties of JIS's obligations under the Line of Credit with Midlantic Bank, N.A., to enable Judge Group to obtain the Line of Credit. The amount outstanding under the Line of Credit at October 31, 1996 was $7,345,623. Upon the completion of the Public Offering, Mr. Judge and Mr. and Mrs. Dunn will be released from these guaranties, subject to certain qualifications.

     Takema has entered into an agreement to purchase an existing office building in Moorestown, New Jersey. Mr. Judge is the general partner of Takema and its limited partners are Mr. Judge and three trusts established for the benefit of his children. Following the acquisition of the office building, Judge Group has agreed to enter into a one year, triple net lease with Takema, pursuant to which Judge Group will lease the office building for use as the executive offices and production and warehouse facilities of its Imaging and Network Services business. The lease will provide for an annual base rent of $6.50 per square foot per year. The building has approximately 32,000 square feet of leasable space and Judge Group anticipates that it will be able to occupy the building in March 1997.

                          PRINCIPAL STOCKHOLDERS OF JIS


     The affirmative vote of (i) a majority of the JIS Common Stock and Series A Preferred Stock entitled to vote, voting together as a class, and (ii) a majority of the outstanding shares of JIS Series A Preferred Stock, voting as a class, are required to approve the Merger Agreement. The following two tables present the security ownership of certain beneficial owners and management, the first of which presents the beneficial ownership of the JIS Common Stock. The second table presents the beneficial ownership of the second voting class, that of the Series A Preferred Stock.

     The following table sets forth certain information with respect to the beneficial ownership of JIS Common Stock as of December 10, 1996, (1) by each person known by JIS to own beneficially 5% or more of the outstanding shares of JIS Common and Series A Preferred Stock, (2) by each director and executive officer of JIS, and (3) by all directors and executive officers as a group.



                                                                      Number of
                          Shares of                                   Merger Shares
Name and Address          JIS Common Stock           Percent of       to be Received
of Stockholder            Beneficially Held(1)       Common Stock     in the Merger
--------------            --------------------       -------------    -------------
Martin E. Judge, Jr.          2,745,427(2)             68.3%             378,412


Michael A. Dunn               1,408,068(2)             35.3%              44,072

Wendy Greenberg-Marcelli         80,558                 2.0%              20,139


Robert E. Keith, Jr.             49,768                 1.2%              12,442


Katharine Wiercinski                  0                   0%                   0


Marvin N. Demchick               49,768                 1.2%              12,442


Jeffrey Andrews                       0                   0%                   0


All Directors and Executive
  Officers as a group         3,101,811                75.6%             467,507


5% Stockholders:


Judge Group                   1,231,778                25.5%                   0(3)

Arthur Kania                    429,877                10.8%             107,469



(1)  Totals are inclusive of JIS Common and Series A Preferred Stock.
(2) Includes indirect beneficial ownership of 1,231,778 shares of JIS Common Stock held by Judge Group.
(3) Pursuant to the Merger Agreement, each share of JIS Common Stock owned by Judge Group will cease to exist, without payment of consideration, at the Effective Time of the Merger.

     The following table sets forth certain information with respect to the beneficial ownership of JIS Series A Preferred Stock as of December 10, 1996,
(1) by each director and executive officer of JIS and (2) by all directors and executive officers as a group. No JIS Series A Preferred Stockholder is a holder of 5% or more of the outstanding shares of Series A Preferred Stock.





Name and Address                Number of Series A Shares     Percent of
of Stockholder                     Beneficially Held       Series A Shares
--------------                    --------------------     ---------------
Martin E. Judge, Jr.                   27,628                   3.4%

Michael A. Dunn                           --                    --

Wendy Greenberg-Marcelli                7,500                   0.9

Robert E. Keith, Jr.                   37,500                   4.6

Katharine Wiercinski                      --                    --

Marvin N. Demchick                     37,500                   4.6

Jeffrey Andrews                           --                    --

All Directors and Executive
  Officers as a group                 110,128                  13.4

All other Series A Stockholders       712,500                  86.6


          INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS OF JIS

     On March 12, 1996, the independent accountants of JIS, Riggs Mahoney and Sabol were dismissed. The report of Messrs. Riggs, Mahoney and Sabol dated December 11, 1995 for the period ended December 31, 1994 stated in part: "The accompanying financial statements have been prepared assuming the company will continue as a going concern. As noted in Note 1 to the financial statements, the company's recurring losses and its stockholders notes payable, which are currently due on demand, raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters include terms of a proposed reverse acquisition are discussed in Notes 1 and 12. The financial statements do not include any adjustments that may result from the outcome of this uncertainty." The decision to change accountants was unanimously approved by the board of directors of JIS. There have not been any disagreements with the former accountants (whether or not resolved) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountants' satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.


     Effective on March 12, 1996, Rudolph, Palitz LLP, 620 West Germantown Pike, Plymouth Meeting, PA 19462, ("Rudolph, Palitz") were engaged as the independent accountants of JIS. Rudolph, Palitz had acted as independent accountants for Judge Computer Corporation prior to the merger of Judge Computer Corporation with DataImage. The reasons for this change of accountants are that Rudolph, Palitz is located in proximity to the headquarters of JIS, that they are familiar with the books and accounts of the substantial majority of the post-merger business of JIS and that they are expected to render cost-effective services to JIS.


                                  OTHER MATTERS


     The JIS Board is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented herein in accordance with their judgment.


                                  LEGAL OPINION


     Drinker Biddle & Reath will render an opinion with respect to the validity of the Judge Group Common Shares to be issued in connection with the Merger and with respect to certain tax matters.


                                     EXPERTS


     Judge Group's consolidated balance sheets as of June 30, 1996, December 31, 1995 and 1994 and the related consolidated statements of operations and deficit and statements of cash flows for the six month period ended June 30, 1996 and each of the three years in the period ended December 31, 1995 included in this Proxy Statement/Prospectus have been included herein in reliance on the report of Rudolph, Palitz LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


     JIS's balance sheet as of December 31, 1995, and the related statements of operations, shareholders' deficiency, and cash flows for the years ended December 31, 1995 and 1994 included in this Proxy Statement/Prospectus have been included herein in reliance on the report of Rudolph, Palitz LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                              STOCKHOLDER PROPOSALS


     Any stockholder proposal to be considered by JIS for inclusion in the proxy material for the Annual Meeting of Stockholders of JIS (if the Merger has not theretofore been consummated) must be received by JIS at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004 Attn: Secretary, a reasonable time before the solicitation of proxies thereto.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 4, 1996, is by and among JUDGE IMAGING SYSTEMS, INC., a Delaware corporation ("JIS"), THE JUDGE GROUP, INC., a Pennsylvania corporation ("Judge," formerly Judge, Inc.), and JUDGE ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Judge ("Acquisition").


                                   BACKGROUND

     The respective boards of directors of JIS, Judge and Acquisition have each approved the acquisition of JIS by Judge through a merger (the "Merger") of JIS with and into Acquisition (JIS and Acquisition being sometimes hereinafter together referred to as the "Constituent Corporations"), upon the terms and subject to the conditions hereinafter set forth, in which outstanding shares of JIS Common Stock, par value $.01 per share ("JIS Common Shares"), and JIS Series A Convertible Preferred Stock, par value $.01 per share ("JIS Series A Preferred Shares") will be converted into and become shares of Judge Common Stock, par value $.01 per share ("Judge Common Shares").

                                      TERMS

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    SECTION 1
                                   THE MERGER

1.1 The Merger. At the Effective Time (as hereinafter defined), JIS shall be merged with and into Acquisition pursuant to this Agreement, the separate corporate existence of JIS shall cease (except as it may be continued by operation of law) and Acquisition shall continue as the surviving corporation under the corporate name "Judge Imaging Systems, Inc.," all upon the terms and subject to the conditions provided for in this Agreement and pursuant to the Delaware General Corporation Law (the "DGCL"). Acquisition, as it exists from and after the Effective Time, is sometimes hereinafter referred to as the "Surviving Corporation."

     1.1.1 Effect of the Merger. The Merger shall have the effects specified in Sections 259, 260 and 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Acquisition and JIS shall vest in the Surviving Corporation, and all debts, liabilities and duties of Acquisition and JIS shall become the debts, liabilities and duties of the Surviving Corporation.

     1.1.2 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions therein and as provided by the DGCL, except that as of the Effective Time, the following provision of the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as follows:

          "1. The name of the corporation is Judge Imaging Systems, Inc."

     1.1.3 Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquisition as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with its terms and the Certificate of Incorporation of the Surviving Corporation and as provided by the DGCL.

     1.1.4 Directors and Officers. The persons who are the directors and officers of JIS at the Effective Time shall become the directors and officers of the Surviving Corporation at the Effective Time. Such persons shall hold such positions as directors and officers until their successors are elected or appointed in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     1.1.5 Tax-Free Reorganization. The parties intend that the Merger qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code").

     1.2 Closing and Effective Time. Subject to the Merger receiving the Requisite Stockholder Approval of JIS stockholders pursuant to Section 5.2 and subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on either (i) the later of (A) the first business day following the meeting of the stockholders of JIS to consider and vote upon the Merger or
(B) the business day on which the last of the conditions set forth in Section 6 to be fulfilled prior to the Closing is fulfilled or waived, or (ii) such other date as the parties hereto may agree (the "Closing Date"), at 10:00 A.M. (local time) at the offices of Drinker Biddle & Reath, Berwyn, Pennsylvania, or at such other time or place as the parties hereto may agree. On the Closing Date, the parties shall effect the Merger by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger or at such later time on the Closing Date as may be specified in the filing with the Secretary of State of the State of Delaware (the "Effective Time"). As a result of the Merger, the Surviving Corporation shall become a wholly-owned subsidiary of Judge at the Effective Time.

                                    SECTION 2
                     CONVERSION OF SHARES AND OTHER MATTERS

2.1 Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Judge, Acquisition, JIS or any holder of any shares of capital stock of JIS (the "JIS Stock"):

     2.1.1 Cancellation of Treasury Stock. Each JIS Common Share and each share of any class or series of JIS Preferred Shares ("JIS Preferred Shares") which may be held in the treasury of JIS immediately prior to the Effective Time shall be canceled and shall cease to exist at and after the Effective Time without payment of any consideration therefor.

     2.1.2 Cancellation of JIS Series B Preferred Shares. Each share of JIS Series B Preferred Shares, par value $.01 per share ("JIS Series B Preferred Shares"), issued and outstanding immediately prior to the Effective Time shall cease to the outstanding and shall automatically be canceled and retired at the Effective Time of the Merger.

     2.1.3 Cancellation of JIS Options; No Convertible Securities. All options and warrants, if any, to purchase JIS Common Shares that have been issued by JIS and that are outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist at and after the Effective Time and no capital stock of the Surviving Corporation or Judge, cash or other consideration shall be paid or delivered in exchange therefor or in exercise thereof in connection with the Merger. At the Effective Time, other than as described in Section 2.2 with respect to the conversion of JIS capital stock in the Merger, and Section
2.4 with respect to shares held by Dissenters (as hereinafter defined), there shall not be any other securities, rights, warrants or other instruments originally issued by JIS which, after consummation of the Merger, would be convertible into or exercisable for securities of the Surviving Corporation or Judge.

     2.1.4 Cancellation of JIS Common Shares owned by Judge. Each JIS Common Share owned by Judge immediately prior to the Effective Time shall be canceled and shall cease to exist at and after the Effective Time without payment of any consideration therefor.

2.2 Conversion of JIS Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Judge, Acquisition, JIS or any holder of any JIS Stock, except as provided in Sections 2.1 (with respect to shares held by Judge) and 2.4 (with respect to shares held by Dissenters), each remaining outstanding JIS Common Share and JIS Series A Preferred Share (and together with JIS Common Shares, "JIS Shares") shall be converted (subject to the provisions set forth in Section 2.3 regarding fractional share interests) as follows:

     2.2.1 Each such JIS Common Share shall be converted into that number of Judge Common Shares equal to $2.50 divided by the offering price to the public (the "IPO Offering Price") of Judge Common Shares registered under the Securities Act of 1933, as amended (the "1933 Act"), on a registration statement (the "IPO Registration Statement") on Form S-1 filed with the Securities and Exchange Commission (the "SEC") and declared effective by the SEC prior to the Effective Time; and

     2.2.2 Each such JIS Series A Preferred Share shall be converted into that number of Judge Common Shares obtained by (i) dividing $2.50 by the IPO Offering Price, and (ii) multiplying the quotient so obtained by the number of JIS Common Shares issuable upon the conversion of such JIS Series A Preferred Share immediately prior to the Effective Time. On the date hereof, such conversion ratio is one JIS Common Share per one JIS Series A Preferred Share so converted.

     2.2.3 The Judge Common Shares to be issued in the Merger pursuant to this
Section 2.2 are referred to herein as the "Merger Shares."

2.3 No Fractional Shares. No fractional Judge Common Shares will be issued in the Merger and each holder of outstanding JIS Shares immediately prior to the Effective Time excluding Dissenters (the "JIS Holders") will receive cash in lieu of any fraction of a Judge Common Share otherwise issuable to such person in an amount equal to such fraction multiplied by the IPO Offering Price of Judge Common Shares.

2.4 Dissenting Shares. Notwithstanding anything herein to the contrary, JIS Common Shares and JIS Preferred Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders, if any, who shall have performed all such acts as are required to perfect appraisal rights pursuant to
Section 262 of the DGCL (a "Dissenter") shall be converted into the right to receive the consideration payable in respect thereof in accordance with the DGCL, unless such holder loses the status and rights of a Dissenter after the Effective Time. Any such payment shall be made by JIS. If after the Effective Time such holder loses the status and rights of a Dissenter, the JIS Shares held by such holder shall be treated as if they had been converted as of the Effective Time into the right to receive such holder's allocable portion of the Merger Shares. JIS shall promptly provide Judge with copies of any written demand for payment received by JIS from a Dissenter, and Judge shall have the right to participate in all negotiations and proceedings with respect to any such demand. JIS shall not, except with the prior written consent of Judge, make any payment with respect to, or settle or offer to settle, any such demand.

2.5  Exchange Procedure.

     2.5.1 Exchange Agent. As of the Effective Time, Judge shall deposit with a bank, trust company, transfer agent or other person designated by Judge, which may be Judge itself (the "Exchange Agent"), for the benefit of each holder of an outstanding certificate or certificates (the "JIS Certificates") which prior thereto represented JIS Shares, for exchange in accordance with this Section 2.5, certificates representing the Merger Shares.

     2.5.2 Surrender of Certificates. As promptly as practicable after the Effective Time, the Exchange Agent shall mail to each holder of an outstanding certificate or certificates which prior thereto represented JIS Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the JIS Certificates shall pass, only upon delivery of the JIS Certificates to the Exchange Agent and shall be in such form and have such other provisions as Judge and JIS may reasonably specify), and (ii) instructions for use in effecting the surrender of the JIS Certificates in exchange for certificates representing Judge Common Shares and any cash in lieu of any fractional Judge Common Shares. Such holder shall upon such surrender receive in exchange therefor a certificate or certificates representing the number of whole Judge Common Shares into which such JIS Shares shall have been converted. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented JIS Shares shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following sentence) to evidence ownership of the number of whole Judge Common Shares into which such JIS Shares have been converted. Dividends, if any, payable after the Effective Time to holders of Judge Common Shares shall, at Judge's option, be withheld from holders of certificates formerly representing JIS Shares until such certificates (or lost share affidavits reasonably acceptable in form and substance to Judge) are surrendered for exchange in accordance with this Section 2.5 and, if so withheld, shall then be paid without interest thereon.

     2.5.3 Unsurrendered Certificates. In the event that any certificates formerly representing JIS Shares (or lost share affidavits reasonably acceptable in form and substance to Judge) are not surrendered for exchange by the first anniversary of the Effective Time (the "Unsurrendered Certificates"), those certificates representing Judge Common Shares corresponding to such Unsurrendered Certificates then held by the Exchange Agent shall be delivered to Judge, upon demand, and any stockholders of JIS who have not previously complied with this Section 2.5 shall thereafter look only to Judge for payment of their claim for Judge Common Shares and any cash in lieu of fractional Judge Common Shares.

                                    SECTION 3
                            MATTERS PRIOR TO CLOSING

3.1 Conversion Transactions. Prior to the Effective Time, (i) the Convertible Senior Subordinated Promissory Notes of Judge (the "Investor Notes"), issued by Judge pursuant to a 10% Convertible Senior Subordinated Note Purchase Agreement (the "Purchase Agreement"), dated July 1994, which Investor Notes are convertible into Judge Common Shares, shall be fully converted into Judge Common Shares, and (ii) an option held by Raymond Sozzi (the "Sozzi Option") to purchase 25,000 JIS Common Shares at an exercise price of $1.33 per share, shall be exercised on a "cashless exercise" basis for 11,700 JIS Common Shares. The transactions contemplated in this Section 3.1 are referred to as the Conversion Transactions. In the event that the Conversion Transactions are not consummated prior to Closing, this Agreement shall terminate and the Merger shall be abandoned without any action on the part of Judge, Acquisition or JIS.

3.2 Public Offering. Judge intends to make an offering of its Judge Common Shares to the public, underwritten on a firm commitment basis by a managing underwriter selected by Judge (the "Public Offering"), pursuant to the IPO Registration Statement. In the event that the Public Offering is not consummated at a price and on terms satisfactory to Judge, in its sole discretion, prior to or simultaneously with the Closing, this Agreement shall terminate and the Merger shall be abandoned without any action on the part of Judge, Acquisition or JIS.

                                    SECTION 4
                      MUTUAL REPRESENTATIONS AND WARRANTIES

Judge and Acquisition hereby represent and warrant to JIS, and JIS hereby represents and warrants to Judge, that, as of the date hereof and as of the Closing Date, except as set forth in a Disclosure Schedule delivered by such party contemporaneously with the execution of this Agreement:

4.1 Organization and Qualification. In the case of Judge and Acquisition, each of Judge and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, having full power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its assets and properties. In the case of JIS, JIS is a corporation duly organized, validly subsisting and in good standing under the laws of the State of Delaware, having full power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its assets and properties. In the case of each party, as of the Effective Time, it will be duly qualified to do business and will be in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed in its Disclosure Schedule. Except for the entities listed in its Disclosure Schedule (its "Subsidiaries"), it has no subsidiaries and no stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity. Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of such Subsidiary's respective jurisdiction of incorporation set forth in its Disclosure Schedule and will be duly qualified and in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed in its Disclosure Schedule.

4.2  Capitalization.

     4.2.1 In the case of Judge, its authorized capital stock immediately prior to the Effective Time shall consist of 50,000,000 Judge Common Shares and 10,000,000 shares of preferred stock ("Judge Preferred Shares"). After the consummation of the Conversion Transactions and immediately before the Effective Time of the Merger and the consummation of the Public Offering, there will be outstanding 9,113,739 Judge Common Shares and no Judge Preferred Shares.

     4.2.2 In the case of JIS, its authorized capital stock consists of 10,000,000 JIS Common Shares and 5,000,000 JIS Preferred Shares, of which 1,125,000 shares are designated as JIS Series A Preferred Shares, 1,500 shares are designated as JIS Series B Preferred Shares and the remainder are unissued shares of "blank check" preferred stock. As of the date of this Agreement, there are outstanding 3,980,141 JIS Common Shares, not including the exercise of the Sozzi Option as described in Section 3.1, 822,628 JIS Series A Preferred Shares and 1,500 JIS Series B Preferred Shares.

     4.2.3 In the case of either party, all of its outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any contract, agreement or commitment binding upon it, and were issued in compliance with all of its applicable charter documents and all applicable federal and state statutes, laws, regulations and rules (the "Laws"). Except as set forth in its Disclosure Schedule, there are, and have been, no preemptive rights with respect to the issuance of its shares of capital stock. Its Disclosure Schedule lists all agreements, contracts or arrangements to which it is a party or of which it is aware regarding (i) the registration of transactions in its capital stock under any securities law, or (ii) any voting or transfer arrangements with respect to any of its shares of capital stock.

4.3  Options and Additional Rights.

     4.3.1 Except for the options and warrants described in Section 3.1 or in its Disclosure Schedule in response to this Section 4.3.1 and any convertible securities described in Sections 4.2 or 3.1 of this Agreement, (i) there are not outstanding any contracts, agreements, subscriptions, options, warrants, commitments or rights of any character to purchase or otherwise acquire, or any stock appreciation or similar rights measured by the value of, any shares of its capital stock or other securities, including without limitation convertible or exchangeable securities, and (ii) it is not party to any agreement the benefits of which (including without limitation severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature of any of the transactions contemplated by this Agreement. Its Disclosure Schedule accurately sets forth as of the date of this Agreement all outstanding warrants, and all outstanding options granted by it, vested or unvested, together with the identity of the optionees or warrant holders, the vesting schedule for such options or warrants, if any, the exercise price and the date on which such options or warrants were granted.

     4.3.2 Except as otherwise provided in this Agreement, consummation of the transactions contemplated hereby will not obligate it to issue any additional equity interest in it, to declare any dividend or make any distributions of any property or assets, or to redeem, purchase, acquire or offer to acquire any shares of its capital stock.

4.4 Subsidiaries. Its Disclosure Schedule sets forth a description of all of the issued and outstanding equity securities of each of its Subsidiaries. It owns of record and beneficially all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever ("Liens"). "Group" with respect to a designated party means the designated party and each of its Subsidiaries, as a whole and individually with respect to each of them.

4.5 Authority and Binding Effect. It has all requisite power and authority to execute and deliver this Agreement and, upon receipt of its Requisite Stockholder Approval (as hereinafter defined), to perform the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not contravene or violate its Certificate or Articles of Incorporation or Bylaws. This Agreement has been duly and validly executed and delivered by it and, subject to obtaining its Requisite Stockholder Approval, constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. "Requisite Stockholder Approval" means, (i) in the case of Judge, the approval of this Agreement and the Merger and the issuance of the Merger Shares by the affirmative vote of a majority of the votes cast by all Judge stockholders entitled to vote thereat, and, (ii) in the case of JIS, the approval of this Agreement and the Merger (A) by the holders of a majority of the outstanding JIS Common Shares and JIS Series A Preferred Shares (with each JIS Series A Preferred Share being entitled to the number of votes equal to the number of JIS Common Shares into which each JIS Series A Preferred Share could be converted on the record date for the vote) voting together as a single class, and (B) separately by the holders of a majority of the outstanding JIS Series A Preferred Shares voting together as a class.

4.6 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (i) contravene or violate, any federal, state or local statute, law, ordinance, regulation, order or rule ("Regulation") or any judgment, decree, injunction, order or ruling of any court or governmental or regulatory authority which is applicable to its Group; (ii) result in a default or loss of a benefit under, or permit the acceleration of any obligation under, or require the consent or approval of any party to, any contract, agreement, commitment, permit, concession, franchise, license or authorization applicable to its Group, or (iii) require its Group to notify or obtain any license, permit, approval or authorization from any governmental or regulatory authority or, except as set forth in its Disclosure Schedule, other person or entity; except for (A) its Requisite Stockholder Approval, (B) in the case of Judge, the effective registration under the 1933 Act, and all requisite compliance with state securities or "blue-sky" laws in connection with the issuance of Judge Common Shares in the Merger, (C) in the case of JIS, filings pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), (D) the filing of the Certificate of Merger and (E) in the case of (i) or (ii) above, for any violation or default which, individually or in the aggregate, would not have a Material Adverse Effect (as defined below). For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of its Group.

4.7 Issuance of Judge Common Shares. In the case of Judge only, upon receipt of its Requisite Stockholder Approval, the Merger Shares will be duly authorized and, when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable Judge Common Shares.

4.8 Corporate Records. The minute books of its Group are current and contain correct and complete copies of all of the charter documents of its Group, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its stockholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and in the case of written consents, all directors or all stockholders. The stock record books of its Group are current, correct and complete and reflect the issuance of all of the issued and outstanding shares of its capital stock as of the date hereof.

4.9  Financial Statements; Reports.

     4.9.1 Financial Statements. In the case of JIS, it has delivered to Judge, and in the case of Judge, it has delivered to JIS, (i) its consolidated balance sheets at December 31, 1995 and 1994, (ii) its related statements of operations, changes in stockholders' equity and cash flows for the three years then ended, and (iii) all related notes and schedules, all of which (the "Year-End Financial Statements") have been audited by an independent public accountant. JIS has also delivered to Judge, and Judge has delivered to JIS, (i) its consolidated balance sheet at June 30, 1996, and (ii) its related statements of operations, changes in stockholders' equity and cash flows for the six months then ended (the "Interim Financial Statements") which have been audited by an independent public accountant. The Year-End Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and, subject to any qualifications set forth in the applicable notes and schedules, fairly present the financial position and results of operations of its Group at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995. The Interim Financial Statements have been prepared in accordance with GAAP and, subject to any qualifications set forth in the applicable notes and schedules, and subject to normal recurring audit adjustments, fairly present the financial position and results of operations of its Group at June 30, 1996 and for the six months then ended. All Liabilities (as hereinafter defined) of its Group at December 31, 1995 and June 30, 1996, required to be reflected or reserved for by GAAP are fully reflected or reserved for in the balance sheet included in the Year-End Financial Statements and the Interim Financial Statements, respectively.

     4.9.2 Reports. JIS has filed on a timely basis (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including without limitation (1) all Annual Reports on Form 10-KSB, (2) all Quarterly Reports on Form 10-QSB, (3) all proxy statements relating to meetings of shareholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "SEC Reports"), and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other Regulatory Body, (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section
4.9.2 being referred to herein, collectively, as the "Reports"). The Reports (i) were prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the SEC Reports, the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports) and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10 Books of Account. The books of account of its Group fairly reflect, in accordance with GAAP, (i) all transactions relating to its Group and (ii) all items of income and expense, assets and liabilities and accruals relating to its Group. Its Group has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of its Group.

4.11 Taxes. (i) All reports, returns, statements and other similar filings required to be filed by it (the "Tax Returns") with respect to any Taxes (as defined below) have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of it for Taxes for the periods, properties or events covered thereby; (ii) all Taxes payable with respect to the Tax Returns referred to in the preceding clause have been paid;
(iii) no deficiency in
respect of any Taxes which has been assessed against it remains unpaid and it has no knowledge of any unassessed Tax deficiencies or of audits or investigations pending or threatened against it with respect to any Taxes; (iv) no claim has ever been made by any Tax authority in a jurisdiction in which its Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (v) there are no Liens for Taxes upon any asset of its Group except for Liens for current Taxes not yet due. For purposes of this Agreement, "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

4.12 Absence of Undisclosed Liabilities. Its Group has no Liabilities, except as set forth in its balance sheet at June 30, 1996, or in the case of JIS, its SEC Reports, or in its Disclosure Schedule and except for those Liabilities arising and outstanding since June 30, 1996 in the ordinary course of business of its Group in accordance with past practice or related to the actions and transactions contemplated hereby or under any contract which is disclosed in its Disclosure Schedule. "Liability" means any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other.

4.13 Title to Assets. Its Group owns outright and has good and marketable title to all of the assets of its Group reflected on the balance sheets included in its Financial Statements disclosed in Section 4.9, free and clear of all Liens, except liens reflected in its Financial Statements, liens for current taxes not yet delinquent, liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen, and the like, liens in respect of pledges or deposits under workers' compensation laws or similar legislation, and minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property.

4.14 Intellectual Property. Except as disclosed in its Disclosure Schedule, its Group has either (i) sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively, "Intellectual Property"), necessary for its business and operations (as now conducted and as proposed to be conducted) without any conflict with or infringement of the right of others, or (ii) where it does not own the necessary Intellectual Property, it has acquired rights to use such Intellectual Property under licenses granted to its Group by the owner of such Intellectual Property.

4.15 Contracts. Except as disclosed in the Disclosure Schedule, all material contracts, agreements, commitments, leases, mortgages, instruments or other documents ("Contracts") to which its Group is a party are valid, binding and enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. Its Group has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Contracts.

4.16 Compliance with Regulations and Court Orders. Its Group is not in violation of, and the assets of its Group have not been used or operated by its Group or any other person or entity in violation of, any Regulation or Court Order (as hereinafter defined), except for such violations as do not subject its Group to significant penalties or the compliance with which would not have a Material Adverse Effect on its Group. All Court Orders to which its Group is a party or subject to are listed in its Disclosure Schedule. Its Group has made all filings or notifications and has obtained all licenses required to be made or obtained by its Group under any Regulation applicable to its Group or its business or assets. "Court Order" means any judgment, decree, injunction, order or ruling of any Regulatory Body that is binding on the designated party, its Subsidiaries or their properties under applicable law. "Regulatory Body" means any court or governmental department, commission, board, bureau, agency, instrumentality, or body, federal, state or local, domestic or foreign.

4.17 Environmental Matters. Except as set forth on its Disclosure Schedule, to its knowledge:

     4.17.1 Its Group has been and are in material compliance with all applicable federal, state and local law or regulation concerning or relating to industrial hygiene or the protection of health and/or the environment (the "Environmental Laws");

     4.17.2 There are no conditions on, about, beneath or arising from any properties owned or leased by its Group which would give rise to any liability under any applicable Environmental Law or which would require any Response, Removal or Remedial Action, as such terms are defined in Section 101 of the Comprehensive Environmental, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq. (1995), as amended, by such party;

     4.17.3 Its Group has obtained and possesses all permits, licenses, approvals and other authorizations necessary under any applicable Environmental Law for the operation of its business except as would not have a Material Adverse Effect;

     4.17.4 Its Group has not received any notification of a release or threat of a release of any substance regulated under any of the Environmental Laws ("Hazardous Substance") at any site or location owned or operated by that party; and

     4.17.5 Its Group has not disposed of, transported or caused to be transported any Hazardous Substance on or to any on-site or off-site location which location currently is the subject of a federal, state or local enforcement action or other investigation or for which claims have been asserted against such party for clean-up costs, remedial work or damages to natural resources.

4.18 Litigation. Except as set forth in the Disclosure Schedule, there is no Litigation (as hereinafter defined) pending or, to its knowledge, threatened against its Group or its business or assets, and no event known to its Group has occurred and no claim has been asserted against its Group that might result in Litigation against its Group or its business or assets; and to, the best of its Group's knowledge, there is no reasonable basis for any such claim. "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting the designated party or any of its Subsidiaries, the business, the assets or any Contracts to which the designated party or any of its Subsidiaries is a party or by which they or any of their assets or business may he bound or affected.

4.19 Insurance. Except as set forth in the Disclosure Schedule, it is presently insured, and has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or business of each Company provide adequate coverage against loss.

4.20 Employee Benefit Plans. Except as described in the Disclosure Schedule, its Group does not maintain or contribute to any employee pension benefit plan ("Pension Plan"), as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee welfare benefit plan, as defined in section 3(1) of ERISA, or any other plan or arrangement providing compensation or benefits to its employees or former employees (collectively "Benefit Plans"). To the knowledge of its Group, each Benefit Plan maintained by its Group has been administered in compliance with its terms and is in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. To the knowledge of its Group, its Group knows of no inquiries or proceedings pending or threatened by any governmental department or agency, or by any participant or beneficiary, with respect to any Benefit Plan now or formerly maintained by its Group or to which it has contributed. Its Group has made or provided for all contributions to Benefit Plans required by the terms of such Benefit Plans or applicable Laws. Its Group has never contributed or been required to contribute to any multiemployer plan, as defined in section 3(37) of ERISA. Other than required "COBRA" coverage, its Group has never provided health or life insurance coverage to former employees. Its Group has never maintained a Pension Plan which was a defined benefit plan.

4.21 Registration Statement; Etc. None of the information supplied or to be supplied by its Group for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed by Judge with the SEC in connection with the issuance of Judge Common Shares in the Merger will, at the time it is filed with the Commission or at the time it becomes effective under the 1933 Act, or at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or
(ii) the proxy statement forming a part of the Registration Statement used by JIS to solicit proxies for the purpose of obtaining its Requisite Stockholder Approval (the "Proxy Statement"), will, when mailed and at all times through the date of the JIS stockholders' meeting disclosed in Section 5.2 contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, not misleading. All documents that each Company is responsible for filing with the SEC or any Regulatory Body in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder.

4.22 Subsequent Events. Except as set forth in its Disclosure Statement and except for the transactions contemplated hereby, since June 30, 1996 (i) there has been no actual or threatened change in the business of its Group or, to the best of its Group's knowledge, any event, condition or state of facts, in either case that is material and adverse to its Group or its business or assets, (ii) it has not declared, set aside or made payment of any dividend or distribution of assets to the holders of any class or series of capital stock , nor has it repurchased or redeemed any shares of its capital stock, (iii) its Group has conducted its business only in the ordinary course consistent with past practice, and (iv) there has not occurred any of the events described in Section
5.5 hereof.

4.23  Intentionally omitted.

4.24 Fairness Opinion. In the case of JIS only, JIS has been advised in writing by Janney Montgomery Scott Inc. ("Janney") that the consideration to be received by the stockholders of JIS in the Merger (the "Merger Consideration") taken as a whole is fair to such stockholders from a financial point of view.

4.25 Section 203 of the DGCL Not Applicable. In the case of JIS only, the provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, apply to this Agreement or to the transactions contemplated hereby.

4.26 Broker's and Finder's Fee. No person acting on behalf of it or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the completion of the Merger, other than the fees payable to Janney for its services in issuing its opinion disclosed in Section 4.24.

                                    SECTION 5
                       ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Registration Statement and Proxy Statement. Judge and JIS shall, in compliance with the 1934 Act, prepare as promptly as practicable the Proxy Statement to be used by JIS to solicit the approval of its stockholders of this Agreement and the Merger. Judge, in cooperation with and with the assistance of JIS, shall promptly prepare and cause to be filed with the SEC its Registration Statement on Form S-4 in compliance with the 1933 Act. The Registration Statement shall register the issuance of the Merger Shares. Judge and JIS shall use their best efforts to cause such Registration Statement to be declared effective as promptly as practicable. JIS shall furnish to Judge all information concerning its Group and the stockholders of JIS as may be reasonably requested in connection with such filing. Judge shall take any action required to be taken under any applicable state securities or "blue-sky" laws in connection with the issuance of Judge Shares in the Merger. If requested by Judge, JIS shall use its best efforts to cause to be delivered to Judge a letter of Rudolph Palitz LLP, JIS's auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Judge in form and substance reasonably satisfactory to Judge and customary in scope and in substance for letters delivered by independent public accountants in connection with registrations statements similar to the Registration Statement.

5.2 Stockholder Meeting. Each of JIS and Judge shall, as soon as practicable and in accordance with applicable law, call and hold a stockholders' meeting to obtain its Requisite Stockholder Approval. Subject to its fiduciary obligations, the board of directors of each party will unanimously recommend to its stockholders approval of the Merger and this Agreement and each party shall take all such actions consistent with the fiduciary obligations of such boards to obtain such approvals as promptly as practicable, including without limitation in the case of JIS the solicitation of proxies by means of the Proxy Statement.

5.3 Regulatory and Contract Approvals. Each of Judge and JIS shall use their best efforts to obtain as soon as practicable all approvals, consents and permits from all Regulatory Bodies and all consents required under the terms of any Contract which are required in connection with the consummation of the Merger.

5.4 Access to Information. From the date of this Agreement to the Closing Date, each party will give to the other party and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, Contracts and other documents relating to its business as the other party may reasonably request. Neither party will use such information for purposes other than in connection with the Merger and each party will otherwise hold such information in confidence until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason will promptly return, or cause to be returned, to the other party all nonpublic documents obtained from the other party, and any copies made of such documents.

5.5 Conduct of Business Pending Closing. Until the Closing Date, except as set forth in its Disclosure Schedule and except for the proposed acquisition of Berkeley Associates Corporation and Systems Automation, Inc. by Judge or as may be approved by the parties in writing or otherwise expressly provided in this Agreement, each of JIS and Judge shall operate its businesses only in the ordinary course and in substantially the same manner as it has been operated in the past.

5.6 Indemnification. If the Merger is completed, all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers and directors of JIS with respect to actions taken in their capacities as directors or officers of JIS prior to the Effective Time as provided in the Certificate of Incorporation of JIS, the Bylaws of JIS or any indemnification agreements, prior to the Effective Time, shall survive the Merger and continue in full force and effect as obligations of the Surviving Corporation, the performance of which Judge hereby guarantees.

5.7 Public Announcements. JIS and Judge shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency or from issuing any release where it reasonably believes it is legally required to do so.

5.8 No Solicitation. JIS shall cause its officers, employees, representatives and agents not to, directly or indirectly, continue, encourage, solicit, initiate or (except as may be reasonably required to satisfy the fiduciary duties of its board of directors) participate in discussions or negotiations with, or provide any nonpublic information to, any person other than the other party or its affiliates or any group in which the other party or its affiliates participates, concerning any sale of assets (other than in the ordinary course of its business consistent with past practice) or shares of capital stock, or any merger, consolidation, recapitalization, liquidation or similar transaction (collectively, an "Acquisition Transaction"). JIS will promptly communicate to Judge the terms of any inquiry or proposal which it may receive in respect of an Acquisition Transaction. Judge's notification under this Section 5.9 shall include the identity of the person making such proposal, the terms of such proposal and any other information with respect thereto as Judge may reasonably request.

5.9 Notification of Certain Matters. JIS shall give prompt notice to Judge and Acquisition, and Judge and Acquisition shall give prompt notice to JIS, of (i) the occurrence, or failure to occur, of any event which such party believes would likely cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (ii) any material failure of JIS, Judge or Acquisition, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.10  Rule 145 Affiliates.

     5.10.1 Promptly following the execution of this Agreement, JIS shall identify in a letter to Judge all persons who might, at the time of its stockholders' meeting at which the Merger is to be voted upon by its stockholders, be deemed to be an affiliate of JIS within the meaning of Rule 145 ("Rule 145 Affiliate").

     5.10.2 JIS shall use all reasonable efforts to deliver to Judge as soon as practicable and in any case prior to the Effective Time an agreement signed by each such Rule 145 Affiliate of JIS regarding compliance with Rule 145, which agreement (the "Affiliate Agreements") shall be in substantially the form of
Exhibit 5.10.2.

     5.10.3 Judge shall be entitled to place legends on the certificates evidencing Judge Common Shares to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Judge Common Shares, consistent with the terms of such Affiliate Agreements, whether or not such Affiliate Agreements are actually delivered to Judge.

                                    SECTION 6
                            CONDITIONS TO THE MERGER

     Subject to waiver as set forth in Section 7.7, the obligations of each party under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

6.1 Stockholder Approval. This Agreement shall have been adopted at or prior to the Effective Time (i) by the Requisite Stockholder Approval of JIS in accordance with the DGCL and Dissenters, if any, shall not hold in the aggregate ten percent (10%) or more of the shares of JIS Common Shares and JIS Series A Preferred Shares outstanding immediately prior to the Effective Time (assuming the conversion of the JIS Series A Preferred Shares into JIS Common Shares immediately prior to the Effective Time), and (ii) by the Requisite Stockholder Approval of Judge.

6.2 Representations True at Closing. The representations and warranties of the other party set forth in Section 4 shall be true and correct in all material respects on the Closing Date with the same effect if made at that time.

6.3 Performance. The other party shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

6.4 Certificates. The other party shall have provided a certificate signed in its name by its chief executive officer and chief financial officer, dated the Closing Date, certifying in such detail as may be reasonably requested that each of its conditions described in Section 6.2 and 6.3 has been fulfilled by the other party. The other party shall have provided a certificate signed by its secretary, dated the Closing Date, certifying that its Certificate of Incorporation, or its Articles of Incorporation, as the case may be, and Bylaws are true, correct and complete as of the Closing Date and further certifying that the resolutions adopted by its board of directors and stockholders attached thereto in connection with the transactions contemplated hereby are true, correct and complete.

6.5 Tax Opinion. Judge and JIS shall have received from Drinker Biddle & Reath a written opinion, in form and substance reasonably satisfactory to them, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code and Judge, JIS and Acquisition will constitute parties to such reorganization.

6.6 Litigation Affecting Closing. No Court Order shall have been issued or entered which would be violated by the completion of the Merger, and no person who or which is not a party to this Agreement shall have commenced any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement which, in each case, would or is reasonably likely to result in a Material Adverse Effect to a party.

6.7 Material Adverse Effect. From the date hereof to the Closing Date, no party hereto shall have suffered a Material Adverse Effect in any way, including, without limitation, by fire, casualty, act of God or otherwise and there shall be no conditions existing or threatened that might reasonably be expected to have a Material Adverse Effect on such party.

6.8 Registration Statement. The Registration Statement shall have been declared effective by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC, and all approvals, consents, permits, licenses or qualifications from authorities administering the securities or "blue-sky" laws of any state having jurisdiction required for the consummation of the Merger shall have been obtained and shall be effective.

6.9 Affiliate Agreements. Judge shall have received from each Rule 145 Affiliate an executed Affiliate Agreement in form satisfactory to Judge.

6.10 Conversion Transactions. The Conversion Transactions shall have been consummated.

6.11 Public Offering. The managing underwriter of the Public Offering shall have advised the parties that the Public Offering will be completed immediately following the Effective Time of the Merger.

6.12 Regulatory Compliance, Approvals and Consents. Each party shall have complied with all Regulations applicable to the Merger, and all approvals required under any Regulations to carry out the Merger and consents required to be obtained in connection with the Merger in order to avoid a default under any Contract to or by which the other party is a party or may be bound shall have been obtained on terms reasonably satisfactory to each party.

6.13 Stock Exchange Listing. Judge shall have applied for the inclusion of the Merger Shares on The Nasdaq National Market.

                                    SECTION 7
                           TERMINATION AND ABANDONMENT

7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Certificate of Merger, before or after obtaining the Requisite Stockholder Approvals, by the mutual consent of JIS, Judge and Acquisition, by action of their respective boards of directors.

7.2 Termination by JIS, Judge or Acquisition. This Agreement may be terminated and the Merger may be abandoned by action of either the board of directors of JIS or the boards of directors of, Judge and Acquisition if (i) the Merger shall not have been consummated on or before March 31, 1997, or such later date as may be mutually agreed to by the parties hereto, provided that the party seeking to terminate this Agreement is not otherwise in breach in any material respect of any of its obligations hereunder or (ii) any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

7.3 Termination by JIS. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of JIS if (i) Judge or Acquisition shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, or (ii) the board of directors of Judge shall not recommend to its stockholders the approval of this Agreement, or shall withdraw or modify in a manner adverse to JIS its approval or recommendation of the Merger.

7.4 Termination by Judge and Acquisition. This Agreement may be terminated and the Merger may be abandoned by action of the boards of directors of Judge and Acquisition if (i) JIS shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, or (ii) the board of directors of JIS shall not recommend to its stockholders the approval of this Agreement, or shall withdraw or modify in a manner adverse to Judge or Acquisition its approval or recommendation of the Merger.

7.5 Effect of Termination. Except as provided in Section 5.4 hereof with respect to information obtained in connection with the transactions contemplated hereby, in the event of the termination of this Agreement, and the abandonment of the Merger, this Agreement shall thereafter become void and have no effect, and no party thereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, and each party shall be responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that nothing herein shall relieve any party from liability for any willful breach hereof.

7.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, except as set forth in
Section 7.7.

7.7 Waiver. Any time prior to the Effective Time, any party hereto may (i) in the case of Judge or Acquisition, extend the time for the performance of any of the obligations or other acts of JIS or waive compliance with any of the agreements of JIS or with any conditions to the respective obligations of Judge or Acquisition, or (ii) in the case of JIS, extend the time for the performance of any of the obligations or other acts of Judge or Acquisition, or waive compliance with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                    SECTION 8
                                  MISCELLANEOUS

8.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by facsimile transmission, registered or certified mail, postage prepaid, or Federal Express or similar overnight delivery addressed, in the case of JIS, to it at:

          Judge Imaging Systems, Inc.
          Two Bala Plaza, Suite 800
          Bala Cynwyd, PA 19004
          Attention:  Martin E. Judge, Jr.
          Facsimile No. 610-664-7090

or, in the case of Judge and Acquisition, to them at:

          The Judge Group, Inc.
          Two Bala Plaza, Suite 800
          Bala Cynwyd, PA 19004
          Attention:  Martin E. Judge, Jr.
          Facsimile No. 610-664-7090

or such other address as shall be furnished in writing by any party to the others prior to the giving of the applicable notice or communication.

8.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

8.4 No Survival of Representations or Warranties. None of the representations and warranties included or provided for herein or in any schedule or certificate or other document delivered pursuant to this Agreement shall survive consummation of the Merger.

8.5 Entire Agreement. This Agreement, which includes the Exhibits and Disclosure Schedules hereto constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

8.6 Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement, and neither JIS nor Judge shall take any action in conflict with or contrary to the stated intention of JIS and Judge that the Merger qualify as a tax-free reorganization pursuant to Section 368(a) of the Code.

8.7 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any other person, other than the persons indemnified under Section 5.6, any rights or remedies under or by reason of this Agreement.

8.8 No Assignment. This Agreement shall not be assigned, by operation of law or otherwise.

8.9 Governing Law. This Agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania, applicable to contracts made and to be performed in such Commonwealth.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       JUDGE IMAGING SYSTEMS, INC.

                                       By: /s/ MARTIN E. JUDGE, JR.
                                           ------------------------------------
                                       Name:  Martin E. Judge, Jr.
                                       Title:  President


                                       THE JUDGE GROUP, INC.

                                       By: /s/ MARTIN E. JUDGE, JR.
                                           ------------------------------------
                                       Name:  Martin E. Judge, Jr.
                                       Title:  Chief Executive Officer


                                       JUDGE ACQUISITION, INC.

                                       By: /s/ MARTIN E. JUDGE, JR.
                                           ------------------------------------
                                       Name:  Martin E. Judge, Jr.
                                       Title:  Chief Executive Officer

                                                                      APPENDIX B

                                September 4, 1996

Board of Directors/Judge Imaging Systems, Inc.
Two Bala Plaza Suite 800
Bala Cynwyd, PA  19004-1510

Dear Member of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Judge Imaging Systems, Inc. ("Imaging" or the "Company") in connection with the proposed plan to merge its business with and into Judge Group, Inc. ("Judge") pursuant to the Definitive Agreement and Plan of Merger between Imaging and Judge (the "Definitive Agreement").

     Under the terms of the Definitive Agreement, the Company will be merged with and into Judge, with Judge surviving the merger (the "Merger"). The Definitive Agreement will provide for Imaging shareholders to receive per share consideration of $2.50, to be paid in shares of Common Stock of Judge valued at the price paid for Judge Common Stock in the IPO described in the next sentence. Approval of the Merger by Imaging shareholders is intended to take place prior to the completion of an initial public offering (the "IPO") by Judge, and closing of the Merger is intended to take place simultaneously with the closing of the IPO.

     In rendering our opinion, we have reviewed, among other things: (a) a draft Definitive Agreement dated August 27, 1996; (b) Annual Report to Shareholders and Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 1995; (c) Quarterly Report on Form 10-QSB of the Company for the quarter ended March 31, 1996 and Draft Quarterly Report on Form 10-QSB of the Company for the quarter ended June 30, 1996; (d) Form 8-K for Imaging dated February 29, 1996; (e) Form 8-K/A for Imaging dated March 15, 1996; (f) closing bible for the merger of Judge Computer Corporation and DataImage, Inc. dated February 28, 1996; (g) certain internal, unaudited financial statements, operating data, and other information for the Company furnished by Company management; (h) certain budgets and financial projections for the Company prepared by Company management; (i) financial reports, operating data and other information furnished by the Company or which were publicly available; (j) the reported historical market prices, trading volume and market for the equity securities of the Company; and (k) certain financial and stock market information for certain other publicly traded companies in line of business similar to the Company. We have also held discussions with the management of the Company regarding its business, operating results, financial condition, prospects and the Merger, and undertook other analyses, studies and investigations as we considered appropriate. Finally, we have become generally familiar with Judge, its results of operations, prospects and plans as a result of our work with Judge in anticipation of the IPO.

     In connection with our review, we have relied, without independent verification, upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion. We have also relied upon the assessments of the management of the Company regarding its business, prospects and the Merger and also assumed that the budgets and financial projections of the Company were reasonably prepared by management on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We did not undertake any independent valuations or appraisals of the real properties, assets or liabilities of the Company, nor were we furnished with any such valuations or appraisals.

     In rendering this opinion, we have assumed that regulatory approvals required to complete the Merger will not impose any conditions that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed, with your consent, that the Merger will qualify as tax-free reorganizations under the Internal Revenue Code. The opinion we express herein is necessarily based upon economic, market and other conditions as they exist and can be reasonably evaluated on the date hereof.

Board of Directors/Judge Imaging Systems, Inc.
September 4, 1996
Page 2


We have not served as financial advisor or provided financial advisory services to the Company or Judge in the past. As you know, however, we have been working with Judge and expect to be a managing underwriter for the IPO.

     We are of the opinion, as of the date hereof and based upon the foregoing, that the consideration to be received by Imaging shareholders in connection with the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

                                       Very truly yours,

                                       /s/ Janney Montgomery Scott, Inc.
                                       ----------------------------------------
                                       Janney Montgomery Scott, Inc.

                                   APPENDIX C

     262 APPRAISAL RIGHTS. - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss.251 of this title.


          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


     (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series if stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.


     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.


     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS


                                                                                                       PAGE(S)
                                                                                                    --------------
INDEPENDENT AUDITORS' REPORT AS OF DECEMBER 31, 1995 AND 1994 AND FOR EACH OF THE THREE YEARS IN
  THE PERIOD ENDED DECEMBER 31, 1995..............................................................       F-2

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995 AND 1994...       F-3

CONSOLIDATED STATEMENTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
  (UNAUDITED) AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993....................................       F-4

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR NINE MONTHS ENDED SEPTEMBER 30, 1996
  (UNAUDITED) AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993....................................       F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
  (UNAUDITED) AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993....................................       F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
  (UNAUDITED) AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993....................................    F-7 - F-27

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
The Judge Group, Inc.
Bala Cynwyd, Pennsylvania

We have audited the accompanying consolidated balance sheets of The Judge Group, Inc. (formerly Judge, Inc.) and Subsidiaries as of December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, shareholders' equity, and of cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Judge Group, Inc. (formerly Judge, Inc.) and Subsidiaries as of December 31, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 10 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' as of January 1, 1993.


/s/ Rudolph, Palitz LLP
September 30, 1996
Plymouth Meeting, PA

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)


                          CONSOLIDATED BALANCE SHEETS
         SEPTEMBER 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995 AND 1994



                                                                               SEPTEMBER
                                                                                  30,          DECEMBER 31,
                                                                                           ---------------------
                                                                                 1996
                                                                              -----------     1995       1994
                                                                                           ----------  ---------
                                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash......................................................................   $ 153,942   $   35,078  $  82,928
  Accounts receivable, net..................................................  12,956,917    8,881,059  6,418,697
  Inventories...............................................................     912,303      515,099    232,705
  Prepaid income taxes and deferred taxes...................................     334,976      347,352    127,000
  Other.....................................................................     993,948      508,640    103,997
                                                                              -----------  ----------  ---------
    Total current assets....................................................  15,352,086   10,287,228  6,965,327
                                                                              -----------  ----------  ---------
PROPERTY AND EQUIPMENT
  Furniture, office and computer equipment..................................   3,570,438    1,732,677  1,545,784
  Automotive equipment......................................................      37,936       48,617     40,544
  Leasehold improvements....................................................      46,565       28,069     15,158
                                                                              -----------  ----------  ---------
                                                                               3,654,939    1,809,363  1,601,486
  Less: accumulated depreciation and amortization...........................   1,774,499      875,552  1,009,422
                                                                              -----------  ----------  ---------
    Net property and equipment..............................................   1,880,440      933,811    592,064
                                                                              -----------  ----------  ---------
OTHER ASSETS
  Notes receivable, officers and employees..................................     431,890      222,564    169,738
  Other receivable, related party...........................................     155,908           --         --
  Deposits..................................................................     108,183       94,317     45,752
  Goodwill..................................................................   3,259,202           --         --
  Covenant not-to-compete, net of accumulated amortization of $602,589,
    1996, $508,645, 1995 and $358,131, 1994.................................          --       93,944    244,458
                                                                              -----------  ----------  ---------
    Total other assets......................................................   3,955,183      410,825    459,948
                                                                              -----------  ----------  ---------
    Total assets............................................................  $21,187,709 $11,631,864 $8,017,339
                                                                              -----------  ----------  ---------
                                                                              -----------  ----------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Note payable, bank........................................................   $      --   $       -- $2,748,666
  Current portion of long-term debt.........................................     940,709      280,420    324,427
  Convertible notes.........................................................     500,000           --         --
  Current portion of payroll tax obligation.................................          --      321,391    230,427
  Accounts payable and accrued expenses.....................................   5,669,388    3,277,546  2,344,295
  Payroll and sales taxes...................................................     606,438      396,735    463,955
  Income taxes payable......................................................      42,981        6,968    252,727
  Other notes payable.......................................................     196,193           --         --
  Deferred revenue..........................................................   1,333,661      297,362     82,151
  Advances from shareholders................................................     105,263      139,906    189,699
                                                                              -----------  ----------  ---------
    Total current liabilities...............................................   9,394,633    4,720,328  6,636,347
                                                                              -----------  ----------  ---------
LONG-TERM LIABILITIES
  Note payable, bank........................................................   7,146,185    5,367,516         --
  Deferred rent obligation..................................................     137,038      156,943    117,902
  Debt obligations, net of current portion..................................   3,272,328      496,012    536,273
  Convertible notes.........................................................          --      500,000    500,000
  Payroll tax obligation, net of current portion............................          --           --    321,392
                                                                              -----------  ----------  ---------
    Total long-term liabilities.............................................  10,555,551    6,520,471  1,475,567
                                                                              -----------  ----------  ---------
MINORITY INTEREST...........................................................     271,248           --         --
                                                                              -----------  ----------  ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
  Common stock, at September 30, 1996, $.01 par value, 50,000,000 shares authorized, 8,587,739 shares issued and outstanding; December 31, 1995 and
    1994, $.005 par value, 10,000,000 shares authorized, 160,000 shares
    issued and outstanding..................................................      85,877          800        800
  Additional paid-in capital................................................     365,877      626,848    626,848
  Retained earnings (deficit)...............................................     514,523     (236,583)  (722,223)
                                                                              -----------  ----------  ---------
    Total shareholders' equity (deficit)....................................     966,277      391,065    (94,575)
                                                                              -----------  ----------  ---------
    Total liabilities and shareholders' equity (deficit).................... $21,187,709  $11,631,864 $8,017,339
                                                                              -----------  ----------  ---------
                                                                              -----------  ----------  ---------

                See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
           NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993





                                                   SEPTEMBER 30,                       DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1996          1995          1995          1994          1993
                                             ------------  ------------  ------------  ------------  ------------
                                             (UNAUDITED)
NET REVENUES...............................  $ 58,914,238  $ 46,876,520  $ 63,299,353  $ 45,253,417  $ 35,068,867
                                             ------------  ------------  ------------  ------------  ------------
COSTS AND EXPENSES
  Cost of sales (Exclusive of items shown
    separately below)......................    43,232,381    35,273,352    47,550,114    34,146,215    26,069,583
  Selling and operating....................    10,022,739     6,841,426     9,797,875     6,509,549     5,853,608
  General and administrative...............     4,310,467     3,199,229     4,187,485     3,155,012     2,524,824
                                             ------------  ------------  ------------  ------------  ------------
    Total costs and expenses...............    57,565,587    45,314,007    61,535,474    43,810,776    34,448,015
                                             ------------  ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS.....................     1,348,651     1,562,513     1,763,879     1,442,641       620,852
OTHER EXPENSE, NET, PRINCIPALLY INTEREST
  EXPENSE..................................      (599,597)     (545,034)     (697,339)     (419,590)     (334,004)
                                             ------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAX EXPENSE, MINORITY
  INTEREST IN NET LOSS OF CONSOLIDATED
  SUBSIDIARY AND CUMULATIVE EFFECT
  ADJUSTMENT...............................       749,054     1,017,479     1,066,540     1,023,051       286,848
INCOME TAX EXPENSE.........................       614,700       498,336       587,957       679,800       227,460
                                             ------------  ------------  ------------  ------------  ------------
INCOME BEFORE MINORITY INTEREST IN NET LOSS
  OF CONSOLIDATED SUBSIDIARY AND CUMULATIVE
  EFFECT ADJUSTMENT........................       134,354       519,143       478,583       343,251        59,388
MINORITY INTEREST IN NET LOSS OF
  CONSOLIDATED SUBSIDIARY..................       616,752            --         7,057            --            --
                                             ------------  ------------  ------------  ------------  ------------
INCOME BEFORE CUMULATIVE EFFECT
  ADJUSTMENT...............................       751,106       519,143       485,640       343,251        59,388
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE................................            --            --            --            --        42,000
                                             ------------  ------------  ------------  ------------  ------------
NET INCOME.................................  $    751,106  $    519,143  $    485,640  $    343,251  $    101,388
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
NET INCOME PER SHARE:
PRIMARY:
  Income before cumulative effect
    adjustment.............................         $0.08         $0.06         $0.06         $0.04         $0.01
  Cumulative effect adjustment.............            --            --            --            --            --
                                             ------------  ------------  ------------  ------------  ------------
                                                    $0.08         $0.06         $0.06         $0.04         $0.01
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
FULLY DILUTED:
  Income before cumulative effect
    adjustment.............................         $0.08         $0.06         $0.06         $0.04         $0.01
  Cumulative effect adjustment.............            --            --            --            --            --
                                             ------------  ------------  ------------  ------------  ------------
                                                    $0.08         $0.06         $0.06         $0.04         $0.01
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------


                See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                           COMMON STOCK       ADDITIONAL    RETAINED
                                                      ----------------------    PAID-IN     EARNINGS
                                                       SHARES    ADDITIONAL     CAPITAL     (DEFICIT)     TOTAL
                                                      ---------  -----------  -----------  -----------  ----------
Balance, January 1, 1993............................    160,000   $     800    $ 626,848   ($1,166,862) ($ 539,214)
Net Income..........................................         --          --           --       101,388     101,388
                                                      ---------  -----------  -----------  -----------  ----------
Balance, December 31, 1993..........................    160,000         800      626,848    (1,065,474)   (437,826)
Net Income..........................................         --          --           --       343,251     343,251
                                                      ---------  -----------  -----------  -----------  ----------
Balance, December 31, 1994..........................    160,000         800      626,848      (722,223)    (94,575)
Net Income..........................................         --          --           --       485,640     485,640
                                                      ---------  -----------  -----------  -----------  ----------
Balance, December 31, 1995..........................    160,000         800      626,848      (236,583)    391,065
Merger transactions (Notes 13 and 17)...............         --          --     (175,910)           --    (175,910)
Stock split, 52.6 for 1.0 (Note 13).................  8,256,000      83,360      (83,360)           --          --
Exercise of Warrants (Note 13)......................    171,739       1,717       (1,701)           --          16
Net Income..........................................         --          --           --       751,106     751,106
                                                      ---------  -----------  -----------  -----------  ----------
Balance, September 30, 1996.........................  8,587,739   $  85,877    $ 365,877   $   514,523  $  966,277
                                                      ---------  -----------  -----------  -----------  ----------
                                                      ---------  -----------  -----------  -----------  ----------

                See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                       SEPTEMBER 30,                  DECEMBER 31,
                                                   ----------------------  ----------------------------------
                                                      1996        1995        1995        1994        1993
                                                   ----------  ----------  ----------  ----------  ----------
                                                         (UNAUDITED)
OPERATING ACTIVITIES
Net income.......................................  $  751,106  $  519,143  $  485,640  $  343,251  $  101,388
Adjustments to reconcile net income to net cash
  used in operating activities:
  Depreciation and amortization..................     396,414     317,835     421,613     340,708     286,273
  Deferred taxes.................................          --          --    (103,000)    (60,000)    (67,000)
  Deferred rent..................................     (19,905)     45,678      39,041     117,902          --
  Provision for losses on accounts receivable....     369,528     201,080     300,033      71,697      58,655
  Stock compensation.............................          --          --       6,000          --          --
  Minority interest in net loss of
    consolidated subsidiary......................    (616,752)         --      (7,057)         --          --
Changes in operating assets and liabilities:
(Increase) decrease in:
  Accounts receivable............................  (3,741,379) (3,161,667) (2,762,395) (2,221,822) (1,145,179)
  Inventories....................................    (278,728)   (544,311)   (282,394)    127,518    (208,551)
  Deposits.......................................      (2,527)    (48,564)    (48,565)    (16,807)     (1,915)
  Prepaid taxes..................................      60,687     (69,712)   (117,352)     59,406      96,796
  Other current assets...........................    (521,312)    (67,704)   (404,643)    (24,796)    (50,703)
  Other assets...................................    (133,350)         --          --          --
Increase (decrease) in:
  Accounts payable and accrued expenses..........   1,465,440     932,696     512,251     393,299     131,299
  Payroll and sales taxes........................    (150,456)    (92,613)   (297,648)   (168,965)    586,832
  Deferred revenue...............................     187,065     (60,187)    215,211    (109,982)    124,882
  Income taxes payable...........................      36,013    (322,165)   (245,759)    252,727          --
                                                   ----------  ----------  ----------  ----------  ----------
    Net cash used in operating activities........  (2,198,156) (2,350,491) (2,289,024)   (895,864)    (87,223)
                                                   ----------  ----------  ----------  ----------  ----------
INVESTING ACTIVITIES
Purchases of property and equipment..............    (442,930)   (270,011)   (373,051)   (252,286)    (91,465)
Purchase/acquisition of companies................    (554,448)         --          --          --          --
Proceeds from disposals of property and
  equipment......................................          --      18,778      24,461          --          --
(Increase) in notes receivable, officers and
  employees, net.................................    (209,326)     (2,824)    (52,826)    (56,743)    (17,677)
                                                   ----------  ----------  ----------  ----------  ----------
    Net cash used in investing activities........  (1,206,704)   (254,057)   (401,416)   (309,029)   (109,142)
                                                   ----------  ----------  ----------  ----------  ----------
FINANCING ACTIVITIES
Cash acquired in business combination............     150,701          --          --          --          --
Proceeds from notes payable, bank, net...........   2,778,669   2,447,396   2,618,850     249,431     522,101
Proceeds from bank overdrafts....................     321,000     408,000     421,000     917,000          --
Proceeds from (repayment of) long-term debt......    (580,019)     38,000      38,000     556,000          --
Principal payments on long-term debt.............          --    (276,916)   (386,524)   (383,756)   (275,462)
Proceeds from issuance of stock and exercise of
  warrants.......................................          16          --       1,057          --          --
Repayments from shareholders.....................     (34,643)    (31,170)    (49,793)    (64,028)    (43,421)
Issuance of Series A Preferred Shares, net of
  costs..........................................     888,000          --          --          --          --
                                                   ----------  ----------  ----------  ----------  ----------
    Net cash provided by financing activities....   3,523,724   2,585,310   2,642,590   1,274,647     203,218
                                                   ----------  ----------  ----------  ----------  ----------
INCREASE (DECREASE) IN CASH......................     118,864     (19,238)    (47,850)     69,754       6,853
CASH, BEGINNING..................................      35,078      82,928      82,928      13,174       6,321
                                                   ----------  ----------  ----------  ----------  ----------
CASH, ENDING.....................................  $  153,942  $   63,690  $   35,078  $   82,928  $   13,174
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the year for:
Interest.........................................  $  600,000  $  517,000  $  657,000  $  405,000  $  330,000
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Income taxes.....................................  $  300,000  $  835,000  $1,056,000  $  496,000  $  214,000
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

                See Notes to Consolidated Financial Statements.

NOTE 1. DESCRIPTION OF BUSINESS

     On September 4, 1996, a special meeting of the Board of Directors was held where Judge, Inc. changed its name to The Judge Group, Inc. (the 'Company'), effected certain changes to its capital structure and authorized a stock split. See Note 13. The Company, a Pennsylvania corporation founded in 1970, provides
(i) information technology ('IT') and engineering professionals to its clients on both a temporary basis (through its 'Contract Placement' business) and a permanent basis (through its 'Permanent Placement' business), (ii) computer network and document management system integration, implementation, maintenance and training (through its 'Imaging and Network Services' business) and (iii) information technology training (through its 'IT Training' business) on a range of software and network applications to corporate, governmental and individual clients. At September 30, 1996, the Company had offices in Bala Cynwyd, Pennsylvania; Hartford, Connecticut; Foxborough, Massachusetts; Wakefield, Massachusetts; Tampa, Florida; Moorestown and Edison, New Jersey and Alexandria, Virginia.

     The Contract Placement business includes the operations of three of the Company's wholly-owned subsidiaries, Judge Technical Services, Inc. ('JTS'), Judge Professional Services, Inc. ('JPS') and Judge Technical Services of N.J., Inc. ('JTNJ').

     The Permanent Placement business is comprised of the operations of the Company and two of its wholly-owned subsidiaries, Judge Electronic Services of Florida, Inc. ('JESF') and Judge Inc. of New Jersey ('JINJ').

     The IT Training business is comprised of the operations of The Berkeley Associates Corp. ('Berkeley'), a company acquired by the Company in September 1996 (see Note 4).

     At December 31, 1995 the Company owned 33%, Martin E. Judge, Jr., the Company's founder, Chairman and Chief Executive Officer owned 47%, and another officer and director of the Company owned 5% of the outstanding voting shares, on a fully diluted basis, of Judge Computer Corporation ('JCC'). On December 1, 1995, JCC entered into an Agreement and Plan of Merger (the 'JCC/DI Merger Agreement') with DataImage, Inc. ('DI' or 'Data Image'), a public company, the common stock of which was traded on the over-the-counter market. Pursuant to the JCC/DI Merger Agreement, JCC was merged into DI on February 29, 1996 (the 'JCC/DI Merger'), and DI, as the surviving corporation, changed its name to Judge Imaging Systems, Inc. ('JIS'). As a result of the merger, the former shareholders of JCC hold, on a fully diluted basis, a majority of the outstanding common stock of JIS, which remains a public company.

     The Imaging and Network Services business of the Company consisted of the operations of JCC prior to the JCC/DI Merger and JIS subsequent to the merger. See Notes 14 and 17. In addition, the Company purchased the net assets and liabilities of Systems Automation, Inc. ('Systems Automation') in September 1996 (see Note 4), a company that provides imaging and document management systems and services.

     During 1996, the Company engaged an investment banking firm to assist it in a public offering of its common stock. On September 30, 1996, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933. In connection with this proposed public offering, the Company has incurred approximately $580,000 of accounting, legal, printing and other costs as of September 30, 1996 and such costs are included in other current assets in the accompanying consolidated balance sheet.

     On September 4, 1996, The Boards of Directors of the Company and JIS approved the merger of JIS into a newly-formed, wholly-owned subsidiary of the Company (the 'Merger'). This Merger is subject to approval by the shareholders of JIS and the successful public offering of the Company's common shares. The terms of the Merger call for the conversion of each share of JIS common stock and Series A preferred stock into $2.50 of value based on the public offering price of The Judge Group, Inc. common stock. Based upon the expected offering price of $10.00 per share, it is anticipated that approximately 900,000 shares of The Judge Group, Inc. common stock will be issued to shareholders of JIS.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 1. DESCRIPTION OF BUSINESS -- (CONTINUED)
     Unless the context indicates otherwise, references to the Company herein prior to February 29, 1996 include reference to its wholly-owned subsidiaries and JCC and such references subsequent to February 29, 1996 include reference to its wholly-owned subsidiaries and JIS.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company, JIS and the Company's wholly-owned subsidiaries, which include JTS, JPS, JTNJ, JESF, Berkeley (as of and from the effective date of the acquisition -- see Note 4), JINJ (which had no activity in the period ended December 31, 1994 and December 31, 1993) and Judge Hospitality Services, Inc. and Judge Electronic Services of Boston, Inc., (which had no activity during the nine months ended September 30, 1996 or 1995, or during the three years in the period ended December 31, 1995). JCC (prior to the JCC/DI merger) and JIS (subsequent to the JCC/DI merger) have been consolidated due to certain elements of common ownership and control being present. All significant intercompany accounts and transactions have been eliminated.

     The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

     The interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 1995 and notes thereto.

     The results of operations for the interim periods are not necessarily indicative of the results that might be expected for the future interim periods or for the full year ended December 31, 1996.

  Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition in Contract Placement and Permanent Placement Businesses

     The Company recognizes permanent placement revenues at the date employment of the placed professional commences, subject to reversal and adjustments if such employment is terminated during a guarantee period. Revenues related to temporary placement services are recognized on a weekly basis as the services are performed.

  Revenue Recognition in Imaging and Network Services Business

     Revenues from the sales of network, imaging and document management systems is recognized at the date of shipment of the system, provided that any work to complete installation of the system is routine in nature and costs are not significant. The system components are assembled and tested in the Company's facilities prior to delivery. Revenues are recorded in the period in which the merchandise is shipped or the services are rendered. However, in instances in which installation and development costs are significant to the completion of the contract, revenue is recognized on a percentage of completion basis. Revenues billed in advance for computer sales, warranties and maintenance contracts are deferred and recorded as income in the period in which the merchandise is shipped or the services

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) are rendered. Deferred revenues on the accompanying consolidated balance sheet as of September 30, 1996 includes approximately $34,000 of billings in excess of costs and estimated earnings on contracts-in-progress.

  Revenue Recognition in IT Training Business

     Tuition and fee revenues are recognized when the classes are held. Payments received prior to the class commencing are recorded as deferred revenues.

  Cash

     The Company maintains cash balances at financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000 at each institution.

  Inventories

     Inventories of computer and related supplies and equipment held for resale are valued at the lower of cost (first-in, first-out) or market. Inventories at September 30, 1996 include approximately $56,000 of costs and estimated earnings in excess of billings on contracts-in-progress.

  Accounts Receivable and Accounts Payable

     Accounts receivable at September 30, 1996, December 31, 1995, 1994 and 1993 were net of allowances for doubtful accounts of $389,000, $174,000, $157,000 and $132,000, respectively.

     Included in accounts receivable was unbilled work-in-process of approximately $1,344,000, $655,000 and $564,000 at September 30, 1996, December 31, 1995 and 1994, respectively. Included in accounts payable and accrued expenses was approximately $979,000, $510,000 and $436,000 of accrued employee and contractor payroll principally relating to unbilled work-in-process at September 30, 1996, December 31, 1995 and 1994, respectively.

     An analysis of the allowance for doubtful accounts follows:



                                                                            ADDITIONS
                                                              BALANCE AT   CHARGED TO    DEDUCTIONS   BALANCE AT
                                                             BEGINNING OF   BAD DEBT      (CHARGE       END OF
                  YEAR ENDED DECEMBER 31,                       PERIOD       EXPENSE       OFFS)        PERIOD
-----------------------------------------------------------  ------------  -----------  ------------  -----------
1995.......................................................   $  157,000   $   300,000   ($ 283,000)  $   174,000
                                                             ------------  -----------  ------------  -----------
                                                             ------------  -----------  ------------  -----------
1994.......................................................   $  132,000   $    72,000   ($  47,000)  $   157,000
                                                             ------------  -----------  ------------  -----------
                                                             ------------  -----------  ------------  -----------
1993.......................................................   $   73,000   $    59,000          -0-   $   132,000
                                                             ------------  -----------  ------------  -----------
                                                             ------------  -----------  ------------  -----------

              NINE MONTHS ENDED SEPTEMBER 30,
-----------------------------------------------------------
1996.......................................................   $  174,000   $   370,000   ($ 155,000)  $   389,000
                                                             ------------  -----------  ------------  -----------
                                                             ------------  -----------  ------------  -----------
1995.......................................................   $  157,000   $   201,000   ($  38,000)  $   320,000
                                                             ------------  -----------  ------------  -----------
                                                             ------------  -----------  ------------  -----------

  Property and Equipment and Depreciation and Amortization

     Property and equipment are stated at cost. Depreciation and amortization is computed on the straight-line and accelerated methods over the estimated useful lives of the related assets, principally five to ten years for furniture, office and computer equipment and five years for automotive equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful lives of the improvements, principally five to ten years.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Depreciation and amortization related to property and equipment amounted to $302,000 and $205,000 for the nine months ended September 30, 1996 and 1995, respectively, and $271,099 in calendar 1995, $190,192 in calendar 1994 and $135,758 in calendar 1993.

  Property Under Capital Leases and Amortization

     Property under capital leases is stated at the lower of fair market value or net present value of the minimum lease payments at inception of the leases. Property under capital leases consists of furniture and office equipment and is included in 'property and equipment' in the accompanying consolidated balance sheets. Amortization is provided over the shorter of the related lease terms or the estimated useful lives of the related assets.

  Income Taxes

     Deferred taxes are accounted for in accordance with Statement of Financial Accounting Standards ('Statement') No. 109, 'Accounting for Income Taxes.' The Statement requires the use of the liability method to account for income taxes. Deferred income taxes are provided for the difference between the tax basis of an asset or liability and its reported amount in the financial statements and at the tax rates that are expected to be in effect when the taxes are actually paid or recovered.

     Deferred income taxes arise principally from differences between financial and income tax reporting, including amounts recorded for workers' compensation funding, timing differences relating to the restrictive covenant described in
Note 15 (the 'Restrictive Covenant'), amounts recorded for inventory capitalization, the availability of net operating loss carryforwards and certain other temporary differences.

     Deferred income tax assets are reduced by a valuation allowance when, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Interim Financial Reporting

     For interim financial reporting purposes, costs and expenses are accounted for in accordance with Accounting Principles Board Opinion No. 28 ('APB 28').

  Intangible Assets

     The Restrictive Covenant (covenant-not-to-compete) was being amortized on a straight-line method over the life of the covenant (forty-eight months). Amortization expense related to the covenant was approximately $94,000 for the nine months ended September 30, 1996, $113,000 for the nine months ended September 30, 1995, and approximately $150,000 for each of 1995, 1994 and 1993. See Note 15.

     Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the date of acquisition and is being amortized on the straight-line method over ten years for Systems Automation and over fifteen years for Berkeley. Both acquisitions were effective September 30, 1996; therefore, amortization of goodwill will begin in October 1996. See Note 4.

  Deferred Rent Obligation

     The Company is party to an operating lease agreement for its principal office facilities, which contains a provision for free rent for a certain period, with subsequent rent increases. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation in the accompanying consolidated balance sheets.

  Advertising Costs

     The Company participates in various advertising programs. All costs related to advertising are expensed in the period incurred. Advertising expense amounted to approximately $403,000 and $345,000 for the nine months ended September 30, 1996 and 1995, respectively, and $464,000, $267,000 and $214,000 in 1995, 1994
and 1993, respectively.

  Recently Issued Accounting Standards

     In March 1995, the Financial Accounting Standards Board ('FASB') issued Statement No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of' ('Statement 121'). Statement 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed. Statement 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of an asset. Statement 121 became effective January 1, 1996 and did not have a material effect on the Company's financial condition or results of operations.

     In October 1995, FASB issued Statement No. 123 'Accounting for Stock-Based Compensation,' ('Statement 123'), which provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and the underlying stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' (APB No. 25). FASB encourages entities to adopt the fair value-based method but does not require adoption of this method. Statement 123 became effective January 1, 1996 and, based upon information presently available, is not expected to have a material impact on the Company's financial position or its results of operations.

  Earnings Per Share

     The number of shares used in the earnings per share calculation and convertible note share conversion (see Note 8) has been adjusted for the 52.6 for 1.0 stock split which occurred in September 1996.

     Primary earnings per share amounts were computed based on the weighted average number of shares actually outstanding. The number of shares used in the computation were approximately 8,588,000 for both the nine months ended September 30, 1996 and 1995, 8,588,000 in 1995 and 1994 and 8,500,000 in 1993.

     Fully diluted earnings per share amounts for the nine months ended September 30, 1996 and 1995 and for calendar years 1995, 1994 and 1993 were based on the weighted average number of shares calculated for primary earnings per share purposes increased by the number of shares that would be outstanding assuming conversion of outstanding convertible notes (see Note 8). The number of shares used in the computation were approximately 9,114,000 for the nine months ended September 30, 1996 and 1995, and approximately 9,114,000 in calendar year 1995, 8,851,000 in 1994 and 8,500,000 in 1993.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Fair Value of Financial Instruments

     The estimated fair values of substantially all of the Company's financial instruments (all of which are held for non trading purposes) are approximately equal to their carrying values at all periods presented.

NOTE 3. NOTE RECEIVABLE (DI)

     In connection with the JCC/DI Merger, JCC provided a $50,000 bridge loan, with interest at 11% per annum, to DI in September 1995 to fund DI's ongoing operations and working capital requirements through the date of the expected closing of the JCC/DI Merger. The loan was collateralized by certain assets of DI. As a result of the JCC/DI Merger, no interest was charged on this loan. This receivable was included in 'other' current assets in the accompanying December 31, 1995 consolidated balance sheet.

NOTE 4. BUSINESS COMBINATIONS AND PRO-FORMA RESULTS OF OPERATIONS

     Effective September 30, 1996, the Company purchased 100% of the issued and outstanding stock of Berkeley. Berkeley, founded in 1980, is a provider of IT training services to corporate, governmental and individual clients. The total acquisition cost was $2,232,200 payable principally in cash and notes. In the event the Company completes an initial public offering of stock before March 31, 1997, $300,000 of the notes payable will be converted into the Company common stock at the price per share of the public offering. Also within 30 days after the consummation of a public offering of stock, a portion of the notes payable, calculated as $1,060,000 less cash payments made to date, will be due and payable in cash. A portion of the purchase price, $572,200, is contingent on Berkeley attaining certain pre-tax income amounts in 1996 and/or 1997. The acquisition was accounted for as a purchase and no results of operations of Berkeley are included in the earnings of the Company for the nine month period ended September 30, 1996. The excess of acquisition cost over the fair value of net assets, assumed to equal its book value, was approximately $2,220,000, which will be amortized over fifteen years, beginning in October 1996. Operating results for the Company for the nine months ended September 30, 1996 and year ended December 31, 1995, on a pro forma basis as though Berkeley had been acquired as of January 1, 1995 and January 1, 1996, respectively, are shown below.

     Also effective September 30, 1996, the Company purchased substantially all of the tangible and intangible assets, and assumed all of the liabilities, of Systems Automation. Systems Automation is a provider of advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process redesign, project management and advanced applications development. The total acquisition cost was $547,252 payable in cash and notes. In the event that the Company completes an initial public offering, the remainder of any notes become due and payable in cash within 15 days of the consummation of such public offering. The acquisition was accounted for as a purchase and no results of operations of Systems Automation are included in the earnings of the Company for the nine month period ending September 30, 1996. The excess of acquisition cost over the fair value of net assets, assumed to equal its book value, was approximately $1,040,000, which will be amortized over ten years, beginning in October 1996. Operating results for the Company for the nine months ended September 30, 1996 and year ended December 31, 1995, on a pro forma basis as though Systems Automation had been acquired as of January 1, 1995 and January 1, 1996, respectively, are shown below.

     The following sets forth the combined results for the Company, DataImage (see Note 17), Berkeley and Systems Automation for the nine months ended September 30, 1996 and year ended

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 4. BUSINESS COMBINATIONS AND PRO-FORMA RESULTS OF OPERATIONS -- (CONTINUED) December 31, 1995, as if the business combinations occurred at January 1, 1996 and 1995, respectively.


                                                                            NINE MONTHS ENDED      YEAR ENDED
                                                                            SEPTEMBER 30, 1996  DECEMBER 31, 1995
                                                                            ------------------  -----------------

Net revenues .............................................................   $     61,947,988    $    68,095,483
Cost of revenues (Exclusive of items shown separately below)..............         45,090,712         50,681,751
                                                                            ------------------  -----------------
Gross Profit..............................................................         16,857,276         17,413,732
Operating Expenses:
  Selling, general and administrative.....................................         15,715,181         15,948,321
                                                                            ------------------  -----------------
Income from operations....................................................          1,142,095          1,465,411
Other expenses, net.......................................................            625,667            551,542
                                                                            ------------------  -----------------
Net income before income tax expense and minority interest................            516,428            913,869
Income tax expense........................................................            532,250            511,082
                                                                            ------------------  -----------------
Income (loss) before minority interest in net loss of consolidated
  subsidiary..............................................................            (15,822)           402,787
Minority interest in net loss of consolidated subsidiary..................            616,752              7,057
                                                                            ------------------  -----------------
Net Income................................................................   $        600,930    $       409,844
                                                                            ------------------  -----------------
                                                                            ------------------  -----------------


Notes to pro-forma results of operations:


     (1) Interest expense adjusted due to (a) the conversion of DI stockholders notes payable to JIS common stock by ($49,219) for the year ended December 31, 1995 and ($3,581) for the nine months ended September 30, 1996, (b) incurring debt/notes payable in connection with the acquisition of Berkeley by $57,783 and $46,472 for the respective periods and (c) the conversion of the Company's convertible notes to common stock by ($50,000) and ($37,500) for the respective periods.



     (2) Amortization expense recorded for goodwill created by the business combinations of Berkeley of $147,975 for the year ended December 31, 1995 and $110,981 for the nine months ended September 30, 1996, and Systems Automation of $103,957 and $77,968 for the respective periods.



     (3) Adjustment to provide Federal and state income tax expense (benefit) attributable to income (loss) of Berkeley of $23,602 for the year ended December 31, 1995 and $80,756 for the nine months ended September 30, 1996, and Systems Automation of $3,409 and ($85,470) for the respective periods as well as the amortization of goodwill of ($100,773) and ($75,580) for the respective periods, and interest expense of ($3,113) and ($2,156) for the respective periods recognized in (1) and (2) above, all at an effective tax rate of 40%.


     The interest expense adjustment (see (1)(b) and (1)(c) above) assumes the successful completion of the Company's public offering of stock as discussed in
Note 1.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 4. BUSINESS COMBINATIONS AND PRO-FORMA RESULTS OF OPERATIONS -- (CONTINUED) Primary and fully diluted net income per share of common stock is calculated as follows:


                                                                            NINE MONTHS ENDED      YEAR ENDED
                                                                            SEPTEMBER 30, 1996  DECEMBER 31, 1995
                                                                            ------------------  -----------------
Net income................................................................   $        600,930    $       409,844
7% cumulative dividend of Series A preferred stock of consolidated
  subsidiary..............................................................            (43,200)           (57,600)
                                                                            ------------------  -----------------
Net income per share attributable to common shareholders..................   $        557,730    $       352,244
                                                                            ------------------  -----------------
                                                                            ------------------  -----------------
Weighted average number of shares.........................................         12,143,739         12,143,739
                                                                            ------------------  -----------------
                                                                            ------------------  -----------------
Net income per share attributable to common shareholders..................   $           0.05    $          0.03
                                                                            ------------------  -----------------
                                                                            ------------------  -----------------

     Weighted average number of shares includes actual shares outstanding increased by the number of shares issued in respect to the conversion of Company convertible notes, the number of shares issued assuming the successful completion of the Company s public offering of stock, and the number of shares issued in conjunction with the Berkeley acquisition.

NOTE 5. NOTE PAYABLE, BANK

     Note payable, Bank, consists of advances to the Company, JTS and JIS under a $11,000,000 credit facility at September 30, 1996, of which $10,000,000 represents a line of credit and $1,000,000 represents a term loan (see Note 6). At September 30, 1996, this line of credit bore interest at the prime rate plus 1% per annum (9.25% at September 30, 1996) and maximum permitted borrowing thereunder was the lesser of $10,000,000 or 80% of qualified accounts receivable, as defined in the line of credit agreement. The line of credit is collateralized by substantially all of the Company's assets, is personally guaranteed by certain shareholders and the wife of a shareholder, and is subject to certain financial covenants. In addition, the Company and all of its subsidiaries are jointly and severally responsible for all of the debt outstanding under the line.

     At September 30, 1996 and December 31, 1995 and 1994 the Company was in violation of certain financial and transactional covenants, which the Bank has permanently waived or reset effective through these dates. At September 30, 1996, certain financial ratios were reset or redefined and have been incorporated into several amended loan agreements. At September 30, 1996, the Bank redefined tangible net worth enabling the Company to meet certain financial ratios regarding tangible net worth coverage. The Bank also reset the target ratio of liabilities service coverage at September 30, 1996. At September 30, 1996, the Bank permanently waived a series of restructuring, acquisition, merger, liquidation, dissolution and related transactional events specifically related to the Company's contemplated initial public offering more fully described in Note 1. At December 31, 1995, the Company was in violation and the Bank waived or reset as of December 31, 1995, the following financial covenants: effective net worth; total liabilities to effective net worth; total allowed capital expenditures by the Company; total allowed additional other liens besides the Bank; and reporting audited financial results to the Bank within 120 days after the end of the fiscal year. At December 31, 1994, the Company was in violation of certain financial covenants which the Bank waived or reset and incorporated these changes in an Amended Loan and Security Agreement. The financial covenants that where reset were: effective net worth; total liabilities to effective net worth; and limitation on capital expenditures.

     Included in accounts payable and accrued expenses at September 30, 1996, December 31, 1995 and 1994 were approximately $1,659,000, and $1,338,000 and $917,000, respectively, of bank overdrafts.

                                      F-14
                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 6. LONG-TERM DEBT

     Long-term debt consisted of the following:


                                                                                    DECEMBER 31,
                                                               SEPTEMBER 30,  ------------------------
                                                                   1996          1995         1994
                                                               -------------  -----------  -----------
Equipment notes payable, bank (repaid in 1995)...............   $        --   $        --  $    13,703
Note payable, Restrictive Covenant; payable in monthly
  installments of $13,194, including interest imputed at
  8.0%, repaid in full in August 1996 (see Note 15)..........            --       376,759      499,386
Note payable, stock; payable in monthly payments of $2,039,
  including interest at 5.0%, repaid in full in August 1996
  (see Note 15)..............................................            --        60,961       81,810
Capital lease obligations; payable in monthly installments
  currently aggregating $6,283, including interest at
  various rates, through March 2000; the leases transfer
  ownership of certain office equipment to the Company at
  the end of the respective lease terms......................       176,113        59,207       31,581
Capital lease obligations; payable in monthly installments
  currently aggregating $7,369, including interest at various rates, through December 1999; the leases transfer ownership of certain office equipment to the Company at the end of
  the respective lease terms.................................       147,725       192,050      136,651
Equipment note payable; payable in monthly installments of
  $1,247, including interest at 8.85%, through December 1999;
  collateralized by certain equipment........................        41,291        49,418           --
Equipment note payable; payable in monthly installments of
  $5,868, including interest at 8.5%, through March 2001;
  collateralized by certain equipment and personally
  guaranteed by the Company's majority shareholder...........       262,451            --           --
Term note payable; payable in sixty monthly installments of
  $16,667, including interest at prime plus 1.5% through
  October 2001; collateralized by substantially all the
  Company's assets (see Note 5)..............................     1,000,000            --           --

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 6. LONG-TERM DEBT -- (CONTINUED)

                                                                                    DECEMBER 31,
                                                               SEPTEMBER 30,  ------------------------
                                                                   1996          1995         1994
                                                               -------------  -----------  -----------


Note payable, purchase of Berkeley; payable in various
  monthly installments plus interest at 8%, through August
  2000, in the event the Company completes a public
  offering, $300,000 will be converted to an equivalent
  amount of common stock, up to $735,000 will be immediately due and payable, $300,000 will be payable over forty-four
  months and $572,200 (contingent upon Berkeley achieving
  certain income levels) will be payable over thirty-six
  months...................................................        1,907,200           --           --

Note payable, purchase of assets and liabilities of Systems
  Automation; payable $100,000 plus accrued interest at 8%
  on January 2, 1997 plus thirty-six monthly payments of
  $11,665, including interest at 8% commencing February 1,
  1997; in the event the Company completes a public
  offering, any and all remaining amounts due are
  immediately payable in cash..............................          472,252           --           --

Capital lease obligations; payable in various monthly
  installments including interest at various rates through
  July 1997; the leases transfer ownership of certain
  computer equipment at the end of the respective lease
  terms....................................................           13,461           --           --

Term notes; payable in various monthly installments
  including interest at various rates; collaterized by
  certain equipment........................................          192,544           --           --

Related Parties

Martin E. Judge, Jr. (Founder, Chairman and Chief Executive
  Officer of the Company), non-interest bearing, repaid in
  1996.....................................................               --       23,000       15,528

Michael A. Dunn (President of Permanent Placement Business),
  payable in variable monthly installments plus interest at
  prime plus 2%, repaid in full in 1996....................               --       15,037       82,041
                                                               -------------  -----------  -----------
                                                                  4,213,037       776,432      860,700
     Less: current portion...................................      (940,709)     (280,420)    (324,427)
                                                               -------------  -----------  -----------
     Long-term portion.......................................   $ 3,272,328   $   496,012  $   536,273
                                                               -------------  -----------  -----------
                                                               -------------  -----------  -----------

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 6. LONG-TERM DEBT -- (CONTINUED)
     The following is a schedule of debt maturities, as of September 30, 1996:


                         TWELVE MONTHS
                     ENDING SEPTEMBER 30,                           AMOUNT
---------------------------------------------------------------  -------------
1997...........................................................  $     940,709
1998...........................................................      1,108,153
1999...........................................................      1,128,943
2000...........................................................        799,949
2001...........................................................        235,283
                                                                 -------------
                                                                 $   4,213,037
                                                                 -------------
                                                                 -------------


     The following is a schedule of debt maturities, as of December 31, 1995:


                         YEARS ENDING
                         DECEMBER 31,                               AMOUNT
---------------------------------------------------------------  -------------
1996...........................................................  $     280,420
1997...........................................................        239,777
1998...........................................................        182,451
1999...........................................................         71,780
2000...........................................................          2,004
                                                                 -------------
                                                                 $     776,432
                                                                 -------------
                                                                 -------------


     Interest expense charged to operations was approximately $600,000 and $514,000 for the nine months ended September 30, 1996 and 1995, respectively, and $670,000, $427,000 and $338,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 7. ADVANCES FROM SHAREHOLDERS

     JIS/JCC had advances from shareholders of $105,263 at September 30, 1996, $139,906 at December 31, 1995 and $189,699 at December 31, 1994. There are no formal repayment terms, however, interest is charged monthly at various rates (from prime plus 1% to a fixed rate of 12%). Interest expense related to these advances was approximately $11,000 for the nine months ended September 30, 1996, $14,000 for the nine months ended September 30, 1995, $18,000 in 1995, $22,000 in 1994 and $20,000 in 1993.

NOTE 8. CONVERTIBLE NOTES

     In 1994, the Company received $500,000 from a group of investors in the form of 10% convertible senior subordinated promissory notes. The notes which bear a 10% interest rate per annum and mature in July 1997, are subject to certain financial covenants and are convertible into 526,000 common shares (split adjusted) upon the occurrence of certain events. The notes may be redeemed at any time, subject to certain contingent interest and other provisions. In addition, should the Company effect a successful initial public offering before July 31, 1997, the financial advisor who arranged such financing is entitled to a fee equal to 1% of the proceeds of the initial public offering (approximately $300,000). The notes are guaranteed by JTS, JESF and Judge, Inc. Effective through September 30, 1996, December 31, 1995 and 1994, the Company was in violation of certain covenants, which were permanently waived by the note holders. The note holders waived the annual limit on capital expenditures, for all periods presented, the issuance of unsecured notes for the acquisitions described in

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 8. CONVERTIBLE NOTES -- (CONTINUED)
Note 4, as of September 30, 1996, and the delivery of the annual audited financial statements within 120 days after year end for 1995 and 1994. The Company expects that the notes will be exchanged for 526,000 Company common shares immediately prior to the Offering.

NOTE 9. SETTLEMENT OF PAYROLL TAX OBLIGATION

     During 1994, the Company entered into an agreement with the Internal Revenue Service (the 'IRS') regarding the payment of approximately $882,000 of past-due payroll taxes, relating principally to the second and third quarters of 1993, and related assessed interest.

     The parties agreed to an extended repayment term requiring a $150,000 down payment and $22,000 per month beginning June 1994 until the total liability, which had been subordinated to the Company's bank, was paid in full. In connection with the past due payroll taxes, the Company was disputing certain related penalty and interest amounts. In July 1996, the Company entered into a settlement agreement with the IRS and the existing liability at that time, including penalty and interest, was paid in full.

NOTE 10. INCOME TAXES

     In 1991, the Company filed a consolidated Federal income tax return with its wholly-owned subsidiaries. JTS and JCC were not included in the Company's consolidated Federal income tax return, as the Company owned less than 80% of each such Company's outstanding common shares at December 31, 1991. Under Internal Revenue regulations, JTS and JCC were not part of the consolidated group for tax purposes and filed their own Federal income tax returns. In 1992, JTS became a wholly-owned subsidiary of the Company, but continued to file its own Federal income tax returns. In 1995, JTS filed a consolidated tax return with its wholly-owned subsidiaries, JPS and JTNJ. State income taxes are determined on the basis of filing separate returns for each company as required by the applicable state regulations.

     The Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' as of January 1, 1993 by determining the cumulative effect on prior years of the change in method of accounting for income taxes. As of January 1, 1993, the cumulative effect on prior years of adopting SFAS No. 109 was $42,000.

     The net deferred tax asset at December 31, 1995 and 1994 included the following:

                                                       1995           1994
                                                   -------------  -------------
Deferred tax asset................................ $   1,175,000  $   1,004,000
Valuation allowance for deferred tax asset........      (945,000)      (877,000)
                                                   -------------  -------------
Net deferred tax asset after valuation allowance.. $     230,000  $     127,000
                                                   -------------  -------------
                                                   -------------  -------------

     At December 31, 1995 and 1994, the net deferred assets of $230,000 and $127,000, respectively, were included in 'prepaid income taxes and deferred taxes' in the accompanying consolidated balance sheets.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 10. INCOME TAXES -- (CONTINUED)
     The tax effect of major temporary differences that gave rise to the Company's net deferred tax asset are as follows:


                                                  1995           1994
                                              -------------  -------------
Net operating loss carryforwards............  $     952,000  $     853,000
Restrictive Covenant payments...............        101,000         75,000
Other.......................................        122,000         76,000
                                              -------------  -------------
                                              $   1,175,000  $   1,004,000
                                              -------------  -------------
                                              -------------  -------------

     Income tax expense for the years ended December 31, 1995, 1994 and 1993 consisted of the following:


                                    1995         1994         1993
                                 -----------  -----------  -----------
Current tax expense:
  Federal......................  $   531,000  $   520,400  $   180,000
  State........................      159,957      219,400       72,460
Deferred tax (benefit).........     (103,000)     (60,000)     (25,000)
                                 -----------  -----------  -----------
Provision for income taxes.....  $   587,957  $   679,800  $   227,460
                                 -----------  -----------  -----------
                                 -----------  -----------  -----------

     In accordance with APB 28 (interim financial reporting), income taxes for the nine months ended September 30, 1996 and 1995 are calculated at the estimated effective annual (Federal and state) rate of approximately 40%.

     The effective tax rate for all periods presented was higher than the applicable statutory tax rate, due to certain expenses that were not deductible for tax purposes, Federal and state provisions at the maximum rates for JTS and net operating losses for JCC/JIS, which is consolidated for financial reporting but not tax reporting purposes. A reconciliation of the Company's effective income tax rate with the statutory federal rate follows:


                                                     NINE MONTHS ENDED              YEAR ENDED
                                                       SEPTEMBER 30,               DECEMBER 31,
                                                    --------------------  -------------------------------
                                                      1996       1995       1995       1994       1993
                                                    ---------  ---------  ---------  ---------  ---------
Tax at statutory rate (34%).......................  $ 255,000  $ 346,000  $ 363,000  $ 348,000  $  98,000
Effect of losses of subsidiary not consolidated
  for tax purposes................................    276,000     28,000     92,000    227,000     75,000
Non-deductible tax penalties and other permanent
  differences.....................................         --     68,000     90,000         --      6,000
Other.............................................         --    (23,000)   (31,000)   (13,000)        --
State income taxes, net of Federal tax benefit....     84,000     90,000    105,000    143,000     48,000
Federal income tax rate differentials due to
  surtax exemptions...............................         --    (11,000)   (31,000)   (25,000)        --
                                                    ---------  ---------  ---------  ---------  ---------
                                                    $ 615,000  $ 498,000  $ 588,000  $ 680,000  $ 227,000
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

     As a result of operating losses, no provision for income taxes was required in all periods presented for JIS. For income tax reporting purposes, as of December 31, 1995, JIS had an unused operating loss carryforward of approximately $2,355,000, which may be applied against future taxable income of JIS. These carryforwards expire between 2002 and 2010.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 11. COMMITMENTS

     The Company and its subsidiaries lease several office facilities under operating lease agreements that expire at various times through the year 2000. Rent expense was approximately $604,000 and $409,000 for the nine months ended September 30, 1996 and September 30, 1995, and $557,000, $394,000 and $381,000,
for the years ended December 31, 1995, 1994 and 1993, respectively. Minimum annual future rental commitments, at September 30, 1996, exclusive of common area maintenance costs and utilities, are as follows:

                         TWELVE MONTHS
                     ENDING SEPTEMBER 30,                           AMOUNT
---------------------------------------------------------------  -------------
1997...........................................................  $   1,056,000
1998...........................................................      1,026,000
1999...........................................................        877,000
2000...........................................................        637,000
2001...........................................................         21,000
                                                                 -------------
                                                                 $   3,617,000
                                                                 -------------
                                                                 -------------

     Minimum annual future rental commitments at December 31, 1995, exclusive of common area maintenance costs and utilities, are as follows:


                          YEAR ENDING
                         DECEMBER 31,                               AMOUNT
---------------------------------------------------------------  -------------
1996...........................................................  $     769,000
1997...........................................................        741,000
1998...........................................................        717,000
1999...........................................................        703,000
2000...........................................................        302,000
                                                                 -------------
                                                                 $   3,232,000
                                                                 -------------
                                                                 -------------

     Effective January 1994, the Company became self-insured for workers compensation purposes and is liable for aggregate claims up to approximately $185,000 for calendar 1996, $78,000 for calendar 1995 and $116,000 for calendar 1994. In addition, the Company is responsible for certain fixed costs including underwriting, brokerage, reinsurance and administration costs.

     The Company is partially self-insured for health care claims for eligible active employees. The Company is currently liable for aggregate claims up to approximately $418,000 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

NOTE 12. RETIREMENT PLANS

     The Company had various 401(k) retirement plans (the 'Plans') covering substantially all employees. Employees may contribute a percentage of their pre-tax salary to the Plans. Company contributions to the Plans were at the discretion of the Board of Directors. The Company charged $-0-, $-0-, $40,000 and $15,000 to operations related to the Plans in 1996, 1995, 1994 and 1993, respectively. Effective July 1, 1996, all the Plans were merged into one Plan. The new Plan has no Company contribution provision.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 13. SHAREHOLDERS' EQUITY (DEFICIT) AND EARNINGS PER SHARE

  Deficit and Dividends

     In accordance with the provisions of its line of credit, the Company is not permitted to declare or pay any cash dividends on its common stock (see Note 5).

  Additional Paid-In Capital

     During 1996, additional paid-in capital decreased due to the JCC/DI merger which was accounted for as a reverse acquisition (Notes 14 and 17).

  Capital Structure

     On September 4, 1996, the Company s Board of Directors voted to (i) modify the Company's capital structure to increase the number of authorized common shares to 50,000,000, (ii) and to adjust the par value per share from $.005 to $.01, (iii) authorized the issuance of 10,000,000 preferred shares with a par value of $.01 per share, (iv) authorized a 52.6 for 1.0 split of the outstanding common shares for shareholders of record on September 23, 1996, (v) authorized a change in the Company's name from 'Judge, Inc.' to 'The Judge Group, Inc.' and
(vi) authorized the formation of a new subsidiary, Judge, Inc., and the contribution of substantially all the assets related to the Permanent Placement business to this new subsidiary.

  Common Shares -- Warrants

     During 1993, the Company issued to a financial advisor warrants to purchase 171,739 (split-adjusted) common shares of the Company. During September 1996, such warrants were exercised.

  Stock Option Plan

     On September 4, 1996, the Company adopted an Incentive Stock Option and Non-Qualified Stock Option Plan (the 'Incentive Plan') for key employees and non-employee directors. Options may be granted under the Incentive Plan to purchase up to a maximum of 1,500,000 of the Company's common shares, subject to certain adjustments and restrictions. The price of each option shall be the fair market value of the shares on the date of the grant. No options have been granted under the Incentive Plan.

NOTE 14. CAPITAL STRUCTURE OF JIS

  Common Stock

     In 1993, JCC issued to a financial advisor warrants to purchase common shares of JCC equal to 2% of its outstanding common shares at a purchase price of $.005 per share. JCC issued 211,327 common shares to the financial adviser in 1995 upon the exercise of these warrants.

  Preferred Shares

     During 1991, the capital structure of JCC was modified to authorize 10,000,000 $.10 par value preferred shares. During 1991, $100,000 of debentures and $266,577 of investor loans payable were converted to 1,000,000 and 2,665,770 preferred shares, respectively. Accrued interest of approximately $97,000 relating to these payables was contributed to capital.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 14. CAPITAL STRUCTURE OF JIS -- (CONTINUED)
     The JCC preferred shares bore cumulative dividends at an annual rate of $.005 per share. Cumulative dividends in arrears at December 31, 1995 and 1994 were approximately $74,000 and $55,000, respectively. No dividends were declared or paid in 1996, 1995, 1994 or 1993. In February 1996, the preferred shareholders waived receipt of all dividends due them. In February 1996, the preferred shareholders converted their preferred shares into JCC common shares on a one-to-one basis.

     At December 31, 1995, 1994 and 1993, these preferred shares were eliminated in consolidation and were presented at no value in minority interest, due to the extent of JCC's shareholders' deficit at December 31, 1995, 1994 and 1993.

     In February 1996, JCC's Board of Directors authorized additional preferred shares, consisting of 1,125,000 $.01 par value Series A convertible preferred shares and 25,000 $1,000 stated value Series B preferred shares.

     In February 1996, JCC raised approximately $1,097,000 ($888,000, net of costs) in a private offering of 822,628 Series A convertible preferred shares ('JCC Series A Preferred') at a purchase price per share of $1.33. The JCC Series A Preferred shares are convertible into JCC common shares at the holder's option, and conversion is mandatory at the time of a subsequent public offering of common shares by JCC in excess of $5 million. The JCC Series A Preferred shares carry a cumulative dividend of 7% per year, and holders have a liquidation preference prior to the common shareholders and all other existing classes. At the effective time of the JCC/DI Merger, these preferred shares were converted into the same number of JIS Series A preferred shares ('JIS Series A Preferred') with essentially the same rights and privileges. In the event JIS does not complete a public offering by the eighth anniversary of the JCC/DI Merger, then JIS will have the right to redeem the outstanding JCC Series A preferred shares. See Note 17. At September 30, 1996, the JIS Series A Preferred stock is presented at $271,248 as 'minority interest' in the accompanying consolidated balance sheet. Approximately $617,000 of JIS losses have been allocated to this minority interest in the accompanying consolidated statements of operations for the nine months ended September 30, 1996. It is expected that each outstanding share of JIS Series A Preferred stock will be converted into one share of JIS common stock pursuant to the Merger.

     In February 1996, and at the effective time of the JCC/DI Merger, advances from the Company to JCC in the aggregate of $1,520,000 were converted into 1,500 Series B preferred shares of JCC, which were immediately converted into the same number of shares of Series B preferred stock of JIS. The JIS Series B preferred stock carries a cumulative annual dividend of 10%, are not convertible, do not have a liquidation preference and are subject to mandatory redemption. These shares are eliminated in consolidation. These shares are expected to be cancelled pursuant to the Merger (see Note 1).

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 15. STOCK REDEMPTION (JTS)

     An employee of JTS (the 'Minority Shareholder') acquired an aggregate of 400 common shares of JTS over a period of time ending in 1990. The aggregate purchase price for these shares was paid by the Minority Shareholder in the form of unsecured promissory notes. At December 31, 1991, the aggregate outstanding principal amount of these notes was $66,409.

     On August 12, 1992, JTS redeemed the Minority Shareholder's shares for $266,000 (of which $40,000 was paid in cash, $59,405 represented debt forgiveness, and $126,595 was payable in 72 equal monthly installments). In connection with this redemption, JTS agreed to pay the Minority Shareholder $13,527 per month for six years ($950,000 in the aggregate). The restrictive covenant set forth in the agreement and the related liability were recorded at the net present value of the payments, at an assumed interest rate of 8% (or $752,539). During August 1996, JTS reached a settlement agreement with the minority shareholder. Two outstanding notes were settled at less than face value for $322,000, which resulted in a gain of approximately $27,000.

NOTE 16. STATEMENT OF CASH FLOWS

     Supplemental disclosure of non-cash investing and financing transactions:

     During the nine months ended September 30, 1996, the Company entered into the following non-cash transactions:

     o incurring long-term debt ($2,379,452) for certain business combinations (see Note 4); and

     o termed out $1,000,000 of the existing line of credit into long-term debt (see Notes 5 and 6).

     During the nine months ended September 30, 1996 and 1995, the Company entered into certain financing arrangements for the purchase of property and equipment in the amounts of approximately $432,000 and $61,000, respectively.

     Effective February 29, 1996, JCC and DI effected a Business Combination (see Note 17) and effective September 1996, the Company and Berkeley and Systems Automation effected business combinations (see Note 4):

  Acquisition of Business:

                                                                                   SYSTEMS
                                                               DI       BERKELEY  AUTOMATION
                                                           ----------  ---------- ----------
  Inventories............................................  $   39,101  $      --  $   79,375
  Accounts receivable....................................     104,127    455,124     144,756
  Property and equipment, net............................     150,034    167,876      56,706
  Other assets...........................................      10,780     51,110      34,314
                                                           ----------  ---------  ----------
                                                              304,042    674,110     315,151
                                                           ----------  ---------  ----------
  Accounts payable and accrued expenses..................     (82,087)  (254,685)   (307,398)
  Debt obligations.......................................          --   (206,005)   (196,193)
  Due to the Company.....................................    (100,000)        --          --
  Deferred revenue and customer deposits.................    (362,037)  (172,079)   (315,118)
                                                           ----------  ---------  ----------
                                                             (544,124)  (632,769)   (818,709)
                                                           ----------  ---------  ----------
  Net assets acquired (liabilities assumed)
   in business combination..............................   ($ 240,082) $  41,341  ($ 503,558)
                                                           ==========  =========  ==========

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 16. STATEMENT OF CASH FLOWS -- (CONTINUED)
     During 1995, the Company entered into certain financing arrangements for the purchase of property and equipment in the amount of approximately $264,000.

     During 1994, the Company entered into certain capital lease arrangements for the purchase of property and equipment in the amount of approximately $228,000.

NOTE 17. BUSINESS COMBINATION (THE JCC/DI MERGER)

     On September 13, 1995, JCC and DI signed a Letter of Intent relating to the JCC/DI Merger. On December 1, 1995, JCC and DI executed the JCC/DI Merger Agreement, which was amended effective December 20, 1995 and February 26, 1996. The JCC/DI Merger was consummated effective February 29, 1996.

     In the JCC/DI Merger, JCC was merged into DI. DI survived the merger and changed its name to JIS. JIS continued to be a public reporting company. In connection with the merger, the Certificate of Incorporation of JIS was amended to increase its authorized capital by 1,125,000 shares of $.01 value JIS Series A Preferred stock, 1,500 shares of $1,000 stated value Series B preferred stock (the 'JIS Series B Preferred') and 3,873,500 shares of 'blank check' preferred stock (for an aggregate of 5,000,000 shares of new preferred stock). The JIS Series A Preferred and JIS Series B Preferred stock have essentially the same rights and privileges as the JCC Series A Preferred shares and JCC Series B Preferred shares existing immediately prior to the merger.

     In the JCC/DI Merger, each stockholder of DI received one share of JIS common stock for every 31.96 shares of DI common stock held thereby immediately prior to the merger, and each shareholder of JCC received one share of JIS common stock for every 2.83 common shares of JCC held thereby immediately prior to the merger. In addition, the JCC Series A Preferred shares and the JCC Series B Preferred shares outstanding prior to the JCC/DI Merger were converted into the same numbers of JIS Series A Preferred and JIS Series B Preferred shares, respectively.

     The conversion ratios were calculated so that, after giving effect to certain reserved shares for issuance to employees following the merger and assuming the sale of the maximum of 1,125,000 JCC Series A Preferred shares offered in JCC's 1995 private offering (822,628 were actually sold) and the conversion of such maximum number of JCC Series A Preferred shares into JCC common shares, there would be approximately 5,000,000 shares of common stock of JIS outstanding immediately following the merger, of which holders of DI common stock immediately prior to the merger were to receive in the aggregate approximately 5% (approximately 250,000 shares) and the holders of JCC common shares and JCC Series A Preferred shares immediately prior to the merger were to receive in the aggregate approximately 95% (approximately 4,750,000 shares). The JCC Series B Preferred stock was not included in the foregoing percentage calculations.

     The JCC/DI Merger was accounted for as a 'reverse acquisition' whereby JCC, in substance, acquired DI, allocating the fair value of JCC shares exchanged over the relative fair value of assets and liabilities of DI (assumed to equal its book value) prior to the merger. No value was ascribed to DI's net loss carryforwards as a result of limitations on these carryforwards subsequent to the change in control. Accordingly, the historical financial statements included in the consolidation prior to the acquisition are those of the acquirer, JCC, and are those of DataImage, Inc. (which changed its name to Judge Imaging Systems, Inc. immediately after the JCC/DI merger) for the period subsequent to the merger.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 18. SEGMENT INFORMATION

     The Company's operations cover three industry segments, the Contract and Permanent Placement segment (consisting of the Company's Contract Placement business and Permanent Placement business), the Imaging and Network Services segment, and the Information Technology Training segment. The information technology training segment was purchased effective September 30, 1996. Therefore, no results of operation are included below. The following represents financial information for each of the Company's reportable industry segments:

                                                       NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                    -------------------------------------------
                                    CONTRACT AND     IMAGING AND    INFORMATION
                                      PERMANENT        NETWORK       TECHNOLOGY
                                      PLACEMENT        SERVICES       TRAINING    ELIMINATIONS       TOTAL
                                    --------------  --------------  ------------  -------------  --------------
Sales to unaffiliated customers...  $   48,887,484  $   10,026,754   $       --   $          --  $   58,914,238
Intersegment sales................              --          44,520           --          44,520
                                    --------------  --------------  ------------  -------------  --------------
  Total revenues..................  $   48,887,484  $   10,071,274   $       --          44,520  $   58,914,238
                                    ==============  ==============   ========     ===========    ==============
Income (loss) from
  operations......................  $    2,013,477  ($     664,826)  $       --   $          --  $    1,348,651
                                    ==============  ==============   ========     ===========    ==============
Net income (loss).................  $      947,389  ($     813,035)  $       --   ($    616,752) $      751,106
                                    ==============  ==============   ========     ===========    ==============
Depreciation and amortization.....  $      315,026  $       81,388   $       --   $          --  $      396,414
                                    ==============  ==============   ========     ===========    ==============
Identifiable assets...............  $   17,468,731  $    4,955,134   $  786,824   $   2,022,980  $   21,187,709
                                    ==============  ==============   ========     ===========    ==============
Capital expenditures..............  $      581,702  $      292,774   $       --   $          --  $      874,476
                                    ==============  ==============   ========     ===========    ==============

                                                                NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                    ------------------------------------------------------------
                                                     CONTRACT AND    IMAGING AND
                                                      PERMANENT        NETWORK
                                                      PLACEMENT       SERVICES     ELIMINATIONS       TOTAL
                                                    --------------  -------------  -------------  --------------
Sales to unaffiliated customers...................  $   41,076,152  $   5,800,368  $          --  $   46,876,520
Intersegment sales................................              --        360,000        360,000              --
                                                    --------------  -------------  -------------  --------------
  Total revenues..................................  $   41,076,152  $   6,160,368  $     360,000  $   46,876,520
                                                    ==============  =============  =============  ==============
Income from operations............................  $    1,472,960  $      89,553  $          --  $    1,562,513
                                                    ==============  =============  =============  ==============
Net income (loss).................................  $      599,979  ($     80,836) $          --  $      519,143
                                                    ==============  =============  =============  ==============
Depreciation and amortization.....................  $      290,848  $      26,987  $          --  $      317,835
                                                    ==============  =============  =============  ==============
Identifiable assets...............................  $   10,947,371  $   2,525,544  $   1,786,988  $   11,685,927
                                                    ==============  =============  =============  ==============
Capital expenditures..............................  $      258,848  $      71,888  $          --  $      330,736
                                                    ==============  =============  =============  ==============

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 18. SEGMENT INFORMATION -- (CONTINUED)

                                                                    YEAR ENDED DECEMBER 31, 1995
                                                    ------------------------------------------------------------
                                                     CONTRACT AND    IMAGING AND
                                                      PERMANENT        NETWORK
                                                      PLACEMENT       SERVICES     ELIMINATIONS       TOTAL
                                                    --------------  -------------  -------------  --------------
Sales to unaffiliated customers...................  $   55,079,572  $   8,219,781  $          --  $   63,299,353
Intersegment sales................................              --        480,000        480,000              --
                                                    --------------  -------------  -------------  --------------
  Total revenues..................................  $   55,079,572  $   8,699,781  $     480,000  $   63,299,353
                                                    ==============  =============  =============  ==============
Income (loss) from operations.....................  $    1,810,035  ($     46,156) $          --  $    1,763,879
                                                    ==============  =============  =============  ==============
Net income (loss).................................  $      751,041  ($    272,458) ($      7,057) $      485,640
                                                    ==============  =============  =============  ==============
Depreciation and amortization.....................  $      384,419  $      37,194  $          --  $      421,613
                                                    ==============  =============  =============  ==============
Identifiable assets...............................  $   10,900,309  $   2,530,930  $   1,799,375  $   11,631,864
                                                    ==============  =============  =============  ==============
Capital expenditures..............................  $      474,100  $     163,207  $          --  $      637,307
                                                    ==============  =============  =============  ==============

                                                                    YEAR ENDED DECEMBER 31, 1994
                                                    ------------------------------------------------------------
                                                     CONTRACT AND    IMAGING AND
                                                      PERMANENT        NETWORK
                                                      PLACEMENT       SERVICES     ELIMINATIONS       TOTAL
                                                    --------------  -------------  -------------  --------------
Sales to unaffiliated customers...................  $   41,480,081  $   3,773,336  $          --  $   45,253,417
Intersegment sales................................              --        402,000        402,000              --
                                                    --------------  -------------  -------------  --------------
  Total revenues..................................  $   41,480,081  $   4,175,336  $     402,000  $   45,253,417
                                                    ==============  =============  =============  ==============
Income (loss) from operations.....................  $    1,956,082  ($    513,441) $          --  $    1,442,641
                                                    ==============  =============  =============  ==============
Net income (loss).................................  $    1,009,858  ($    666,607) $          --  $      343,251
                                                    ==============  =============  =============  ==============
Depreciation and amortization.....................  $      307,090  $      33,618  $          --  $      340,708
                                                    ==============  =============  =============  ==============
Identifiable assets...............................  $    8,655,125  $   1,050,453  $   1,688,239  $    8,017,339
                                                    ==============  =============  =============  ==============
Capital expenditures..............................  $      457,213  $      22,756  $          --  $      479,969
                                                    ==============  =============  =============  ==============

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 18. SEGMENT INFORMATION -- (CONTINUED)

                                                                    YEAR ENDED DECEMBER 31, 1993
                                                    ------------------------------------------------------------
                                                     CONTRACT AND    IMAGING AND
                                                      PERMANENT        NETWORK
                                                      PLACEMENT       SERVICES     ELIMINATIONS       TOTAL
                                                    --------------  -------------  -------------  --------------
Sales to unaffiliated customers...................  $   30,667,821  $   4,401,046  $          --  $   35,068,867
Intersegment sales................................          90,000             --         90,000              --
                                                    --------------  -------------  -------------  --------------
  Total revenues..................................  $   30,757,821  $   4,401,046  $      90,000  $   35,068,867
                                                    ==============  =============  =============  ==============
Income (loss) from operations.....................  $      757,424  ($    136,572) $          --  $      620,852
                                                    ==============  =============  =============  ==============
Net income (loss).................................  $      321,546  ($    220,158) $          --  $      101,388
                                                    ==============  =============  =============  ==============
Depreciation and amortization.....................  $      256,748  $      29,525  $          --  $      286,273
                                                    ==============  =============  =============  ==============
Identifiable assets...............................  $    6,105,562  $   1,023,455  $   1,442,240  $    5,686,777
                                                    ==============  =============  =============  ==============
Capital expenditures..............................  $       69,784  $      21,681  $          --  $       91,465
                                                    ==============  =============  =============  ==============

     See Note 2 for summary of significant accounting policies.

                             THE JUDGE GROUP, INC.

                  PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                                  (UNAUDITED)


PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS......................     F-29

NOTES TO PRO FORMA CONSOLIDATING BALANCE SHEET,
  SEPTEMBER 30, 1996..............................................     F-30

PRO FORMA CONSOLIDATING BALANCE SHEET, SEPTEMBER 30, 1996......... F-31 - F-32

NOTES TO PRO FORMA CONSOLIDATING STATEMENTS OF OPERATIONS,
  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND YEAR ENDED
  DECEMBER 31, 1995............................................... F-33 - F-34

PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS, YEAR
  ENDED DECEMBER 31, 1995.........................................    F-35

PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS, NINE
  MONTHS ENDED SEPTEMBER 30, 1996.................................    F-36

                    THE JUDGE GROUP, INC.

         PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                         (UNAUDITED)




     The following unaudited pro forma consolidating financial statements give effect to a public offering of common shares of Judge Group as described elsewhere in this Proxy Statement/Prospectus, certain proposed transactions of Judge Group, including, a conversion of Judge Group's convertible notes in the aggregate principal amount of $500,000 into 526,000 shares of its Common Stock, and a certain business combination with JIS (a consolidated subsidiary of Judge Group). The pro forma balance sheet gives effect to all of the transactions as if they occurred on September 30, 1996. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that actually would have resulted if the business combinations had been consummated at September 30, 1996. The pro forma statements of operations for 1995 and for the nine months ended September 30, 1996, give effect to all of the business transactions as if they occurred on January 1, 1995. The pro forma statements of operations are also presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved if the business combinations had been consummated at January 1, 1995. The pro forma adjustments relate to various transactions which occurred subsequent to September 30, 1996 and/or which will occur prior to or on the effective date of the proposed public offering. These pro forma financial statements should be read in conjunction with the separate historical financial statements of the Company and JIS, and the notes thereto, which are included elsewhere in this Prospectus.



     The pro forma consolidating statements of operations include the results of operations of The Berkeley Associates Corp. ('Berkeley') (acquired September 26,
1996) and Systems Automation, Inc. ('Systems Automation') (acquired September 30, 1996) on a pro forma basis as though their business combinations with the Company occurred on January 1, 1995. For a description of those business combinations see Note 4 of Notes to the September 30, 1996 Consolidated Financial Statements of The Judge Group, Inc.



     The pro forma consolidating statements of operations include the results of operations of JIS on a pro forma basis as though the JCC/DI Merger (which actually occurred on February 29, 1996) occurred on January 1, 1995. For a description of that business combination see Notes 4 and 17 of Notes to the September 30, 1996 and June 30, 1996 Consolidated Financial Statements of The Judge Group, Inc., respectively. In addition, as more fully described elsewhere in this Prospectus, immediately prior to the public offering, JIS will be merged into a newly organized, wholly-owned subsidiary of Judge Group. The newly organized subsidiary will be the surviving corporation and change its name to Judge Imaging Systems, Inc. As a result, JIS will become a wholly-owned subsidiary of Judge Group at the time of the offering. In the Merger, each JIS common share (not already owned by Judge Group) or Series A preferred share outstanding at the time of the Merger will be converted in the Merger into $2.50 of value, payable in Judge Group Common Shares. In accordance with Accounting Principles Board Opinion No. 16 and related literature, the majority of the shares of JIS, which are owned by Judge Group, Martin E. Judge, Jr. or other owners of Judge Group securities, will be accounted for as a corporate reorganization of entities under common control, at historical cost, similar to pooling accounting. However, the exchange of the remaining JIS shares (the 'minority interest') will be accounted for in accordance with 'purchase accounting' whereby the pro rata portion of JIS's assets and liabilities as of September 30, 1996 will be recorded at their fair values. The excess of the value of Judge Group shares issued in exchange for the 'minority interest' shares over the fair value of the net assets attributable to the minority interest will be recorded as goodwill.

                             THE JUDGE GROUP, INC.

                 NOTES TO PRO FORMA CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

     (1) Adjustment to record $26,800,000 proceeds from the sale of 3,000,000 shares of common stock at $10.00 per share, net of commissions of $2,100,000 and estimated costs of approximately $1,100,000; record payment of $100,000 for accounts payable and $735,000 for notes payable to the sellers of Berkeley at the (assumed) successful completion of the public offering; record payment for note payable to sellers of Systems Automation of $472,252 cash at the (assumed) successful completion of the public offering.

     (2) Adjustments to record the following equity transactions:


         Sale and issuance of 3,000,000 shares of common
           stock of Judge Group, par value $.01............................  $    30,000

         Issuance of 30,000 shares of common stock of Judge Group,
           par value $.01 to sellers of Berkeley ($300,000/$10)............          300

         Merger of JIS into a wholly-owned subsidiary of
          Judge Group; issuance of 892,748 of Judge
          Group shares ($.01 par value) in exchange
          for 2,748,363 common shares and 822,628
          preferred shares of JIS..........................................        8,927


         Conversion of convertible notes (see note 3 below)................        5,260
                                                                             -----------

         Pro forma adjustments to common stock.............................  $    44,487
                                                                             -----------
                                                                             -----------


         Additional paid in capital from sale of 3,000,000
           shares of common stock of Judge Group ($26,800,000
           proceeds less $30,000 common stock issued above)................   26,770,000


         Paid in capital from issuance of 30,000 shares of
           common stock to sellers of Berkeley.............................      299,700


         Merger of JIS into a wholly-owned subsidiary of
           Judge Group (see above).........................................    2,390,263


         Conversion of convertible notes (see note 3 below)................      494,740
                                                                             -----------

         Pro forma adjustments to additional paid in capital...............  $29,954,703
                                                                             ===========


         Reduction of minority interest due to merger of JIS
           into a wholly-owned subsidiary of Judge
           Group (see above)..............................................  ($   271,248)
                                                                             ===========

     (3) Adjustment to record conversion of $500,000 of convertible notes into 526,000 of Judge Group's Common Shares as more fully explained in Note 8 of Notes to the September 30, 1996 Consolidated Financial Statements of The Judge Group, Inc.

                             THE JUDGE GROUP, INC.

                     PRO FORMA CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                     ASSETS

                                                                                                PRO FORMA
                                                    THE JUDGEGROUP, INC.    PRO FORMA        CONSOLIDATED
                                                     SEPTEMBER 30, 1996     ADJUSTMENTS    SEPTEMBER 30, 1996
                                                    -------------------- --------------  ------------------
CURRENT ASSETS:
  Cash...............................................     $   153,942     $25,492,748(1)      $25,646,690
  Accounts receivable, net...........................      12,956,917                          12,956,917
  Inventories........................................         912,303                             912,303
  Prepaid taxes and deferred tax benefit.............         334,976                             334,976
  Other..............................................         993,948               0             993,948
                                                          -----------     -----------         -----------
  TOTAL CURRENT ASSETS...............................      15,352,086      25,492,748          40,844,834
                                                          -----------     -----------         -----------
PROPERTY AND EQUIPMENT:
  Furniture and office equipment.....................       3,570,438                           3,570,438
  Automotive equipment...............................          37,936                              37,936
  Leasehold improvements.............................          46,565               0              46,565
                                                          -----------     -----------         -----------
                                                            3,654,939               0           3,654,939
  Less: accumulated depreciation and amortization....       1,774,499               0           1,774,499
                                                          -----------     -----------         -----------
     NET PROPERTY AND EQUIPMENT......................       1,880,440               0           1,880,440
                                                          -----------     -----------         -----------
OTHER ASSETS:
  Due from subsidiaries/affiliate....................               0               0                   0
  Receivables -- officers and employees..............         431,890               0             431,890
  Deposits...........................................         108,183               0             108,183
  Investment in subsidiaries, at cost................               0               0                   0
  Other..............................................         155,908               0             155,908
  Goodwill...........................................       3,259,202       2,127,942(2)        5,387,144
  Covenant not to compete, net of accumulated
     amortization....................................               0               0                   0
                                                          -----------     -----------         -----------
     TOTAL OTHER ASSETS..............................       3,955,183       2,127,942           6,083,125
                                                          -----------     -----------         -----------
                                                          $21,187,709     $27,620,690         $48,808,399
                                                          ===========     ===========         ===========

                             THE JUDGE GROUP, INC.

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                PRO FORMA
                                                      THE JUDGE GROUP, INC.   PRO FORMA        CONSOLIDATED
                                                       SEPTEMBER 30, 1996    ADJUSTMENTS    SEPTEMBER 30, 1996
                                                      --------------------  --------------  ------------------
CURRENT LIABILITIES:
  Current portion of long-term debt.................     $   940,709     ($   327,285)(1)      $   613,424
  Other note payable................................         196,193                0              196,193
  Accounts payable and accrued
     expenses.......................................       5,669,388         (100,000)(1)        5,569,388
  Payroll and sales taxes...........................         606,438                0              606,438
  Income taxes payable..............................          42,981                0               42,981
  Deferred revenue and customer
     deposits.......................................       1,333,661                0            1,333,661
  Convertible debentures............................         500,000         (500,000)(3)                0
  Advances from shareholders........................         105,263                0              105,263
                                                          ----------       ----------            ---------
     TOTAL CURRENT LIABILITIES......................       9,394,633         (927,285)           8,467,348
                                                          ----------       ----------            ---------
LONG-TERM LIABILITIES:
  Note payable, bank................................       7,146,185                0            7,146,185
  Deferred rent obligation..........................         137,038                0              137,038
  Due to subsidiaries...............................               0                0                    0
  Debt obligations, net of current portion..........       1,376,886                0            1,376,886
  Note payable Systems Automation...................         297,014         (297,014)(1)                0
  Note payable, Berkeley shareholders...............       1,598,428         (882,953)(1)(2)       715,475
                                                          ----------       ----------            ---------
     TOTAL LONG-TERM LIABILITIES....................      10,555,551       (1,179,967)           9,375,584
                                                          ----------       ----------            ---------
MINORITY INTEREST...................................         271,248         (271,248)(2)                0
                                                                           ----------
SHAREHOLDERS' EQUITY:
  Common stock......................................          85,877           44,487 (2)          130,364
  Preferred stock...................................               0                0                    0
  Additional paid-in capital........................         365,877       29,954,703 (2)       30,320,580
  Retained earnings (deficit).......................         514,523                0              514,523
                                                          ----------       ----------            ---------
                                                             966,277       29,999,190           30,965,467
  Less: Treasury stock, at cost.....................               0                0                    0
                                                          ----------       ----------            ---------
     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)...........         966,277       29,999,190           30,965,467
                                                          ----------       ----------            ---------
                                                         $21,187,709     $ 27,620,690          $48,808,399
                                                         ===========     ============          ===========

                             THE JUDGE GROUP, INC.
                               NOTES TO PRO FORMA
                     CONSOLIDATING STATEMENTS OF OPERATIONS
                    NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)


(1) Adjustments to reflect amortization from goodwill. Goodwill is calculated as follows:

Berkeley acquisition --

Cash at settlement......................................................  $  175,000
Cash payments of $50,000 per month from October through
  December 1996.........................................................     150,000
Holdback payments, subject to net income tests, payable by issuance of promissory notes 30 days after net income is finally determined, at 8%
  per annum over 36 months..............................................     572,200
Cash payable within 30 days of consummation of public offering..........     735,000
30,000 Judge common shares..............................................     300,000
Notes payable, at 8% per annum interest in 44 equal monthly
  installments..........................................................     300,000
                                                                          ----------
Purchase price..........................................................  $2,232,200
                                                                          ==========
Less: Net asset value...................................................     154,055
Plus: Cost of acquisition...............................................     141,484
                                                                          ----------
Goodwill................................................................  $2,219,629   $2,219,629
                                                                          ==========

     Goodwill to be amortized equally over 15 years in equal monthly installments of $12,331

     Systems Automation acquisition --

Cash at settlement ...............................................   $    75,000
Cash payable within 15 days of consummation of the public offering       472,252
                                                                     -----------
Purchase price ...................................................   $   547,252
                                                                     ===========
Less: Net asset value ............................................      (479,357)
Plus: Cost of acquisition ........................................        12,964
                                                                     -----------
Goodwill .........................................................   $ 1,039,573      1,039,573
                                                                     ===========      ---------
Goodwill to be amortized equally over 10 years in equal monthly installments of $8,663
         Total Goodwill, September 30, 1996 ......................                  $ 3,259,202
                                                                                    ===========

     JIS Merger --


Minority interest shares................................................      959,676
Value per share to be received in Judge Group common shares.............  $      2.50
                                                                          -----------
Aggregate value of Judge Group common shares to be received by minority
  shareholders..........................................................    2,399,190
Minority interest recorded at September 30, 1996........................     (271,248)
                                                                          -----------
Goodwill................................................................  $ 2,127,942
                                                                          ===========
Goodwill to be amortized equally over 15 years in equal monthly installments of $11,822.
Total goodwill amortization, all transactions is $32,816 per month.
  Amortization for year ended December 31, 1995 is $393,795
  Amortization for nine months ended September 30, 1996 is $295,347

     (2) Adjustments to reflect interest expense on notes payable, resulting from business combination with Berkeley of $57,783 in the year ended December 31, 1995 and $46,472 in the nine months ended September 30, 1996.


     (3) Adjustments to record reduction in interest expense, relating to conversion of convertible notes into Judge Group Common Shares, of $50,000 in the year ended December 31, 1995 and $37,500 in the nine months ended September 30, 1996.

     (4) Adjustment to record merger of JIS into a wholly-owned subsidiary of Judge Group as though it occurred at the beginning of each of the pro forma periods presented. The adjustment represents the elimination of the minority interest for each of the periods presented.


     (5) Adjustments to provide for Federal and state income tax expense (benefit) attributable to income (loss) of Berkeley and Systems Automation as well as the amortization of goodwill and interest expense recognized in adjustments (1), (2) and (3) above, all at an effective rate of 40%.

     (6) Primary and fully diluted earnings per share amounts are computed based on the weighted average number of shares actually outstanding after giving effect to the stock split (8,587,739 shares) plus the shares that would be outstanding assuming the successful completion of the public offering (3,000,000 shares), the conversion of convertible notes (526,000 shares (which are expected to be exchanged for common shares -- See Note 8 in the September 30, 1996 consolidated financial statements included in the Registration Statement)), the acquisition of Berkeley (30,000 shares), the exercise of outstanding stock options (2,925 shares), and the completion of the Merger (892,748 shares). The number of shares used in the calculation was approximately 13,039,412 for each period presented.


     (7) Represents two months of DataImage operations which occurred prior to the JCC/DI merger on February 29, 1996. The remaining seven months of operations is included in The Judge Group, Inc. consolidated statements of operations.

                             THE JUDGE GROUP, INC.



                PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 1995


                                  (UNAUDITED)



                                                                   THE JUDGE                                SYSTEM
                                                                  GROUP, INC.    DATAIMAGE    BERKELEY    AUTOMATION
                                                                  ------------  -----------  -----------  -----------
REVENUES........................................................  $ 63,299,353   $1,284,333  $ 2,324,524  $1,187,273
                                                                  ------------  -----------  -----------  -----------
COSTS AND EXPENSES
  Cost of Sales (Exclusive of items shown separately below).....    47,550,114     800,841     1,807,348     523,448
  Selling and Operating.........................................     9,797,875     437,904             0     659,967
  General and Administrative....................................     4,187,485           0       443,181     169,976
                                                                  ------------  -----------  -----------  -----------
    Total Costs and Expenses....................................    61,535,474   1,238,745     2,250,529   1,353,391
                                                                  ------------  -----------  -----------  -----------
INCOME (LOSS) FROM OPERATIONS...................................     1,763,879      45,588        73,995    (166,118)
Interest Expense................................................      (670,110)     (6,070)      (16,325)     (6,261)
Other Income (expense)..........................................       (27,229)          0         1,335     180,901
                                                                  ------------  -----------  -----------  -----------
Income (loss) before Income Tax Expense and Minority Interest...     1,066,540      39,518        59,005       8,522
Income Tax Expense (Benefit)....................................       587,957           0             0           0
                                                                  ------------  -----------  -----------  -----------
INCOME (LOSS) BEFORE MINORITY INTEREST..........................       478,583      39,518        59,005       8,522
MINORITY INTEREST IN NET LOSS OF CONSOLIDATED SUBSIDIARY........         7,057           0             0           0
                                                                  ------------  -----------  -----------  -----------
NET INCOME (LOSS)...............................................  $    485,640   $  39,518   $    59,005   $   8,522
                                                                  ------------  -----------  -----------  -----------
                                                                  ------------  -----------  -----------  -----------
NET INCOME (LOSS) PER COMMON SHARE:
  Primary.......................................................
  Fully Diluted.................................................
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING.....................................

                                                                                                      CONSOLIDATED
                                                                    THE JUDGE                          PRO FORMA
                                                                    GROUP, INC.      PRO FORMA         YEAR ENDED
                                                                       TOTAL        ADJUSTMENTS        31-DEC-95
                                                                  ----------------  -----------       ------------
REVENUES........................................................    $ 68,095,483     $       0        $ 68,095,483
                                                                  ----------------  -----------       ------------
COSTS AND EXPENSES
  Cost of Sales (Exclusive of items shown separately below).....      50,681,751                      $ 50,681,751
  Selling and Operating.........................................      10,895,746                        10,895,746
  General and Administrative....................................       4,800,642       393,795(1)        5,194,437
                                                                  ----------------  -----------       ------------
    Total Costs and Expenses....................................      66,378,139       393,795          66,771,934
                                                                  ----------------  -----------       ------------
INCOME (LOSS) FROM OPERATIONS...................................       1,717,344      (393,795)          1,323,549
Interest Expense................................................        (698,766)       (7,783)(2)(3)     (706,549)
Other Income (expense)..........................................         155,007             0             155,007
                                                                  ----------------  -----------       ------------
Income (loss) before Income Tax Expense and Minority Interest...       1,173,585      (401,578)            772,007
Income Tax Expense (Benefit)....................................         587,957      (133,620)(5)         454,337
                                                                  ----------------  -----------       ------------
INCOME (LOSS) BEFORE MINORITY INTEREST..........................         585,628      (267,958)            317,670
MINORITY INTEREST IN NET LOSS OF CONSOLIDATED SUBSIDIARY........           7,057        (7,057)(4)               0
                                                                  ----------------  -----------       ------------
NET INCOME (LOSS)...............................................    $    592,685     ($275,015)       $    317,670
                                                                  ----------------  -----------       ------------
                                                                  ----------------  -----------       ------------
NET INCOME (LOSS) PER COMMON SHARE:
  Primary.......................................................                                      $       0.02(6)
                                                                                                      ------------
                                                                                                      ------------
  Fully Diluted.................................................                                      $       0.02(6)
                                                                                                      ------------
                                                                                                      ------------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING.....................................                                        13,039,412
                                                                                                      ------------
                                                                                                      ------------


                             THE JUDGE GROUP, INC.

                PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)



                                                                                                                      THE JUDGE
                                                              THE JUDGE                   BERKELEY      SYSTEM       GROUP, INC.
                                                              GROUP INC.   DATAIMAGE(7)  ASSOCIATES   AUTOMATION        TOTAL
                                                             ------------  ------------  -----------  -----------  ----------------
REVENUES...................................................  $ 58,914,238   $  122,692   $ 2,044,279   $ 866,779     $ 61,947,988
                                                             ------------  ------------  -----------  -----------  ----------------
COSTS & EXPENSES
Cost of sales (Exclusive of items shown separately
  below)...................................................    43,232,381       60,450     1,439,845     358,036       45,090,712
Selling and operating......................................    10,022,739       77,829             0     547,020       10,647,588
General and administrative.................................     4,310,467        7,317       389,557     171,303        4,878,644
                                                             ------------  ------------  -----------  -----------  ----------------
  Total Costs & Expenses...................................    57,565,587      145,596     1,829,402   1,076,359       60,616,944
                                                             ------------  ------------  -----------  -----------  ----------------
INCOME (LOSS) FROM OPERATIONS..............................     1,348,651      (22,904)      214,877    (209,580)       1,331,044
Interest Expense...........................................      (599,597)           0       (13,289)     (4,202)        (617,088)
Other income (expense).....................................             0       (3,598)          303         107           (3,188)
                                                             ------------  ------------  -----------  -----------  ----------------
Income (loss) before income tax expense (benefit) and
  minority interest........................................       749,054      (26,502)      201,891    (213,675)         710,768
Income Tax Expense (benefit)...............................       614,700            0             0           0          614,700
                                                             ------------  ------------  -----------  -----------  ----------------
Income (loss) before minority interest in net income (loss)
  of consolidated subsidiary...............................       134,354      (26,502)      201,891    (213,675)          96,068
Minority interest in net income (loss) of consolidated
  subsidiary...............................................       616,752            0             0           0          616,752
                                                             ------------  ------------  -----------  -----------  ----------------
NET INCOME (LOSS)..........................................  $    751,106   ($  26,502)  $   201,891   ($213,675)    $    712,820
                                                             ------------  ------------  -----------  -----------  ----------------
                                                             ------------  ------------  -----------  -----------  ----------------
NET INCOME (LOSS) PER COMMON SHARE:
  Primary..................................................
  Fully diluted............................................
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING................................

                                                                                CONSOLIDATED
                                                                                 PRO FORMA
                                                              PRO FORMA      NINE MONTHS ENDED
                                                             ADJUSTMENTS         30-SEP-96
                                                             -----------     ------------------
REVENUES...................................................   $       0         $ 61,947,988
                                                             -----------     ------------------
COSTS & EXPENSES
Cost of sales (Exclusive of items shown separately
  below)...................................................           0           45,090,712
Selling and operating......................................           0           10,647,588
General and administrative.................................     295,347(1)         5,173,991
                                                             -----------     ------------------
  Total Costs & Expenses...................................     295,347           60,912,291
                                                             -----------     ------------------
INCOME (LOSS) FROM OPERATIONS..............................    (295,347)           1,035,697
Interest Expense...........................................      (8,972)(2)(3)      (626,060)
Other income (expense).....................................           0               (3,188)
                                                             -----------     ------------------
Income (loss) before income tax expense (benefit) and
  minority interest........................................    (304,319)             406,449
Income Tax Expense (benefit)...............................    (126,441)(5)          488,259
                                                             -----------     ------------------
Income (loss) before minority interest in net income (loss)
  of consolidated subsidiary...............................    (177,878)             (81,810)
Minority interest in net income (loss) of consolidated
  subsidiary...............................................    (616,752)(4)                0
                                                             -----------     ------------------
NET INCOME (LOSS)..........................................   ($794,630)        ($    81,810)
                                                             -----------     ------------------
                                                             -----------     ------------------
NET INCOME (LOSS) PER COMMON SHARE:
  Primary..................................................                     ($      0.01)(6)
                                                                             ------------------
                                                                             ------------------
  Fully diluted............................................                     ($      0.01)(6)
                                                                             ------------------
                                                                             ------------------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING................................                       13,039,412
                                                                             ------------------
                                                                             ------------------



                          JUDGE IMAGING SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                    CONTENTS


NUMBER                                                                 PAGE(s)
------                                                                 -------

CONDENSED BALANCE SHEETS AS OF SEPTEMBER 30, 1996
     AND DECEMBER 31, 1995..........................................     F-38

CONDENSED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED
     SEPTEMBER 30, 1996 AND 1995....................................     F-39

CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS
     ENDED SEPTEMBER 30, 1996 AND 1995..............................     F-40

CONDENSED STATEMENT OF SHAREHOLDERS' DEFICIENCY FOR THE NINE
     MONTHS ENDED SEPTEMBER 30, 1996................................     F-41

CONDENSED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED
     SEPTEMBER 30, 1996 AND 1995....................................     F-42

NOTES TO CONDENSED FINANCIAL STATEMENTS............................. F-43 - F-51

                           JUDGE IMAGING SYSTEMS, INC.

                            CONDENSED BALANCE SHEETS

                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                     ASSETS

                                                                      SEPTEMBER 30,             DECEMBER 31,
                                                                          1996                     1995
                                                                          ----                     ----
CURRENT ASSETS
  Cash                                                                 $   10,964               $   11,310
  Accounts receivable, net of allowance for doubtful accounts
  of $29,000 in 1996 and $23,000 in 1995                                2,869,086                1,471,916
  Other receivables                                                        35,656                   50,000
  Inventories                                                             832,928                  515,099
  Prepaid expenses and other                                              291,246                  273,672
                                                                       ----------               ----------
         Total current assets                                           4,039,880                2,321,997
                                                                       ----------               ----------

PROPERTY AND EQUIPMENT, NET                                               556,299                  194,870
                                                                       ----------               ----------

OTHER ASSETS
  Security deposits                                                        19,603                   14,063
                                                                       ----------               ----------

TOTAL ASSETS                                                           $4,615,782               $2,530,930
                                                                       ==========               ==========

                      LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES

  Equipment note payable, current portion                              $   44,576               $   15,150
  Accounts payable and accrued expenses                                 1,661,896                  891,829
  Payroll and sales taxes payable                                         133,185                  112,336
  Deferred revenue                                                        274,122                   46,111
  Advances from shareholders                                              105,263                  139,906
                                                                       ----------               ----------
        Total current liabilities                                       2,219,042                1,205,332
                                                                       ----------               ----------

EQUIPMENT NOTE PAYABLE, NET OF CURRENT PORTION                            108,637                   53,233
                                                                       ----------               ----------
NOTE PAYABLE, BANK                                                      2,585,558                1,538,425
                                                                       ----------               ----------
DUE TO AFFILIATE                                                               --                1,450,450
                                                                       ----------               ----------
MANDATORILY REDEEMABLE PREFERRED STOCK
  $1,000 stated value, 1,500 shares issued and outstanding              1,520,000                       --
                                                                       ----------               ----------

SHAREHOLDERS' DEFICIENCY
  Common Stock, $0.01 par value,
    10,000,000 shares authorized,
    3,980,141 and 3,730,133 shares issued and outstanding
    for 1996 and 1995, respectively                                        39,801                   37,301
  Preferred Stock - Series A, $0.01 par value,
    5,000,000 shares authorized,
    822,628 shares issued and outstanding, 1996                             8,226                       --
  Contributed capital                                                   1,589,576                  888,212
  Accumulated deficit                                                  (3,455,058)              (2,642,023)
                                                                       ----------               ----------
         Total shareholders' deficiency                                (1,817,455)              (1,716,510)
                                                                       ----------               ----------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY                         $4,615,782               $2,530,930
                                                                       ==========               ==========


                  See Notes to Condensed Financial Statements.

                           JUDGE IMAGING SYSTEMS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                 1996                       1995
                                                                 ----                       ----

NET REVENUES, including related party revenues
  of $500,000 in 1996 and $514,000 in 1995                   $10,071,274                 $6,160,369

COST OF REVENUES (exclusive of items shown
  separately below)                                            7,565,430                  4,680,558
                                                             -----------                 ----------
GROSS PROFIT                                                   2,505,844                  1,479,811

OPERATING EXPENSES
  Selling, general and administrative                          3,170,670                  1,390,258
                                                             -----------                 ----------

INCOME (LOSS) FROM OPERATIONS                                   (664,826)                    89,553

OTHER EXPENSES, principally interest                            (148,209)                  (170,389)
                                                             -----------                 ----------

LOSS BEFORE PREFERRED DIVIDENDS                                 (813,035)                   (80,836)

PREFERRED DIVIDENDS EARNED                                      (132,300)                   (13,747)
                                                             -----------                 ----------

NET LOSS ATTRIBUTABLE TO
  COMMON SHAREHOLDERS                                          ($945,335)                  ($94,583)
                                                             ===========                 ==========

NET LOSS PER SHARE AND FULLY DILUTED
  NET LOSS PER SHARE ATTRIBUTABLE
  TO COMMON SHAREHOLDERS                                          ($0.26)                    ($0.04)
                                                                  ======                     ======


                  See Notes to Condensed Financial Statements.

                           JUDGE IMAGING SYSTEMS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                 THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                1996                        1995
                                                                ----                        ----

NET REVENUES, including related party revenues
  of $61,000 in 1996 and $150,000 in 1995                    $3,916,775                  $2,783,022

COST OF REVENUES (exclusive of items shown
  separately below)                                           2,936,445                   2,037,796
                                                             ----------                  ----------
GROSS PROFIT                                                    980,330                     745,226

OPERATING EXPENSES
     Selling, general and administrative                      1,309,855                     531,459
                                                             ----------                  ----------

INCOME (LOSS) FROM OPERATIONS                                  (329,525)                    213,767

OTHER EXPENSES, principally interest                            (58,227)                    (45,005)
                                                             ----------                  ----------

INCOME (LOSS) BEFORE
     PREFERRED DIVIDENDS                                       (387,752)                    168,762

PREFERRED DIVIDENDS EARNED                                      (56,700)                     (4,582)
                                                             ----------                  ----------

NET INCOME (LOSS) ATTRIBUTABLE TO
     COMMON SHAREHOLDERS                                      ($444,452)                 $  164,180
                                                             ==========                  ==========

NET INCOME (LOSS) PER SHARE AND
     FULLY DILUTED NET INCOME (LOSS) PER SHARE
     ATTRIBUTABLE TO COMMON SHAREHOLDERS                         ($0.11)                      $0.07
                                                                 ======                       =====

                  See Notes to Condensed Financial Statements.

                           JUDGE IMAGING SYSTEMS, INC.

                 CONDENSED STATEMENT OF SHAREHOLDERS' DEFICIENCY

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                             SERIES A
                                        COMMON STOCK                      PREFERRED STOCK
                                   SHARES           AMOUNT            SHARES           AMOUNT

BALANCE
   DECEMBER 31, 1995              3,730,133        $ 37,301             --           $   --

ISSUANCE OF
  SERIES A
  PREFERRED STOCK, NET                --               --             822,628             8,226

MERGER
  TRANSACTIONS                      250,008           2,500             --               --

NET LOSS                              --               --               --               --
                                 ----------        --------           -------       -----------

BALANCE,
  SEPTEMBER 30, 1996              3,980,141        $ 39,801           822,628        $    8,226
                                 ==========        ========           =======       ===========



                               ADDITIONAL        ACCUMULATED
                               PAID-IN           DEFICIT             TOTAL
                               CAPITAL


BALANCE,
   DECEMBER 31, 1995         $  888,212         ($2,642,023)      ($1,716,510)

ISSUANCE OF
  SERIES A
  PREFERRED STOCK               880,160              --               888,386

MERGER
  TRANSACTIONS                 (178,796)             --              (176,296)

NET LOSS                         --                (813,035)         (813,035)
                             ----------         -----------       -----------

BALANCE,
  SEPTEMBER 30, 1996         $1,589,576         ($3,455,058)      ($1,817,455)
                             ==========         ===========       ===========

                  See Notes to Condensed Financial Statements.

                           JUDGE IMAGING SYSTEMS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                      1996                         1995
                                                                      ----                         ----

OPERATING ACTIVITIES
Net loss                                                            ($813,035)                   ($80,836)
Adjustments to reconcile net loss to net cash
    used in operating activities:
          Depreciation                                                 81,388                      26,987
          Provision for doubtful accounts                              22,000                          --
Changes in operating assets and liabilities:
    (Increase) decrease in:
          Accounts and other receivables                           (1,350,699)                   (811,005)
          Inventories                                                (278,728)                   (544,311)
          Prepaid expenses and other                                  (12,334)                    (27,096)
    Increase (decrease) in:
          Accounts payable and accrued expenses                       204,979                     184,753
          Payroll and sales taxes payable                              20,849                     (87,824)
          Deferred revenue                                            (83,628)                    (12,187)
          Customer deposits                                           (50,398)                        --
                                                                   ----------                  ----------

             Net cash used in operating activities                 (2,259,606)                 (1,351,519)
                                                                   ----------                  ----------

INVESTING ACTIVITIES
    Net cash used in investing activities,
         purchases of property and equipment                         (185,866)                    (56,467)
                                                                   ----------                  ----------

FINANCING ACTIVITIES
    Cash acquired in business combination                              13,786                          --
    Loan to DataImage, Inc.                                                --                     (50,000)
    Repayments of advances to shareholders                            (34,643)                    (31,170)
    Principal payments on equipment note borrowings                   (22,086)                     (6,215)
    Advances from affiliates                                           69,550                      98,749
    Proceeds from notes payable, bank                               1,047,133                   1,104,400
    Bank overdrafts                                                   483,000                     290,000
    Issuance of Series A Preferred Stock, net                         888,386                          --
                                                                   ----------                  ----------

             Net cash provided by financing activities              2,445,126                   1,405,764
                                                                   ----------                  ----------

DECREASE IN CASH                                                        (346)                      (2,222)

CASH, JANUARY 1,                                                       11,310                       3,782
                                                                      -------                      ------

CASH, SEPTEMBER 30,                                                   $10,964                      $1,560
                                                                      =======                      ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the nine months for interest                    $141,349                    $148,000
                                                                     ========                    ========

                  See Notes to Condensed Financial Statements.

                           JUDGE IMAGING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NOTE 1.            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
                   ACCOUNTING POLICIES

                   Description of Business

                   Judge Imaging Systems, Inc. (the "Company" or "JIS") derives its revenues from computer sales, repairs, maintenance and providing system integration for document management, imaging and workflow, principally in the mid-Atlantic and northeastern region of the United States. The Company also develops and markets standardized and custom software products and systems for the mass storage, electronic management and retrieval of information. As a systems integrator, the Company designs, assembles, installs and maintains image-processing systems. The Company's standardized products are sold both through distribution channels and directly to end-users.

                   Financial information with regard to the nine months and the three months ended September 30, 1996 and 1995, is unaudited but in the opinion of management contains all adjustments which are of a normal, recurring nature and necessary to present fairly the Company's results of operations and cash flows. Certain information and note disclosure normally included in annual financial statements have been condensed or omitted in the financial information for the nine and three months ended September 30, 1996 and 1995 pursuant to SEC Rules and Regulations. Management believes that the disclosures which have been made are adequate.

                   The results of operations for the nine and three months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.


                   The financial information with regard to the statement of operations for the three and nine months ended September 30, 1995 are that of Judge Computer Corporation ("Judge") (considered the acquiring corporation for accounting purposes, as described in "Business Combination"). The statement of operations for the nine months ended September 30, 1996 includes nine months of Judge operations and seven months (from February 29, 1996, the effective date of merger) of DataImage, Inc.'s operations. The statement of operations for the three months ended September 30, 1996 includes three months of Judge operations and three months of DataImage, Inc.'s operations. Certain components of shareholders' deficiency in the December 31, 1995 balance sheet have been retroactively restated to reflect the terms of the merger with DataImage, Inc. (the legally surviving entity) which actually occurred on February 29, 1996.


                   At September 30, 1996, the Company is a 26% owned subsidiary of The Judge Group, Inc. (formerly Judge, Inc.) a company who, along with other of its subsidiaries, provides engineers and other technical professionals on a temporary and permanent basis. An additional 49% of the Company's voting stock is owned by individuals who are also shareholders of The Judge Group, Inc.

                   Business Combination

                   On September 13, 1995, DataImage, Inc. ("DataImage") entered into a Letter of Intent with respect to a proposed merger transaction between DataImage and Judge.

                   On December 1, 1995, DataImage and Judge executed the Agreement and Plan of Merger (the "Merger Agreement") with respect to the merger transaction (the "Merger") proposed by the Letter of Intent. The Merger Agreement was amended effective December 20, 1995 and February 26, 1996.

                   During 1996 and prior to the consummation of the Merger, Judge had the following equity transactions:

                     o 3,665,770 shares of Judge preferred stock were converted into common stock;



                     o Judge's Board of Directors resolved to increase the authorized preferred stock by 1,150,000 shares and divide such shares into 1,125,000 shares of Series A Preferred Stock, par value $.01, and 25,000 shares of Series B Preferred Stock, par value $.01;

                           JUDGE IMAGING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NOTE 1.            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
                   ACCOUNTING POLICIES               (Continued)

                     o $1,520,000 of advances from Judge, Inc./Judge Technical Services, Inc. were converted into 1,500 shares of Judge Series B Preferred Stock;


                     o Judge raised approximately $888,000 (net of related costs of approximately $208,000) in a private placement offering of Series A Preferred Stock (the "Preferred A Stock"). 822,628 shares were issued in the offering at a price per share of $1.33. The Preferred A Stock is convertible at the holder's option and conversion is mandatory at the time of a subsequent public offering of common stock in excess of $5 million dollars. The Preferred A Stock carries a cumulative dividend of 7% per year and holders have a liquidation preference over the common stock shareholders and all other existing classes of shareholders. In the event the Company has not closed on a subsequent public offering by the eighth anniversary of the Merger, then the Company will have the right to redeem the Preferred A Stock.


                   The Merger was consummated effective February 29, 1996. A brief summary of the Merger follows:

                      o Judge, a privately-owned corporation, was merged with and into DataImage, with DataImage as the surviving entity. Following the Merger, the separate existence of Judge ceased, and DataImage continued as the surviving corporation under Delaware law and changed its name to "Judge Imaging Systems, Inc." with all of the rights, powers, and privileges, and subject to all of the duties and liabilities of DataImage and Judge combined. Following the Merger, the Company continued to be a public reporting company;


                      o At the effective time of the Merger, the Certificate of Incorporation of DataImage as the surviving corporation was amended to change its name to Judge Imaging Systems, Inc., and to authorize a class of 5,000,000 shares of preferred stock (the "Preferred Stock") in addition to the 10,000,000 shares of common stock previously authorized ("Common Stock"). The 5,000,000 shares of Preferred Stock are divided into 1,125,000 shares of Series A Preferred Stock and 1,500 shares of Series B Stock; the remaining shares of Preferred Stock are "blank check" shares issuable at the discretion of the Board of Directors of JIS. The Series A Preferred Stock and the Series B Preferred Stock of JIS have essentially the same rights and privileges as the Series A Preferred Stock and the Series B Preferred Stock of Judge existing immediately prior to the Merger. The Series A Preferred Stock is convertible into Common Stock at a 1 to 1 ratio, has a preference in liquidation, and bears a 7% cumulative dividend. The Series B Preferred Stock is nonvoting, nonconvertible, has no liquidation preference, and bears a 10% cumulative dividend;


                      o At the effective time of the Merger, each DataImage shareholder automatically received one share of JIS Common Stock in exchange for every 31.960868 shares of issued and outstanding DataImage Common Stock owned by such shareholder as of the effective time of the Merger;

                      o At the effective time of the Merger, each holder of Judge Common Stock automatically received shares of JIS Common Stock. The number of shares received was calculated as one share of JIS Common Stock for every 2.832693723 shares of Judge Common Stock held;

                           JUDGE IMAGING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NOTE 1.            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
                   ACCOUNTING POLICIES               (Continued)


                     o At the effective time of the Merger, each Judge shareholder received one share of JIS Series A Preferred Stock for each share of Judge Series A Convertible Preferred Stock held, and one share of JIS Series B Preferred Stock for each share of Judge Series B Preferred Stock held;

                     o The conversion ratios were calculated so that, after giving effect to certain reserved shares for issuance to employees following the Merger and assuming the conversion of all Series A Preferred Stock to Common Stock, there are approximately 5,000,000 shares of Common Stock of JIS outstanding immediately following the Merger, of which holders of DataImage Common Stock immediately prior to the Merger would receive in the aggregate approximately 5% (approximately 250,000 shares) and the holders of Judge Common Stock and Series A Preferred Stock immediately prior to the Merger would receive in the aggregate approximately 95% (approximately 4,750,000 shares). The Series B Preferred Stock is not included in the foregoing percentage calculations. As a result, the Merger was accounted for as a "reverse acquisition" whereby Judge, in substance, was to acquire DataImage, allocating the fair value of Judge stock exchanged over the relative fair value of assets and liabilities of DataImage (assumed to equal its book value) prior to Judge being merged into DataImage (surviving corporation). No value was ascribed to DataImage's net loss carryforwards as a result of limitations on these carryforwards subsequent to the change in control. DataImage, after changing its name to Judge Imaging Systems, Inc., was to remain a registrant under the Securities and Exchange Commission Rule.


                      o As a consequence, a change in control of DataImage has occurred effective upon the consummation of the Merger. The consideration given for such change in control is the exchange of certificates described in the Merger Agreement and previously described above. The basis of the change in control includes a change in the directors of DataImage and change in the share ownership of DataImage.

                   The persons from whom control of DataImage was acquired upon the Merger pursuant to the exchange of securities described above were Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership C.V. (collectively the "Partnerships"). The Partnerships acquired control of DataImage pursuant to an agreement with DataImage dated November 20, 1995 (the "Agreement"). As a result of the Agreement, the Partnerships immediately acquired an aggregate of 1,700,000 shares of DataImage Common Stock in addition to the 362,499 shares previously held, resulting in the ownership by the Partnerships as of the record date of the Special Meeting of Shareholders of approximately 51.4% of the issued and outstanding shares of DataImage Common Stock, and effective voting control of DataImage as of such date. As a further result of the Agreement, immediately prior to the closing of the Merger, the Partnerships acquired in the aggregate an additional 3,980,214 shares of DataImage Common Stock, resulting in the ownership as of the closing of the Merger by the Partnerships of 6,042,713 of the 7,990,217 shares issued and outstanding at that time, representing approximately 75.6% of such issued and outstanding shares of DataImage Common Stock.

                   Judge and DataImage anticipate that the Merger qualifies as a "reorganization" pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Judge and DataImage will each be a party to the reorganization within the meaning of section 368(b) of the Code. Judge and DataImage further anticipate that no gain or loss will be recognized by Judge or DataImage by reason of the Merger.

                           JUDGE IMAGING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NOTE 1.            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
                   ACCOUNTING POLICIES               (Continued)

                   At September 30, 1996, the capital structure of the Company is as follows:

                           Common Stock -

                           $.01 par value, 10,000,000 shares authorized, 3,980,141 shares issued and outstanding;

                           Preferred Stock -

                           5,000,000 shares authorized divided into 1,125,000 shares of Series A, 1,500 shares of Series B with the remainder "blank check" shares; 822,628 shares of Series A issued and outstanding and 1,500 shares of Series B issued and outstanding.


                   Revenue Recognition and Deferred Revenues

                   Revenue from sales of the Company's systems is recognized at the date of shipment of the system, provided that any work to complete installation of the systems is routine in nature and costs are not significant. The system components are assembled and tested with the developed software in the Company's facilities prior to delivery. Where installation and development costs are significant to the completion of the contract, revenue is recognized by the percentage of completion method. Deferred revenue on the accompanying balance sheet as of September 30, 1996, includes approximately $34,000 of billings in excess of costs and estimated earnings on contracts-in-progress.

                   Software incorporated into the systems is licensed under a perpetual, non-exclusive, non-transferable license, and revenue is recognized as part of the completed system. Service contract revenue is recorded ratably over the term of the contract. At September 30, 1996, substantially all service contracts are due to expire within the following twelve months.

                   Revenues billed in advance for warranties and maintenance contracts are deferred and recorded as income in the period in which the services are rendered. At September 30, 1996, $240,737 of warranty, maintenance and service contract revenue has been deferred.

                   Inventories

                   Inventories consist of computer and related supplies and equipment held for resale, and are valued at the lower of cost (first-in, first-out) or market. Inventories include approximately $56,000 of costs and estimated earnings in excess of billings on contracts-in-progress.

                   Management's Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           JUDGE IMAGING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NOTE 1.            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
                   ACCOUNTING POLICIES               (Continued)

                   Income Taxes

                   Deferred taxes are accounted for in accordance with Statement of Financial Accounting Standards ("Statement") No. 109, "Accounting for Income Taxes." The Statement requires the use of the liability method to account for income taxes. Deferred income taxes are provided for the difference between the tax basis of an asset or liability and its reported amount in the financial statements at the currently enacted tax rates that are expected to be in effect when the taxes are actually paid or recovered.

                   Deferred income taxes arise principally from temporary differences between financial and income tax reporting, including differences relating to depreciation methods used, amounts recorded for inventory capitalization, the availability of net operating loss carryforwards and certain other differences. Deferred income tax assets are reduced by a valuation allowance when, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                   Deferred income taxes are primarily the result of net operating loss carryforwards and are completely reduced by a valuation allowance at December 31, 1995 and September 30, 1996.

                   Net Income (Loss) Per Share

                   Net income (loss) per share and fully diluted net income
                   (loss) per share attributable to common shareholders is based on the weighted average number of shares of common stock outstanding during the periods. The assumed conversion of certain convertible preferred stock has not been considered in the calculations of loss per share in 1996, since the effect of such conversions/exercise would be antidilutive. The weighted average number of shares outstanding during the nine months ended September 30, 1996 and 1995 were 3,637,002 and 2,333,204, respectively. The weighted average number of shares outstanding, primary and fully diluted, during the three months ended September 30, 1996 and 1995 were 3,980,141 and 2,333,204, respectively.

                           JUDGE IMAGING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NOTE 2.            PRO-FORMA RESULTS OF OPERATIONS

                   The following sets forth the combined results of operations for both Judge and DataImage for the nine and three months ended September 30, 1996 and 1995, as if the Merger occurred at January 1, 1996 and 1995, respectively.


                                                   THREE MONTHS ENDED               NINE MONTHS ENDED
                                                      SEPTEMBER 30,                   SEPTEMBER 30,
                                                      -------------                   -------------


                                                1996             1995          1996                 1995
                                                ----             ----          ----                 ----

Net Revenues                                  $3,916,775      $3,226,936     $10,193,966         $7,250,210

Cost of Revenues (exclusive of items           2,936,445       2,223,915       7,625,880          5,239,303
  shown separately below)                     ----------      ----------     -----------         ----------

Gross Profit                                     980,330       1,003,021       2,568,086          2,010,907

Operating Expenses:
Selling, general
and administrative                             1,309,855         688,160       3,255,816          1,879,082
                                               ---------         -------       ---------          ---------

Income (Loss) from Operations                   (329,525)        314,861        (687,730)           131,825


Other Income (Expenses), net(1)                  (58,227)        (36,812)       (148,226)          (176,868)
                                              ----------      ----------     -----------         ----------


Net Income (Loss)                              ($387,752)     $  278,049       ($835,956)          ($45,043)
                                              ----------      ----------     -----------         ----------

7% Cumulative Dividend
 On Series A Preferred Stock                     (19,200)        (19,200)        (57,600)           (57,600)

Less 10% Cumulative Dividends
On Series B Preferred Stock                      (37,500)        (37,500)       (112,500)          (112,500)
                                              ----------      ----------     -----------         ----------

Net Income (Loss) Attributable To
Common Shareholders                            ($444,452)     $  221,349     ($1,006,056)         ($215,143)
                                              ==========      ==========     ===========         ==========

Weighted Average Number of Shares              3,980,141       3,980,141       3,980,141          3,980,141
                                              ==========      ==========     ===========         ==========


Net Income (Loss) Per Share
Attributable To Common Shareholders(2)            ($0.11)          $0.06          ($0.25)            ($0.05)
                                                  ======           =====          ======             ======


                  Notes to Pro-Forma results of Operations:



                           (1)   Interest expense adjusted due to the
                                 conversion of DataImage, Inc.'s stockholders' notes payable to common stock.


                           (2) Primary and fully-diluted net income (loss) per share of common stock is calculated as indicated (the assumed conversion of certain convertible preferred stock has not been considered in the calculation since the effect of such conversion would be antidilutive).

                           JUDGE IMAGING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NOTE 3.            NOTE PAYABLE, BANK

                   The Company and several affiliated entities (collectively the "Judge Group") have entered into a credit agreement with PNC Bank, N.A. (successor to Midlantic Bank, N.A.) (the "Bank") pursuant to which the Bank has agreed to provide Judge Group and JIS with a $10.0 million revolving advance facility (the "Line of Credit") and a $1.0 million term loan. The Line of Credit expires on May 31, 1998 and carries an interest rate of prime plus 1.0% (9.25% at September 30, 1996). This facility allows JIS and the Judge Group to borrow in the aggregate the lesser of 80% of eligible receivables or $10,000,000. As of September 30, 1996 total borrowings under the Line of Credit were $2,585,558. The Line of Credit contains financial covenants certain of which were in violation at September 30, 1996, but which were waived by the Bank. The Line of Credit is collateralized by substantially all of the Company's assets as well as substantially all of The Judge Group, Inc.'s and Judge Technical Services, Inc.'s assets and is personally guaranteed by certain shareholders. In addition, the Company, as well as each of its affiliates, is jointly and severally responsible for all of the debt outstanding under the Line of Credit. The term loan, which carries an interest rate of prime plus 1.5%, is payable in 60 monthly installments. The Company has not received any proceeds of borrowings under the term loan.

                   Included in accounts payable and accrued expenses at September 30, 1996 were approximately $773,000 of bank overdrafts.

NOTE 4.            RELATED PARTY TRANSACTIONS

                   The Company had advances from The Judge Group, Inc. (formerly Judge, Inc.) and Judge Technical Services, Inc. amounting to $1,450,450 at December 31, 1995. These advances increased to $1,520,000 during the first quarter of 1996. At the effective time of the Merger, these advances were converted into 1,500 shares of Judge Preferred Stock (the "shares"). The shares are not convertible, nor do they have any liquidation preference and carry a 10% cumulative annual dividend. Dividend payments are permitted, contingent upon certain profit goals set forth by the Company. Partial and full redemption of the $1,500,000 face amount is permitted, contingent upon the dollar value of proceeds raised in a subsequent public offering. Subsequent to the closing of the Merger, such shares were converted into 1,500 shares of Series B Preferred Stock of the surviving corporation from the Merger. JIS shares have the same rights and privileges as the predecessor shares, and are mandatorily redeemable upon the tenth anniversary of issuance or upon a subsequent public offering of at least $6,000,000.

                   During the nine months ended September 30, 1996 and 1995, the Company billed a subsidiary of The Judge Group, Inc. for consulting and related technical advisory services in the amount of $45,000 and $360,000, respectively. During the nine months ended September 30, 1996 and 1995, the Company sold approximately $455,000 and $154,000, respectively, of computer-related equipment to The Judge Group, Inc. and/or its subsidiaries. Such amounts are included in net revenues in the accompanying statement of operations.

NOTE 5.            PREFERRED STOCK

                   Holders of preferred stock at December 31, 1995 were entitled to vote as a single class with the holders of the Company's common stock. In addition, holders of preferred stock were entitled to receive cumulative dividends at the annual rate of $.005 per share. Cumulative dividends in arrears at December 31, 1995 were approximately $74,000. No dividends were declared or paid in 1995. During 1996, preferred stockholders waived such dividends due and converted their preferred stock into common stock (see Note 1).

                           JUDGE IMAGING SYSTEMS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

NOTE 6.            STATEMENT OF CASH FLOWS

                   Supplemental Disclosure of Noncash Financing Transactions:

                   During 1996, $1,520,000 of advances from affiliates were converted to mandatorily redeemable preferred stock.

                   During 1996, $366,577 of preferred stock was converted to common stock.

                   During 1996, a $50,000 note receivable was forgiven due to the Merger.

                   Supplemental Disclosure of Noncash Investing Activities:

                   During 1996, the Company entered into certain financing arrangements for the purchase of property and equipment in the amount of approximately $107,000.

                   During 1995, the Company entered into certain financing arrangements for the purchase of property and equipment in the amount of approximately $15,000.

                   Supplemental Disclosure of Noncash Investing and Financing
                   Activities:

                   Effective February 29, 1996, Judge Computer Corporation and DataImage effected a Merger:

                        Acquisition of Business:
                          Inventories                                                $ 39,101
                          Accounts Receivable                                         104,127
                          Property and Equipment                                      150,034
                          Other Assets                                                 10,780
                                                                                    ---------

                                                                                      304,042
                                                                                    ---------

                          Accounts Payable and Accrued Expenses                       (82,087)
                          Due to Judge                                               (100,000)
                          Deferred Revenue and Customer Deposits                     (362,037)
                                                                                    ---------

                                                                                     (544,124)
                                                                                    ---------

                          Net liabilities assumed in Merger                         ($240,082)
                                                                                    =========

NOTE 7.           PROPOSED MERGER WITH THE JUDGE GROUP, INC.

                  On September 4, 1996 the Board of Directors for both The Judge Group, Inc. (formerly Judge, Inc.) and JIS approved the proposed acquisition of JIS by The Judge Group, Inc. by means of a merger of JIS into a wholly-owned subsidiary of The Judge Group, Inc (the "JIS Merger"). On October 1, 1996, The Judge Group, Inc. filed a Registration Statement on Form S-1 (the "S-1") with the Securities and Exchange Commission ("SEC") registering the shares it proposes to sell in an initial public offering (the "Public Offering"). On October 9, 1996, The Judge Group, Inc. filed a Registration Statement on Form S-4 (the "S-4") with the SEC registering the stock to be issued by The Judge Group, Inc. to the shareholders of JIS in connection with the JIS Merger. Subject to JIS stockholder approval, immediately prior to the Public Offering, and as a condition to the completion of the Public Offering, the

                  JIS Merger will occur, with JIS merging into a newly organized, wholly-owned subsidiary of The Judge Group, Inc. ("Judge Acquisition"). Judge Acquisition will be the surviving corporation in the JIS Merger and will change its name to "Judge Imaging Systems, Inc." As a result of the JIS Merger, JIS will become a wholly-owned subsidiary of The Judge Group, Inc. at the time of the Public Offering. Each share of JIS common stock or Series A Preferred Stock outstanding at the time of the JIS Merger will be converted into that number of Common Shares of The Judge Group, Inc. equal to $2.50 divided by the initial per share price in the Public Offering. However, completion of the JIS Merger is subject to (i) approval of the stockholders of JIS, (ii) the SEC declaring both the S-1 and the S-4 effective, and (iii) completion of the Public Offering and certain other conditions related thereto.

                          JUDGE IMAGING SYSTEMS, INC.
                         INDEX TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                 C O N T E N T S



                                                                      PAGE(s)
                                                                      -------

INDEPENDENT AUDITORS' REPORT                                            F-52

BALANCE SHEET                                                           F-53

STATEMENTS OF OPERATIONS                                                F-54

STATEMENTS OF SHAREHOLDERS' DEFICIENCY                                  F-55

STATEMENTS OF CASH FLOWS                                                F-56

NOTES TO FINANCIAL STATEMENTS                                       F-57 - F-66

                          INDEPENDENT AUDITORS' REPORT


Shareholders and Board of Directors
Judge Imaging Systems, Inc.
(Formerly Judge Computer Corporation)
Moorestown, New Jersey


      We have audited the accompanying balance sheet of Judge Imaging Systems, Inc. (formerly Judge Computer Corporation) as of December 31, 1995, and the related statements of operations, shareholders' deficiency, and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Judge Imaging Systems, Inc. (formerly Judge Computer Corporation) as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

      As discussed in Note 1 to the financial statements, the Company executed an Agreement and Plan of Merger with DataImage, Inc. on December 1, 1995. The merger was completed on February 29, 1996.



/s/ Rudolph, Palitz LLP
March 20, 1996
Plymouth Meeting, PA

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                                  BALANCE SHEET

                                DECEMBER 31, 1995


                                     ASSETS


CURRENT ASSETS
    Cash                                                         $     11,310
    Accounts receivable, net of allowance for
      doubtful accounts of $23,000                                  1,471,916
    Note receivable, DataImage, Inc.                                   50,000
    Inventories                                                       515,099
    Prepaid expenses and other                                        273,672
                                                                 ------------

        Total current assets                                        2,321,997
                                                                 ------------

PROPERTY AND EQUIPMENT
    Computer equipment and software                                   279,363
    Furniture and fixtures                                             80,771
    Leasehold improvements                                             10,899
    Vehicles                                                           10,681
                                                                 ------------
                                                                      381,714
    Less:  accumulated depreciation and amortization                  186,844
                                                                 ------------

        Net property and equipment                                    194,870
                                                                 ------------
OTHER ASSETS
    Security deposits                                                  14,063
                                                                 ------------

                                                                   $2,530,930
                                                                 ============


                       See Notes to Financial Statements.

                    LIABILITIES AND SHAREHOLDERS' DEFICIENCY



CURRENT LIABILITIES
    Equipment notes payable, current portion                    $   15,150
    Accounts payable and accrued expenses                          891,829
    Payroll and sales taxes payable                                112,336
    Advances from shareholders                                     139,906
    Deferred revenue                                                46,111
                                                               -----------

        Total current liabilities                                1,205,332
                                                               -----------

NOTE PAYABLE, BANK                                               1,538,425
                                                               -----------

DUE TO AFFILIATE                                                 1,450,450
                                                               -----------

EQUIPMENT NOTES PAYABLE, NET OF CURRENT PORTION                     53,233
                                                               -----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIENCY
    Common stock, $.01 par value, 10,000,000 shares
      authorized, 3,730,133 shares issued and outstanding           37,301
    Additional paid-in capital                                     888,212
    Accumulated deficit                                         (2,642,023)
                                                               -----------

        Total shareholders' deficiency                          (1,716,510)
                                                               -----------

                                                                $2,530,930
                                                                ==========

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                                              1995                  1994
                                           ----------          ------------

NET REVENUES                               $8,699,781          $ 3,773,336

COST OF REVENUES (Exclusive of items
  shown separately below)                   6,712,389            3,039,009
                                          -----------          -----------

GROSS PROFIT                                1,987,392              734,327
                                          -----------          -----------
OPERATING EXPENSES
   Selling                                  1,561,354              831,833
   General and administrative                 472,194              415,935
                                          -----------          -----------

        Total operating expenses            2,033,548            1,247,768
                                          -----------          -----------

OPERATING LOSS                                (46,156)            (513,441)
                                          -----------          -----------
OTHER (EXPENSES):
   Interest expense                          (191,466)            (153,166)
   Other expenses                             (34,836)                --
                                          -----------          -----------
        Total other (expenses)               (226,302)            (153,166)
                                          -----------          -----------

NET LOSS BEFORE PREFERRED DIVIDENDS          (272,458)            (666,607)

PREFERRED DIVIDENDS EARNED                    (18,329)             (18,329)
                                          -----------          -----------
NET LOSS ATTRIBUTABLE TO
   COMMON SHAREHOLDERS                      ($290,787)         ($  684,936)
                                          ===========          ===========


NET LOSS PER SHARE AND FULLY DILUTED
   NET LOSS PER SHARE ATTRIBUTABLE TO
   COMMON SHAREHOLDERS                          ($.12)               ($.30)
                                                =====                =====



                       See Notes to Financial Statements.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                     STATEMENTS OF SHAREHOLDERS' DEFICIENCY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994




                                   COMMON STOCK                  PREFERRED STOCK        ADDITIONAL
                            ------------------------     --------------------------      PAID-IN      ACCUMULATED
                              SHARES         AMOUNT         SHARES          AMOUNT       CAPITAL        DEFICIT            TOTAL
                            ----------     ---------     ----------       ---------    ----------    -------------     ------------
BALANCE,
  JANUARY 1, 1994           6,489,250      $ 32,446       3,665,770       $ 366,577     $519,433      ($1,702,958)     ($  784,502)

NET LOSS                            -             -               -               -            -         (666,607)        (666,607)
                            ---------      --------       ---------       ---------     --------     ------------      -----------


BALANCE,
  DECEMBER 31, 1994         6,489,250        32,446       3,665,770         366,577      519,433       (2,369,565)      (1,451,109)

ISSUANCE OF
  COMMON SHARES               411,327         2,057               -               -        5,000                -            7,057

MERGER TRANSACTIONS        (3,170,444)        2,798      (3,665,770)       (366,577)     363,779                -                0

NET LOSS                            -             -               -               -            -         (272,458)        (272,458)
                            ---------      --------       ---------       ---------     --------     ------------      -----------

BALANCE,
  DECEMBER 31, 1995         3,730,133      $ 37,301               0       $       0     $888,212      ($2,642,023)     ($1,716,510)
                            =========      ========       =========       =========     ========       ==========       ==========



                       See Notes to Financial Statements.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                                    1995                    1994
                                                                    ----                    ----
OPERATING ACTIVITIES
   Net loss                                                    ($  272,458)            ($  666,607)
   Adjustments to reconcile net loss to
      net cash used in operating activities:
          Depreciation and amortization                             37,194                  33,618
          Provision for uncollectible accounts                      23,000                  36,396
          Stock compensation                                         6,000                    --
   Changes in operating assets and liabilities:
      (Increase) decrease in:
          Accounts receivable                                     (787,875)               (203,010)
          Inventories                                             (282,394)                127,518
          Prepaid expenses and other                              (249,667)                      8
      (Decrease) increase in:
          Accounts payable and accrued expenses                    396,125                 194,902
          Payroll and sales taxes payable                          (76,277)                114,485
          Deferred revenue                                          11,960                 (39,546)
                                                               -----------             -----------

                Net cash used in operating activities           (1,194,392)               (402,236)
                                                               -----------             -----------

INVESTING ACTIVITIES
   Net cash used in investing activities,
      purchases of property and equipment                          (91,677)                (22,756)
                                                               -----------             -----------

FINANCING ACTIVITIES
   Loan to DataImage, Inc.                                         (50,000)                   --
   Repayments of advances from shareholders                        (49,793)                (64,028)
   Principal payments on equipment note borrowings                  (7,973)                 (7,462)
   Advances from affiliate, net                                    111,136                 245,999
   Proceeds from note payable, bank                              1,289,170                 249,255
   Issuance of common stock                                          1,057                    --
                                                               -----------             -----------

                Net cash provided by financing activities        1,293,597                 423,764
                                                               -----------             -----------

INCREASE (DECREASE) IN CASH                                          7,528                  (1,228)

CASH , JANUARY 1,                                                    3,782                   5,010
                                                               -----------             -----------

CASH, DECEMBER 31,                                             $    11,310             $     3,782
                                                               ===========             ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for interest                      $   190,000             $   145,000
                                                               ===========             ===========



                        See Notes to Financial Statements

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994



NOTE 1.   CONTINUITY OF BUSINESS AND BUSINESS COMBINATION

               On September 13, 1995, Judge Computer Corporation ("Judge") and DataImage, Inc. ("DataImage") signed a Letter of Intent which contemplated the merger of Judge into DataImage, Inc. with the current Judge shareholders acquiring the majority ownership position in DataImage. DataImage develops and markets standardized and custom software products and systems for the mass storage, electronic management and retrieval of information.

               On December 1, 1995, Judge Computer Corporation and DataImage, Inc. executed an Agreement and Plan of Merger ("The Merger Agreement"). The Merger Agreement provides for each DataImage shareholder to receive one share of new Common Stock in the surviving corporation (DataImage) in exchange for every 31.960868 shares of outstanding DataImage Common Stock. Each holder of Judge Common Stock was to receive shares of Common Stock of the surviving corporation. The number of shares of surviving corporation Common Stock to be received by Judge shareholders was to vary depending upon the number of shares of Judge Series A Preferred Stock (Notes 9 and 15) to be acquired by investors in a contemplated private placement to be conducted by Judge prior to the closing (Note 15). The ratios ranged from 2.582 shares of Judge Common Stock for one share of surviving corporation (DataImage, Inc.) Common Stock (if the minimum amount of $600,000 was to be raised), to 3.074 to one (if the maximum amount of $1,500,000 was to be raised). Dividends on the Judge Series A Preferred Stock are to accrue and cumulate at an annual rate of 7% on the stated value of the Series A Preferred, provided that at least $1,000,000 of shares were to be sold in the contemplated private placement. Additionally, each share of Judge Series A Preferred Stock issued in the Judge private placement was to receive one share of Series A of the surviving corporation. The shares were to be convertible into one share of surviving corporation Common at any time and to require mandatory conversion at time of a public offering in excess of $5 million. The stock also has specific antidilution, demand and piggy-back registration rights.


               The net effect of the above transactions was to have outstanding shares of Judge Common Stock and Judge Series A Preferred Stock converted into approximately 95% of the voting capital of the surviving corporation. As a result, the business combination was to be accounted for as a "reverse acquisition" whereby Judge, in substance, was to acquire DataImage, allocating the fair value of Judge stock exchanged over the relative fair value of assets and liabilities of DataImage (assumed to equal its book value) prior to Judge being merged into DataImage (surviving corporation). No value was to be ascribed to DataImage's net loss carryforwards as a result of limitations on these carryforwards subsequent to the change in control. DataImage was to remain a registrant under the Securities and Exchange Commission Rules.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994




NOTE 1.   CONTINUITY OF BUSINESS AND BUSINESS COMBINATION (Continued)

               Judge Series B Preferred Stock (issued subsequent to December 31, 1995 and immediately prior to the Merger) (Note 15) was to be exchanged for shares of the surviving corporations Series B Preferred Stock. This stock was not considered in the 95% control requirement for the former Judge shareholders. The Series B Preferred stockholders were to be entitled to receive a cumulative dividend of 10% per annum; the stock was to be redeemed in part or in full contingent upon the dollar value of the proceeds of any secondary offering of the surviving corporation (Note 15).


               On February 29, 1996, the merger was completed on substantially the same terms and conditions as discussed above. Certain components of shareholders' deficiency in the December 31, 1995 balance sheet have been retroactively restated to reflect the terms of the merger with DataImage, the legally surviving entity.


               Judge and DataImage anticipate that the proposed merger transaction will qualify as a "reorganization" pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Judge and DataImage will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Judge and DataImage further anticipate that no gain or loss will be recognized by Judge or DataImage by reason of the merger.


NOTE 2.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Description of Business

               The Company derives its revenues from computer sales, repairs, maintenance and providing system integration for document management, imaging and workflow, principally in the mid-atlantic region of the Country.

               The Company is a 34% owned subsidiary of Judge, Inc., a Company who, along with its 100% owned subsidiaries, provides engineers and other technical professionals on a temporary and permanent basis. The remaining 66% is owned by individuals who are also shareholders of Judge, Inc.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


NOTE 2. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Property and Equipment and Depreciation and Amortization

               Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the lives of the improvements or the term of the lease.

               Depreciation and amortization related to property and equipment amounted to $37,194 in 1995 and $33,618 in 1994.

          Revenue Recognition and Deferred Revenues

               Revenues are recorded as income in the period in which the merchandise is shipped or the services are rendered. Revenues billed in advance for warranties and maintenance contracts are deferred and recorded as income in the period in which the services are rendered.

          Cash

               The Company maintains its cash balances at financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000 at each institution.

          Inventories

               Inventories of computer and related supplies and equipment held for resale are valued at the lower of cost (first-in, first-out) or market. Included in cost of sales are inventory write-downs of approximately $52,000 and $40,000 for the years ended December 31, 1995 and 1994, respectively.

          Income Taxes

               Deferred taxes are accounted for in accordance with Statement of Financial Accounting Standards ("Statement") No. 109, "Accounting for Income Taxes". The Statement requires the use of the liability method to account for income taxes. Deferred income taxes are provided for the difference between the tax basis of an asset or liability and its reported amount in the financial statements at the currently enacted tax rates that are expected to be in effect when the taxes are actually paid or recovered.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


NOTE 2. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Income Taxes (Continued)

               Deferred income taxes arise principally from temporary differences between financial and income tax reporting, including differences relating to depreciation methods used, amounts recorded for inventory capitalization, the availability of net operating loss carryforwards and certain other differences.

               Deferred income tax assets are reduced by a valuation allowance when, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

          Self-Insurance

               The Company and certain affiliates are self-insured for health care claims for eligible active employees. The affiliated group is liable for aggregate claims up to approximately $310,000 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

          Reclassifications

               Certain items in the 1994 financial statements have been reclassified to conform with the 1995 presentation.

          Management's Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3.   NOTE RECEIVABLE, DATAIMAGE, INC.

               As a condition of the Letter of Intent (Note 1), the Company provided a $50,000 bridge loan, with interest at 11%, to DataImage to fund ongoing operations and working capital requirements through the date of the expected closing. The loan is secured by certain assets of DataImage. As a result of the merger, no interest was charged on this loan.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


NOTE 4.   NOTE PAYABLE, BANK

               During 1995, the Company consolidated its line of credit along with certain affiliated entities' lines into a $5,500,000 line of credit. Outstanding borrowings relating to Judge Computer Corporation at December 31, 1995 were $1,538,425. Interest on the line is prime plus 1% (9.5% at December 31, 1995). Maximum borrowings under the new facility are limited to 80% of qualified accounts receivable, as defined. The line of credit is due in full on May 31, 1997, is collateralized by substantially all of the Company's assets as well as substantially all of Judge, Inc.'s and Judge Technical Services, Inc.'s assets, is personally guaranteed by certain shareholders and certain affiliated companies and is subject to certain financial covenants. In addition, the Company as well as each of its affiliates is jointly and severally responsible for all of the debt outstanding under the line.

               Interest expense for all debt obligations, including equipment notes payable (Note 5), advances from shareholders (Note 6) and related party transactions (Note 7), totaled approximately $191,500 for 1995 and $153,000 for 1994.


NOTE 5.   EQUIPMENT NOTES PAYABLE

               Equipment notes payable consist of various equipment notes payable in monthly installments currently aggregating $1,698, including interest at various rates, through March 2000.

          Annual maturities of equipment notes payable are as follows:


          YEARS ENDING
          DECEMBER 31,                              AMOUNT
          ------------                              ------
             1996                                  $ 15,150
             1997                                    16,472
             1998                                    17,947
             1999                                    18,226
             2000                                       588
                                                   --------

                                                   $ 68,383
                                                   ========

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


NOTE 6.   ADVANCES FROM SHAREHOLDERS

               The Company had advances of $139,906 from individual shareholders at December 31, 1995. The advances have no formal repayment terms. Interest is charged monthly at various rates (from prime plus 1% to a fixed rate of 12%). Interest expense related to these advances was approximately $18,000 in 1995 and $22,000 in 1994.

NOTE 7.   RELATED PARTY TRANSACTIONS

               The Company had advances from Judge, Inc. and Judge Technical Services, Inc. (Note 2) amounting to $1,450,450 at December 31, 1995. These advances accrue interest at prime plus 1% (which interest amounted to approximately $84,000 in 1995 and $110,000 in 1994). No interest was charged on these advances during the second half of 1995. The advances have no formal repayment terms. Subsequent to December 31, 1995, these advances were converted to preferred stock (Notes 1 and 15).

               During 1995, the Company billed a subsidiary of Judge, Inc. for consulting and related technical advisory services in the amount of $480,000. Such amount is included in net revenues in the accompanying statement of operations. During 1995 and 1994, the Company sold approximately $199,400 and $194,000, respectively, of computer related equipment to Judge, Inc. and/or its subsidiaries.

               During 1994, the Company provided certain management and administrative services to Judge, Inc. and certain of Judge, Inc.'s wholly-owned subsidiaries amounting to $402,000. This amount, which has been recorded as a reduction of the Company's general and administrative expenses in 1994, represented a reimbursement to the Company by these affiliates for various general and administrative expenses, including compensation paid to the Company's President. No such compensation or reimbursement related to the Company's President's salary was recorded in the 1995 financial statements.

NOTE 8.   COMMON STOCK

               During 1993, the Company issued warrants to an investment advisor of the Company for the purchase of common stock for the amount of shares necessary to bring such warrant holder's ownership to 2% of the Company, if the warrants were to be exercised. The exercise price of the warrants is par value ($.005). During 1995, 211,327 of common shares were issued relating to such warrants.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


NOTE 8.   COMMON STOCK (Continued)

               Pursuant to an employment agreement dated July 1993 and a subsequent amendment, the Company issued 200,000 shares of common stock to an employee in 1995. Although such shares were not issued until 1995, the calculations of net loss per share for 1995 and 1994 (Note 14) reflect the commitment to issue those shares for those respective years. The Company recorded compensation expense in the amount of $6,000 in 1995 and $ - 0 - in 1994 related to the issuance of such shares.

NOTE 9.   PREFERRED STOCK

               During 1991, the capital structure of the Company was modified to authorize the issuance of 10,000,000 shares of $.10 par value preferred stock. During 1991, $100,000 of debentures and $266,577 of investor loans were converted to 1,000,000 and 2,665,770 shares of preferred stock, respectively.


               Holders of preferred stock were entitled to vote as a single class with the holders of the Company's common stock. In addition, holders of preferred stock were entitled to receive cumulative dividends at the annual rate of $.005 per share. Cumulative dividends in arrears at December 31, 1995 were approximately $74,000. No dividends were declared or paid in 1995 or 1994. Preferred stock were redeemable by the Company at any time for face value plus all accrued but unpaid dividends to the date set for redemption. In addition, preferred stockholders had the right to convert their preferred stock into common stock. Such conversion of the preferred stock into common stock occurred in 1996, immediately prior to the merger with DataImage (see Note 1). Shareholders' deficiency at December 31, 1995 reflects this conversion retroactively.

               Subsequent to December 31, 1995, the Company's Board of Directors resolved to increase the authorized preferred stock by 1,150,000 shares and divide such shares into 1,125,000 shares of Series A Preferred Stock, par value of $.01, and 25,000 shares of Series B Preferred Stock, par value $.01.


NOTE 10.  SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

               During 1995, sales to two customers each exceeded 10% of the Company's revenues and cumulatively totaled $2,071,000 (24% of total sales). At December 31, 1995, trade accounts receivable include $482,000 from these two customers.

               At December 31, 1994, trade accounts receivable include $69,000 from a customer. Sales to this customer exceeded 10% of the Company's 1994 revenues.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994



NOTE 11.  COMMITMENTS

               During 1990, the Company entered into a five-year non-cancelable operating lease, expiring February 15, 1995, for the rental of an office facility. The lease has been extended to February 29, 1997. The Company also leases office space from an affiliated company on a month-to-month basis. The Company paid this affiliate $23,500 in 1995.

               The future annual minimum lease payments, including common area charges, are as follows:

                  YEARS ENDING
                  DECEMBER 31,                               AMOUNT
                  ------------                               ------

                     1996                                   $63,000
                     1997                                    10,500
                                                            -------

                                                            $73,500
                                                            =======

               Rent expense, including common area charges and utilities, was approximately $94,000 for the year ended December 31, 1995 and $74,000 for the year ended December 31, 1994.

NOTE 12.  INCOME TAXES

               The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on January 1, 1993.

               The net deferred tax asset at December 31, 1995 and 1994, includes the following:

                                              1995           1994
                                              ----           ----

           Deferred tax asset               $945,000       $877,000
           Valuation allowance for
             deferred tax asset             (945,000)      (877,000)
                                            --------        -------

                                            $      -       $      -
                                            ========       ========

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


NOTE 12.  INCOME TAXES (Continued)

               The tax effect of major temporary differences that give rise to the Company's net deferred tax asset are as follows:


                                                      1995          1994
                                                      ----          ----

          Net operating loss carryforwards          $934,000      $840,000
          Other                                       11,000        37,000
                                                    --------      --------

                                                    $945,000      $877,000
                                                    ========      ========



               As a result of operating losses, no provision for income taxes was required in 1995 and 1994.

               For income tax reporting purposes, as of December 31, 1995, the Company has unused operating loss carryforwards of approximately $2,335,000, that begin expiring in 2002, and which may be applied against future taxable income.

NOTE 13.  RETIREMENT PLAN

               The Company sponsors a 401(k) retirement plan covering substantially all eligible employees. Employees may contribute a percentage of their pre-tax salary to the Plan. The Company has the option to make a discretionary contribution. During 1995, the Company did not make any discretionary contribution to the Plan. During 1994, the Company recorded a discretionary contribution of $5,000 to the Plan.

NOTE 14.  NET LOSS PER SHARE AMOUNTS


               Net loss per share and fully diluted net loss per share attributable to common shareholders is based on the weighted average number of shares of common stock outstanding during the periods. The assumed conversion of certain convertible preferred stock and certain common stock warrants have not been considered in the calculations of loss per share, since the effect of such conversions/exercise would be antidilutive. The weighted average number of shares outstanding during the years ended December 31, 1995 and 1994 were 2,328,000 and 2,305,000, respectively.

                           JUDGE IMAGING SYSTEMS, INC.
                      (FORMERLY JUDGE COMPUTER CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


NOTE 15.  SUBSEQUENT EVENTS

               As further discussed in Note 1, the Merger transaction with DataImage, Inc. was consummated effective February 29, 1996.


               Subsequent to December 31, 1995, the Company raised approximately $1,097,000 (exclusive of related costs) in a private placement offering of Series A Preferred Stock. 822,628 shares were issued in the offering at a price per share of $1.33. The Preferred A Stock is convertible at the holder's option, and conversion is mandatory at the time of a subsequent public offering of common stock in excess of $5 million dollars. The Preferred Stock carries a cumulative dividend of 7% per year and holders will have a liquidation preference prior to the common stock shareholders and all other existing classes. In the event Judge Imaging Systems, Inc. (the surviving company) has not closed on a subsequent public offering by the eighth anniversary of the merger, then the Company will have the right to redeem the stock.


               Subsequent to December 31, 1995 and at the effective time of the Merger (Note 1), $1,520,000 of advances from Judge, Inc./Judge Technical Services, Inc. were converted into 1,500 shares of Company Series B Preferred Stock (the "shares"). The shares are not convertible, nor do they have any liquidation preference and carry a 10% cumulative annual dividend. Dividend payments are permitted, contingent upon certain profit goals set forth by the Company. Partial and full redemption of the $1,520,000 face amount is permitted, contingent upon the dollar value of proceeds raised in a subsequent public offering. Subsequent to the closing of the Merger, such shares shall be converted into 1,500 shares of Series B Preferred Stock of the surviving corporation from the merger. The surviving corporation shares shall have the same rights and privileges as the predecessor shares, and is mandatorily redeemable.


NOTE 16.  STATEMENTS OF CASH FLOWS

          Supplemental Disclosure of Noncash Financing Transactions:

               During 1995, the Company entered into certain financing arrangements for the purchase of property and equipment in the amount of approximately $71,000.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Judge Group's Amended and Restated Articles of Incorporation provide that no director or officer of Judge Group shall be personally liable for monetary damages except to the extent that by law a director's liability for monetary damages may not be limited. The effect of this provision is to prevent Judge Group and its shareholders (through shareholder derivative suits on behalf of the Company) from recovering monetary damages against a director for breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). This provision does not, however, exonerate the directors from liability (i) pursuant to any criminal statute, (ii) for the payment of taxes pursuant to federal, state or local law, or (iii) for self-dealing, willful misconduct or recklessness. The By-laws of Judge Group provide for indemnification of the officers and directors of Judge Group to the fullest extent permitted by applicable law. Applicable law permits indemnification for all matters (including those asserted in derivative actions) except for those determined by a court to have constituted willful misconduct or recklessness.

     The Registrant has obtained directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules.

     (a) Exhibits

Exhibit
Number      Description of Document


2.1** Agreement and Plan of Merger, dated as of October 4, 1996, among the Company, Judge Acquisition, Inc. and Judge Imaging Systems, Inc., included as Appendix A to the Proxy Statement/Prospectus hereto.


3.1     Amended and Restated Articles of Incorporation of Judge Group. Exhibit
        3.1 of Judge Group's Registration Statement on Form S-1 (No. 333-13109) (the "Form S-1") is herein incorporated by reference.

3.2 Amended and Restated By-Laws of Judge Group. Exhibit 3.2 of Judge Group's Form S-1 is herein incorporated by reference.

4.1 10% Convertible Senior Subordinated Note Purchase Agreement. Exhibit 4.1 of Judge Group's Form S-1 is herein incorporated by reference.


4.2     Form of Common Stock Certificate for Judge Group Common Shares.
        Exhibit 4.2 of Judge Group's Form S-1 if herein incorporated by reference.


4.3 Fourth Amended and Restated Loan and Security Agreement, dated September 3, 1996, between The Judge Group, Inc. and Midlantic Bank, N.A. Exhibit
        4.3 of Judge Group's Form S-1 is herein incorporated by reference.


5.1**   Opinion of Drinker Biddle & Reath.

8.1**   Tax Opinion of Drinker Biddle & Reath.


10.1 Lease of Two Bala Plaza, Bala Cynwyd, Pennsylvania, dated January 21, 1994, between The Prudential Insurance Company of America, as landlord and Judge, Inc. as tenant. Exhibit 10.1 of Judge Group's Form S-1 is herein incorporated by reference.

10.2 Stock Purchase Agreement by and among The Judge Group, Inc., Berkeley Associates Corporation, Sandy Mayer and Gregory McCartney. Exhibit 10.2 of Judge Group's Form S-1 is herein incorporated by reference.


10.3 Asset Purchase Agreement by and among The Judge Group, Inc. and Systems Automation, Inc. and Edward Haskell. Exhibit 10.3 of Judge Group's
        Form S-1 is herein incorporated by reference.


10.4 1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee Directors. Exhibit 10.4 of Judge Group's Form S-1 is herein incorporated by reference.

10.5 Professional Services Agreement between Merck & Co., Inc. and Judge Technical Services, Inc. Exhibit 10.5 of Judge Group's Form S-1 is herein incorporated by reference.

10.6 Split-dollar Agreement by and between Judge, Inc. and Dennis F. Judge, Trustee of the Irrevocable Agreement of Trust of Martin E. Judge, Jr., Settlor, dated December 28, 1995. Exhibit 10.6 of Judge Group's Form S-1 is herein incorporated by reference.

10.7 Split-dollar Agreement by and between Judge, Inc. and Kathleen Dunn, Trustee of the Irrevocable Agreement of Trust of Michael Dunn, Settlor, dated June 19, 1996. Exhibit 10.7 of Judge Group's Form S-1 is herein incorporated by reference.

10.8 Split-dollar Agreement by and between Judge, Inc. and Ann L. Judge, Trustee of the Irrevocable Agreement of Trust of Martin E. Judge, Jr., Settlor, dated December 20, 1995. Exhibit 10.8 of Judge Group's Form S-1 is herein incorporated by reference.

10.9 Split-dollar Agreement by and between Judge, Inc. and D. Michael Carmody, Trustee of the Irrevocable Agreement of Trust of Michael Dunn, Settlor, dated June 19, 1996. Exhibit 10.9 of Judge Group's Form S-1 is herein incorporated by reference.

10.10 Employment Agreement by and between Judge Computer Corporation and Wendy Greenberg. Exhibit 10.10 of Judge Group's Form S-1 is herein incorporated by reference.


10.11 Employment Agreement by and between Judge Imaging Systems, Inc. and Jeffrey Andrews. Exhibit 10.11 of Judge Group's Form S-1 (No. 333-13109) is herein incorporated by reference.

10.12 Form of Underwriting Agreement between The Judge Group, Inc. and Janney Montgomery Scott, Inc. Exhibit 1.1 of Judge Group's Form S-1 is herein incorporated by reference.



11.1* Statement re computation of per share earnings for Judge Imaging Systems, Inc.



11.2*   Statement re computation of per share earnings for The Judge Group, Inc.



21.1 Subsidiaries of the Company. Exhibit 21.1 of Judge Group's Form S-1 is hereby incorporated by reference.


23.1** Consent of Drinker Biddle & Reath (included in their opinion filed as Exhibits 5.1).


23.2*   Consent of Rudolph, Palitz LLP.


23.3**  Consent of Janney Montgomery Scott Inc.


24.1**  Powers of Attorney.


27.1**  Financial Data Schedule.

99.1*   Form of Judge Imaging Systems, Inc. Proxy Card.

----------
*    Filed herewith.
**   Previously filed.



     (b)  Financial Statement Schedules: None



          All schedules of Judge Group for which provision is made in the applicable accounting regulations of the Commission are not required, are inapplicable or have been disclosed in the notes to the consolidated financial statements and therefore have been omitted.


Item 22.  Undertakings.

      "The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

          "(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3."

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it become effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Bala Cynwyd, Commonwealth of Pennsylvania, on the 23rd day of December, 1996.


                                       THE JUDGE GROUP, INC.


                                       By: /s/ Martin E. Judge, Jr.
                                           ------------------------------------
                                               Martin E. Judge, Jr.
                                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                      Date



 /s/ Martin E. Judge, Jr.
-------------------------------     Chief Executive Officer    December 23, 1996
Martin E. Judge, Jr.                and Chairman of the Board
(Principal Executive Officer)


/s/ Jeffrey J. Andrews
-------------------------------     Chief Financial Officer    December 23, 1996
Jeffrey J. Andrews                  and Treasurer
(Principal Financial
and Accounting Officer)


/s/ Michael A. Dunn
-------------------------------     Executive Vice President   December 23, 1996
Michael A. Dunn                     and Director


/s/ Richard T.  Furlano
-------------------------------     President and Director     December 23, 1996
Richard T.  Furlano

                                  EXHIBIT INDEX

Exhibit
Number    Description of Document
------    -----------------------

11.1 Statement re computation of per share earnings for Judge Imaging Systems, Inc.


11.2 Statement re computation of per share earnings for The Judge Group, Inc.


23.2      Consent of Rudolph, Palitz LLP

99.1      Form of Judge Imaging Systems, Inc. Proxy Card.